As filed with the Securities and Exchange Commission on May 22, 2015

Registration No. 333-204019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENDURANCE SPECIALTY HOLDINGS LTD.

(Exact name of registrant as specified in its charter)

Bermuda	6331	98-0392908
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Waterloo House

100 Pitts Bay Road

Pembroke HM 08, Bermuda

+1-441-278-0400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

C T Corporation System

111 Eighth Avenue, New York, NY 10011

(212) 590-9070

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

John V. Del Col Daniel S. Lurie Endurance Specialty Holdings Ltd. Waterloo House 100 Pitts Bay Road Pembroke HM 08, Bermuda +1-441-278-0400	Todd E. Freed Richard J. Grossman Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon the satisfaction or waiver of all other conditions to consummation of the merger described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is subject to completion and amendment. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement (of which this joint proxy statement/prospectus forms a part) becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION, DATED MAY 22, 2015

JOINT PROXY STATEMENT/PROSPECTUS

PROPOSED MERGER AND SHARE ISSUANCE—YOUR VOTE IS IMPORTANT

Dear Shareholders:

We are pleased to report that the board of directors of Endurance Specialty Holdings Ltd. (referred to in this joint proxy statement/prospectus as “Endurance”) and the board of directors of Montpelier Re Holdings Ltd. (referred to in this joint proxy statement/prospectus as “Montpelier”) each have unanimously approved the Agreement and Plan of Merger, dated March 31, 2015, among Endurance, Montpelier and Millhill Holdings Ltd., a direct, wholly-owned subsidiary of Endurance (referred to in this joint proxy statement/prospectus as “Merger Sub”), a copy of which is included as Annex A to this joint proxy statement/prospectus (as it may be amended from time to time and which is referred to in this joint proxy statement/prospectus as the “merger agreement”), pursuant to which Montpelier will merge with and into Merger Sub, with Merger Sub surviving the merger as a direct, wholly-owned subsidiary of Endurance (referred to in this joint proxy statement/prospectus as the “merger”).

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each holder of common shares of Montpelier, 1/6 cent par value per share (referred to in this joint proxy statement/prospectus as the “Montpelier common shares”), issued and outstanding immediately prior to such time (other than certain Montpelier common shares which will be canceled as set forth in the merger agreement) will be entitled to receive, with respect to each such Montpelier common share, 0.472 (referred to in this joint proxy statement/prospectus as the “exchange ratio”) of an Endurance ordinary share, par value $1.00 per share (referred to in this joint proxy statement/prospectus as the “Endurance ordinary shares”), together with cash in lieu of fractional Endurance ordinary shares, if any, on the terms of the merger agreement (together, referred to in this joint proxy statement/prospectus as the “merger consideration”). In addition, the merger agreement provides that, following the date of approval of the merger agreement and the agreement required by Section 105 of the Companies Act 1981 of Bermuda, as amended (referred to in this joint proxy statement/prospectus as the “Companies Act”), and attached as Exhibit A to the merger agreement (referred to in this joint proxy statement/prospectus as the “statutory merger agreement”) by the holders of the Montpelier common shares (referred to in this joint proxy statement/prospectus as “Montpelier shareholders”) and prior to the effective time of the merger, Montpelier will, in compliance with Bermuda law, declare and pay, without interest, a special dividend of $9.89 per Montpelier common share (referred to in this joint proxy statement/prospectus as the “special dividend”) to the holders of record of issued and outstanding Montpelier common shares as of a record date for the special dividend to be set by the Montpelier board of directors in consultation with Endurance. The declaration and payment of the special dividend is contingent upon the approval of the merger agreement, the statutory merger agreement and the merger by the requisite vote of Montpelier shareholders and the approval of the issuance of Endurance ordinary shares to Montpelier shareholders as merger consideration (referred to in this joint proxy statement/prospectus as the “Endurance share issuance”) by the requisite vote of the holders of Endurance ordinary shares (referred to in this joint proxy statement/prospectus as “Endurance shareholders”).

Montpelier common shares currently trade on the New York Stock Exchange (referred to in this joint proxy statement/prospectus as the “NYSE”) under the symbol “MRH” and the Bermuda Stock Exchange (referred to in this joint proxy statement/prospectus as the “BSX”) under the symbol “MRH.BH” and Montpelier’s 8.875% non-cumulative preferred shares Series A (referred to in this joint proxy statement/prospectus as the “Montpelier preferred shares”) are currently traded on the NYSE under the symbol “MRHpA” and on the BSX under the symbol “MRHPFD.BH”. Endurance ordinary shares currently trade on the NYSE under the symbol “ENH”. The Endurance ordinary shares being registered pursuant to the registration statement on Form S-4 (of which this joint proxy statement/prospectus forms a part) will be listed on the NYSE. On May 21, 2015, the most recent practicable trading day prior to the printing of this joint proxy statement/prospectus, the closing price of Endurance ordinary shares was $62.43 per share and the closing price of Montpelier common shares was $38.90 per share. The value of the merger consideration will fluctuate with changes in the market price of

Endurance ordinary shares. We urge you to obtain current market quotations for Endurance ordinary shares and for Montpelier common shares. Upon completion of the merger, former Montpelier shareholders are expected to own approximately 32% of the Endurance ordinary shares outstanding immediately after the merger, based on the number of Endurance ordinary shares outstanding as of March 31, 2015, the date of the execution of the merger agreement. The merger is generally intended, for U.S. federal income tax purposes, to be tax free to Montpelier shareholders, other than with respect to any cash received in lieu of fractional Endurance ordinary shares, and the Montpelier shareholders generally will be subject to tax upon the receipt of cash pursuant to the special dividend.

This document is also a joint proxy statement of Endurance and Montpelier for use in soliciting proxies for the respective special general meetings of shareholders of each company. At the special general meeting of Endurance shareholders (referred to in this joint proxy statement/prospectus as the “Endurance special general meeting”), Endurance shareholders will vote on the proposal to approve the Endurance share issuance. Under the rules of the NYSE, Endurance is required to obtain shareholder approval for the Endurance share issuance. At the special general meeting of Montpelier shareholders (referred to in this joint proxy statement/prospectus as the “Montpelier special general meeting”), Montpelier shareholders will vote on, among other things, the proposal to approve the merger agreement, the statutory merger agreement and the merger. Under the Companies Act and the merger agreement, the approval of Montpelier shareholders of the merger agreement, the statutory merger agreement and the merger must be obtained before the merger can be consummated.

The Endurance special general meeting will be convened on June 30, 2015, at 10:30 a.m., local time, at the principal executive offices of Endurance located at Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda. At the Endurance special general meeting, Endurance shareholders will be asked to vote on, among other things, the Endurance share issuance. The Endurance board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger and the Endurance share issuance and determined that it is advisable and in the best interests of Endurance to enter into the merger agreement and to consummate the transactions contemplated thereby substantially on the terms set forth therein. The Endurance board of directors unanimously recommends that Endurance shareholders vote “FOR” the approval of the Endurance share issuance; and “FOR” the adjournment of the Endurance special general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Endurance share issuance.

The Montpelier special general meeting will be convened on June 30, 2015, at 10:30 a.m., local time, at the principal executive offices of Montpelier located at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda. At the Montpelier special general meeting, Montpelier shareholders will be asked to vote on, among other things, the approval of the merger agreement, the statutory merger agreement and the merger. The Montpelier board of directors has unanimously approved the merger agreement and the statutory merger agreement and determined that the merger agreement, the statutory merger agreement and the transactions contemplated by them, including the merger, are advisable and in the best interests of Montpelier and its shareholders. The Montpelier board of directors unanimously recommends that Montpelier shareholders vote “FOR” the approval of the merger agreement, the statutory merger agreement and the merger; “FOR” the approval, on a non-binding advisory basis, of the compensation that may be paid or become payable to Montpelier’s named executive officers that is based on or otherwise related to the merger; and “FOR” the adjournment of the Montpelier special general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement, the statutory merger agreement and the merger.

This joint proxy statement/prospectus is an important document containing answers to frequently asked questions and a summary description of the merger, followed by more detailed information about Endurance, Montpelier, the merger, the merger agreement, the statutory merger agreement and the other matters to be voted upon by Endurance shareholders and Montpelier shareholders as part of the special general meetings. We urge you to read this document and the documents incorporated by reference into this document carefully and in their entirety. In particular, you should consider the matters discussed under the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 25.

We look forward to the successful merger of Endurance and Montpelier.

Sincerely,

John R. Charman	Christopher L. Harris
Chairman and Chief Executive Officer	President and Chief Executive Officer
Endurance Specialty Holdings Ltd.	Montpelier Re Holdings Ltd.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger described in this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This document is dated [●], 2015 and is first being mailed to Endurance shareholders and Montpelier shareholders on or about May 29, 2015.

ENDURANCE SPECIALTY HOLDINGS LTD.

Waterloo House, 100 Pitts Bay Road

Pembroke HM 08, Bermuda

NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS

To Be Held On June 30, 2015

To Endurance Shareholders:

NOTICE IS HEREBY GIVEN that the Endurance special general meeting will be held on June 30, 2015, at 10:30 a.m., local time, at the Endurance offices located at Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda and at any adjournment or postponement thereof.

The Endurance special general meeting will be held for Endurance shareholders to consider and vote on the following proposals:

1.	to approve the Endurance share issuance pursuant to the merger agreement; and

2.	to approve the adjournment of the Endurance special general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Endurance share issuance.

Consummation of the merger is conditional on, among other things, the approval of proposal 1 above, but is not conditional on the approval of proposal 2 above.

This joint proxy statement/prospectus describes the proposals listed above in more detail. Please refer to the attached document, including the merger agreement and all other annexes and any documents incorporated by reference, for further information with respect to the business to be transacted at the Endurance special general meeting. You are encouraged to read the entire document carefully before voting. In particular, you should consider the matters discussed under the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 25.

The Endurance board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger and the Endurance share issuance, and determined that it is advisable and in the best interests of Endurance to enter into the merger agreement and to consummate the transactions contemplated thereby substantially on the terms set forth therein. The Endurance board of directors unanimously recommends that Endurance shareholders vote “FOR” the approval of the Endurance share issuance; and “FOR” the adjournment of the Endurance special general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Endurance share issuance.

The Endurance board of directors has fixed the close of business on May 26, 2015, as the record date for determination of Endurance shareholders entitled to receive notice of, and to vote at, the Endurance special general meeting or any adjournments or postponements thereof. Only holders of record of Endurance ordinary shares at the close of business on the record date are entitled to receive notice of, and to vote at, the Endurance special general meeting.

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF ENDURANCE ORDINARY SHARES THAT YOU OWN. The merger between Endurance and Montpelier cannot be completed without the approval of the Endurance share issuance by the affirmative vote, in person or by proxy, of a majority of the votes cast at the Endurance special general meeting in favor of the Endurance share issuance by Endurance shareholders entitled to vote on the proposal on the record date. Without approval of the Endurance share issuance, the merger will not be completed.

Whether or not you expect to attend the Endurance special general meeting in person, we urge you to submit a proxy to have your Endurance ordinary shares voted as promptly as possible by either: (1) visiting the web site address shown on your proxy card; (2) dialing 1-800-652-8683 and listening for further directions; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your Endurance ordinary shares may be represented and voted at the Endurance special general meeting. If your Endurance ordinary shares are held in an account at a brokerage firm, bank, broker-dealer, or other nominee, please follow the instructions on the voting instruction card furnished by the such brokerage firm, bank, broker dealer or other nominee, as appropriate.

Pursuant to the amended and restated bye-laws of Endurance (referred to in this joint proxy statement/prospectus as the “Endurance bye-laws”), for the votes represented by your proxy to be counted at the Endurance special general meeting, your proxy must be received at least one hour before the Endurance special general meeting. Up to one hour prior to the Endurance special general meeting, your proxy may be revoked by written notice to John V. Del Col, Secretary of Endurance, by a duly executed proxy bearing a later date or by voting in person at the Endurance special general meeting. In the event you decide to attend the Endurance special general meeting in person, you may, if you desire, revoke your proxy by voting your Endurance ordinary shares in person at the special general meeting. You may obtain directions to be able to attend the Endurance special general meeting and vote in person by contacting Investor Relations, Endurance Specialty Holdings Ltd., Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda.

If you have any questions concerning the Endurance share issuance or the other transactions contemplated by the merger agreement or this joint proxy statement/prospectus, would like additional copies or need help voting your Endurance ordinary shares, please contact Endurance’s proxy solicitor:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

(800) 248-7690

By order of the Board of Directors

John V. Del Col Executive Vice President, General Counsel & Corporate Secretary

MONTPELIER RE HOLDINGS LTD.

Montpelier House, 94 Pitts Bay Road

Pembroke HM 08, Bermuda

NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS

To Be Held On June 30, 2015

To Montpelier Shareholders:

Notice is hereby given that the Montpelier special general meeting will be held on June 30, 2015, beginning at 10:30 a.m., local time, at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda, unless postponed to a later date.

The Montpelier special general meeting will be held for Montpelier shareholders to consider and vote on the following proposals:

1.	to approve (a) the merger agreement, (b) the statutory merger agreement and (c) the merger;

2.	to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Montpelier’s named executive officers that is based on or otherwise related to the merger; and

3.	to approve the adjournment of the Montpelier special general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement, the statutory merger agreement and the merger.

Consummation of the merger is conditional on, among other things, the approval of proposal 1 above, but is not conditional on the approval of proposals 2 and 3 above.

Pursuant to the terms of the merger agreement, upon the consummation of the merger, each outstanding Montpelier common share will be converted into the right to receive the merger consideration.

In addition, the merger agreement provides that, following the date of approval of the merger agreement by Montpelier shareholders and prior to the effective time of the merger, Montpelier will, in compliance with Bermuda law, declare and pay, without interest, the special dividend to the holders of record of issued and outstanding Montpelier common shares as of a record date to be set by the Montpelier board of directors in consultation with Endurance.

Under Bermuda law, in the event of a merger of a Bermuda company with another company, any shareholder of the Bermuda company is entitled to receive fair value for its shares. The Montpelier board of directors considers the fair value of each Montpelier common share, taking into account the payment of the special dividend immediately prior to the effective time of the merger, to be the merger consideration. Any Montpelier shareholder who is not satisfied that it has been offered fair value for its Montpelier common shares, and whose Montpelier common shares are not voted in favor of the approval of the merger agreement, the statutory merger agreement and the merger, may exercise its appraisal rights under the Companies Act to have the fair value of its Montpelier common shares appraised by the Supreme Court of Bermuda (referred to in this joint proxy statement/prospectus as the “Bermuda Court”). Any Montpelier shareholder intending to exercise appraisal rights MUST file its application for appraisal of the fair value of its Montpelier common shares with the Bermuda Court within ONE MONTH of the giving of the notice convening the Montpelier special general meeting.

The Montpelier preferred shares will be redeemed in connection with the merger prior to the Montpelier special general meeting for $26.00 per Montpelier preferred share plus all declared and unpaid dividends, if any, without interest, to the date of redemption, in accordance with the certificate of designation of the Montpelier preferred shares (referred to in this joint proxy statement/prospectus as the “Montpelier preferred share redemption”).

This joint proxy statement/prospectus describes the proposals listed above in more detail. Please refer to the attached document, including the merger agreement and all other annexes and including any documents incorporated by reference, for further information with respect to the business to be transacted at the Montpelier special general meeting. You are encouraged to read the entire document carefully before voting. In particular, see the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 25.

The Montpelier board of directors has unanimously approved the merger agreement and the statutory merger agreement and determined that the merger agreement, the statutory merger agreement and the transactions contemplated by them, including the merger, are fair to and in the best interests of Montpelier and the Montpelier shareholders. The Montpelier board of directors recommends that the Montpelier shareholders vote “FOR” the approval of the merger agreement, the statutory merger agreement and the merger; “FOR” the approval, on a non-binding advisory basis, of the compensation that may be paid or become payable to Montpelier’s named executive officers that is based on or otherwise related to the merger; and “FOR” the adjournment of the Montpelier special general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement, the statutory merger agreement and the merger.

The Montpelier board of directors has fixed the close of business on May 26, 2015, as the record date for determination of the Montpelier shareholders entitled to receive notice of, and to vote at, the Montpelier special general meeting or any adjournments or postponements thereof. Only holders of record of Montpelier common shares at the close of business on the record date are entitled to receive notice of, and to vote at, the Montpelier special general meeting.

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF MONTPELIER COMMON SHARES THAT YOU OWN. The merger between Endurance and Montpelier cannot be completed without the approval of the merger agreement, the statutory merger agreement and the merger by the affirmative vote, in person or by proxy, of holders of a majority of the Montpelier common shares entitled to vote as of the record date for the Montpelier special general meeting.

Whether or not you expect to attend the Montpelier special general meeting in person, we urge you to submit a proxy to have your Montpelier common shares voted as promptly as possible by either: (1) logging onto www.investorvote.com/mrh and following the instructions on your proxy card; (2) dialing 1-800-652-VOTE(8683) and listening for further directions; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your Montpelier common shares may be represented and voted at the Montpelier special general meeting. If your Montpelier common shares are held in a brokerage account or in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by the brokerage account administrator or such broker, bank or other nominee, as appropriate.

Pursuant to the amended and restated bye-laws of Montpelier (referred to in this joint proxy statement/prospectus as the “Montpelier bye-laws”), for the votes represented by your proxy to be counted at the Montpelier special general meeting, your proxy must be received before the Montpelier special general meeting. Up to one hour prior to the Montpelier special general meeting, your proxy may be revoked by written notice to Jonathan B. Kim, Secretary of Montpelier, by a duly executed proxy bearing a later date or by voting in person at the Montpelier special general meeting. In the event you decide to attend the Montpelier special general meeting in person, you may, if you desire, revoke your proxy by voting your Montpelier common shares in person at the Montpelier special general meeting. You may obtain directions to be able to attend the Montpelier special general meeting and vote in person by contacting Montpelier at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda.

If you have any questions concerning the merger agreement, the statutory merger agreement, the merger or the other transactions contemplated by the merger agreement or this joint proxy statement/prospectus, would like additional copies or need help voting your Montpelier common shares, please contact Montpelier’s proxy solicitor:

Georgeson Inc.

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

(866) 391-6921

By order of the Board of Directors Jonathan B. Kim Secretary

Pembroke, Bermuda

[●], 2015

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Endurance and Montpelier from documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company’s proxy solicitor at the following addresses and telephone numbers:

For Endurance shareholders:	For Montpelier shareholders:

Georgeson Inc. 480 Washington Boulevard 26th Floor Jersey City, NJ 07310 (800) 248-7690	Georgeson Inc. 1290 Avenue of the Americas 9th Floor New York, NY 10104 (866) 391-6921

If you would like to request any documents, please do so by June 23, 2015, in order to receive them before the special general meetings.

See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 202 for a more detailed description of the information incorporated by reference into this joint proxy statement/prospectus and how you may obtain it.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 (Registration No. 333-204019) filed with the U.S. Securities and Exchange Commission (referred to in this joint proxy statement/prospectus as the “SEC”) by Endurance, constitutes a prospectus of Endurance under the Securities Act of 1933, as amended (referred to in this joint proxy statement/prospectus as the “Securities Act”), with respect to the Endurance ordinary shares to be issued to Montpelier shareholders pursuant to the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both Montpelier and Endurance under the Securities Exchange Act of 1934, as amended (referred to in this joint proxy statement/prospectus as the “Exchange Act”). It also constitutes a notice of meeting with respect to each of the Endurance special general meeting and the Montpelier special general meeting.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [●], 2015, and you should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date. You should also assume that the information incorporated by reference into this joint proxy statement/prospectus is only accurate as of the date of such information.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Endurance has been provided by Endurance and information contained in this joint proxy statement/prospectus regarding Montpelier has been provided by Montpelier.

i

QUESTIONS AND ANSWERS

The following are some questions that you, as an Endurance shareholder or a Montpelier shareholder, may have regarding the merger, the Endurance share issuance and other matters being considered at the Endurance special general meeting and the Montpelier special general meeting, as applicable, and the answers to those questions. Endurance and Montpelier urge you to carefully read the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger, the Endurance share issuance and the other matters being considered at the Endurance special general meeting and the Montpelier special general meeting, as applicable. Additional important information is also contained in the annexes to and the documents incorporated by reference into this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Montpelier, Endurance and Merger Sub have entered into the merger agreement pursuant to which Montpelier will merge with and into Merger Sub, with Merger Sub surviving the merger as a direct, wholly-owned subsidiary of Endurance.

In order to complete the merger, among other conditions, Endurance shareholders must approve the Endurance share issuance, and Montpelier shareholders must approve the merger agreement, the statutory merger agreement and the merger as contemplated by the merger agreement. Endurance and Montpelier are sending you this joint proxy statement/prospectus to ask you to vote in favor of these matters. The Endurance special general meeting will be held on June 30, 2015, at 10:30 a.m., local time and the Montpelier special general meeting will be held on June 30, 2015, at 10:30 a.m., local time, to obtain these approvals and the approval of certain other proposals that are not conditions to the completion of the merger.

In addition, the merger agreement provides that, following the date of approval of the merger agreement and the statutory merger agreement by Montpelier shareholders and prior to the effective time of the merger, Montpelier will, in compliance with Bermuda law, declare and pay, without interest, the special dividend to Montpelier shareholders of record as of a record date for the special dividend to be set by the Montpelier board of directors in consultation with Endurance. The declaration and payment of the special dividend is contingent upon the approval of the merger agreement, the statutory merger agreement and the merger by the requisite vote of Montpelier shareholders and the approval of the Endurance share issuance by the requisite vote of Endurance shareholders.

This joint proxy statement/prospectus, which you should read carefully, contains important information about the merger, the Endurance share issuance and other matters being considered at the special general meetings of shareholders of Endurance and Montpelier.

Q:	When and where are the special general meetings?

A:	The Endurance special general meeting will take place at Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda, on June 30, 2015, at 10:30 a.m., local time, unless postponed to a later date.

The Montpelier special general meeting will take place at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda, on June 30, 2015, at 10:30 a.m., local time, unless postponed to a later date.

Q:	What am I voting on?

A:	At the Endurance special general meeting, Endurance shareholders will be asked to consider and vote on the following proposals:

•	Proposal 1: to approve the Endurance share issuance, which is further described in the sections of this joint proxy statement/prospectus entitled “The Merger” beginning on page 68 and “The Merger Agreement” beginning on page 122; and

•	Proposal 2: to approve the adjournment of the Endurance special general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Endurance share issuance.

At the Montpelier special general meeting, the Montpelier shareholders will be asked to consider and vote on the following proposals:

•	Proposal 1: to approve (a) the merger agreement, which is further described in the sections of this joint proxy statement/prospectus entitled “The Merger” beginning on page 68 and “The Merger Agreement” beginning on page 122 and a copy of which is attached to this joint proxy statement/prospectus as Annex A; (b) the statutory merger agreement, the form of which is attached as Exhibit A to the merger agreement and (c) the merger;

•	Proposal 2: to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Montpelier’s named executive officers that is based on or otherwise related to the merger; and

•	Proposal 3: to approve the adjournment of the Montpelier special general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement, the statutory merger agreement and the merger.

Q:	What are the voting recommendations of the Endurance board of directors?

A:	The Endurance board of directors, in accordance with the Companies Act, has unanimously (i) approved the Endurance share issuance, (ii) determined that the merger agreement and the transactions contemplated by the merger agreement, including the Endurance share issuance, are advisable and in the best interests of Endurance and its shareholders, and (iii) resolved to recommend approval of the Endurance share issuance to Endurance shareholders.

The Endurance board of directors unanimously recommends that Endurance shareholders vote “FOR” the Endurance share issuance and any other proposals to be presented by the Endurance board of directors at the Endurance special general meeting.

See the section of this joint proxy statement/prospectus entitled “The Merger—Recommendation of the Endurance Board of Directors and Reasons for the Merger” beginning on page 75 for a more complete description of the recommendations of the Endurance board of directors.

Q:	What are the voting recommendations of the Montpelier board of directors?

A:	The Montpelier board of directors, in accordance with the Companies Act, has unanimously (i) determined that the merger consideration, taking into account the payment of the special dividend prior to the effective time of the merger, constitutes fair value for each Montpelier common share, (ii) determined that the merger is fair to, and in the best interests of, Montpelier and its shareholders, (iii) approved the merger agreement, the statutory merger agreement and the merger and (iv) resolved to recommend approval of the merger agreement, the statutory merger agreement and the merger to Montpelier shareholders.

The Montpelier board of directors unanimously recommends that Montpelier shareholders vote “FOR” approval of the merger agreement, the statutory merger agreement and the merger and any other proposals to be presented by the Montpelier board of directors at the Montpelier special general meeting.

See the section of this joint proxy statement/prospectus entitled “The Merger—Recommendation of the Montpelier Board of Directors and Reasons for the Merger” beginning on page 78 for a more complete description of the recommendations of the Montpelier board of directors. In considering the recommendations of the Montpelier board of directors, you should be aware that Montpelier’s executive officers and directors may have interests in the merger that are different from, or in addition to, those of Montpelier shareholders generally. See the section of this joint proxy statement/prospectus entitled “The Merger—Interests of Certain Montpelier Persons in the Merger” beginning on page 101.

Q:	What will Montpelier shareholders receive for their shares?

A:	As a result of the merger, all Montpelier common shares will cease to be issued and outstanding and each Montpelier shareholder will be entitled to receive 0.472 of an Endurance ordinary share for each Montpelier common share held by such shareholder, together with cash in lieu of fractional Endurance ordinary shares, if any. In addition, following the date of approval of the merger agreement by the Montpelier shareholders and prior to the effective time of the merger, Montpelier will declare and pay, without interest, the special dividend. The merger consideration and the special dividend together are referred to in this joint proxy statement/prospectus as the “total consideration”.

Based upon the estimated number of Endurance ordinary shares and Montpelier common shares that will be outstanding immediately prior to completion of the merger, we estimate that, upon completion of the merger, Endurance shareholders will hold approximately 68% and Montpelier shareholders will hold approximately 32% of the outstanding Endurance ordinary shares.

See the section of this joint proxy statement/prospectus entitled “The Merger—Effects of the Merger” beginning on page 68 for a complete description of the merger consideration.

Q:	How do Montpelier shareholders calculate the value of the merger consideration?

A:	Because Endurance will deliver a fixed number of Endurance ordinary shares for each Montpelier common share, the value of the merger consideration that Montpelier shareholders will receive in the merger for each Montpelier common share will depend on the price per Endurance ordinary share at the time the merger is completed. That price will not be known at the time of the Endurance special general meeting or the Montpelier special general meeting and may be less than the current price or the price at the time of such special general meetings.

Based on the closing price of $64.30 per Endurance ordinary share on the NYSE, on March 30, 2015, the last trading day before the public announcement of the merger, the portion of the merger consideration consisting of Endurance ordinary shares was valued at approximately $30.35, resulting in an aggregate value of the total consideration of $40.24 per Montpelier common share. Based on the closing price of $62.43 per Endurance ordinary share on the NYSE on May 21, 2015, the most recent practicable trading day prior to the printing of this joint proxy statement/prospectus, the portion of the merger consideration consisting of Endurance ordinary shares was valued at approximately $29.47, resulting in an aggregate value of the total consideration of $39.36 per Montpelier common share.

Q:	What will holders of Montpelier equity awards receive in the merger?

A:	Montpelier Fixed RSUs. Upon completion of the merger, each Montpelier restricted share unit (including any restricted share units held by an executive officer or non-employee director) that is outstanding immediately prior to the completion of the merger that is subject solely to service-based vesting requirements and not performance-based vesting requirements (referred to in this joint proxy statement/prospectus as a “Montpelier Fixed RSU”) will be converted into a service-based restricted share unit, on the same terms and conditions as were applicable to such Montpelier Fixed RSU immediately prior to the completion of the merger, with respect to the number of Endurance ordinary shares (rounded down to the nearest whole ordinary share) equal to the product of (i) the exchange ratio and (ii) the number of Montpelier common shares subject to such Montpelier Fixed RSU immediately prior to the completion of the merger.

Montpelier Variable RSUs. Immediately prior to the completion of the merger, the number of Montpelier common shares subject to each Montpelier restricted share unit that is outstanding immediately prior to the completion of the merger that is not a Montpelier Fixed RSU (referred to in this joint proxy statement/prospectus as a “Montpelier Variable RSU”) will be equal to the greater of (i) the number of Montpelier common shares determined by using Montpelier’s actual performance as of the last completed quarter prior to the completion of the merger, as determined by the Compensation and Nominating Committee of the

Montpelier board of directors prior to the completion of the merger after reasonable consultation with Endurance, and (ii) the target number of Montpelier common shares subject to each such Montpelier Variable RSU. Upon completion of the merger, each Montpelier Variable RSU that is outstanding immediately prior to the completion of the merger (including any Montpelier Variable RSUs held by an executive officer) will be converted into a service-based restricted stock unit, on the same terms and conditions as were applicable to such Montpelier Variable RSU immediately prior to the completion of the merger, with respect to the number of Endurance ordinary shares (rounded down to the nearest whole ordinary share) equal to the product of (x) the exchange ratio and (y) the number of Montpelier common shares subject to such Montpelier Variable RSU immediately prior to the completion of the merger.

Dividend Equivalent Payment. Each holder of a Montpelier Fixed RSU or a Montpelier Variable RSU will be entitled to an amount in cash, without interest, equal to any accrued dividend equivalent payments, plus the special dividend, and any other extraordinary cash dividends that remain unpaid as of immediately prior to the completion of the merger. This payment will be made to each holder promptly following the completion of the merger, but no later than 30 days following the completion of the merger.

Q:	Will the Endurance ordinary shares received at the time of completion of the merger be traded on an exchange?

A:	Yes. It is a condition to the consummation of the merger that the Endurance ordinary shares to be issued to Montpelier shareholders in the merger be authorized for listing on the NYSE, subject to official notice of issuance.

Q:	How will Endurance shareholders be affected by the merger?

A:	Upon completion of the merger, each Endurance shareholder will hold the same number of Endurance ordinary shares that such shareholder held immediately prior to completion of the merger. As a result of the merger, Endurance shareholders will own shares in a larger company with more assets. However, because, in connection with the merger, Endurance will be issuing additional Endurance ordinary shares to Montpelier shareholders in exchange for their Montpelier common shares, each outstanding Endurance ordinary share immediately prior to the merger will represent a smaller percentage of the aggregate number of Endurance ordinary shares outstanding after the merger.

Q:	What are the material U.S. federal income tax consequences of the merger and the special dividend?

A:	Montpelier and Endurance intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (referred to in this joint proxy statement/prospectus as the “Code”), and completion of the merger is conditioned on, among other things, Endurance and Montpelier receiving tax opinions to this effect from their respective counsel, Skadden, Arps, Slate, Meagher & Flom LLP (referred to in this joint proxy statement/prospectus as “Skadden”) and Cravath, Swaine & Moore LLP (referred to in this joint proxy statement/prospectus as “Cravath”). Assuming the merger is so treated, for U.S. federal income tax purposes, a U.S. holder of Montpelier common shares will not recognize gain or loss on the exchange of Montpelier common shares for Endurance ordinary shares, except with respect to any cash received in lieu of fractional Endurance ordinary shares.

The proper U.S. federal income tax treatment of the special dividend is not entirely clear under current law and we are not receiving an opinion of counsel regarding such treatment. We intend to take the position that the special dividend should be treated for U.S. federal income tax purposes as a dividend distribution by Montpelier to the extent of Montpelier’s current and accumulated earnings and profits. However, it is possible that the U.S. Internal Revenue Service (referred to in this joint proxy statement/prospectus as the “IRS”) will seek to treat the special dividend as part of the merger consideration paid by Endurance to Montpelier shareholders.

For a more complete discussion of the U.S. federal income tax consequences of the merger and the special dividend, see the section of this proxy statement/prospectus entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger and the Special Dividend” beginning on page 107.

Q:	When do Endurance and Montpelier expect to complete the merger?

A:	Endurance and Montpelier currently expect to complete the merger by the third quarter of calendar year 2015, subject to receipt of required shareholder approvals and regulatory approvals and subject to the satisfaction or waiver of other conditions. However, neither Endurance nor Montpelier can predict the actual date on which the merger will be completed because completion is subject to conditions beyond each company’s control. See the sections of this joint proxy statement/prospectus entitled “The Merger—Required Regulatory Approvals and No-Objections” beginning on page 115 and “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 123.

Q:	Who can vote at the special general meetings?

A:	All holders of record of Endurance ordinary shares at the close of business on May 26, 2015, the record date for the Endurance special general meeting, are entitled to receive notice of and to vote at the Endurance special general meeting.

All holders of record of Montpelier common shares at the close of business on May 26, 2015, the record date for the Montpelier special general meeting, are entitled to receive notice of and to vote at the Montpelier special general meeting. As a result of the redemption of the Montpelier preferred shares in connection with the merger prior to the Montpelier special general meeting for $26.00 per Montpelier preferred share plus all declared and unpaid dividends, if any, without interest, to the date of the redemption, in accordance with the certificate of designation of the Montpelier preferred shares (referred to in this joint proxy statement/prospectus as the “Montpelier preferred share redemption”), the holders of the Montpelier preferred shares will not be entitled to vote at the Montpelier special general meeting.

Q:	How important is my vote?

A:	Your vote “FOR” the Endurance share issuance at the Endurance special general meeting or “FOR” approval of the merger agreement, the statutory merger agreement and the merger at the Montpelier special general meeting, as applicable, is very important. You are encouraged to submit a proxy as soon as possible.

Subject to the voting cutback provisions contained in bye-law 63 of the amended and restated bye-laws of Endurance (referred to in this joint proxy statement/prospectus as the “Endurance bye-laws”), as further discussed under the section of this joint proxy statement/prospectus entitled “Comparison of Rights of Shareholders of Endurance and Montpelier—Voting Rights” beginning on page 172, approval of the Endurance share issuance requires the affirmative vote, in person or by proxy, of a majority of the votes cast by holders of Endurance ordinary shares entitled to vote on the Endurance share issuance. Any abstention from voting by an Endurance shareholder will have the same effect as a vote against this proposal.

Subject to the voting cutback provisions contained in bye-law 51 of the amended and restated bye-laws of Montpelier (referred to in this joint proxy statement/prospectus as the “Montpelier bye-laws”) and the Montpelier preferred share redemption occurring prior to the Montpelier special general meeting, approval of the merger agreement, the statutory merger agreement and the merger requires the affirmative vote, in person or by proxy, of holders of a majority of the outstanding Montpelier common shares entitled to vote at the Montpelier special general meeting. Any abstention from voting by a holder of Montpelier common shares, the failure of any holders of Montpelier common shares to submit a vote and any broker non-vote will have the same effect as voting against this proposal.

Q:	What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

A:	Shareholder of Record. If your shares are registered directly in your name with Endurance’s or Montpelier’s transfer agent, in each case, Computershare (referred to in this joint proxy statement/prospectus as a “shareholder of record”), you are considered the shareholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization (referred to in this joint proxy statement/prospectus as a

“beneficial owner”), then you are the beneficial owner of shares held in “street name”. The organization holding your account is considered the shareholder of record for purposes of voting at the special general meetings. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials, you will receive a voting instruction form from the organization holding your shares.

See the sections of this joint proxy statement/prospectus entitled “Endurance Special General Meeting” beginning on page 52 and “Montpelier Special General Meeting” beginning on page 58 for additional information on voting procedures.

Q:	How do I vote?

A:	There are four ways to vote at the special general meetings of Endurance and Montpelier:

•	By internet, by visiting the web site address shown on your proxy card, if you requested one.

•	By telephone, using the toll-free telephone number shown on your proxy card, if you requested one.

•	By requesting, completing, signing, dating and mailing your proxy card or voting instruction form.

•	By attending the special general meetings and voting in person.

The telephone and internet voting procedures are designed to authenticate a shareholder’s identity and allow each shareholder to vote the shareholder’s Endurance ordinary shares or Montpelier common shares, as applicable. They will also confirm that a shareholder’s instructions have been properly recorded. Street name holders may vote by telephone or the internet if their bank or broker makes those methods available. If this is the case, the bank or broker will enclose instructions with your proxy information.

Q:	What will happen if I do not vote my shares?

A:	Shareholders of Record. If you are the shareholder of record and you do not vote your shares by proxy card or voting instruction form, by telephone, via the internet or in person at the special general meetings of Endurance and Montpelier, your shares will not be voted at the special general meetings.

Beneficial Owners. If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under the rules of the NYSE, your broker or nominee does not have discretion to vote your shares on non-routine matters such as Endurance Proposal 1 and Montpelier Proposals 1 and 2; however, your broker or nominee does have discretion to vote your shares on routine matters such as Endurance Proposal 2 and Montpelier Proposal 3.

Q:	What if I do not specify how my shares are to be voted?

A:	Endurance Shareholders of Record. If you are a shareholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted in accordance with the recommendation of the Endurance board of directors regarding Proposal 1, Proposal 2 and any other matters properly presented for a vote at the Endurance special general meeting.

Montpelier Shareholders of Record. If you are a shareholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted in accordance with the recommendation of the Montpelier board of directors regarding Proposal 1, Proposal 2, Proposal 3 and any other matters properly presented for a vote at the Montpelier special general meeting.

Q:	What vote is required to approve each proposal?

A:

Proposal	Vote Required “FOR” Approval	Broker Discretionary Voting Allowed

Endurance Proposal No. 1—Endurance share issuance	Majority of votes cast	No

Endurance Proposal No. 2—Approval of adjournment of the Endurance special general meeting	Majority of votes cast	Yes

Montpelier Proposal No. 1—Approval of the merger agreement, statutory merger agreement and merger	Majority of Montpelier common shares entitled to vote	No

Montpelier Proposal No. 2—Approval, on a non-binding advisory basis, of the compensation that may be paid or become payable to Montpelier’s named executive officers	Majority of votes cast	No

Montpelier Proposal No. 3—Approval of adjournment of the Montpelier special general meeting	Majority of votes cast	Yes

Q:	What do I need to do now?

A:	After you have carefully read and considered the information contained or incorporated by reference into this joint proxy statement/prospectus, please submit your proxy via the internet or by telephone in accordance with the instructions set forth on the enclosed proxy card or complete, sign, date and return the enclosed proxy card in the postage-prepaid envelope provided as soon as possible so that your shares will be represented and voted at the Endurance special general meeting or the Montpelier special general meeting, as applicable.

See the sections of this joint proxy statement/prospectus entitled “Endurance Special General Meeting” beginning on page 52 and “Montpelier Special General Meeting” beginning on page 58 for additional information on voting procedures.

Q:	How will my proxy be voted?

A:	If you submit your proxy via the internet, by telephone or by completing, signing, dating and returning the enclosed proxy card, your proxy will be voted in accordance with your instructions.

See the sections of this joint proxy statement/prospectus entitled “Endurance Special General Meeting” beginning on page 52 and “Montpelier Special General Meeting” beginning on page 58 for additional information on voting procedures.

Q:	May I vote in person?

A:

Yes. If you are a shareholder of record of Endurance ordinary shares at the close of business on May 26, 2015, or of Montpelier common shares at the close of business on May 26, 2015, you may attend the relevant special general meeting and vote your shares in person, in lieu of submitting your proxy by internet, telephone or by completing, signing, dating and returning the enclosed proxy card. Please note, however, that if a shareholder’s

Endurance ordinary shares or Montpelier common shares, as applicable, are held of record by a broker, bank or other nominee, that shareholder may not vote in person at the relevant special general meeting, unless the shareholder requests and obtains a valid legal proxy from the applicable broker, bank or nominee. Seating is limited and will be provided on a first-come, first-served basis, upon arrival at the Endurance special general meeting and the Montpelier special general meeting.

Q:	What must I bring to attend my special general meeting?

A:	Only shareholders of record as of the applicable record date, beneficial owners as of the applicable record date and holders of valid proxies for the special general meeting may attend the applicable special general meeting. All attendees should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance. The additional items, if any, that attendees must bring depend on whether they are shareholders of record, beneficial owners or proxy holders.

See the sections of this joint proxy statement/prospectus entitled “Endurance Special General Meeting” beginning on page 52 and “Montpelier Special General Meeting” beginning on page 58 for additional information on attending the special general meetings.

Q:	What should I do if I receive more than one set of voting materials for the Endurance special general meeting or the Montpelier special general meeting?

A:	You may receive more than one set of voting materials for the Endurance special general meeting or the Montpelier special general meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your Endurance ordinary shares or Montpelier common shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy or voting instruction card that you receive by following the instructions set forth in each separate proxy or voting instruction card.

Q:	What do I do if I am an Endurance shareholder and I want to revoke my proxy or change my vote?

A:	Endurance shareholders of record may revoke their proxies or change their vote at any time before their Endurance ordinary shares are voted at the Endurance special general meeting in any of the following ways:

•	submitting a written notice of revocation to Endurance Specialty Holdings Ltd., care of Georgeson Inc., 480 Washington Boulevard, 26th floor, Jersey City, NJ 07310, which must be received before their Endurance ordinary shares are voted at the Endurance special general meeting

•	properly submitting a later-dated, new proxy card, which must be received before their Endurance ordinary shares are voted at the Endurance special general meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•	submitting a proxy via internet or by telephone at a later date (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•	by writing a letter delivered to John V. Del Col, Secretary of Endurance, stating that the proxy is revoked; or

•	attending the Endurance special general meeting and voting in person. Attendance at the Endurance special general meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

Pursuant to the Endurance bye-laws, any notice of revocation of an outstanding proxy must be received at least one hour before the commencement of the Endurance special general meeting. Endurance beneficial owners may change their voting instruction only by submitting new voting instructions to the brokers, banks or other nominees that hold their Endurance ordinary shares of record and may not vote in person at the Endurance special general meeting, unless the shareholder requests and obtains a valid legal proxy from the applicable broker, bank or nominee.

See the section of this joint proxy statement/prospectus entitled “Endurance Special General Meeting” beginning on page 52 for additional information.

Q:	What do I do if I am a Montpelier shareholder and I want to revoke my proxy?

A:	Montpelier shareholders of record may revoke their proxies at any time before their Montpelier common shares are voted at the Montpelier special general meeting in any of the following ways:

•	submitting a written notice of revocation to Montpelier at Montpelier Re Holdings Ltd., care of Georgeson Inc., 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, which must be received before their Montpelier common shares are voted at the Montpelier special general meeting;

•	properly submitting a later-dated, new proxy card, which must be received before their Montpelier common shares are voted at the Montpelier special general meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•	submitting a proxy via internet or by telephone at a later date (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•	attending the Montpelier special general meeting and voting in person. Attendance at the Montpelier special general meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

Pursuant to the Montpelier bye-laws, any notice of revocation of an outstanding proxy must be received at least one hour before the commencement of the Montpelier special general meeting. Montpelier beneficial owners may change their voting instruction only by submitting new voting instructions to the brokers, banks or other nominees that hold their Montpelier common shares of record and may not vote in person at the Montpelier special general meeting, unless the shareholder requests and obtains a valid legal proxy from the applicable broker, bank or nominee.

See the section of this joint proxy statement/prospectus entitled “Montpelier Special General Meeting” beginning on page 58 for additional information.

Q:	Should I send in my Montpelier share certificates now?

A:	No. Please DO NOT send your Montpelier share certificates with your proxy card. If the merger is completed, you will receive written instructions for exchanging your share certificates for Endurance ordinary shares shortly after the time the merger is completed.

Q:	Do Montpelier shareholders have appraisal or dissenters’ rights?

A:	Yes. Any Montpelier shareholder who did not vote in favor of the merger at the Montpelier special general meeting may exercise, within one month of the date the notice convening the Montpelier special general meeting is deemed to have been given, appraisal rights under the Companies Act to have the fair value of their Montpelier common shares appraised by the Supreme Court of Bermuda (referred to in this joint proxy statement/prospectus as the “Bermuda Court”), subject to compliance with all of the required procedures, as described in the section of this joint proxy statement/prospectus entitled “The Merger—Dissenting Shares” beginning on page 119.

Q:	What is “householding”?

A:	If you and others who share your mailing address own Endurance ordinary shares or Montpelier common shares through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement from each company whose shares are held in such accounts. This practice, known as “householding” is designed to reduce the volume of duplicate information and reduce printing and postage costs. You may initiate or discontinue householding by contacting your bank or broker.

Q:	How can I find more information about Endurance and Montpelier?

A:	You can find more information about Endurance and Montpelier from various sources described in the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 202.

Q:	Who can answer any questions I may have about the special general meetings or the merger?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or documents incorporated by reference herein, the enclosed proxy card or voting instructions, you should contact:

For Endurance shareholders: Georgeson Inc. 480 Washington Blvd., 26th Floor Jersey City, NJ 07310 (800) 248-7690	For Montpelier shareholders: Georgeson Inc. 1290 Avenue of the Americas, 9th Floor New York, NY 10104 (866) 391-6921

SUMMARY

The following summary highlights selected information described in more detail elsewhere in this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus and may not contain all the information that may be important to you. To understand the transactions and the matters being voted on by Endurance shareholders and Montpelier shareholders at their respective special general meetings more fully, and to obtain a more complete description of the legal terms of the merger agreement, you should carefully read this entire document, including the annexes, and the documents to which Endurance and Montpelier refer you. Each item in this summary includes a page reference directing you to a more complete description of that topic. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 202.

The Parties (see pages 50 and 51)

Endurance

Endurance, a Bermuda exempted company, is a global specialty provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance writes agriculture, casualty and other specialty, professional lines and property, marine and energy lines of insurance and catastrophe, property, casualty, professional lines and specialty lines of reinsurance. The Endurance ordinary shares and Endurance preferred shares are both traded on the NYSE under the symbols “ENH”, “ENHpA” and “ENHpB”, respectively. The principal executive offices of Endurance are located at Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda, and its telephone number is +1-441-278-0400.

Merger Sub

Merger Sub, a Bermuda exempted company, is a direct, wholly-owned subsidiary of Endurance. Merger Sub was formed by Endurance solely in contemplation of the merger, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the merger agreement. Its principal executive offices are located at Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda, and its telephone number is +1-441-278-0400.

Montpelier

Montpelier is an exempted limited liability company incorporated in Bermuda. Through its subsidiaries and affiliates in Bermuda, the United Kingdom and the United States, Montpelier provides customized and innovative insurance and reinsurance solutions to the global market. Through its subsidiaries and affiliates in Bermuda, Montpelier also provides institutional and retail investors with the opportunity to directly invest in global property catastrophe reinsurance risks.

Montpelier common shares are currently traded on the NYSE under the symbol “MRH” and on the BSX under the symbol “MRH.BH” and Montpelier preferred shares are currently traded on the NYSE under the symbol “MRHpA” and on the BSX under the symbol “MRHPFD.BH”. The principal executive offices of Montpelier are located at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda, and its telephone number is +1-441-296-5550.

The Merger (see page 68)

Endurance, Montpelier and Merger Sub have entered into the merger agreement pursuant to which, Montpelier will merge with and into Merger Sub, Merger Sub will survive the merger and continue as a direct, wholly-owned subsidiary of Endurance, the separate corporate existence of Montpelier will cease and Montpelier shareholders will become shareholders of Endurance.

Endurance shareholders are receiving this document in connection with Endurance’s solicitation of proxies for the Endurance special general meeting to vote on, among other things, the proposal to approve the Endurance share issuance pursuant to the merger agreement.

Montpelier shareholders are receiving this document in connection with Montpelier’s solicitation of proxies for the Montpelier special general meeting to vote on, among other things, the proposal to approve the merger agreement, the statutory merger agreement and the merger as contemplated by the merger agreement.

Effects of the Merger (see pages 68 and 129)

Upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the applicable provisions of the Companies Act, at the effective time of the merger, Montpelier will merge with and into Merger Sub, with Merger Sub surviving the merger and continuing as a direct, wholly-owned subsidiary of Endurance.

In structuring the merger as described above, the parties took into account, among other things, the effect of the merger on certain contractual obligations of Endurance and Montpelier, as well as the desire to preserve tax-free reorganization treatment. See the section of this joint proxy statement/prospectus entitled “The Merger—Effects of the Merger” beginning on page 68 for diagrams depicting the structure of the merger described above and the organizational structure of Endurance immediately following the effective time of the merger.

At the effective time of the merger, all Montpelier common shares issued and outstanding immediately prior to the effective time of the merger (other than Montpelier common shares owned by Montpelier as treasury shares and any Montpelier common shares owned by Endurance, Merger Sub or any other direct or indirect wholly-owned subsidiary of Endurance immediately prior to the effective time of the merger, which shares will be canceled and retired automatically and no consideration will be delivered in exchange for such shares) will be converted into the right to receive 0.472 of an Endurance ordinary share, together with cash in lieu of fractional Endurance ordinary shares, if any, and unpaid dividends and distributions, if any, pursuant to the merger agreement.

For more information, see also “The Merger Agreement—Effects of the Merger” beginning on page 129.

The exchange ratio is fixed and will not be adjusted for changes in the market value of Endurance ordinary shares or Montpelier common shares. Because the exchange ratio was fixed at the time the merger agreement was executed and because the market value of Endurance ordinary shares and Montpelier common shares may fluctuate during the pendency of the merger, Montpelier shareholders cannot be sure of the value of the Endurance ordinary shares they will be entitled to receive relative to the value of their Montpelier common shares. See also “Risk Factors—Risks Relating to the Merger” beginning on page 25.

Special Dividend (see page 119)

In addition, following the date of the requisite Montpelier shareholder approval at the Montpelier special general meeting and prior to the effective time of the merger, Montpelier will, in compliance with Bermuda law, declare and pay, without interest, the special dividend to Montpelier shareholders of record as of a record date for the special dividend to be set by the Montpelier board of directors in consultation with Endurance. The declaration and payment of the special dividend is contingent upon the approval of the merger agreement, the statutory merger agreement and the merger by the requisite vote of Montpelier shareholders and the approval of the Endurance share issuance of the requisite vote of Endurance shareholders.

Endurance Special General Meeting (see page 52)

Date, Time and Place. The Endurance special general meeting will be held on June 30, 2015, beginning at 10:30 am., local time at Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda, unless postponed to a later date.

Purpose. The Endurance special general meeting is being held for Endurance shareholders to consider and vote on the following proposals:

•	Proposal 1. To approve the Endurance share issuance pursuant to the merger agreement; and

•	Proposal 2. To approve the adjournment of the Endurance special general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Endurance share issuance.

Record Date; Voting Rights. The record date for the determination of Endurance shareholders entitled to notice of and to vote at the Endurance special general meeting is May 26, 2015. Only Endurance shareholders of record as of the close of business on May 26, 2015 are entitled to notice of, and to vote at, the Endurance special general meeting or any adjournment or postponement of the Endurance special general meeting, so long as such Endurance shareholder’s Endurance ordinary shares remain issued and outstanding on the date of the Endurance special general meeting. The class comprised by Endurance ordinary shares is the only class of share of Endurance entitled to vote at the Endurance special general meeting. Each Endurance ordinary share entitles its holder of record as of the record date to one vote on each proposal presented at the Endurance special general meeting (subject to the voting cutback provisions contained in the Endurance bye-laws).

Vote Required. Subject to the voting cutback provisions contained in bye-law 63 of the Endurance bye-laws, as discussed further in the section of this joint proxy statement/prospectus entitled “Endurance Special General Meeting—Voting Cutback Under the Endurance Bye-Laws” beginning on page 54, the votes required for each proposal are as follows:

•	Proposal 1. The affirmative vote, in person or by proxy, of the holders of a majority of the votes cast on Proposal 1 by Endurance shareholders is the only vote necessary to approve the Endurance share issuance.

•	Proposal 2. The affirmative vote, in person or by proxy, of the holders of a majority of the votes cast on Proposal 2 by Endurance shareholders is the only vote necessary to approve the adjournment of the Endurance special general meeting.

As of the close of business on the record date (as set out above), there were 45,160,146 Endurance ordinary shares issued and outstanding and entitled to notice of, and to vote at, the Endurance special general meeting, held by 203 holders of record. In addition, as of the close of business on the record date (as set out above), Endurance directors and named executive officers, as a group, owned and were entitled to vote 2,347,745 Endurance ordinary shares, being approximately 5.2% of the outstanding Endurance ordinary shares or approximately 10.4% of the votes required for approval of the Proposal 1 above (prior to the application of the voting cutback provisions contained in the Endurance bye-laws). Endurance currently expects that these directors and executive officers will vote their Endurance ordinary shares in favor of the proposal to approve the Endurance share issuance, although none of them has entered into any agreement obligating them to do so.

Montpelier Special General Meeting (see page 58)

Date, Time and Place. The Montpelier special general meeting will be held on June 30, 2015, beginning at 10:30 am., local time, at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda, unless postponed to a later date.

Purpose. The Montpelier special general meeting is being held for Montpelier shareholders to consider and vote on the following proposals:

•	Proposal 1. To approve the merger agreement, the statutory merger agreement and the merger;

•	Proposal 2. To approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Montpelier’s named executive officers that is based on or otherwise related to the merger; and

•	Proposal 3. To approve the adjournment of the Montpelier special general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement, the statutory merger agreement and the merger.

Record Date; Voting Rights. The record date for the determination of Montpelier shareholders entitled to notice of and to vote at the Montpelier special general meeting is May 26, 2015. Only Montpelier shareholders who held Montpelier common shares of record at the close of business on May 26, 2015, are entitled to vote at the Montpelier special general meeting and any adjournment or postponement of the Montpelier special general meeting, so long as such Montpelier shareholder’s Montpelier common shares remain issued and outstanding on the date of the Montpelier special general meeting. Subject to the Montpelier preferred share redemption occurring prior to the Montpelier special general meeting, the class comprised by Montpelier common shares is the only class of share of Montpelier entitled to vote at the Montpelier special general meeting. Each Montpelier common share entitles its holder of record as of the record date to one vote on each proposal presented at the Montpelier special general meeting (subject to the voting cutback provisions contained in the Montpelier bye-laws). The holders of the Montpelier preferred shares will not be entitled to vote at the Montpelier special general meeting as a result of the Montpelier preferred share redemption.

Vote Required. Subject to the voting cutback provisions contained in bye-law 51 of the Montpelier bye-laws, as discussed further in the section of this joint proxy statement/prospectus entitled “Montpelier Special General Meeting—Voting Cutback Under the Montpelier Bye-Laws” beginning on page 62, and the Montpelier preferred share redemption occurring prior to the Montpelier special general meeting, the votes required for each proposal are as follows:

•	Proposal 1. The affirmative vote, in person or by proxy, of the holders of a majority of the outstanding Montpelier common shares entitled to vote at the Montpelier special general meeting is required to approve the merger agreement, the statutory merger agreement and the merger.

•	Proposal 2. The affirmative vote of a majority of the votes cast at the Montpelier special general meeting is required to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Montpelier’s named executive officers that is based on or otherwise related to the merger.

•	Proposal 3. The affirmative vote of a majority of the votes cast at the Montpelier special general meeting is required to approve the adjournment of the Montpelier special general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement, the statutory merger agreement and the merger.

As of the close of business on the record date (as set out above), there were 43,799,253 Montpelier common shares issued and outstanding and entitled to notice of, and to vote at, the Montpelier special general meeting held by 103 holders of record. In addition, as of the close of business on the record date (as set out above), Montpelier directors, executive officers and their affiliates (excluding the supporting shareholders (as defined below)), as a group, owned and were entitled to vote 1,757,716 Montpelier common shares, being approximately 4.0% of the outstanding Montpelier common shares or approximately 8.0% of the votes required for approval of the Proposal 1 above (prior to the application of the voting cutback provisions contained in the Montpelier bye-laws). Montpelier currently expects that these directors and executive officers will vote their Montpelier common shares in favor of the proposal to approve the merger agreement, the statutory merger agreement and the merger, although none of them has entered into any agreement obligating them to do so.

In connection with the merger agreement, on March 31, 2015, Charlesbank Equity Fund VII, Limited Partnership and its affiliated investment funds (collectively referred to in this joint proxy statement/prospectus as the “supporting shareholders”), who hold 5,758,000 Montpelier common shares in the aggregate, entered into the voting agreement (defined on page 23 of this joint proxy statement/prospectus) with Endurance, pursuant to which the supporting shareholders have agreed, subject to certain conditions and the voting cutback provisions contained in bye-law 51 of the Montpelier bye-laws, among other things, to vote (or cause to be voted) their Montpelier common shares in favor of the proposal to approve the merger agreement, the statutory merger agreement and the merger at the Montpelier special general meeting and against certain other transactions.

Recommendation of the Endurance Board of Directors and Reasons for the Merger (see page 75)

The Endurance board of directors unanimously recommends that Endurance shareholders vote “FOR” the approval of the Endurance share issuance.

In the course of reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, including the Endurance share issuance, the Endurance board of directors considered a number of factors in its deliberations. See the section of this joint proxy statement/prospectus entitled “The Merger—Recommendation of the Endurance Board of Directors and Reasons for the Merger” beginning on page  75 for a more complete discussion of these factors.

Recommendation of the Montpelier Board of Directors and Reasons for the Merger (see page 78)

The Montpelier board of directors unanimously recommends that Montpelier shareholders vote “FOR” the approval of the merger agreement, the statutory merger agreement and the merger.

In the course of reaching its decision to approve the merger agreement and the statutory merger agreement and the transactions contemplated by them, including the merger, the Montpelier board of directors considered a number of factors in its deliberations. See the section of this joint proxy statement/prospectus entitled “The Merger—Recommendation of the Montpelier Board of Directors and Reasons for the Merger” beginning on page 78 for a more complete discussion of these factors.

Opinion of Endurance’s Financial Advisor (see page 86)

Endurance retained Morgan Stanley & Co. LLC (referred to in this joint proxy statement/prospectus as “Morgan Stanley”) to act as its financial advisor and to provide a financial opinion in connection with the merger. At the meeting of the Endurance board of directors on March 27, 2015, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Endurance.

The full text of the written opinion of Morgan Stanley, dated as of March 27, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex C. Endurance shareholders are encouraged to read the opinion carefully and in its entirety. The Morgan Stanley opinion was rendered for the benefit of the Endurance board of directors, in its capacity as such, and addressed only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to Endurance as of the date of the opinion. Morgan Stanley’s opinion did not address any other aspect of the merger or related transactions, including the prices at which Endurance ordinary shares will trade following consummation of the merger or at any time, or any compensation or compensation agreements arising from (or relating to) the merger that benefit any of Montpelier’s officers, directors or employees, or any class of such persons. The opinion was addressed to, and rendered for the benefit of, the Endurance board of directors and was not intended to, and does not, constitute advice or a recommendation as to how shareholders of Montpelier or Endurance should vote at the special general meetings of Endurance and Montpelier to be held in connection with the merger or act on any matter with respect to the merger or related transactions. The summary of the opinion of Morgan Stanley set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

Opinion of Montpelier’s Financial Advisor (see page 94)

Montpelier retained Credit Suisse Securities (USA) LLC (referred to in this joint proxy statement/prospectus as “Credit Suisse”) to act as its financial advisor in connection with the merger. On March 30, 2015, at a meeting of the Montpelier board of directors held to evaluate the proposed merger, Credit Suisse rendered to the Montpelier board of directors an oral opinion, confirmed by delivery of a written opinion dated March 31, 2015, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the review undertaken, the total consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to holders of Montpelier common shares (other than the supporting shareholders).

The full text of Credit Suisse’s written opinion, dated March 31, 2015, to the Montpelier board of directors, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Credit Suisse in connection with such opinion, is attached to this joint proxy statement/prospectus as Annex B and is incorporated into this joint proxy statement/prospectus by reference in its entirety. The description of Credit Suisse’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Credit Suisse’s opinion. Credit Suisse’s opinion was provided to the Montpelier board of directors (in its capacity as such) for its information in connection with its evaluation of the fairness of the total consideration from a financial point of view to holders of Montpelier common shares (other than the supporting shareholders) and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger, including the relative merits of the merger as compared to alternative transactions or strategies that might be available to Montpelier or the underlying business decision of Montpelier to proceed with the merger. Credit Suisse’s opinion does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the merger or otherwise.

Interests of Certain Montpelier Persons in the Merger (see page 101)

When considering the recommendation of the Montpelier board of directors with respect to the merger, Montpelier shareholders should be aware that Montpelier’s executive officers and directors may have interests in the merger that are different from, or in addition to, those of Montpelier shareholders more generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. The Montpelier board of directors was aware of these interests during its deliberations on the merits of the merger and in deciding to recommend that Montpelier shareholders vote for the approval of the merger agreement, the statutory merger agreement and the merger at the Montpelier special general meeting. As described in more detail below, these interests potentially include:

•	Acceleration of Vesting of Equity Awards upon Certain Terminations. Montpelier’s executive officers and directors have previously been granted Montpelier Fixed RSUs and Montpelier Variable RSUs under Montpelier’s 2007 Long-Term Incentive Plan (referred to in this joint proxy statement/prospectus as the “2007 LTIP”) and Montpelier’s 2012 Long-Term Incentive Plan (referred to in this joint proxy statement/prospectus as the “2012 LTIP” and, together with the 2007 LTIP, as the “LTIPs”). Under the merger agreement, each Montpelier Fixed RSU and Montpelier Variable RSU outstanding immediately prior to the effective time of the merger will be converted in the merger into (i) a service-based restricted share unit with respect to Endurance ordinary shares (rounded down to the nearest whole Endurance ordinary share) multiplied by the exchange ratio, with any performance goals deemed satisfied at the greater of actual performance as of the last completed quarter prior to the effective time of the merger and target performance after reasonable consultation with Endurance, and (ii) a cash payment, without interest, equal to any accrued dividend equivalent payments, plus the special dividend, and any other extraordinary cash dividends that remain unpaid as of immediately prior to the completion of the merger. The converted restricted share units will generally remain subject to their existing terms and conditions, including applicable service-based vesting conditions, but vesting will accelerate upon a termination of employment or services without cause or due to a constructive termination (each as defined in the LTIPs and referred to in this joint proxy statement/prospectus as a “qualifying termination”) during the two-year period following completion of the merger.

•	Change in Control Termination Benefits. Certain of Montpelier’s executive officers participate in a severance plan (referred to in this joint proxy statement/prospectus as the “severance plan”), which provides severance payments upon a termination without cause or for good reason during the two-year period following a change in control of Montpelier (which will occur upon the completion of the merger). The severance plan provides for a lump-sum cash payment equal to three times, for Mr. Harris, and two times, for each other eligible executive officer, the sum of (i) the executive officer’s then current base salary (or, if greater, the executive officer’s base salary as of the change in control) plus (ii) the executive officer’s highest bonus in respect of the three years completed prior to the change in control.

•	Other Severance Benefits. Certain of Montpelier’s employees, including certain of its executive officers, are entitled to contractual severance payments and benefits and payments pursuant to Montpelier’s severance policies in the event of a termination without cause or, in certain instances, a termination for good reason. The amount of the severance payments differs depending on the executive’s individual service agreement. Executive officers who receive payments under the severance plan are not eligible for other cash severance payments, including notice pay under individual service agreements and severance pursuant to Montpelier’s employee handbooks.

•	2015 Annual Bonus. Eligible Montpelier employees, including the executive officers, will be entitled to a pro-rata cash bonus for 2015 under Montpelier’s 2015 annual bonus plan based on target performance, which will be paid at the same time that annual bonuses are typically paid by Montpelier and subject to continued employment through such payment date. In addition, if an eligible employee experiences a qualifying termination prior to the payment date, the employee will receive the pro-rata bonus for 2015.

•	Indemnification and Exculpation Benefits. Montpelier’s executive officers will be entitled to the indemnification and exculpation benefits in favor of directors and officers of Montpelier described in more detail below.

See the section of this joint proxy statement/prospectus entitled “The Merger—Interests of Certain Montpelier Persons in the Merger” beginning on page 101 for a more detailed description.

Board of Directors and Management of Endurance Following Completion of the Merger (see pages 107 and 142)

The composition of the Endurance board of directors and management will not change as a result of the merger except that, unless the merger agreement is terminated or the consummation of the merger does not occur, Endurance will appoint to its board of directors three persons who were, as of the date of the merger agreement, members of the Montpelier board of directors. The three new directors will be determined and approved by Endurance in its sole discretion and the appointment of such three new directors will be subject to a customary vetting process to ensure, among other things, that such persons qualify as “independent” under the rules of the NYSE.

As of the date of this joint proxy statement/prospectus, Endurance has not made a determination as to which three incumbent Montpelier directors Endurance would appoint to its board of directors.

A description of the provisions of the merger agreement related to the Endurance board of directors and management following the merger is also provided in the sections of this joint proxy statement/prospectus entitled “The Merger—Board of Directors and Management of Endurance Following Completion of the Merger” on page 107 and “The Merger Agreement—Board of Directors and Management of Endurance Following Completion of the Merger” on page 142.

Material U.S. Federal Income Tax Consequences of the Merger and the Special Dividend (see page 107)

Montpelier and Endurance intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code, and completion of the merger is conditioned on, among other things, Endurance and Montpelier receiving tax opinions to this effect from their respective counsel, Skadden and Cravath. Assuming the merger is so treated, for U.S. federal income tax purposes, a U.S. holder of Montpelier shares will not recognize gain or loss on the exchange of Montpelier common shares for Endurance ordinary shares, except with respect to any cash received in lieu of fractional Endurance ordinary shares.

The proper U.S. federal income tax treatment of the special dividend is not entirely clear under current law and we are not receiving an opinion of counsel regarding such treatment. We intend to take the position that the special dividend should be treated for U.S. federal income tax purposes as a dividend distribution by Montpelier to the extent of Montpelier’s current and accumulated earnings and profits. However, it is possible that the IRS will seek to treat the special dividend as part of the merger consideration paid by Endurance to Montpelier shareholders.

For a more complete discussion of the U.S. federal income tax consequences of the merger and special dividend, see the section of this joint proxy statement/prospectus entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger and the Special Dividend” beginning on page 107.

The tax consequences to you of the merger and the special dividend will depend upon the facts of your particular circumstances. Because individual circumstances may differ, Endurance and Montpelier urge you to consult your own tax advisor as to the specific tax consequences of the merger and special dividend to you, including the applicability of U.S. federal, state, local, non-U.S. and other tax laws.

Accounting Treatment of the Merger (see page 115)

Endurance will account for the merger under the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, “Business Combinations” (referred to in this joint proxy statement/prospectus as “ASC 805”), under which the total consideration paid in the merger will be allocated among acquired assets and assumed liabilities based on the fair values of the assets acquired and liabilities assumed. Endurance anticipates that the total consideration paid will exceed the fair value of the acquired assets and liabilities assumed. In such event, the excess will be accounted for as goodwill. Intangible assets with definite lives will be amortized over their estimated useful lives. Goodwill resulting from the merger will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present).

Required Regulatory Approvals and No-Objections (see page 115)

The obligations of Endurance and Montpelier under the merger agreement to effect the merger are conditioned on the receipt of the required regulatory approvals/no-objections from (i) the Bermuda Monetary Authority (referred to in this joint proxy statement/prospectus as the “BMA”), from which all necessary no-objection letters have been received with respect to the merger pursuant to the Insurance Act 1978 and its related regulations, as amended (referred to in this joint proxy statement/prospectus as the “Insurance Act”), the Investment Business Act 2003, as amended (referred to in this joint proxy statement/prospectus as the “Investment Business Act”) and the Exchange Control Act 1972, as amended, and related regulations (referred to in this joint proxy statement/prospectus as the “Exchange Control Act”), (ii) the Prudential Regulation Authority of the United Kingdom (referred to in this joint proxy statement/prospectus as the “PRA”) and (iii) Lloyd’s. Endurance and Montpelier have submitted the regulatory applications for such approvals to the PRA and Lloyd’s. Additionally, the merger is conditioned on the expiration or termination of the applicable waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to in this joint proxy statement/prospectus as the “HSR Act”). Endurance and Montpelier each filed the required notifications with the Antitrust Division of the Department of Justice (referred to in this joint proxy statement/prospectus as the “Antitrust Division”) and the Federal Trade Commission (referred to in this joint proxy statement/prospectus as the “FTC”) on April 16, 2015 and the FTC granted the parties’ request for early termination of the waiting period on April 28, 2015. Endurance and Montpelier have agreed to use their respective reasonable best efforts to promptly take all actions necessary, proper or advisable to cause the conditions to closing of the merger to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by the merger agreement.

Notwithstanding the foregoing, in connection with obtaining a “required regulatory approval”, neither Endurance nor any of its affiliates will be required to litigate any action by or on behalf of a governmental authority seeking to delay, restrain, prevent, enjoin or otherwise prohibit the consummation of the transactions contemplated by the merger agreement, and neither Endurance nor any of its affiliates will be required to agree to take or refrain from taking any action that would be reasonably likely to result, individually or in the aggregate, in a “burdensome condition” (as defined on page 132 of this joint proxy statement/prospectus). In addition, Endurance’s obligations to effect the merger are conditioned on the receipt of the required regulatory approvals without the imposition of a “burdensome condition”.

See the sections of this joint proxy statement/prospectus entitled “The Merger—Required Regulatory Approvals and No-Objections” beginning on page 115, “The Merger Agreement—Efforts to Complete the Merger” beginning on page 132 and “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 123 for a more detailed description of the foregoing obligations.

Treatment of Montpelier Equity Awards

Treatment of Montpelier Fixed RSUs

Upon completion of the merger, each Montpelier Fixed RSU, including any Montpelier Fixed RSUs held by an executive officer or non-employee director, that is outstanding immediately prior to the completion of the merger will be converted into a service-based restricted share unit, on the same terms and conditions as were applicable to such Montpelier Fixed RSU immediately prior to the completion of the merger, with respect to the number of Endurance ordinary shares (rounded down to the nearest whole ordinary share) equal to the product of (i) the exchange ratio and (ii) the number of Montpelier common shares subject to such Montpelier Fixed RSU immediately prior to the completion of the merger.

Treatment of Montpelier Variable RSUs

Immediately prior to the completion of the merger, the number of Montpelier common shares subject to each Montpelier Variable RSU that is outstanding immediately prior to the completion of the merger will be equal to the greater of (i) the number of Montpelier common shares determined by using Montpelier’s actual performance as of the last completed quarter prior to the completion of the merger, as determined by the Compensation and Nominating Committee of the Montpelier board of directors prior to the completion of the merger after reasonable consultation with Endurance, and (ii) the target number of Montpelier common shares subject to each such Montpelier Variable RSU. Upon completion of the merger, each Montpelier Variable RSU that is outstanding immediately prior to the completion of the merger (including any Montpelier Variable RSUs held by an executive officer) will be converted into a service-based restricted share unit, on the same terms and conditions as were applicable to such Montpelier Variable RSU immediately prior to the completion of the merger, with respect to the number of Endurance ordinary shares (rounded down to the nearest whole ordinary share) equal to the product of (x) the exchange ratio and (y) the number of Montpelier common shares subject to such Montpelier Variable RSU immediately prior to the completion of the merger.

Dividend Equivalent Payment

Each holder of a Montpelier Fixed RSU or a Montpelier Variable RSU will be entitled to an amount in cash, without interest, equal to any accrued dividend equivalent payments, plus the special dividend, and any other extraordinary cash dividends that remain unpaid as of immediately prior to the completion of the merger. This payment will be made to each holder promptly following the completion of the merger, but no later than 30 days following the completion of the merger.

Treatment of the Montpelier Preferred Shares (see page 131)

In connection with the merger, the date on which the Montpelier preferred shares become redeemable pursuant to the certificate of designation governing such preferred shares will be accelerated to the effective time of the merger. As a result, Montpelier has determined to exercise its option to redeem all of the outstanding Montpelier preferred shares for $156 million plus all declared and unpaid dividends, without interest, with respect to such preferred shares.

See the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Treatment of the Montpelier Preferred Shares” beginning on page 131 for a more detailed description of the treatment of Montpelier preferred shares.

Listing of Endurance Ordinary Shares; Delisting of Montpelier Common Shares (see page 119)

It is a condition to the consummation of the merger that the Endurance ordinary shares to be issued to Montpelier shareholders in the merger be authorized for listing on the NYSE, subject to official notice of issuance. As a result of the merger and the Montpelier preferred share redemption, Montpelier common shares and Montpelier preferred shares currently listed on the NYSE and the BSX will cease to be listed on the NYSE and the BSX.

Dissenting Shares (see pages 119 and 130)

Under Bermuda law, Montpelier shareholders are entitled to appraisal rights in connection with the merger, pursuant to which those Montpelier shareholders who do not vote in favor of the merger and who are not satisfied they have been offered fair value for their Montpelier common shares will be permitted to apply to the Bermuda Court for an appraisal of their Montpelier common shares within a certain statutory time frame. Endurance shareholders, under Bermuda law, are not entitled to any appraisal or dissenters’ rights with respect to the merger or any of the other transactions contemplated by the merger agreement. See the sections of this joint proxy statement/prospectus entitled “The Merger—Dissenting Shares” beginning on page 119 and “The Merger Agreement—Dissenting Shares” beginning on page 130 for a more detailed description of the appraisal rights available to Montpelier shareholders.

Adverse Recommendation Change; No Solicitations of Takeover Proposals (see page 126)

Each of the Endurance and the Montpelier board of directors may make an “adverse recommendation change” (as defined on page 126 of this joint proxy statement/prospectus) under certain circumstances described in the merger agreement. Montpelier must, however, submit to a vote of Montpelier shareholders at the Montpelier special general meeting the proposal to approve the merger agreement, the statutory merger agreement and the merger (referred to in this joint proxy statement/prospectus as the “Montpelier merger proposal”) and Endurance must submit to a vote of Endurance shareholders at the Endurance special general meeting the proposal to approve the Endurance share issuance (referred to in this joint proxy statement/prospectus as the “Endurance share issuance proposal”), in each case, even if the board of directors of such party makes an adverse recommendation change.

Montpelier has agreed in the merger agreement that it will not, and will cause its subsidiaries and representatives not to, among other things, solicit, initiate or knowingly facilitate or encourage (including by furnishing non-public information) any inquiry or request for information regarding, or the making of any proposal or offer that constitutes or would reasonably be expected to result in, a “takeover proposal” (as defined on page 126 of this joint proxy statement/prospectus) with respect to Montpelier. If Montpelier receives a bona fide written takeover proposal that was first delivered to Montpelier after the date of the merger agreement, that did not result from any breach of Montpelier’s non-solicitation obligations and the Montpelier board of directors determines (i) in good faith, after consultation with its financial advisor and outside legal counsel, that such takeover proposal constitutes, or is reasonably likely to result in, a “superior proposal” (as defined on page 127 of this joint proxy statement/prospectus) and (ii) after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to violate the fiduciary duties of the Montpelier board of directors under Bermuda law, then Montpelier may, subject to certain conditions, furnish or disclose information relating to Montpelier to any person who has made such a takeover proposal and engage in discussions or negotiations with such person with respect to such takeover proposal.

See the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Adverse Recommendation Change; No Solicitation of Takeover Proposals” beginning on page 126.

Conditions to Completion of the Merger (see page 123)

The obligations of Endurance and Montpelier to consummate the merger under the merger agreement are subject to the satisfaction (or waiver by the parties, if permissible under applicable law) of the following conditions:

•	Montpelier having obtained the requisite affirmative vote of its shareholders to approve the Montpelier merger proposal;

•	Endurance having obtained the requisite affirmative vote of its shareholders to approve the Endurance share issuance proposal;

•	the required regulatory approvals and no-objections having been obtained and being in full force and effect and, with respect to Endurance’s obligations, such required regulatory approvals and no-objections having been obtained without the imposition of a “burdensome condition”;

•	there being no restraints (as defined on page 123 of this joint proxy statement/prospectus) enjoining, restraining or otherwise prohibiting the consummation of the merger;

•	the SEC having declared the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, effective under the Securities Act, there being no stop order in effect by the SEC suspending the effectiveness of the registration statement and there being no pending proceedings for that purpose;

•	the Endurance ordinary shares to be issued in connection with the merger having been approved for listing on the NYSE, subject to official notice of issuance;

•	the amount of the special dividend having been funded by Montpelier;

•	with respect to a party’s obligations, subject to the applicable materiality standards provided in the merger agreement, the representations and warranties of the other party in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date (except to the extent expressly made as of an earlier date, in which case, as of such date) and such other party having furnished a certificate signed on behalf of such other party by an officer (or, in the case of Montpelier, an executive officer) of such other party, to that effect;

•	with respect to a party’s obligations, there being no event that has had or would reasonably be expected to have, individually or in the aggregate, a “material adverse effect” (as defined on page 124 of this joint proxy statement/prospectus) on the other party since the date of the merger agreement and such other party having furnished a certificate signed on behalf of such other party by an officer (or, in the case of Montpelier, an executive officer) of such other party, to that effect;

•	with respect to a party’s obligations, the other party having performed or complied in all material respects with the obligations required to be performed or complied with by it under the merger agreement since the date of the merger agreement and such other party having furnished a certificate signed on behalf of such other party by an officer (or, in the case of Montpelier, an executive officer) of such other party, to that effect; and

•	each of Endurance and Montpelier having received a written tax opinion from Endurance’s counsel and Montpelier’s counsel, respectively, in form and substance reasonably satisfactory to Endurance and Montpelier, respectively, dated as of the closing date of the merger, to the effect that, on the basis of certain facts, representations and assumptions set forth or referred to in such opinion, (i) the merger will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Endurance will be treated, in respect of any shareholder who will own after the merger less than 5% of the issued and outstanding Endurance ordinary shares, as a corporation under Section 367(a) of the Code.

See the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 123.

Termination of the Merger Agreement (see page 134)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after receipt of the requisite approvals of the Montpelier shareholders of the Montpelier merger proposal and of the Endurance shareholders of the Endurance share issuance proposal (except as otherwise noted), under any of the following circumstances:

•	by mutual written consent of Endurance and Montpelier;

•	by either Endurance or Montpelier, if the merger has not been consummated by the “walk-away date” (as defined on page 134 of this joint proxy statement/prospectus), as extended in accordance with the provisions described in the merger agreement and on page 134 of this joint proxy statement/prospectus;

•	by either Endurance or Montpelier, if there is any restraint enjoining, restraining or otherwise prohibiting the consummation of the merger, unless such party has not performed, in all material respects, its obligations under the merger agreement;

•	by either Endurance or Montpelier, if (i) at the Montpelier special general meeting (including any adjournment or postponement of such special general meeting) the requisite approval of the Montpelier shareholders of the Montpelier merger proposal has not been obtained or (ii) at the Endurance special general meeting (including any adjournment or postponement of such special general meeting) the requisite approval of the Endurance shareholders of the Endurance share issuance proposal has not been obtained;

•	subject to the applicable requirements and materiality standards provided in the merger agreement, by either Endurance or Montpelier, if the other party has breached any of its representations or warranties, or has failed to perform any of its covenants or agreements, in each case, contained in the merger agreement; or

•	by either Endurance or Montpelier if, prior to obtaining the requisite approval of the other party’s shareholders, the board of directors of such other party makes an adverse recommendation change or publicly proposes to make an adverse recommendation change or, where Montpelier is such other party, if Montpelier materially breaches, or the Montpelier board of directors publicly proposes to materially breach, Montpelier’s non solicitation covenants and agreements.

Expenses and Termination Fee (see page 135)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring or required to incur such fees and expenses. Nothing will relieve any party to the merger agreement from liability for fraud or any willful and material breach of the merger agreement.

Upon termination of the merger agreement, Endurance or Montpelier may be required, in certain circumstances, to pay a termination fee of $73.25 million to the other party, and also reimburse such other party for documented out-of-pocket expenses related to the merger in an amount not to exceed $9.15 million. In addition, upon termination of the merger agreement, Endurance or Montpelier may be required, in certain circumstances, to reimburse such other party for documented out-of-pocket expenses related to the merger in an amount not to exceed $9.15 million.

The Voting Agreement (see page 148)

As an inducement for Endurance to enter into the merger agreement, Endurance entered into a voting agreement with the supporting shareholders dated as of March 31, 2015, a copy of which is included in this joint proxy statement/prospectus as Annex D (referred to in this joint proxy statement/prospectus as the “voting agreement”). Pursuant to the voting agreement, each supporting shareholder has agreed to vote all of its Montpelier common shares (subject to the voting cutback provisions contained in Section 51 of the Montpelier bye-laws, to the extent applicable):

•	in favor of the Montpelier merger proposal;

•	at Endurance’s request, subject to certain limitations, in favor of any proposal that the Montpelier board of directors has (i) determined is designed to facilitate the consummation of the merger, (ii) disclosed the determination provided for in the preceding clause (i) in Montpelier’s proxy materials or other written materials disseminated to Montpelier shareholders and (iii) recommended to be adopted by Montpelier shareholders;

•	against any takeover proposal with respect to Montpelier; and

•	against any amendments to Montpelier’s organizational documents (other than as provided for in the merger agreement) or other proposal or transaction involving Montpelier or any of its subsidiaries, in each case, that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect in any manner the merger or the other transactions contemplated by the merger agreement or change, in any manner, the voting rights of any class of share capital of Montpelier.

As of the close of business on May 26, 2015, the record date for the Montpelier special general meeting, the supporting shareholders owned or controlled in the aggregate 5,758,000 Montpelier common shares, which represented approximately 13.1% of the outstanding Montpelier common shares at that time.

See the section of this joint proxy statement/prospectus entitled “The Voting Agreement” beginning on page 148 for a more detailed description of the voting agreement. A copy of the voting agreement is also attached to this joint proxy statement/prospectus as Annex D. We encourage you to read carefully the voting agreement in its entirety.

Comparison of Rights of Shareholders of Endurance and Montpelier (see page 171)

Montpelier shareholders receiving Endurance ordinary shares upon completion of the merger will have different rights from those to which they are entitled as Montpelier shareholders even though both Montpelier and Endurance are governed by Bermuda law because of differences between the respective governing corporate documents of Montpelier and Endurance. These differences are described in more detail in the section of this joint proxy statement/prospectus entitled “Comparison of Rights of Shareholders of Endurance and Montpelier” beginning on page 171.

RISK FACTORS

In addition to the other information included in and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statements Regarding Forward-Looking Statements”, you should carefully consider the following risk factors. You should also read and consider the risks associated with each of the businesses of Endurance and Montpelier because these risks relate to Endurance following the completion of the merger. Descriptions of some of these risks can be found in Endurance’s and Montpelier’s annual and other reports filed with the SEC at the SEC’s website at http://www.sec.gov. You should also consider the other information in this document and the other documents incorporated by reference into this document. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 202.

Risks Relating to the Merger

The merger is subject to conditions, including certain conditions that may not be satisfied, or satisfied on a timely basis. Failure to complete the merger could have material and adverse effects on Endurance and Montpelier.

The completion of the merger is subject to the satisfaction or waiver of a number of conditions, including the approval by Endurance shareholders of the Endurance share issuance at the Endurance special general meeting and the approval of the merger agreement, the statutory merger agreement and the merger by Montpelier shareholders at the Montpelier special general meeting, which make the completion and timing of the completion of the merger uncertain. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 123 for a more detailed discussion. Also, either Endurance or Montpelier may terminate the merger agreement if the merger has not been completed by October 31, 2015 (or December 31, 2015 if extended in accordance with the merger agreement).

If the merger is not completed on a timely basis, or at all, Endurance’s and Montpelier’s respective ongoing businesses may be adversely affected and, without realizing any of the benefits of having completed the merger, Endurance and Montpelier will be subject to a number of risks, including the following:

•	Endurance and Montpelier may be required to pay their respective costs relating to the merger, such as legal, accounting, financial advisory and printing fees, whether or not the merger is completed;

•	time and resources committed by Endurance’s and Montpelier’s respective management to matters relating to the merger could otherwise have been devoted to Endurance and Montpelier’s existing business or to pursuing other beneficial opportunities;

•	the manner in which brokers, insurers, cedants and other third parties perceive Endurance and Montpelier may be negatively impacted, which in turn could affect the ability of Endurance and Montpelier to compete for or write new business or obtain renewals in the marketplace;

•	Endurance and Montpelier may experience negative reactions from employees;

•	Endurance’s and Montpelier’s ratings may be adversely affected, which could have an adverse effect on their respective businesses, financial condition and operating results;

•	the market price of Endurance ordinary shares or Montpelier common shares could decline to the extent that the current market price reflects a market assumption that the merger will be completed;

•	Endurance and/or Montpelier could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Endurance or Montpelier to perform their respective obligations under the merger agreement; and

•	Endurance or Montpelier may be required, in certain circumstances, to pay a termination fee of $73.25 million and/or out-of-pocket expenses related to the merger up to a cap of $9.15 million to the other party (see the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Expenses and Termination Fee” beginning on page 135).

Additionally, in approving the merger agreement, the Endurance board of directors and the Montpelier board of directors each considered a number of factors and potential benefits. If the merger is not completed, neither Endurance nor Montpelier will realize these and other anticipated benefits of the merger.

The merger agreement contains provisions that limit the ability of Endurance and Montpelier to pursue alternatives to the merger, could discourage a potential competing acquiror of either Endurance or Montpelier from making a favorable alternative transaction proposal and, in specified circumstances, could require Endurance or Montpelier to pay a termination fee of $73.25 million to the other party.

The merger agreement contains certain provisions that restrict Montpelier’s ability to initiate, solicit, knowingly encourage or, subject to certain exceptions, engage in discussions or negotiations with respect to, or approve or recommend, any third-party proposal for an alternative transaction. Further, even if the Endurance board of directors withdraws or qualifies its recommendation with respect to the Endurance share issuance or if the Montpelier board of directors withdraws or qualifies its recommendation with respect to the approval of the merger agreement, the statutory merger agreement and the merger, unless the merger agreement has been terminated in accordance with its terms, Endurance or Montpelier, as the case may be, will still be required to submit each of their merger-related proposals to a vote at their respective special general meetings of shareholders. In some circumstances, upon termination of the merger agreement, a party will be required to pay a termination fee of $73.25 million to the other party and/or the other party’s out-of-pocket expenses related to the merger up to a cap of $9.15 million. See the sections of this joint proxy statement/prospectus entitled “The Merger Agreement—Adverse Recommendation Change; No Solicitation of Takeover Proposals” beginning on page 126, “—Termination of the Merger Agreement” beginning on page 134 and “—Expenses and Termination Fee” beginning on page 135.

These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of Endurance or Montpelier or pursuing an alternative transaction with Endurance or Montpelier from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per share cash or market value than the per share cash or market value proposed to be received or realized in the merger, or might result in a potential third-party acquiror or merger partner proposing to pay a lower price to the shareholders of Endurance or Montpelier than it might otherwise have proposed to pay because of the added expense of the $73.25 million termination fee and/or out-of-pocket expenses that may become payable in certain circumstances.

If the merger agreement is terminated and either Endurance or Montpelier determines to seek another business combination, Endurance or Montpelier, as applicable, may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

Because the exchange ratio is fixed and the market price of Endurance ordinary shares and Montpelier common shares will fluctuate, Montpelier shareholders cannot be sure of the value of the Endurance ordinary shares they will be entitled to receive on the closing date.

Upon completion of the merger, pursuant to the terms of the merger agreement, each Montpelier common share (other than certain Montpelier common shares to be canceled pursuant to the merger agreement) will be converted into the right to receive 0.472 of an Endurance ordinary share. The exchange ratio will not be adjusted for changes in the market price of either Endurance ordinary shares or Montpelier common shares between the date of the merger agreement and completion of the merger. Accordingly, the value of Endurance ordinary shares that Montpelier shareholders will be entitled to receive on the closing date of the merger will depend upon the market price of Endurance ordinary shares on the closing date. As a result, changes in the price of Endurance ordinary shares prior to the closing date of the merger will affect the value of Endurance ordinary shares that Montpelier shareholders will be entitled to receive on the closing date.

The prices of Endurance ordinary shares and Montpelier common shares and, as a result, the value of Endurance ordinary shares that Montpelier shareholders will be entitled to receive pursuant to the merger agreement, have been fluctuating from the date the merger agreement and will fluctuate through the date of the completion of the merger. For example, based on the range of closing prices of Endurance ordinary shares during the period from December 10, 2014, the last full trading day before the initial publication of reports regarding a potential sale process for Montpelier, through May 21, 2015, the most recent practicable trading day prior to the printing of this joint proxy statement/prospectus, the exchange ratio plus the value of the special dividend represented a value ranging from a high of $40.44 to a low of $36.66 for each Montpelier common share. The actual market value of the Endurance ordinary shares received by holders of Montpelier common shares upon completion of the merger may be outside this range. Accordingly, at the time of the Endurance special general meeting and the Montpelier special general meeting, Montpelier shareholders will not know or be able to determine the value of Endurance ordinary shares they may receive upon completion of the merger. For that reason, the market prices of Endurance ordinary shares and Montpelier common shares on the date of the Endurance special general meeting and the Montpelier special general meeting may not be indicative of the value of Endurance ordinary shares that Montpelier shareholders will be entitled to receive upon completion of the merger.

Montpelier’s executive officers and directors may have interests in the merger that are different from, or in addition to, the interests of Montpelier shareholders generally.

Montpelier’s executive officers and directors may have interests in the merger that are different from, or in addition to, those of Montpelier shareholders generally. The executive officers of Montpelier have arrangements with Montpelier that provide for severance, accelerated vesting of certain rights and other benefits if their employment is terminated under certain circumstances following the completion of the merger. Executive officers and directors of Montpelier also have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive completion of the merger. The Montpelier board of directors was aware of these interests during its deliberations on the merits of the merger and in deciding to recommend that Montpelier shareholders vote “FOR” the approval of the merger agreement, the statutory merger agreement and the merger at the Montpelier special general meeting. These interests may cause Montpelier’s directors and executive officers to view the merger differently and more favorably than you may view them. These interests are described in greater detail in the section of this joint proxy statement/prospectus entitled “The Merger—Interests of Certain Montpelier Persons in the Merger” beginning on page 101.

Endurance and Montpelier are subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each party’s business and operations.

In connection with the pendency of the merger, it is possible that some customers, suppliers and other persons with whom Endurance or Montpelier has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Endurance or Montpelier, as the case may be, as a result of the merger, which could negatively affect Endurance’s or Montpelier’s respective revenues, earnings and cash flows, as well as the market price of Endurance ordinary shares or Montpelier common shares, regardless of whether the merger is completed.

Under the terms of the merger agreement, each of Endurance or Montpelier is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures. Such limitations could negatively affect each party’s businesses and operations prior to the completion of the merger.

The merger is subject to the expiration of applicable waiting periods and the receipt of approvals, consents or clearances from domestic and foreign regulatory authorities that may impose conditions that could have an adverse effect on Endurance, Montpelier or the surviving company in the merger or, if not obtained, could prevent completion of the merger.

The merger is conditioned on the receipt or completion of all required authorizations, no-objections, consents, orders and approvals of, or declarations or filings with, and the expiration of waiting periods required by, applicable governmental authorities. If Endurance and Montpelier do not receive these consents and approvals, then Endurance and Montpelier will not be obligated to complete the merger. The insurance, antitrust and other regulatory agencies from which Endurance will seek these approvals generally have broad discretion in administering the applicable governing regulations. As a condition to their approval of the merger contemplated by this joint proxy statement/prospectus, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of Endurance’s business following the completion of the merger. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the completion of the merger or may reduce the anticipated benefits of the combination contemplated by the merger agreement. In addition, Endurance will not be obligated to complete the merger if any such consent or approval imposes a “burdensome condition”. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 123 for a discussion of the conditions to the merger and the section of this joint proxy statement/prospectus entitled “The Merger—Required Regulatory Approvals and No-Objections” beginning on page 115 for a description of the insurance, antitrust or other regulatory consents or approvals necessary in connection with the merger.

Further, no assurance can be given that the required consents and approvals will be obtained or that the required conditions to the merger will be satisfied, and, if all required consents and approvals are obtained and the conditions to the completion of the merger are satisfied, no assurance can be given as to the terms, conditions and timing of the consents and approvals. If Endurance agrees to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any consents or approvals required to complete the merger, these requirements, limitations, additional costs, divestitures or restrictions could adversely affect Endurance’s ability to integrate the operations of Montpelier into Endurance or reduce the anticipated benefits of the merger contemplated by the merger agreement. This could have a material adverse effect on the business, financial condition and results of operations of Endurance and the market value of Endurance ordinary shares following the completion of the merger. In addition, a third party could attempt to intervene in any insurance, antitrust or other regulatory filings made by Endurance or otherwise object to the granting to Endurance of any such insurance, antitrust or other regulatory authorizations, consents, orders or approvals, which may cause a delay in obtaining, or the imposition of material requirements, limitations, costs, divestitures or restrictions on, or the failure to obtain, any such authorizations, consents, orders or approvals.

Under the merger agreement, Endurance and Montpelier have agreed to use their reasonable best efforts to obtain such approvals, consents and clearances and therefore may be required to comply with conditions or limitations imposed by governmental authorities, except to the extent that such condition or limitation would result in or constitute a “burdensome condition”.

The merger will involve substantial costs.

Endurance and Montpelier have incurred and expect to continue to incur substantial costs and expenses relating directly to the merger and the Endurance share issuance, including fees and expenses payable to financial advisors, other professional fees and expenses, insurance premium costs, fees and costs relating to regulatory filings and notices, SEC filing fees, printing and mailing costs and other transaction-related costs, fees and expenses. These costs and expenses will have an adverse effect on the operating results of Endurance and Montpelier.

Any delay in completing the merger may reduce or eliminate the benefits expected to be achieved thereunder.

In addition to the required regulatory approvals, no-objections, consents and clearances, the completion of the merger is subject to a number of other conditions beyond Endurance’s and Montpelier’s control that may prevent, delay or otherwise materially adversely affect such completion. Endurance and Montpelier cannot predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required approvals, consents and clearances could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause Endurance not to realize some or all of the synergies that it expects to achieve if the merger is successfully completed within the expected time frame. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 123.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees which could adversely affect the future business and operations of Endurance.

Endurance and Montpelier are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. Endurance’s success following the completion of the merger will depend in part upon the ability of Endurance to retain key management personnel and other key employees of Endurance and Montpelier. Current and prospective employees of Endurance and Montpelier may experience uncertainty about their roles within Endurance following the completion of the merger, which may have an adverse effect on the ability of Endurance to attract or retain key management and other key personnel. Accordingly, no assurance can be given that Endurance will be able to attract or retain key management personnel and other key employees of Endurance and Montpelier following the completion of the merger to the same extent that Endurance and Montpelier have previously been able to attract or retain their own employees.

Litigation may be filed against Endurance, Merger Sub, Montpelier or their respective boards of directors or officers, which could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.

Lawsuits may be filed against Endurance, Merger Sub, Montpelier or their respective boards of directors or officers in connection with the merger, which could prevent or delay completion of the merger and result in substantial costs to Endurance and Montpelier, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect Endurance’s business, financial condition, results of operations and cash flows following the completion of the merger.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of Endurance following completion of the merger.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Endurance’s actual financial position or results of operations would have been had the pro forma events been completed on the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of Endurance. The preparation of the pro forma condensed combined financial information is based upon available information and certain assumptions and estimates that Endurance and Montpelier currently believe are reasonable. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to allocate the total consideration to Montpelier’s net assets at the effective time of the merger. The total consideration allocation reflected in this joint proxy statement/prospectus is preliminary, and the final allocation of the total consideration will be based upon the actual total consideration and the fair value of the assets and liabilities of Montpelier as of the closing date of the merger. In addition, following the completion of the merger, there may be further refinements of the total consideration allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Unaudited Condensed Consolidated Pro Forma Financial Information” beginning on page 150.

The internal financial forecasts for Endurance and Montpelier included in this joint proxy statement/prospectus reflect management estimates and Endurance’s and Montpelier’s actual performance may differ materially from the internal financial forecasts included in this joint proxy statement/prospectus.

The internal financial forecasts for Endurance and Montpelier included in this joint proxy statement/prospectus are based on assumptions of, and information available to, Endurance and Montpelier, at the time such internal financial forecasts were prepared. Endurance and Montpelier do not know whether the assumptions made will prove correct. Any or all of such information may turn out to be wrong. Such information can be adversely affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are beyond Endurance’s or Montpelier’s control. Further, internal financial forecasts of this type are based on estimates and assumptions that are inherently subject to factors such as company performance, industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of Endurance and Montpelier, respectively, including the factors described under the sections in this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 25 and “Cautionary Statements Regarding Forward-Looking Statements” beginning on page 48, which factors and changes may cause the internal financial forecasts or the underlying assumptions to be inaccurate. As a result of these contingencies, there can be no assurance that the internal financial forecasts of Endurance or Montpelier will be realized or that actual results will not be significantly higher or lower than projected. In view of these uncertainties, the inclusion of the internal financial forecasts of Endurance and Montpelier in this joint proxy statement/prospectus should not be regarded as an indication that the Endurance board of directors, the Montpelier board of directors, Montpelier, Endurance, Merger Sub, Morgan Stanley, Credit Suisse or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.

The internal financial forecasts were prepared for internal use and to assist Montpelier and Endurance with their due diligence investigations and their respective financial advisors with their financial analyses. The internal financial forecasts were not prepared with a view toward public disclosure or toward compliance with generally accepted accounting principles in the United States (referred to in this joint proxy statement/prospectus as “GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Ernst & Young Ltd. and PricewaterhouseCoopers Ltd., Endurance’s and Montpelier’s respective independent registered public accounting firms, have neither examined, compiled nor performed any procedures with respect to the internal financial forecasts.

In addition, the internal financial forecasts have not been updated or revised to reflect information or results after the date the internal financial forecasts were prepared or as of the date of this joint proxy statement/prospectus. Except as required by applicable securities laws, neither Endurance nor Montpelier intends to update or otherwise revise its internal financial forecasts or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. For more information see the sections of this joint proxy statement/prospectus entitled “The Merger—Certain Financial Projections Utilized by the Endurance Board of Directors and Endurance’s Financial Advisor” beginning on page 82 and “The Merger—Certain Financial Projections Utilized by the Montpelier Board of Directors and Montpelier’s Financial Advisor” beginning on page 83.

The fairness opinions obtained by the boards of directors of Endurance and Montpelier from their respective financial advisors will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

Neither the Endurance board of directors nor the Montpelier board of directors has obtained an updated fairness opinion as of the date of this joint proxy statement/prospectus from Morgan Stanley, Endurance’s financial advisor, or Credit Suisse, Montpelier’s financial advisor.

Changes in the operations and prospects of Endurance or Montpelier, general market and economic conditions and other factors that may be beyond the control of Endurance and Montpelier, and on which the fairness opinions were based, may alter the value of Endurance or Montpelier or the price of Endurance ordinary shares or Montpelier common shares by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the dates of such opinions. Neither Endurance nor Montpelier anticipates asking its financial advisors to update their opinions. The opinions are included as Annexes B and C to this joint proxy statement/prospectus. For a description of the opinions that the Endurance board of directors received from its financial advisor and a summary of the material financial analyses it provided to the Endurance board of directors in connection with rendering such opinion, see the section of this joint proxy statement/prospectus entitled “The Merger—Opinion of Endurance’s Financial Advisor” beginning on page 86. For a description of the opinion that the Montpelier board of directors received from its financial advisor and a summary of the material financial analyses it provided to the Montpelier board of directors in connection with rendering such opinion, see the section of this joint proxy statement/prospectus entitled “The Merger—Opinion of Montpelier’s Financial Advisor” beginning on page 94. For a description of the factors considered by the Endurance board of directors in determining to approve the merger agreement, the Endurance share issuance and the merger, see the section of this joint proxy statement/prospectus entitled “The Merger—Recommendation of the Endurance Board of Directors and Reasons for the Merger” beginning on page 75. For a description of the factors considered by the Montpelier board of directors in determining to approve the merger agreement and the merger, see the section of this joint proxy statement/prospectus entitled “The Merger—Recommendation of the Montpelier Board of Directors and Reasons for the Merger” beginning on page 78.

Completion of the merger may trigger change in control or other provisions in certain agreements to which Montpelier is a party.

Montpelier is party to numerous contracts, treaties, agreements, licenses, permits, authorizations and other arrangements that contain provisions giving counterparties certain rights (including, in some cases, termination or acceleration rights) in the event of a “change in control” of Montpelier or its subsidiaries. The definition of “change in control” varies from contract to contract, ranging from a narrow to a broad definition, and, in some cases, the “change in control” provisions may be implicated by the merger. Such agreements include certain of Montpelier’s letter of credit and revolving credit facilities (a termination of which may require cash collateralization of the outstanding letters of credit, prepayment of outstanding loans (including all accrued interest and fees thereon) and an inability to request new loans or letters of credit).

Specifically with regards to Montpelier’s reinsurance arrangements, many in-force reinsurance contracts contain such “change in control” provisions. In addition, many of these reinsurance contracts are annually renewable and, regardless of whether they may be terminated in a change in control, reinsurance cedants may choose not to renew these contracts with Endurance. Termination and failure to renew reinsurance agreements by contractual counterparties could result in a material adverse effect on Endurance’s business, financial condition and operating results.

Additionally, reinsurance cedants may be permitted to cancel contracts on a cut-off or run-off basis, and Montpelier may be required to provide collateral to secure premium and reserve balances or may be required to cancel and commute a contract, subject to an agreement between the parties that may be settled in arbitration. If a contract is canceled on a cut-off basis, Montpelier may be required to return unearned premiums, net of commissions. In addition, contracts may provide cedants with multiple options, such as collateralization or commutation that would be triggered by a change in control. Collateral requirements may take the form of trust agreements or be funded by securities held or letters of credit. Upon commutation, the amount to be paid to settle the liability for gross loss reserves typically would be considered a discount to the financial statement loss reserve value, reflecting the time value of money resident in the ultimate settlement of such loss reserves. In certain instances, contracts contain dual triggers, such as a change in control and a ratings downgrade, both of which must be satisfied for the contractual right to be exercisable.

Whether a cedant would have cancelation rights in connection with the merger depends upon the language of its agreement with Montpelier. Whether a cedant exercises any cancelation rights it has would depend on, among other factors, such ceding company’s views with respect to the financial strength and business reputation of Endurance, the extent to which such cedant currently has reinsurance coverage with Endurance’s affiliates, the prevailing market conditions, the pricing and availability of replacement reinsurance coverage and Endurance’s ratings following the merger. Neither Endurance nor Montpelier can presently predict the effects, if any, if the merger is deemed to constitute a change in control under certain of Montpelier’s contracts and other arrangements, including the extent to which cancellation rights would be exercised, if at all, or the effect on Endurance’s financial condition, results of operations, or cash flows following the merger, but such effect could be material.

Each of Endurance and Montpelier will be exposed to underwriting and other business risks during the period that each party’s business continues to be operated independently from the other.

Until the completion of the merger, each of Endurance and Montpelier will operate independently from the other in accordance with such party’s distinct underwriting guidelines, investment policies, referral processes, authority levels and risk management policies and practices. As a result, during this period, each party may assume risks that Endurance would not have assumed for itself, accept premiums that, in the other party’s judgment, do not adequately compensate it for the risks assumed, make investment decisions that would not adhere to the other party’s investment policies or otherwise make business decisions or take on exposure that, while consistent with their general business approach and practices, are not the same as those of the other party. Significant delays in completing the merger will materially increase the risk that each party will operate its business in a manner that differs from how the business would have been conducted by the other party.

The voting agreement may limit Montpelier’s ability to pursue alternatives to the merger.

The supporting shareholders have signed a voting agreement committing them to vote any shares held by them, of record or beneficially, (i) in favor of the Montpelier merger proposal, (ii) against any takeover proposal with respect to Montpelier, (iii) at Endurance’s request, subject to certain limitations, in favor of any proposal that the Montpelier board of directors has determined is designed to facilitate the consummation of the merger and is recommended to be adopted by Montpelier shareholders and (iv) against any amendments to Montpelier’s organizational documents (other than as provided for in the merger agreement) or other proposal or transaction involving Montpelier or any of its subsidiaries, in each case, that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect in any manner the merger or the other transactions contemplated by the merger agreement or change, in any manner, the voting rights of any class of share capital of Montpelier. Because the supporting shareholders have agreed to vote in favor of approval of the Montpelier merger proposal and against any competing proposals, the voting agreement may have the effect of discouraging any takeover proposal for Montpelier. See the section of this joint proxy statement/prospectus entitled “The Voting Agreement” beginning on page 148 for a discussion of the terms of the voting agreement.

Risks Relating to Endurance after Completion of the Merger

Endurance is expected to incur substantial expenses related to the integration of Montpelier.

Endurance is expected to incur substantial expenses in connection with the integration of the business, policies, procedures, operations, technologies and systems of Montpelier with those of Endurance. There are a large number of systems and functions that must be integrated, including, but not limited to, modelling, management information, accounting and finance, billing, payroll and benefits and regulatory compliance. While Endurance has assumed that a certain level of expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of all of the expected integration expenses. Moreover, many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. These expenses could, particularly in the near term, exceed the savings that Endurance expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings and synergies related to the integration of the businesses following the completion of the merger. These integration expenses likely will result in Endurance taking significant charges against earnings following the completion of the merger, but the amount and timing of such charges are uncertain at present.

Endurance may be unable to successfully integrate the businesses of Endurance and Montpelier and realize the anticipated benefits of the merger.

The merger involves the combination of two companies that currently operate as independent public companies. Endurance will be required to devote significant management attention and resources to integrating the business practices and operations of Endurance and Montpelier. Potential difficulties Endurance may encounter as part of the integration process include, but are not limited to, the following:

•	the inability to successfully combine the businesses of Endurance and Montpelier in a manner that permits Endurance following the completion of the merger to achieve the full synergies anticipated to result from the merger;

•	complexities associated with managing the businesses of Endurance and Montpelier following the completion of the merger, including the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•	integrating the workforces of the two companies while maintaining focus on providing consistent, high quality customer service; and

•	potential unknown liabilities and unforeseen increased expenses or delays associated with the merger, including costs to integrate the two companies that may exceed the anticipated costs that Endurance and Montpelier estimated prior to the execution of the merger agreement.

In addition, Endurance and Montpelier have operated and, until the completion of the merger, will continue to operate independently and may not begin the actual integration process. Although the parties are conducting an integration planning process as permitted by legal restrictions, this process could result in:

•	diversion of the attention of each company’s management; and

•	the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies,

any of which could adversely affect each company’s ability to maintain relationships with customers, suppliers, employees and other constituencies or Endurance’s and Montpelier’s ability to achieve the anticipated benefits of the merger or could reduce each company’s earnings or otherwise adversely affect the business and financial results of Endurance following the completion of the merger.

Endurance shareholders and Montpelier shareholders will have a reduced ownership and voting interest after completion of the merger and will exercise less influence over management.

Endurance shareholders presently have the right to vote on the appointment of members of the Endurance board of directors and on other matters affecting Endurance. Montpelier shareholders presently have the right to vote in the election of the Montpelier board of directors and on other matters affecting Montpelier. Immediately after the merger is completed, it is expected that current Endurance shareholders will own approximately 68% of the Endurance ordinary shares outstanding and current Montpelier shareholders will own approximately 32% of the Endurance ordinary shares outstanding, respectively.

As a result, current Endurance shareholders and current Montpelier shareholders will have less influence on the management and policies of Endurance following the completion of the merger than they now have on the management and policies of Endurance and Montpelier, respectively.

The Endurance ordinary shares to be received by Montpelier shareholders as a result of the merger will have different rights from Montpelier common shares.

Following the completion of the merger, Montpelier shareholders will no longer be shareholders of Montpelier, but will instead be shareholders of Endurance. There will be differences between the current rights of a Montpelier shareholder and the rights to which a Montpelier shareholder will be entitled as an Endurance shareholder following the completion of the merger. See the section of this joint proxy statement/prospectus entitled “Comparison of Rights of Shareholders of Endurance and Montpelier” beginning on page 171 for additional information about the different rights associated with Endurance ordinary shares.

The market price of an Endurance ordinary share may decline in the future as a result of the merger.

Endurance will issue approximately 21.7 million Endurance ordinary shares to Montpelier shareholders in the merger. Upon the receipt of Endurance ordinary shares as consideration in the merger, former holders of Montpelier common shares may seek to sell Endurance ordinary shares delivered to them. Current Endurance shareholders may also seek to sell the Endurance ordinary shares held by them following, or in anticipation of, consummation of the merger. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of Endurance ordinary shares, may affect the market for, and the market price of, Endurance ordinary shares in an adverse manner. None of these Endurance shareholders are subject to a “lock-up” or “market stand off” agreement. These factors are, to some extent, beyond the control of Endurance.

In addition, the market price of an Endurance ordinary share may decline in the future as a result of the merger for a number of reasons, including the unsuccessful integration of Endurance and Montpelier or the failure of Endurance to achieve the perceived benefits of the merger, including financial results and anticipated synergies, as rapidly as or to the extent anticipated by financial or industry analysts. These factors are, to some extent, beyond the control of Endurance.

Endurance’s share price may be negatively impacted by risks and conditions that apply to Endurance, which are different from the risks and conditions applicable to Montpelier.

Upon completion of the merger, Montpelier shareholders will become holders of Endurance ordinary shares. The businesses and markets of Endurance and its subsidiaries and the other companies it may acquire in the future are different from those of Montpelier. There is a risk that various factors, conditions and developments that would not affect the price of a Montpelier common share could negatively affect the price of an Endurance ordinary share. Please see the Endurance Annual Report on Form 10-K for the year ended December 31, 2014, and filed with the SEC on February 27, 2015 (referred to in this joint proxy statement/prospectus as the “Endurance 10-K”) and the Quarterly Report on Form 10-Q filed with the SEC on May 6, 2015 (referred to in this joint proxy statement/prospectus as the “Endurance 10-Q”), as updated by any subsequent Annual Reports on Form 10-K/A, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC, all of which are incorporated by reference in this joint proxy statement/prospectus, and the section of this joint proxy statement/prospectus entitled “Cautionary Statements Regarding Forward-Looking Statements” beginning on page 48 for a summary of some of the key factors that might affect Endurance and the prices at which Endurance ordinary shares may trade from time to time.

The merger may not be accretive and may cause dilution to Endurance’s earnings per share, which may negatively affect the market price of an Endurance ordinary share.

Endurance currently anticipates that the merger will be accretive to earnings per share in 2016, excluding one-time costs. This expectation is based on preliminary estimates which may materially change, including the currently expected timing of the merger. Endurance could also encounter additional merger-related costs or other factors such as a delay in the closing of the merger and/or the failure to realize all of the benefits and synergies anticipated in the merger. All of these factors could cause dilution to Endurance’s earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the market price of an Endurance ordinary share.

Endurance’s future results may suffer if Endurance does not effectively manage its expanded operations following the completion of the merger.

Following the completion of the merger, the size of the business of Endurance will increase beyond the current size of either Endurance’s or Montpelier’s business. Endurance’s future success depends, in part, upon its ability to manage its expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that Endurance will be successful or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the merger.

The merger may result in a ratings downgrade of Endurance or its operating subsidiaries.

Ratings with respect to claims-paying ability and financial strength are important factors in maintaining customer confidence in Endurance and its ability to market insurance and reinsurance products and compete with other insurance and reinsurance companies. Rating organizations regularly analyze the financial performance and condition of insurers and reinsurers. While Endurance anticipates that its financial strength and claims-paying ratings will be affirmed subsequent to the closing of the merger, there is no guarantee that such affirmations will occur. In connection with the completion of the merger, any of these ratings agencies may reevaluate Endurance’s ratings.

Following the merger, any ratings downgrades, or the potential for ratings downgrades, of Endurance or its operating subsidiaries could adversely affect Endurance’s ability to market and distribute products and services and successfully compete in the marketplace, which could have a material adverse effect on its business, financial condition and operating results, as well as the market price for Endurance ordinary shares. For example, a downgrade may increase Endurance’s cost of borrowing, may negatively impact Endurance’s ability to raise additional debt capital, may negatively impact Endurance’s ability to successfully compete in the marketplace and may negatively impact the willingness of counterparties to deal with Endurance, each of which could have a material adverse effect on the business, financial condition and results of operations of Endurance following the merger and the market value of Endurance ordinary shares. In addition, most of the reinsurance contracts of each of Endurance’s and Montpelier’s reinsurance subsidiaries contain provisions that would allow ceding companies to terminate the contract or demand security following a downgrade in financial strength ratings below specified levels by one or more rating agencies. Endurance cannot predict the extent to which this termination right would be exercised, if at all; however, the effect of such termination could have a significant and negative effect on Endurance’s financial condition and results of operations following the merger. Even in the absence of contractual provisions, numerous cedents and brokers prefer to secure coverage or assign preferential allocations to the highest rated reinsurers, and accordingly, any decrease in ratings could adversely affect the ability of the combined company to access the businesses it will seek to underwrite.

Following the merger, Endurance may require additional capital in the future, which may not be available to it on satisfactory terms as a result of the merger, if at all.

Following the merger, Endurance will require liquidity to pay claims, fund its operating expenses, make interest and principal payments on its debt and pay dividends. Any future financing may not be available on terms that are favorable to Endurance, if at all. Markets in the U.S., Europe and elsewhere have experienced extreme volatility and disruption in recent years due to financial stresses that affected the liquidity of the financial markets. These circumstances have at times reduced access to the public and private markets. If Endurance cannot obtain adequate sources of financing on favorable terms, or at all, its business, operating results and financial condition could be adversely affected.

Other Risk Factors of Endurance and Montpelier

Endurance’s and Montpelier’s businesses are and will be subject to the risks described above. In addition, Endurance and Montpelier are, and will continue to be subject to the risks described in the Endurance 10-K, the Endurance 10-Q, the Montpelier Annual Report on Form 10-K for the year ended December 31, 2014, and filed with the SEC on February 25, 2015, as amended by an Annual Report on Form 10-K/A filed with the SEC on March 31, 2015 (together referred to in this joint proxy statement/prospectus as the “Montpelier 10-K”), and the Montpelier Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, and filed with the SEC on May 4, 2015 (referred to in this joint proxy statement/prospectus as the “Montpelier 10-Q”) as updated by subsequent Annual Reports on Form 10-K/A, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. The risks described above and in those filings represent known material risks with respect to Endurance’s and Montpelier’s businesses. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 202 for the location of information incorporated by reference into this joint proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Selected Historical Consolidated Financial Data of Endurance

The following selected historical consolidated statement of operations data and consolidated balance sheet data of Endurance for each of the five years ended December 31, 2014, has been derived from Endurance’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2014, contained in the Endurance 10-K, which is incorporated by reference into this joint proxy statement/prospectus.

The following selected historical consolidated statement of operations data and consolidated balance sheet data of Endurance for each of the three-month periods ended March 31, 2014, and March 31, 2015, has been derived from Endurance’s unaudited consolidated financial statements for such periods contained in the its Quarterly Report on Form 10-Q filed with the SEC on May 12, 2014 and the Endurance 10-Q, respectively, which are incorporated by reference into this joint proxy statement/prospectus. In Endurance’s view, the unaudited consolidated financial statements contained in the Endurance 10-Q include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim financial information for the three-month period ended March 31, 2015. Interim results for the three-month period ended March 31, 2015 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2015.

The information set forth below is only a summary, and is not necessarily indicative of the results of future operations of Endurance, following completion of the merger, and you should read the following information together with Endurance’s audited consolidated financial statements, the related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Endurance 10-K and the Endurance 10-Q, which are incorporated by reference into this joint proxy statement/prospectus. Please see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 202.

	For the three months ended March 31,		For the years ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(U.S. dollars in millions)
Selected Income Statement Data:
Gross premiums written	$1,301.4	$1,157.5	$2,894.1	$2,665.2	$2,549.0	$2,467.1	$2,053.2
Net premiums written	764.9	798.7	1,934.2	2,048.9	2,029.5	1,979.8	1,763.7
Net premiums earned	389.8	396.3	1,864.0	2,016.5	2,013.9	1,931.4	1,741.1
Net investment income	41.9	41.0	131.5	166.2	173.3	147.0	200.4
Net realized and unrealized gains	18.2	4.9	14.3	15.2	72.1	31.7	22.5
Net impairment losses recognized in earnings (losses)	(0.6)	(0.1)	(0.6)	(1.6)	(0.8)	(3.5)	(3.9)
Net losses and loss expenses	171.9	176.9	970.2	1,219.7	1,521.0	1,632.7	1,038.1
Acquisition expenses	82.1	72.2	319.5	304.4	303.2	282.9	264.2
General and administrative expenses	67.1	73.2	313.5	294.9	235.7	264.2	241.9
Net income (loss)	$108.5	$104.5	$348.5	$311.9	$162.5	$(93.7)	$364.7
Preferred dividends	(8.2)	(8.2)	(32.8)	(32.8)	(32.8)	(24.1)	(15.5)
Net income (loss) available (attributable) to common and participating shareholders	$100.3	$96.3	$315.7	$279.2	$129.8	$(117.9)	$349.2

	For the three months ended March 31,		For the years ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(U.S. dollars in millions, except share and per share amounts)
Per Share Data:
Dividends declared and paid per Endurance ordinary share	$0.35	$0.34	$1.36	$1.28	$1.24	$1.20	$1.00
Basic earnings (losses) per Endurance ordinary share	$2.24	$2.17	$7.07	$6.37	$3.00	$(2.95)	$6.73
Diluted earnings (losses) per Endurance ordinary share	$2.23	$2.17	$7.06	$6.37	$3.00	$(2.95)	$6.38
Weighted average number of Endurance ordinary shares outstanding (in millions):
Basic	43.5	43.2	43.4	42.8	42.6	40.2	50.9
Diluted	43.7	43.2	43.4	42.8	42.6	40.2	53.7

	As of March 31,		For the years ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(U.S. dollars in millions, except per share amounts)
Selected Balance Sheet Data:
Cash and investments	$6,556.8	$6,650.7	$6,719.9	$6,574.8	$6,638.9	$6,283.1	$6,187.2
Total assets	10,380.1	9,794.8	9,644.8	8,978.1	8,795.0	8,292.6	7,979.4
Reserve for losses and loss expenses	3,621.7	3,847.8	3,846.9	4,002.3	4,240.9	3,824.2	3,319.9
Reserve for unearned premiums	1,964.3	1,678.2	1,254.5	1,018.9	965.2	932.1	842.2
Debt	527.8	527.5	527.7	527.5	527.3	528.1	528.4
Preferred stock, Series A non-cumulative	8.0	8.0	8.0	8.0	8.0	8.0	8.0
Preferred stock, Series B non-cumulative	9.2	9.2	9.2	9.2	9.2	9.2	—
Total shareholders’ equity	3,274.8	3,001.1	3,185.2	2,886.5	2,710.6	2,611.2	2,848.2
Per Share Data:
Book value per Endurance ordinary share(a)	$65.14	$59.42	$63.38	$56.99	$53.75	$51.48	$57.25
Diluted book value per Endurance ordinary share(b)	$62.79	$57.53	$61.33	$55.18	$52.88	$50.56	$52.74

	For the three months ended March 31,		For the years ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Net loss ratio(c)	44.1%	44.6%	52.1%	60.5%	75.5%	84.6%	59.6%
Acquisition expense ratio(d)	21.1%	18.2%	17.1%	15.1%	15.1%	14.6%	15.2%
General and administrative expense ratio(e)	17.2%	18.5%	16.8%	14.6%	11.7%	13.7%	13.9%

Combined ratio(f)	82.4%	81.3%	86.0%	90.2%	102.3%	112.9%	88.7%

(a)	Book value per Endurance ordinary share is a non-GAAP measure based on total shareholders’ equity, less the $430.0 million (2010: $200.0 million) redemption value of the Endurance preferred shares, divided by basic Endurance ordinary shares outstanding of 43,670,696 at March 31, 2015, 43,268,132 at March 31, 2014, 43,474,259 at December 31, 2014, 43,107,897 at December 31, 2013, 42,431,589 at December 31, 2012, 42,366,873 at December 31, 2011, and 46,258,846 at December 31, 2010.
(b)

Diluted book value per Endurance ordinary share is a non-GAAP measure based on total shareholders’ equity, less the $430.0 million (2010: $200.0 million) redemption value of the Endurance preferred shares, divided by the number of Endurance ordinary shares and Endurance ordinary shares equivalents outstanding at the end of the period, using the treasury stock method. Endurance ordinary share equivalents include options and warrants which are dilutive when the market price of the Endurance ordinary shares exceeds the exercise price of the options or warrants. Diluted Endurance ordinary shares outstanding were 45,305,272 at March 31, 2015, 44,689,997 at March 31, 2014, 44,920,768 at December 31, 2014, 44,518,210 at December 31, 2013, 43,130,075 at December 31, 2012, 43,142,277 at December 31, 2011 and 50,210,614 at December 31, 2010. Endurance believes that this is an effective measure of the per share value of Endurance ordinary shares as it takes into account the effect of all outstanding dilutive securities.
(c)	The net loss ratio is calculated by dividing net losses and loss expenses by net premiums earned.
(d)	The acquisition expense ratio is calculated by dividing acquisition expenses by net premiums earned.
(e)	The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.
(f)	The combined ratio is the sum of the net loss ratio, the acquisition expense ratio and the general and administrative expense ratio. Endurance’s historical combined ratio may not be indicative of future underwriting performance.

Selected Historical Consolidated Financial Data of Montpelier

The following selected historical consolidated statement of operations data and consolidated balance sheet data of Montpelier for each of the three years ended December 31, 2014, has been derived from Montpelier’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2014, contained in the Montpelier 10-K, which is incorporated by reference into this joint proxy statement/prospectus. The following selected historical consolidated statement of operations data and consolidated balance sheet data of Montpelier for each of the two years ended December 31, 2011, has been derived from Montpelier’s audited consolidated financial statements and accompanying notes for such two year period, which have been filed with the SEC but which are not incorporated by reference into this joint proxy statement/prospectus.

The following selected historical consolidated statement of operations data and consolidated balance sheet data of Montpelier for each of the three-month periods ended March 31, 2014, and March 31, 2015, has been derived from Montpelier’s unaudited consolidated financial statements for such periods contained in its Quarterly Report on Form 10-Q filed with the SEC on May 8, 2014 and the Montpelier 10-Q, respectively, which are incorporated by reference into this joint proxy statement/prospectus. In Montpelier’s view, the unaudited consolidated financial statements contained in the Montpelier 10-Q include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim financial information for the three-month period ended March 31, 2015. Interim results for the three-month period ended March 31, 2015 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2015.

The information set forth below is only a summary, and is not necessarily indicative of the results of future operations of Montpelier or Merger Sub, as the surviving company in the merger, following completion of the merger, and you should read the following information together with Montpelier’s audited consolidated financial statements, the related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Montpelier 10-K and in the Montpelier 10-Q, which are incorporated by reference into this joint proxy statement/prospectus. For more information, see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 202.

	For the three months ended March 31,		For the years ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(U.S. dollars in millions, except per share amounts)
Statement of Operations Data:
Revenues(a)	$178.4	$185.8	$691.1	$573.6	$757.2	$720.9	$748.4
Expenses(b)	(113.7)	(83.7)	(445.8)	(363.1)	(529.3)	(836.7)	(537.7)

Income (loss) before income taxes	64.7	102.1	245.3	210.5	227.9	(115.8)	210.7
Income tax (provision) benefit	(1.0)	0.1	2.7	0.1	(0.3)	0.6	1.3

Net income (loss)	63.7	102.2	248.0	210.6	227.6	(115.2)	212.0
Net income attributable to non-controlling interests	(8.3)	(9.0)	(24.1)	(6.1)	—	—	—

Net income (loss) available to Montpelier	55.4	93.2	223.9	204.5	227.6	(115.2)	212.0
Dividends declared on Preferred Shares(d)	(3.3)	(3.3)	(13.3)	(13.3)	(13.3)	(9.1)	—

Net income (loss) available to Montpelier shareholders	$52.1	$89.9	$210.6	$191.2	$214.3	$(124.3)	$212.0

Balance Sheet Data:
Total assets	$3,992.9	$4,364.2	$3,629.1	$3,758.5	$3,810.1	$3,499.5	$3,219.4
Loss and LAE reserves	751.4	839.1	775.7	881.6	1,112.4	1,077.1	784.6
Debt(e)	403.3	399.2	407.3	399.2	399.1	327.8	327.7
Preferred shareholders’ equity(d)	150.0	150.0	150.0	150.0	150.0	150.0	—
Common shareholders’ equity available to Montpelier(f)	1,543.1	1,507.2	1,498.2	1,492.1	1,479.4	1,399.3	1,628.8
Non-controlling interests(c)	275.8	252.2	266.3	244.9	—	—	—
Amounts per Montpelier Common Share:
Fully converted book value(g)	$33.90	$31.01	$33.19	$29.42	$26.14	$22.71	$24.61
Basic and diluted earnings (loss)	$1.15	$1.84	$4.48	$3.61	$3.67	$(2.01)	$2.97
Dividends declared	$0.20	$0.13	$0.65	$0.47	$0.43	$0.405	$0.37

(a)	During 2013 Montpelier experienced $49.2 million in net realized and unrealized investment losses. The net investment losses Montpelier experienced in 2013, versus the net gains Montpelier experienced in all other years presented, muted Montpelier’s total revenues in that year.
(b)	During 2012 Montpelier incurred a $102.8 million net catastrophe loss (not including the benefit of reinstatement premiums, which Montpelier records as revenues) from windstorm Sandy. During 2011 Montpelier incurred $409.0 million in net losses (not including the benefit of reinstatement premiums) associated with several catastrophic events, including earthquakes in New Zealand and Japan, and Thailand floods. During 2010 Montpelier incurred $135.9 million in net losses (not including the benefit of reinstatement premiums) associated with earthquakes in Chile and New Zealand. The magnitude of these catastrophic events significantly impacted Montpelier’s loss and loss adjustment expenses in those years.
(c)	Represents the interests in the entities included within Montpelier’s Collateralized Reinsurance segment that are attributable to third-party investors.
(d)	In May 2011 Montpelier issued the Montpelier preferred shares in the amount of $150.0 million.

(e)	In October 2012 Montpelier issued $300.0 million of senior unsecured debt due in 2022 and used the majority of the proceeds to fully redeem $228.0 million of outstanding senior unsecured debt due in 2013.
(f)	During 2014 Montpelier purchased 6,210,415 Montpelier common shares for $185.9 million. During 2013 Montpelier repurchased 6,590,546 Montpelier common shares for $168.0 million. During 2012 Montpelier repurchased 5,981,589 Montpelier common shares for $120.9 million. During 2011 Montpelier repurchased 4,349,302 Montpelier common shares for $82.7 million. During 2010 Montpelier repurchased 16,123,261 Montpelier common shares for $293.8 million.
(g)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Item 7 within the Montpelier 10-K for a description and computation of fully converted book value per Montpelier common share.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables set forth selected unaudited condensed consolidated pro forma financial information for the three months ended March 31, 2015 and the year ended December 31, 2014 to provide you with information about how the merger might have affected the historical financial statements of Endurance if it had been consummated at such times. The selected unaudited condensed consolidated pro forma financial information is for illustrative purposes only. The following selected unaudited condensed consolidated pro forma financial information does not necessarily reflect the financial position or results of operations that would have actually resulted had the merger occurred as of the dates indicated, nor should they be taken as necessarily indicative of the future financial position or results of operations of Endurance following the completion of the merger. The adjustments and assumptions reflected in the pro forma financial information are discussed in the section of this joint proxy statement/prospectus entitled “Unaudited Condensed Consolidated Pro Forma Financial Information” beginning on page 150.

The following selected unaudited condensed consolidated pro forma financial information is based on the historical financial statements of Endurance and Montpelier and on publicly available information and certain assumptions that we believe are reasonable, which are described in the notes to the section of this joint proxy statement/prospectus entitled “Unaudited Condensed Consolidated Pro Forma Financial Information”. The following should be read in connection with the section of this joint proxy statement/prospectus entitled “Unaudited Condensed Consolidated Pro Forma Financial Information” beginning on page 150, and other information included in or incorporated by reference into this joint proxy statement/prospectus, including the Endurance 10-Q, the Endurance 10-K, the Montpelier 10-Q and the Montpelier 10-K, which are filed with the SEC. The unaudited condensed consolidated pro forma financial information does not reflect any synergies that could result from the merger, including cost savings, underwriting improvements, capital efficiencies, and enhanced capital management opportunities.

This pro forma information is subject to risks and uncertainties, including those discussed in the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 25.

The following table sets forth pro forma statements of operations for the three months ended March 31, 2015 and the year ended December 31, 2014.

	Pro forma Three months Ended March 31, 2015	Pro forma Year ended December 31, 2014
	(U.S. dollars in millions, except share and per share amounts and percentages)
Revenues
Gross premiums written	$1,574.2	$3,628.2
Ceded premiums written	(584.2)	(1,043.1)

Net premiums written	990.0	2,585.1
Change in unearned premiums	(449.5)	(75.9)

Net premiums earned	540.5	2,509.2
Net investment income	49.5	154.0
Net realized and unrealized gains	26.9	9.7
Net impairment losses recognized in earnings	(0.6)	(0.6)
Other underwriting loss	(1.0)	(6.3)

Total Revenues	$615.3	$2,666.0

Expenses
Net losses and loss expenses	$219.0	$1,157.6
Acquisition expenses	109.7	429.7
General and administrative expenses	96.0	437.2
Amortization of intangibles	8.5	34.2
Net foreign exchange losses (gains)	1.8	(3.7)
Interest expense	14.0	60.8

Total expenses	449.0	2,115.8

Income before income taxes	166.3	550.2
Income tax (expense) benefit	(4.8)	2.3

Net income	161.5	552.5
Income attributable to non-controlling interest	(8.3)	(24.1)

Net income available to the company	153.2	528.4
Preferred dividends	(8.2)	(32.8)

Net income available to common and participating common shareholders	$145.0	$495.6

Per share data
Weighted average number of common shares and common share equivalents outstanding (in millions)
Basic	64.2	64.1
Diluted	64.4	64.1
Basic earnings per share	$2.18	$7.50
Diluted earnings per share	$2.18	$7.49
Selected financial ratios
Net loss ratio	40.5%	46.1%
Acquisition expense ratio	20.3%	17.1%
General and administrative expense ratio	17.8%	17.4%

Combined ratio	78.6%	80.7%

The following table sets forth summarized pro forma balance sheet data as of March 31, 2015:

As of March 31, 2015
(U.S. dollars in millions, except per share amounts)
Summary Balance Sheet Data:
Investments at fair value	$8,161.2
Cash and cash equivalents	1,104.8

Total assets	$13,956.6

Reserve for losses and loss expenses	$4,360.3
Reserve for unearned premiums	2,332.0
Debt	949.7

Total liabilities	$9,145.0

Total shareholders’ equity	$4,811.6
Less: non-controlling interest	(274.3)

Total shareholders’ equity available to the company	$4,537.3
Less liquidation value of preferred shares	(430.0)

Total shareholders’ equity less liquidation value of preferred shares	$4,107.3

Basic book value per share	$63.83
Diluted book value per share	$61.50

COMPARATIVE PER SHARE DATA

The historical earnings per share, dividends, and book value of Endurance and Montpelier shown in the table below are derived from their respective audited consolidated financial statements as of and for the year ended December 31, 2014 and unaudited consolidated financial statements as of and for the three months ended March 31, 2015. The unaudited pro forma comparative basic and diluted earnings per share data give effect to the merger using the acquisition method of accounting as if the merger had been completed on January 1, 2014 for the year ended December 31, 2014 and for the three months ended March 31, 2015. The unaudited pro forma book value and diluted book value per share information was computed as if the merger had been completed on March 31, 2015. You should read this information in conjunction with the historical financial information of Endurance and Montpelier included elsewhere or incorporated in this joint proxy statement/prospectus, including Endurance’s and Montpelier’s financial statements and related notes.

The pro forma data shown in the tables below is unaudited and for illustrative purposes only. You should not rely on this data as being indicative of the historical results that would have been achieved had Endurance and Montpelier previously been combined or the future results that Endurance will achieve following the consummation of the merger. The pro forma information does not reflect any possible revenue enhancements, potential loss of business, expense efficiencies, synergies, strategy modifications, asset dispositions, or other actions and is subject to risks and uncertainties, including those discussed in the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 25.

	For the three months ended March 31, 2015
	Historical Endurance	Historical Montpelier	Pro Forma Combined(1)	Equivalent Per Montpelier Common Share(1)
Basic earnings per common share	$2.24	$1.15	$2.18	$1.03
Diluted earnings per common share	$2.23	$1.15	$2.18	$1.03
Cash dividends declared per common share	$0.35	$0.20	$0.35	$0.17
Book value per common share (at period end)	$65.14	$35.23	$63.83	$30.13
Diluted book value per common share (at period end)	$62.79	$33.90	$61.50	$29.03

	For the year ended December 31, 2014
	Historical Endurance	Historical Montpelier	Pro Forma Combined(1)		Equivalent Per Montpelier Common Share(1)
Basic earnings per common share	$7.07	$4.48	$7.50		$3.54
Diluted earnings per common share	$7.06	$4.48	$7.49		$3.54
Cash dividends declared per common share	$1.36	$0.65	$1.36		$0.64
Book value per common share (at period end)	$63.38	$34.35	N/A	(2)	N/A	(2)
Diluted book value per common share (at period end)	$61.33	$33.19	N/A	(2)	N/A	(2)

(1)	The equivalent per share Montpelier amounts are calculated by multiplying the pro forma per share amounts by the exchange ratio of 0.472.
(2)	Not applicable as the unaudited condensed consolidated balance sheet is presented as of March 31, 2015.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

The following table sets forth the high and low sales prices per share of Endurance ordinary shares and Montpelier common shares for the periods indicated as reported on the consolidated tape of the NYSE, as well as cash dividends per Endurance ordinary share or Montpelier common share, as applicable, as reported in the Endurance 10-K and the Montpelier 10-K, respectively, with respect to the years 2014 and 2013, and thereafter as reported in publicly available sources.

	Endurance			Montpelier
	High	Low	Dividend	High	Low	Dividend
Year Ended December 31, 2015
Second Quarter (through May 21, 2015)	$63.17	$60.00	—	$40.48	$37.76	—
First Quarter	$65.79	$58.63	$0.35	$40.31	$34.49	$0.20
Year Ended December 31, 2014
Fourth Quarter	$61.21	$53.34	$0.34	$37.63	$30.91	$0.20
Third Quarter	$58.74	$51.54	$0.34	$32.63	$29.16	$0.20
Second Quarter	$54.83	$50.21	$0.34	$32.27	$29.17	$0.125
First Quarter	$58.83	$49.58	$0.34	$29.95	$26.53	$0.125
Year Ended December 31, 2013
Fourth Quarter	$58.73	$51.49	$0.32	$29.50	$25.65	$0.125
Third Quarter	$54.14	$49.29	$0.32	$27.38	$24.38	$0.115
Second Quarter	$51.45	$47.09	$0.32	$27.50	$23.91	$0.115
First Quarter	$47.82	$39.69	$0.32	$26.46	$23.14	$0.115

The following table sets out the trading information for Endurance ordinary shares and Montpelier common shares on March 30, 2015, the last trading day prior to the public announcement of Endurance’s initial proposal to acquire Montpelier, and May 1, 2015, the last practicable trading day prior to the filing of this joint proxy statement/prospectus.

	Endurance Ordinary Share Close	Montpelier Common Share Close	Equivalent Endurance Per Share Amount
As of May 21, 2015	$62.43	$38.90	$39.36
As of March 30, 2015	$64.30	$38.15	$40.24

Equivalent per share amounts are calculated by multiplying Endurance per share amounts by the exchange ratio and adding the special dividend cash consideration of $9.89 per Montpelier common share.

The value of the merger consideration will change as the market price of Endurance ordinary shares fluctuates during the period between the date on which the merger agreement was executed and the date on which the merger is completed, and thereafter, and may therefore be different from the prices set forth above at the effective time of the merger and at the time the Montpelier shareholders receive the merger consideration. Please see the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 25. Montpelier shareholders are encouraged to obtain current market quotations for Endurance ordinary shares and Montpelier common shares prior to making any decision with respect to the merger.

Please also see the section of this joint proxy statement/prospectus entitled “The Merger—Listing of Endurance Ordinary Shares; Delisting of Montpelier Common Shares” beginning on page 119 for a discussion of the possibility that Montpelier common shares will cease to be listed on the NYSE and the BSX.

RATIO OF EARNINGS TO FIXED CHARGES

The ratios of earnings to fixed charges and earnings to combined fixed charges and preferred dividends are measures of Endurance’s ability to cover fixed costs with current period earnings. A high ratio indicates that earnings are sufficiently covering committed expenses. For the purposes of computing the following ratios, earnings consist of net income before tax expense plus fixed charges to the extent that such charges are included in the determination of earnings. Fixed charges consist of interest, amortization of debt issuance costs, an imputed interest portion on operating leases (estimated by management at one-third of lease expense), and preferred dividends declared. The pro forma information does not reflect any synergies that could result from the merger, including cost savings, underwriting improvements, capital efficiencies, and enhanced capital management opportunities.

	Pro Forma Combined Three Months Ended March 31, 2015	Pro Forma Combined Year Ended December 31, 2014	Historical Endurance
			Three Months Ended March 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013
Ratio of Earnings to Fixed Charges	11.7	9.1	11.9	8.5	8.6
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	7.7	6.2	6.6	5.0	4.8

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (referred to in this joint proxy statement/prospectus as “PSLRA”) that are not limited to historical facts but reflect Endurance’s and Montpelier’s current views with respect to future events and financial performance. Statements which include the words “should”, “would”, “expect”, “intend”, “plan”, “believe”, “project”, “target”, “anticipate”, “seek”, “will”, “deliver”, and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the PSLRA or otherwise. These forward-looking statements include, without limitation, Endurance’s and Montpelier’s expectations with respect to the synergies, costs and other anticipated financial impacts of the merger; future financial and operating results of Endurance following the completion of the merger; Endurance’s plans, objectives, expectations and intentions with respect to future operations and services; required approvals of the Endurance share issuance by the Endurance shareholders and required approvals of the merger agreement, statutory merger agreement and the merger by the Montpelier shareholders and by governmental regulatory authorities; the satisfaction of the closing conditions to the merger; and the timing of the completion of the merger.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Endurance and Montpelier and difficult to predict. These risks and uncertainties also include those set forth in the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 25, as well as, among others, risks and uncertainties relating to:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or the failure to satisfy or waive the closing conditions;

•	the possibility that the consummation of the merger is delayed or does not occur, including due to the failure to obtain the required approvals of the Endurance shareholders or the Montpelier shareholders;

•	the uncertainty with respect to timing of completion of the merger;

•	the uncertainty with respect to the actual premium of the Endurance share component of the total consideration that will be realized by Montpelier shareholders in connection with the merger, and the long term value of the Endurance ordinary shares;

•	the ability to obtain the regulatory approvals required to complete the transactions contemplated by the merger agreement, and the timing and conditions for such approvals;

•	the taking of governmental action (including the passage of legislation) to block the merger or otherwise adversely affecting Endurance and Montpelier;

•	the outcome of any legal proceedings that have been or may be instituted against Endurance, Montpelier or others following announcement of the transactions contemplated by the merger agreement;

•	the possibility that the expected synergies from the merger will not be realized or will take longer to realize than expected;

•	the ability to successfully integrate the businesses of Montpelier into Endurance, unexpected costs or unexpected liabilities that may arise from the merger, whether or not consummated;

•	the disruption arising from the merger making it more difficult for Endurance and Montpelier to maintain relationships with their respective customers, employees or suppliers;

•	the inability of Endurance and Montpelier to retain key personnel; and

•	the impact of general economic and/or industry specific conditions, fluctuations in exchange rates, labor relations, terrorist attacks or natural disasters.

Endurance and Montpelier caution that the foregoing list of factors is not exhaustive. Additional information concerning these and other risk factors is contained in the Endurance 10-K, the Endurance 10-Q, the Montpelier 10-K and the Montpelier 10-Q, which are incorporated by reference into this joint proxy statement/prospectus, subsequent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K/A, which are incorporated by reference into this joint proxy statement/prospectus, recent Current Reports on Form 8-K which are incorporated by reference into this joint proxy statement/prospectus, and other SEC filings, as such filings may be amended from time to time. All subsequent written and oral forward-looking statements concerning Endurance, Montpelier, the merger or other matters attributable to Endurance or Montpelier or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Neither Endurance nor Montpelier undertakes any obligation to update publicly any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

INFORMATION ABOUT ENDURANCE AND MERGER SUB

Endurance

Endurance, a Bermuda exempted company, is a global specialty provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance writes agriculture, casualty and other specialty, professional lines and property, marine and energy lines of insurance and catastrophe, property, casualty, professional lines and specialty lines of reinsurance. Endurance ordinary shares and Endurance preferred shares are both traded on the NYSE under the symbols “ENH”, “ENHpA” and “ENHpB”, respectively. As of May 21, 2015, the most recent practicable trading day prior to the printing of this joint proxy statement/prospectus, Endurance had a market capitalization of approximately $2.82 billion. As of March 31, 2015, Endurance had approximately 1,013 full-time employees. As of the date this joint proxy statement/prospectus was first mailed, Endurance was the beneficial owner of 100 Montpelier common shares, or less than 1% of the outstanding Montpelier common shares.

The principal executive offices of Endurance are located at Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda, and its telephone number is +1-441-278-0400. Additional information about Endurance and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 202.

Merger Sub

Merger Sub, a Bermuda exempted company, is a direct, wholly-owned subsidiary of Endurance. Merger Sub was formed by Endurance solely in contemplation of the merger, has not conducted any business and has no assets, liabilities or other obligations of any nature other than as set forth in the merger agreement. Its principal executive offices are located at c/o Endurance Specialty Holdings Ltd., Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda, and its telephone number is +1-441-278-0400.

INFORMATION ABOUT MONTPELIER

Montpelier

Montpelier is an exempted limited liability company incorporated in Bermuda. Through its subsidiaries and affiliates in Bermuda, the United Kingdom and the U.S., Montpelier provides customized and innovative insurance and reinsurance solutions to the global market. Through its subsidiaries and affiliates in Bermuda, Montpelier also provides institutional and retail investors with the opportunity to directly invest in global property catastrophe reinsurance risks. At March 31, 2015, Montpelier had $3,992.9 million of consolidated total assets and total shareholders’ equity available to Montpelier of $1,693.1 million.

Montpelier common shares are traded on the NYSE under the symbol “MRH” and on the BSX under the symbol “MRH.BH” and Montpelier preferred shares are currently traded on the NYSE under the symbol “MRHpA” and on the BSX under the symbol “MRHPFD.BH”.

The principal executive offices of Montpelier are located at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda, and its telephone number is +1-441-296-5550.

Additional information about Montpelier and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 202.

ENDURANCE SPECIAL GENERAL MEETING

General

This joint proxy statement/prospectus is being provided to Endurance shareholders as part of a solicitation of proxies by the Endurance board of directors for use at the Endurance special general meeting and at any adjournments or postponements of such special general meeting. This joint proxy statement/prospectus provides Endurance shareholders with important information about the Endurance special general meeting and should be read carefully in its entirety.

Date, Time and Place of the Endurance Special General Meeting

The Endurance special general meeting will be held on June 30, 2015, beginning at 10:30 a.m., local time, at Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda, unless postponed to a later date.

Purposes of the Endurance Special General Meeting

The Endurance special general meeting is being held for Endurance shareholders to consider and vote upon the following proposals:

•	Proposal 1: to approve the Endurance share issuance, which is further described in the sections of this joint proxy statement/prospectus entitled “The Merger” beginning on page 68 and “The Merger Agreement” beginning on page 122; and

•	Proposal 2: to approve the adjournment of the Endurance special general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Endurance share issuance.

Consummation of the merger is conditional on, among other things, the approval of Proposal 1 above, but is not conditional on the approval of Proposal 2 above.

Recommendation of the Endurance Board of Directors

The Endurance board of directors unanimously recommends that the Endurance shareholders vote:

•	Proposal 1: “FOR” the approval of the Endurance share issuance; and

•	Proposal 2: “FOR” the adjournment of the Endurance special general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Endurance share issuance.

The Endurance board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger and the Endurance share issuance and determined that it is advisable and in the best interests of Endurance to enter into the merger agreement and to consummate the transactions contemplated thereby, including the merger and the Endurance share issuance, substantially on the terms set forth therein and resolved that the proposals above be submitted to Endurance shareholders for their consideration at the Endurance special general meeting. See the section of this joint proxy statement/prospectus entitled “The Merger—Recommendation of the Endurance Board of Directors and Reasons for the Merger” beginning on page 75.

This joint proxy statement/prospectus contains important information regarding these proposals and factors that Endurance shareholders should consider when deciding how to cast their votes. Endurance shareholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the merger agreement and the transactions contemplated by the merger agreement, including the Endurance share issuance.

Attendance at the Endurance Special General Meeting

Only Endurance shareholders of record as of the record date (as set out below), beneficial owners as of the record date (as set out below) and holders of valid proxies for the Endurance special general meeting may attend the Endurance special general meeting.

All attendees should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance. The additional items, if any, that attendees must bring depend on whether they are shareholders of record, beneficial owners or proxy holders.

•	An Endurance shareholder of record who wishes to attend the Endurance special general meeting in person should bring government-issued photo identification.

•	A beneficial owner who wishes to attend the Endurance special general meeting in person should bring:

•	government-issued photo identification; and

•	proof of beneficial ownership as of the record date (e.g., a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s Endurance ordinary shares, a brokerage account statement or the voting instruction form provided by the broker).

•	A person who holds a validly executed proxy entitling such person to vote on behalf of an Endurance shareholder of record who wishes to attend the Endurance special general meeting in person should bring:

•	government-issued photo identification; and

•	the validly executed proxy naming such person as the proxy holder, signed by the Endurance shareholder of record.

No cameras, recording equipment or other electronic devices will be allowed in the meeting room. Failure to provide the requested documents at the door or failure to comply with the procedures for the Endurance special general meeting may prevent Endurance shareholders from being admitted to the Endurance special general meeting.

Endurance is able to provide reasonable assistance to help persons with disabilities participate in the Endurance special general meeting if Endurance is notified in advance of requested accommodations. Please write to Endurance’s principal executive offices at Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda, Attention: Secretary.

Record Date

The record date for the determination of Endurance shareholders entitled to notice of and to vote at the Endurance special general meeting is May 26, 2015. Only Endurance shareholders who held Endurance ordinary shares of record at the close of business on May 26, 2015, are entitled to vote at the Endurance special general meeting and any adjournment or postponement thereof, so long as such Endurance shareholder’s Endurance ordinary shares remain outstanding on the date of the Endurance special general meeting.

Outstanding Endurance Ordinary Shares as of Record Date

As of the record date, there were 45,160,146 Endurance ordinary shares outstanding, held by 203 holders of record. Each Endurance ordinary share entitles its holder of record to one vote at the Endurance special general meeting (subject to the voting cutback provisions contained in the Endurance bye-laws). The Endurance ordinary shares are the only class of shares entitled to notice of, and to vote at, the Endurance special general meeting, and the holders of such ordinary shares are entitled to vote on each proposal presented at the Endurance special general meeting.

A complete list of registered Endurance shareholders entitled to vote at the Endurance special general meeting will be available for inspection at the principal place of business of Endurance at Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda during regular business hours for a period of no less than 10 days before the Endurance special general meeting and at the place of the Endurance special general meeting during the meeting.

Shares and Voting of Endurance’s Directors and Executive Officers

As of the record date, Endurance directors and executive officers, as a group, owned and were entitled to vote 2,347,745 Endurance ordinary shares, or approximately 5.2% of the Endurance ordinary shares outstanding. Endurance currently expects that these directors and executive officers will vote their Endurance ordinary shares in favor of the proposal to approve the Endurance share issuance, although none of them has entered into any agreement obligating them to do so.

Quorum

In order for business to be conducted at the Endurance special general meeting, a quorum must be present. A quorum requires the presence, in person or by proxy, of at least four shareholders representing more than fifty percent (50%) of the aggregate voting power of Endurance. For purposes of determining whether there is a quorum, all Endurance ordinary shares that are present, including abstentions and broker non-votes, will count towards the quorum. Broker non-votes occur when a beneficial owner holding Endurance ordinary shares in “street name” does not instruct the broker, bank or other nominee that is the record owner of such shareholder’s Endurance ordinary shares on how to vote those Endurance ordinary shares on a particular proposal.

Vote Required

The votes required for each proposal are as follows, in each case subject to the voting cutback provisions contained in bye-law 63 of the Endurance bye-laws, as set out below and discussed further under the section of this joint proxy statement/prospectus entitled “Endurance Special General Meeting—Voting Cutback Under the Endurance Bye-Laws”:

Proposal 1. The affirmative vote, in person or by proxy, of a majority of the votes cast on Proposal 1 by holders of Endurance ordinary shares, is required to approve the Endurance share issuance. The required vote on Proposal 1 is based on the number of Endurance ordinary shares voted, not the number of Endurance ordinary shares outstanding. Under the NYSE rules, abstentions are treated as votes cast and, as a result, any abstention from voting by an Endurance shareholder will have the same effect as a vote against Proposal 1. The failure of any Endurance shareholder to submit a vote (i.e., not submitting a proxy and not voting in person) will not be counted in determining the votes cast in connection with Proposal 1. Because Proposal 1 is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on Proposal 1 and will not be able to vote on Proposal 1 absent instructions from the beneficial owner. As a result, the failure of a beneficial owner to provide voting instructions to its broker, bank or other nominee will have the effect of not being counted in determining the votes cast in connection with Proposal 1.

Proposal 2. The affirmative vote, in person or by proxy, of a majority of the votes cast on Proposal 2 by holders of Endurance ordinary shares, is required to approve the adjournment of the Endurance special general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Endurance share issuance. Because Proposal 2 is routine, brokers, banks and other nominees will have discretionary authority to vote on Proposal 2 and will be able to vote on Proposal 2 without instructions from the beneficial owner.

Voting Cutback Under the Endurance Bye-Laws

There are provisions in the Endurance bye-laws that may reduce or increase the voting rights of the holders of Endurance’s shares, including its ordinary shares. These provisions generally provide that any Endurance shareholder owning Endurance shares, directly, indirectly or, in the case of any U.S. person (as defined in the Endurance bye-laws), by attribution, which confer votes in excess of 9.5% of the votes conferred by all of the issued and outstanding shares (referred to in this joint proxy statement/prospectus as an “Endurance 9.5% shareholder”) will have the voting rights attached to such shares reduced by whatever amount is necessary so that after such reduction it may not exercise more than 9.5% of the total voting rights of all of the Endurance shares entitled to vote on the matter in question. The reduction in votes is generally to be applied proportionately among all Endurance shareholders who are members of the first Endurance shareholder’s “Endurance control group”. An “Endurance control group” means, with respect to any person, all Endurance shares directly owned by such person and all Endurance shares directly owned by each other Endurance shareholder any of whose shares are included in the “Endurance controlled shares” of such person. “Endurance controlled shares” means all Endurance shares that a person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Code) or, in the case of a U.S. person, constructively (within the meaning of Section 958(b) of the Code). A similar limitation is to be applied to Endurance shares held directly by members of an “Endurance related group”. An “Endurance related group” means a group of Endurance shareholders that are investment vehicles and are under common control and management. Any reduction in votes will generally be allocated proportionately among members of such shareholder’s “Endurance control group” or “Endurance related group”, as applicable. The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among all of Endurance’s other shareholders who were not members of these groups so long as such reallocation does not cause any person to become an Endurance 9.5% shareholder.

Under these provisions, certain Endurance shareholders may have their voting rights limited to less than one vote per share, while other Endurance shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain Endurance shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. The Endurance bye-laws provide that Endurance shareholders will be notified of their voting interests, to the extent there are any adjustments made under its bye-laws, prior to any vote to be taken by such shareholders.

As a result of any reallocation of votes, the voting rights of an Endurance shareholder might increase above 5% of the aggregate voting power of the outstanding Endurance shares, thereby possibly resulting in an Endurance shareholder becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Exchange Act. In addition, any increase of an Endurance shareholder’s voting rights could result in an Endurance shareholder becoming subject to filing requirements under Section 16 of the Exchange Act.

How To Vote

Endurance shareholders as of the record date (as set out above) may have their Endurance ordinary shares voted by submitting a proxy or may vote in person at the Endurance special general meeting by following the instructions provided on the enclosed proxy card. Endurance recommends that Endurance shareholders entitled to vote submit a proxy even if they plan to attend the Endurance special general meeting.

Endurance shareholders who hold their Endurance ordinary shares beneficially in “street name” and wish to submit a proxy must provide instructions to the broker, bank, trustee or other nominee that holds their Endurance ordinary shares of record as to how to vote their Endurance ordinary shares with respect to Proposals 1 and 2. Endurance shareholders who hold their Endurance ordinary shares beneficially and wish to vote in person at the Endurance special general meeting must obtain proxies issued in their own names (known as a “legal proxy”).

Endurance shareholders of record may submit a proxy in one of three ways or vote in person at the Endurance special general meeting:

•	Internet: Endurance shareholders may submit their proxy over the internet at the web address shown on their proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern time, on June 29, 2015. Endurance shareholders will be given an opportunity to confirm that their voting instructions have been properly recorded. Endurance shareholders who submit a proxy this way should NOT send in their proxy card.

•	Telephone: Endurance shareholders may submit their proxy by calling the toll-free telephone number shown on their proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern time, on June 29, 2015. Easy-to-follow voice prompts will guide Endurance shareholders through the voting and allow them to confirm that their instructions have been properly recorded. Endurance shareholders who submit a proxy this way should NOT send in their proxy card.

•	Mail: Endurance shareholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this joint proxy statement/prospectus. Endurance shareholders who vote this way should mail the proxy card early enough so that it is received before the date of the Endurance special general meeting.

•	In Person: Endurance shareholders may vote in person at the Endurance special general meeting or by sending a representative with an acceptable proxy that has been signed and dated. Attendance at the Endurance special general meeting will not, however, in and of itself constitute a vote or a revocation of a prior proxy.

Endurance shareholders are encouraged to submit a proxy promptly. Each valid proxy received in time will be voted at the Endurance special general meeting according to the choice specified, if any. Executed but uninstructed proxies (i.e., proxies that are properly signed and returned but are not marked to tell the proxies how to vote) will be voted in accordance with the recommendations of the Endurance board of directors.

Proxies and Revocation

Endurance shareholders of record may revoke their proxies at any time before their Endurance ordinary shares are voted at the Endurance special general meeting in any of the following ways:

•	properly submitting a new, later-dated proxy card, which must be received before their Endurance ordinary shares are voted at the Endurance special general meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•	submitting a proxy via internet or by telephone at a later date (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•	by writing a letter delivered to John V. Del Col, Secretary of Endurance, stating that the proxy is revoked; or

•	attending the Endurance special general meeting and voting in person. Attendance at the Endurance special general meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

Endurance beneficial owners may change their voting instruction only by submitting new voting instructions to the brokers, banks or other nominees that hold their Endurance ordinary shares of record and may not vote in person at the Endurance special general meeting, unless the shareholder requests and obtains a valid “legal” from the applicable broker, bank or nominee. You may obtain directions to be able to attend the meeting and vote in person by contacting Investor Relations, Endurance Specialty Holdings Ltd., Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda. Pursuant to the Endurance bye-laws, for the votes represented by your proxy to be counted at the Endurance special general meeting, your proxy must be received at least one hour before the Endurance special general meeting.

Inspector of Election

The Endurance board of directors has appointed a representative of Computershare to act as the inspector of election at the Endurance special general meeting.

Solicitation of Proxies

Endurance will pay for the proxy solicitation costs related to the Endurance special general meeting. In addition to sending and making available these materials, some of Endurance’s directors, officers and other employees may solicit proxies by contacting Endurance shareholders by telephone, by mail, by e-mail or in person. Endurance shareholders may also be solicited by press releases issued by Endurance and/or Montpelier, postings on Endurance’s or Montpelier’s websites and advertisements in periodicals. None of Endurance’s directors, officers or employees will receive any extra compensation for their solicitation services. Proxy cards and materials also will be distributed to beneficial owners of Endurance ordinary shares and Montpelier common shares through brokers, custodians, nominees and other parties, and each of Endurance and Montpelier expects to reimburse such parties for their respective charges and expenses. Endurance has retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of approximately $25,000, plus reasonable out-of-pocket expenses.

Adjournments

The Endurance special general meeting may be adjourned in the absence of a quorum by the chairman of the meeting or if a quorum is present by the affirmative vote of holders of a majority of the Endurance ordinary shares present in person or represented by proxy at the Endurance special general meeting and entitled to vote at the Endurance special general meeting.

Even if a quorum is present, the Endurance special general meeting could be adjourned in order to provide more time to solicit additional proxies in favor of approval of the Endurance share issuance if sufficient votes are cast in favor of Proposal 2. Any such adjournment would require the affirmative vote of a majority of the votes cast at the Endurance special general meeting, subject to the voting cutback provisions contained in bye-law 63 of the Endurance bye-laws, as set out above and discussed further under “—Voting Cutback Under the Endurance Bye-Laws” beginning on page 54.

Questions and Additional Information

Endurance shareholders may contact Endurance’s proxy solicitor, Georgeson Inc., with any questions about the proposals or how to vote or to request additional copies of any materials at 480 Washington Blvd., 26th Floor, Jersey City, NJ 07310, or at (800) 248-7690.

MONTPELIER SPECIAL GENERAL MEETING

General

This joint proxy statement/prospectus is being provided to Montpelier shareholders as part of a solicitation of proxies by the board of directors of Montpelier for use at the Montpelier special general meeting and at any adjournments or postponements of such special general meeting. This joint proxy statement/prospectus provides Montpelier shareholders with information about the Montpelier special general meeting and should be read carefully in its entirety.

Date, Time and Place of the Montpelier Special General Meeting

The Montpelier special general meeting will be held on June 30, 2015, beginning at 10:30 a.m., local time, at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda, unless postponed to a later date.

Purposes of the Montpelier Special General Meeting

The Montpelier special general meeting is being held for Montpelier shareholders to consider and vote upon the following proposals:

•	Proposal 1: to approve (a) the merger agreement, which is further described in the sections of this joint proxy statement/prospectus entitled “The Merger” beginning on page 68 and “The Merger Agreement” beginning on page 122 and a copy of which is attached to this joint proxy statement/prospectus as Annex A; (b) the statutory merger agreement, the form of which is attached as Exhibit A to the merger agreement and (c) the merger;

•	Proposal 2: to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Montpelier’s named executive officers that is based on or otherwise related to the merger; and

•	Proposal 3: to approve the adjournment of the Montpelier special general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement, the statutory merger agreement and the merger.

Consummation of the merger is conditional on, among other things, the approval of Proposal 1 above, but is not conditional on the approval of Proposals 2 and 3 above.

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Montpelier provide its shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the “golden parachute” compensation arrangements for the Montpelier named executive officers, as disclosed in the table entitled “Golden Parachute Compensation—Montpelier Named Executive Officers” under the section entitled “The Merger—Interests of Certain Montpelier Persons in the Merger” beginning on page 101 and the accompanying footnotes. Through Proposal 2, Montpelier is asking Montpelier shareholders to indicate their approval of the various change in control payments and equity treatment which Montpelier’s named executive officers will or may be eligible to receive in connection with the merger as indicated in such table. Montpelier is seeking approval of the following resolution:

“RESOLVED, that the shareholders of Montpelier Re Holdings Ltd. approve, solely on a non-binding advisory basis, the golden parachute compensation that may be paid or become payable to Montpelier’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table entitled “Golden Parachute Compensation—Montpelier Named Executive Officers” under the section of this joint proxy statement/prospectus entitled “The Merger—Interests of Certain Montpelier Persons in the Merger” beginning on page 101 and the accompanying footnotes.”

Montpelier shareholders should note that Proposal 2 is merely an advisory vote, which will not be binding on Montpelier, its board of directors or Endurance. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. In addition, the non-binding advisory vote on Proposal 2 is a vote separate and apart from the vote to approve the merger. Accordingly, you may vote to approve the merger and vote not to approve Proposal 2 and vice versa. Regardless of the outcome of the advisory vote, if the merger is consummated, the eligibility of the Montpelier named executive officers for such payments and benefits will not be affected by the outcome of the advisory vote.

Recommendation of the Montpelier Board of Directors

The Montpelier board of directors unanimously recommends that the Montpelier shareholders vote:

•	Proposal 1: “FOR” the approval of the merger agreement, the statutory merger agreement and the merger;

•	Proposal 2: “FOR” the approval, on a non-binding advisory basis, of the compensation that may be paid or become payable to Montpelier’s named executive officers that is based on or otherwise related to the merger; and

•	Proposal 3: “FOR” the adjournment of the Montpelier special general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement, the statutory merger agreement and the merger.

The Montpelier board of directors has unanimously approved the merger agreement and the statutory merger agreement and determined that the merger agreement, the statutory merger agreement and the transactions contemplated by them, including the merger on the terms and conditions set forth in the merger agreement, are fair to and in the best interests of Montpelier and the Montpelier shareholders and resolved that the proposals above be submitted to Montpelier shareholders for their consideration at the Montpelier special general meeting. See the section of this joint proxy statement/prospectus entitled “The Merger—Recommendation of the Montpelier Board of Directors and Reasons for the Merger” beginning on page 78.

This joint proxy statement/prospectus contains important information regarding these proposals and factors that Montpelier shareholders should consider when deciding how to cast their votes. Montpelier shareholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the merger agreement, the statutory merger agreement and the transactions contemplated by the merger agreement and the statutory merger agreement, including the merger.

Attendance at the Montpelier Special General Meeting

Only Montpelier shareholders of record as of the record date (as set out below), beneficial owners as of the record date (as set out below), holders of valid proxies for the Montpelier special general meeting and invited guests of Montpelier may attend the Montpelier special general meeting.

All attendees should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance. The additional items, if any, which attendees must bring depend on whether they are Montpelier shareholders of record, beneficial owners or proxy holders.

•	A Montpelier shareholder of record who wishes to attend the Montpelier special general meeting in person should bring government-issued photo identification.

•	A beneficial owner who wishes to attend the Montpelier special general meeting in person should bring:

•	government-issued photo identification; and

•	proof of beneficial ownership as of the record date (e.g., a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s Montpelier common shares, a brokerage account statement or the voting instruction form provided by the broker).

•	A person who holds a validly executed proxy entitling such person to vote on behalf of a Montpelier shareholder of record who wishes to attend the Montpelier special general meeting in person should bring:

•	government-issued photo identification; and

•	the validly executed proxy naming such person as the proxy holder, signed by the Montpelier shareholder of record.

No cameras, recording equipment or other electronic devices will be allowed in the meeting room. Failure to provide the requested documents at the door or failure to comply with the procedures for the Montpelier special general meeting may prevent shareholders from being admitted to the Montpelier special general meeting.

Montpelier is able to provide reasonable assistance to help persons with disabilities participate in the Montpelier special general meeting if Montpelier is notified in advance of requested accommodations. Please write to Montpelier’s principal executive offices at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda, Attention: Secretary.

Record Date

The record date for the determination of shareholders entitled to notice of and to vote at the Montpelier special general meeting is May 26, 2015. Only Montpelier shareholders who held Montpelier common shares of record at the close of business on May 26, 2015, are entitled to vote at the Montpelier special general meeting and any adjournment or postponement of the Montpelier special general meeting, so long as such Montpelier shareholder’s Montpelier common shares remain outstanding on the date of the Montpelier special general meeting.

Outstanding Montpelier Common Shares as of Record Date

As of the record date, there were 43,799,253 Montpelier common shares outstanding, held by 103 holders of record. The class comprised by Montpelier common shares is the only class of share of Montpelier entitled to vote at the Montpelier special general meeting. Each Montpelier common share entitles its holder of record to one vote on each proposal presented at the Montpelier special general meeting (subject to the voting cutback provisions contained in the Montpelier bye-laws). The holders of the Montpelier preferred shares will not be entitled to vote at the Montpelier special general meeting as a result of the Montpelier preferred share redemption.

A complete list of registered Montpelier shareholders entitled to vote at the Montpelier special general meeting will be available for inspection at the principal place of business of Montpelier at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda during regular business hours for a period of no less than 10 days before the Montpelier special general meeting and at the place of the Montpelier special general meeting during the meeting.

Shares and Voting of Montpelier’s Directors and Executive Officers

As of the record date, Montpelier directors, executive officers and their affiliates (excluding the supporting shareholders), as a group, owned and were entitled to vote 1,757,716 Montpelier common shares, being approximately 4.0% of the outstanding Montpelier common shares or approximately 8.0% of the votes required for approval of Proposal 1 above (prior to the application of the voting cutback provisions contained in the Montpelier bye-laws). Montpelier currently expects that these directors and executive officers will vote their Montpelier common shares in favor of the proposal to approve the merger agreement, the statutory merger agreement and the merger, although none of them has entered into any agreement obligating them to do so.

Quorum

In order for business to be conducted at the Montpelier special general meeting, a quorum must be present. A quorum requires the presence, in person or by proxy, of at least two Montpelier shareholders holding in excess of 50% of the issued and outstanding shares of Montpelier entitled to vote at the Montpelier special general meeting. For purposes of determining whether there is a quorum, all Montpelier common shares held by Montpelier shareholders that are present, including abstentions and broker non-votes, will count towards the quorum. Broker non-votes occur when a beneficial owner holding Montpelier common shares in “street name” does not instruct the broker, bank or other nominee that is the record owner of such shareholder’s Montpelier common shares on how to vote those Montpelier common shares on a particular proposal.

Vote Required

The votes required for each proposal are as follows, in each case subject to the voting cutback provisions contained in bye-law 51 of the Montpelier bye-laws, as set out below and discussed further under the section of this joint proxy statement/prospectus entitled “Comparison of Rights of Shareholders of Endurance and Montpelier—Voting Rights” beginning on page 172, and the Montpelier preferred share redemption occurring prior to the Montpelier special general meeting:

Proposal 1. The affirmative vote of a majority of the issued and outstanding Montpelier common shares entitled to vote on Proposal 1 is required to approve the merger agreement, the statutory merger agreement and the merger. The required vote on Proposal 1 is based on the number of issued and outstanding Montpelier common shares, not the number of Montpelier common shares actually voted. The failure of any Montpelier shareholder to submit a vote (i.e., not submitting a proxy and not voting in person) and any abstention from voting by a Montpelier shareholder will have the same effect as a vote against Proposal 1. Because Proposal 1 is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on Proposal 1 and will not be able to vote on Proposal 1 absent instructions from the beneficial owner. As a result, broker non-votes will have the same effect as voting against Proposal 1.

Proposal 2. The affirmative vote of a majority of the votes cast at the Montpelier special general meeting is required to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Montpelier’s named executive officers that is based on or otherwise related to the merger. The required vote on Proposal 2 is based on the number of votes cast at the Montpelier special general meeting, in person or by proxy, and not the number of issued and outstanding Montpelier common shares. Abstentions from voting by a Montpelier shareholder, the failure of any Montpelier shareholder to submit a vote (i.e., not submitting a proxy and not voting in person) and, if applicable, broker non-votes will not be considered votes cast in respect of Proposal 2, and so will not have the effect of a vote for or against Proposal 2, although they will reduce the number of votes cast and therefore increase the relative influence of those Montpelier shareholders voting. Brokers, banks and other nominees do not have discretionary authority to vote on Proposal 2 and will not be able to vote on Proposal 2 absent instructions from the beneficial owner. While the Montpelier board of directors intends to consider the vote resulting from this proposal, the vote is advisory only and therefore not binding on Montpelier or Endurance and, if the merger is approved by Montpelier shareholders and consummated, and the other relevant conditions relating to payment are met, the compensation will be payable even if Proposal 2 is not approved.

Proposal 3. The affirmative vote of a majority of the votes cast at the Montpelier special general meeting is required to approve the adjournment of the Montpelier special general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement, the statutory merger agreement and the merger. The required vote on Proposal 3 is based on the number of votes cast at the Montpelier special general meeting, in person or by proxy, and not the number of issued and outstanding Montpelier common shares. Abstentions from voting by a Montpelier shareholder, the failure of any Montpelier shareholder to submit a vote (i.e., not submitting a proxy and not voting in person) and, if applicable, broker non-votes will not be considered votes cast in respect of Proposal 3, and so will not have the effect of a vote for or against Proposal 3, although they will reduce the number of votes cast and therefore increase the relative influence of those Montpelier shareholders voting. Because Proposal 3 is routine, brokers, banks and other nominees will have discretionary authority to vote on Proposal 3 and will be able to vote on Proposal 3 without instructions from the beneficial owner.

Voting Cutback Under the Montpelier Bye-Laws

The voting cutback provisions contained in bye-law 51 of the Montpelier bye-laws provide that, if a Montpelier shareholder owns (directly, indirectly or constructively within the meaning of Section 958 of the Code) Montpelier common shares (referred to in this section as the “controlled shares”) conferring in excess of 9.5% of the voting power of the shares entitled to vote generally at an election of directors of Montpelier, the votes conferred by the controlled shares are reduced, subject to the terms of the Montpelier bye-laws, by whatever amount is necessary so that after such reduction the votes conferred by the controlled shares shall constitute 9.5% of the total voting power of all the Montpelier common shares entitled to vote generally at an election of directors of Montpelier.

The reduction in the vote conferred by the controlled shares of any person shall be effected proportionally among all controlled shares owned by such person, provided that if a Montpelier shareholder owns, or is treated as owning by the application of section 958 of the Code interests in another Montpelier shareholder, the reduction in votes conferred by the controlled shares of such Montpelier shareholder shall first be effected by reducing the votes conferred on the shares held directly by the Montpelier shareholder that owns directly or through another entity an interest in such Montpelier shareholder. Any reduction in votes of the shares held by such Montpelier shareholder effected by the foregoing sentence shall be conferred proportionately on the other Montpelier shareholders in accordance with the Montpelier bye-laws to the extent that so doing does not cause any person to be treated as a 9.5% U.S. Shareholder (as defined in the Montpelier bye-laws).

Under these provisions, certain Montpelier shareholders may have their voting rights limited to less than one vote per Montpelier common share, while other Montpelier shareholders may have voting rights in excess of one vote per Montpelier common share. Moreover, these provisions could have the effect of reducing the votes of certain Montpelier shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership.

As a result of any reallocation of votes, the voting rights of a Montpelier shareholder might increase above 5% of the aggregate voting power of the outstanding Montpelier common shares, thereby possibly resulting in a Montpelier shareholder becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Exchange Act. In addition, any increase of a Montpelier shareholder’s voting rights could result in a Montpelier shareholder becoming subject to filing requirements under Section 16 of the Exchange Act.

How To Vote

Montpelier shareholders as of the record date (as set out above) may have their Montpelier common shares voted by submitting a proxy or may vote in person at the Montpelier special general meeting by following the instructions provided on the enclosed proxy card. Montpelier recommends that Montpelier shareholders entitled to vote submit a proxy even if they plan to attend the Montpelier special general meeting.

Montpelier shareholders who hold their Montpelier common shares beneficially in “street name” and wish to submit a proxy must provide instructions to the broker, bank, trustee or other nominee that holds their Montpelier common shares of record as to how to vote their Montpelier common shares with respect to Proposals 1, 2 and 3. Montpelier shareholders who hold their Montpelier common shares beneficially and wish to vote in person at the Montpelier special general meeting must obtain proxies issued in their own names (known as a “legal proxy”).

Montpelier shareholders of record may submit a proxy in one of three ways or vote in person at the Montpelier special general meeting:

•	Internet: Montpelier shareholders may submit their proxy over the internet at the web address shown on their proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern time, on June 29, 2015. Shareholders will be given an opportunity to confirm that their voting instructions have been properly recorded. Montpelier shareholders who submit a proxy this way should NOT send in their proxy card.

•	Telephone: Montpelier shareholders may submit their proxy by calling the toll-free telephone number shown on their proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern time, on June 29, 2015. Easy-to-follow voice prompts will guide Montpelier shareholders through the voting and allow them to confirm that their instructions have been properly recorded. Montpelier shareholders who submit a proxy this way should NOT send in their proxy card.

•	Mail: Montpelier shareholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this joint proxy statement/prospectus. Montpelier shareholders who vote this way should mail the proxy card early enough so that it is received before the date of the Montpelier special general meeting.

•	In Person: Montpelier shareholders may vote in person at the Montpelier special general meeting or by sending a representative with an acceptable proxy that has been signed and dated. Attendance at the Montpelier special general meeting will not, however, in and of itself constitute a vote or a revocation of a prior proxy.

Montpelier shareholders are encouraged to submit a proxy promptly. Each valid proxy received in time will be voted at the Montpelier special general meeting according to the choice specified, if any. Executed but uninstructed proxies (i.e., proxies that are properly signed, dated and returned but are not marked to tell the proxies how to vote) will be voted in accordance with the recommendations of the Montpelier board of directors.

Proxies and Revocation

Montpelier shareholders of record may revoke their proxies at any time before their Montpelier common shares are voted at the Montpelier special general meeting in any of the following ways:

•	sending a written notice of revocation to Montpelier at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda, Attention: Secretary, which must be received before their Montpelier common shares are voted at the Montpelier special general meeting;

•	properly submitting a new, later-dated proxy card, which must be received before their Montpelier common shares are voted at the Montpelier special general meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•	submitting a proxy via internet or by telephone at a later date (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•	attending the Montpelier special general meeting and voting in person. Attendance at the Montpelier special general meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

Montpelier beneficial owners may change their voting instruction only by submitting new voting instructions to the brokers, banks or other nominees that hold their Montpelier common shares of record. Pursuant to the Montpelier bye-laws, for the votes represented by your proxy to be counted at the Montpelier special general meeting, your proxy must be received before the Montpelier special general meeting.

Inspector of Election

The Montpelier board of directors has appointed a representative of Computershare to act as the inspector of election at the Montpelier special general meeting.

Solicitation of Proxies

Montpelier will pay for the proxy solicitation costs related to the Montpelier special general meeting. In addition to sending and making available these materials, some of Montpelier’s directors, officers and other employees may solicit proxies by contacting Montpelier shareholders by telephone, by mail, by e-mail or in person. Montpelier shareholders may also be solicited by press releases issued by Montpelier and/or Endurance, postings on Montpelier’s or Endurance’s websites and advertisements in periodicals. None of Montpelier’s directors, officers or employees will receive any extra compensation for their solicitation services. Proxy cards and materials also will be distributed to beneficial owners of Montpelier common shares and Endurance ordinary shares through brokers, custodians, nominees and other parties, and each of Montpelier and Endurance expects to reimburse such parties for their respective charges and expenses. Montpelier has retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of approximately $25,000, plus reasonable out-of-pocket expenses.

Adjournments

The Montpelier special general meeting may be adjourned in the absence of a quorum within half an hour from the time appointed for the meeting to the same day one week later, at the same time and place, or to such other day, time or place as the Secretary may determine.

Even if a quorum is present, the Montpelier special general meeting could also be adjourned in order to provide more time to solicit additional proxies in favor of the approval of the merger agreement, the statutory merger agreement and the merger if sufficient votes are cast in favor of Proposal 3. Any such adjournment would require the affirmative vote of a majority of the votes cast at the Montpelier special general meeting, subject to the voting cutback provisions contained in bye-law 51 of the Montpelier bye-laws, as set out above and discussed further under the section of this joint proxy statement/prospectus entitled “Comparison of Rights of Shareholders of Endurance and Montpelier—Voting Rights” beginning on page 172. Unless the meeting is adjourned to a specific date and time, notice of the adjourned meeting must be given to each shareholder of record entitled to vote at the Montpelier special general meeting.

Questions and Additional Information

Montpelier shareholders may contact Montpelier’s proxy solicitor, Georgeson Inc., with any questions about the proposals or how to vote or to request additional copies of any materials at Georgeson Inc., 1290 Avenue of the Americas, 9th Floor, New York, NY 10104 and (866) 391-6921.

PROPOSALS TO BE SUBMITTED TO ENDURANCE SHAREHOLDERS; VOTING REQUIREMENTS AND RECOMMENDATIONS

Proposal 1. Approval of the Endurance Share Issuance Proposal

In this proposal, Endurance is asking its shareholders to approve the Endurance share issuance.

The merger cannot be completed unless Endurance shareholders approve the Endurance share issuance proposal by the requisite shareholder vote. The approval by Endurance shareholders of this proposal for the Endurance share issuance is a condition to the completion of the merger. Please see the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 123 for more information.

The Endurance board of directors has unanimously approved the Endurance share issuance and determined that the merger agreement and the transactions contemplated by the merger agreement, including the Endurance share issuance, are advisable and in the best interests of Endurance and its shareholders.

Each Endurance ordinary share as of the record date will carry the right to vote on this proposal. The approval of this proposal requires the affirmative vote of a simple majority of the votes cast of Endurance ordinary shares at the Endurance special general meeting, at which a quorum under the Endurance bye-laws is present. Under the NYSE rules, abstentions are treated as votes cast and, as a result, any abstention from voting by an Endurance shareholder will have the same effect as a vote against Proposal 1.

The Endurance board of directors unanimously recommends a vote “FOR”

this Proposal 1 to approve the Endurance share issuance proposal.

Proposal 2. Approval of the Adjournment Proposal

If, at the Endurance special general meeting, the number of Endurance ordinary shares present or represented and voting in favor of the Endurance share issuance is insufficient to approve such proposal, Endurance intends to move to adjourn the Endurance special general meeting in order to solicit additional proxies for the approval of the Endurance share issuance. Endurance does not intend to call a vote on this proposal if the Endurance share issuance has been approved at the Endurance special general meeting.

In this proposal, Endurance is asking its shareholders to authorize the holder of any proxy solicited by the Endurance board of directors to vote in favor of granting discretionary authority to proxy holders, and each of them individually, to adjourn the Endurance special general meeting to another time and place for the purpose of soliciting additional proxies. If Endurance shareholders approve this adjournment proposal, Endurance could adjourn the Endurance special general meeting and any adjourned session of the Endurance special general meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Endurance shareholders who have previously voted.

Each Endurance ordinary share as of the record date will carry the right to vote on this proposal. The approval of this proposal requires the affirmative vote of a simple majority of the votes cast of Endurance ordinary shares at the Endurance special general meeting, at which a quorum under the Endurance bye-laws is present.

The Endurance board of directors unanimously recommends a vote “FOR”

this Proposal 2 to approve the adjournment proposal.

PROPOSALS TO BE SUBMITTED TO MONTPELIER SHAREHOLDERS; VOTING REQUIREMENTS AND RECOMMENDATIONS

Proposal 1. Approval of the Montpelier Merger Proposal

In this proposal, Montpelier is asking the Montpelier shareholders to approve the merger agreement, the statutory merger agreement and the merger.

The merger cannot be completed unless Montpelier shareholders approve the Montpelier merger proposal by the requisite shareholder vote. The approval by Montpelier shareholders of the Montpelier merger proposal is a condition to the completion of the merger. Please see the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 123 for more information.

The Montpelier board of directors has unanimously approved the merger agreement, the statutory merger agreement and the merger and determined that the merger agreement and the statutory merger agreement and the transactions contemplated by them, including the merger, are advisable and in the best interests of Montpelier and its shareholders.

Each Montpelier common share as of the record date will carry the right to vote on this proposal. Subject to the Montpelier preferred share redemption occurring prior to the Montpelier special general meeting, the approval of this proposal requires the affirmative vote of a majority of the issued and outstanding Montpelier common shares entitled to vote on this proposal at the Montpelier special general meeting, at which a quorum under the Montpelier bye-laws is present. Any failure to vote or abstention from voting by a Montpelier shareholder will have the same effect as a vote against Proposal 1.

The Montpelier board of directors unanimously recommends a vote “FOR”

this Proposal 1 to approve the Montpelier merger proposal.

Proposal 2. Approval of the Compensation Proposal

In this proposal, Montpelier is asking the Montpelier shareholders to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Montpelier’s named executive officers that is based on or otherwise related to the merger.

Each Montpelier common share as of the record date will carry the right to vote on this proposal. The approval of this proposal requires the affirmative vote of a simple majority of the votes of Montpelier common shares cast at the Montpelier special general meeting, at which a quorum under the Montpelier bye-laws is present. Any failure to vote or abstention from voting by a Montpelier shareholder will have the same effect as a vote against Proposal 2.

Although the Montpelier board of directors intends to consider the vote resulting from this proposal, the vote is advisory only and therefore not binding on Montpelier or Endurance. If the merger is approved by Montpelier shareholders and consummated, and the other relevant conditions to payment are met, the compensation will be payable even if this proposal is not approved.

The Montpelier board of directors unanimously recommends a vote “FOR”

this Proposal 2 to approve the compensation proposal.

Proposal 3. Approval of the Adjournment Proposal

If, at the Montpelier special general meeting, the number of Montpelier common shares present or represented and voting in favor of the Montpelier merger proposal is insufficient to approve such proposal, Montpelier intends to move to adjourn the Montpelier special general meeting in order to solicit additional proxies for the approval of the Montpelier merger proposal. Montpelier does not intend to call a vote on this proposal if the Montpelier merger proposal has been approved at the Montpelier special general meeting.

In this proposal, Montpelier is asking the Montpelier shareholders to approve the adjournment of the Montpelier special general meeting to another time and place for the purpose of soliciting additional proxies if the number of Montpelier common shares present or represented and voting in favor of the Montpelier merger proposal at the Montpelier special general meeting is insufficient to approve the Montpelier merger proposal. If Montpelier shareholders approve this adjournment proposal, Montpelier could adjourn the Montpelier special general meeting and any adjourned session of the Montpelier special general meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Montpelier shareholders who have previously voted.

Each Montpelier common share as of the record date will carry the right to vote on this proposal. The approval of this proposal requires the affirmative vote of a simple majority of the votes of Montpelier common shares cast at the Montpelier special general meeting, at which a quorum under the Montpelier bye-laws is present.

The Montpelier board of directors unanimously recommends a vote “FOR”

this Proposal 3 to approve the adjournment proposal.

THE MERGER

This section of this joint proxy statement/prospectus describes the material aspects of the merger. This section may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus, including the full text of the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the merger. In addition, important business and financial information about each of Endurance and Montpelier is included in or incorporated by reference into this joint proxy statement/prospectus and is included in the annexes hereto. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 202.

Effects of the Merger

Following the satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the completion of the merger, at the effective time of the merger, Montpelier will merge with and into Merger Sub. Merger Sub will be the surviving company in the merger as a wholly-owned subsidiary of Endurance.

At the effective time of the merger, each Montpelier common share issued and outstanding immediately prior to the effective time of the merger (other than any Montpelier common shares owned by Montpelier as treasury shares and any Montpelier common shares owned by Endurance, Merger Sub or any other direct or indirect wholly-owned subsidiary of Endurance immediately prior to the effective time of the merger) will be automatically canceled and converted into the right to receive 0.472 of an Endurance ordinary share, except that a Montpelier common shareholder will not be entitled to, and will not, receive fractional Endurance ordinary shares, but instead will be entitled to receive cash in lieu of such fractional Endurance ordinary shares, if any. Each Montpelier shareholder will additionally have the right to receive the special dividend and dividends and distributions payable to the holders of Endurance ordinary shares, if any, with a record date after the effective time of the merger pursuant to the merger agreement.

The exchange ratio is fixed and will not be adjusted for changes in the market value of the Endurance ordinary shares or the Montpelier common shares. Because the exchange ratio was fixed at the time the merger agreement was executed and because the market value of the Endurance ordinary shares and the Montpelier common shares will fluctuate during the pendency of the merger, Montpelier shareholders cannot be sure of the value of the Endurance ordinary shares they will receive relative to the value of their Montpelier common shares. For example, decreases in the market value of Endurance ordinary shares will negatively affect the value that holders of Montpelier common shares will be entitled to receive in the merger in exchange for their Montpelier common shares, and increases in the market value of Montpelier common shares may mean that the Endurance ordinary shares that holders of Montpelier common shares will be entitled to receive in the merger will be worth less than the market value of the Montpelier common shares such shareholders are exchanging. See the section of this joint proxy statement/prospectus entitled “Risk Factors—Risks Relating to Endurance after Completion of the Merger” on page 32.

In addition, the merger agreement provides that, following the date of the requisite Montpelier shareholder approval at the Montpelier special general meeting and prior to the effective time of the merger, Montpelier will, in compliance with Bermuda law, declare and pay, without interest, a special dividend of $9.89 per Montpelier common share to the holders of record of outstanding Montpelier common shares as of a record date for such special dividend to be set by the Montpelier board of directors in consultation with Endurance.

Prior to the Montpelier special general meeting, Montpelier will redeem each issued and outstanding Montpelier preferred share for $26.00 per share plus declared and unpaid dividends, without interest, with respect to such preferred shares.

Set forth below is a diagram depicting the structure of the merger described above.

*	Merger Sub is a disregarded entity for U.S. federal income tax purposes.

In structuring the merger depicted and described above, the parties took into account, among other things, the effect of the merger on certain contractual obligations of Endurance and Montpelier, as well as the desire to preserve tax-free reorganization treatment.

Background of the Merger

Montpelier has regularly reviewed its business strategy and has evaluated opportunities to improve its operations and financial performance in order to create value for its shareholders. In the past, such reviews have on occasion involved consideration of possible acquisitions, divestitures and business combination transactions in addition to strategies for remaining an independent standalone entity.

On May 15, 2014, at a regular quarterly meeting of the Montpelier board of directors, the board met with representatives of an investment bank to discuss the general state of the insurance and reinsurance industry and Montpelier’s position within that industry. The Montpelier board of directors decided to further discuss the strategic landscape and potential strategic alternatives at the next regular board meeting in July.

On July 29 and 30, 2014, the Montpelier board of directors held its regular quarterly meeting in Bermuda. In executive session, the board discussed consolidation and convergence within the insurance industry and decided to begin a process, led by the transactions committee of the Montpelier board of directors (referred to in this joint proxy statement/prospectus as the “Transactions Committee”), to explore potential strategic alternatives, including the potential sale of a portion or all of Montpelier. As an initial step, the Transactions Committee and management agreed to begin reaching out to potential financial advisors to schedule meetings for the first week of September.

On August 1, 2014, on an unsolicited basis and unrelated to the Montpelier board of directors’ decision to explore strategic alternatives, the chief executive officer of a company in the insurance industry (referred to in this joint proxy statement/prospectus as “Party A”) held an introductory telephone conversation with the chairman of the Montpelier board of directors. The chief executive officer of Party A indicated an interest in discussing a potential business combination transaction with Montpelier, but no specifics were discussed at that time.

On August 22, 2014, Montpelier and Party A entered into a confidentiality agreement, and on August 24, 2014, the chairman of the Montpelier board of directors received a preliminary proposal from the chief executive officer of Party A outlining a potential stock-for-stock business combination transaction with an indicative price range of $35.47 to $38.55 per Montpelier common share, based on a premium of 15% to 25% of Montpelier’s then-current share price.

On September 3, 2014, the chief executive officer of Party A spoke with the chairman of the Montpelier board of directors and Montpelier’s chief executive officer on the phone to discuss Party A’s preliminary proposal and whether Montpelier might be interested in pursuing a potential business combination transaction. The parties agreed to arrange a meeting between the senior management teams of Montpelier and Party A for further discussion the following week.

On September 4, 2014, as a follow up to discussions of the Montpelier board of directors at its July meeting, the Transactions Committee met in New York City to interview potential financial advisors. Montpelier determined to engage Credit Suisse to serve as its financial advisor and determined to engage Cravath to serve as its outside legal counsel, in each case, in connection with its consideration of a potential transaction.

Between September 8, 2014 and September 19, 2014, the senior management teams of Montpelier and Party A engaged in various discussions and responded to due diligence requests.

On September 19, 2014, a meeting of the Transactions Committee was held to discuss a potential business combination transaction with Party A. Later that day, the chairman of the Montpelier board of directors called the chief executive officer of Party A to indicate that Montpelier was potentially interested in engaging in further discussions, but that in order to do so, Party A would need to first crystallize its views on value and potential consideration mix.

On September 23, 2014, Party A’s chief executive officer communicated to the chairman of the Montpelier board of directors that, as a result of proposed changes to tax regulations that had recently been announced, Party A was no longer interested in pursuing a potential transaction with Montpelier.

On September 30, 2014, a meeting of the Montpelier board of directors was held to receive an update from the Transactions Committee. The board agreed that the Transactions Committee should continue to oversee the process for exploring strategic alternatives and that Credit Suisse should conduct premarketing activities with certain parties that may require an extended period to evaluate a potential business combination transaction.

Between November 4, 2014 and November 7, 2014, in accordance with the Montpelier board of directors’ directives, Credit Suisse met, on behalf of Montpelier, with three potentially interested parties in Asia to discuss a potential strategic transaction with Montpelier.

On November 13, 2014, management of Montpelier met with a potentially interested party that Credit Suisse had met with in Asia to further discuss a potential transaction.

On November 14, 2014, in conjunction with its regular quarterly board meeting, the Montpelier board of directors met telephonically with representatives of Credit Suisse and Cravath to discuss the process for further exploring a potential sale of part or all of Montpelier. The board directed Credit Suisse to continue with its premarketing efforts.

On December 1, 2014, the Transactions Committee met telephonically to further discuss the process for exploring a potential sale of part or all of Montpelier. Following discussion, the committee directed Credit Suisse to commence a formal process on behalf of Montpelier for a potential sale of part or all of Montpelier.

Between December 3, 2014 and February 12, 2015, Montpelier executed confidentiality agreements with 11 counterparties in order to facilitate the exchange of confidential information relating to Montpelier.

On December 5, 2014, at the direction of Montpelier, representatives of Credit Suisse spoke by telephone with the chief executive officer of Endurance regarding a potential transaction between Endurance and Montpelier. On the same day, at the direction of Montpelier, Credit Suisse sent to Endurance a draft confidentiality agreement.

Beginning on December 8, 2014, members of Montpelier’s senior management and representatives of Credit Suisse and Cravath held due diligence sessions, including management presentations, with several of the interested parties who had executed confidentiality agreements with Montpelier and responded to due diligence requests.

Beginning on December 10, 2014, at the direction of Montpelier, Credit Suisse distributed copies of a confidential information memorandum to potentially interested parties that had executed confidentiality agreements.

On December 11, 2014, speculation began to appear in the media regarding a potential sale of Montpelier.

On December 17, 2014, the Transactions Committee met telephonically and representatives of Credit Suisse updated the committee on the process for exploring a potential sale of Montpelier. As of that time, Credit Suisse informed the Transactions Committee that 12 of the 36 parties that Credit Suisse had approached had indicated an interest in a potential transaction and that it had received inbound inquiries from two additional potential acquirors with whom Credit Suisse had conducted subsequent follow up conversations. Following discussion, the Transactions Committee directed Credit Suisse to prepare and distribute a process letter requesting written proposals from each interested party.

On December 17, 2014, Endurance executed a confidentiality agreement with Montpelier in order to facilitate the exchange of confidential information relating to Montpelier. On the same day, at the direction of Montpelier, Credit Suisse spoke telephonically with Endurance regarding a potential transaction.

On December 18, 2014, at the direction of Montpelier, Credit Suisse sent to Endurance the confidential information memorandum.

On January 9, 2015, at the direction of Montpelier, representatives of Credit Suisse spoke by telephone with members of Endurance senior management regarding Montpelier’s business and next steps with respect to a potential transaction.

On January 12, 2015, at the direction of Montpelier, Credit Suisse distributed a process letter to potentially interested parties requesting that initial written indications of interest be submitted to Credit Suisse by January 26, 2015.

On January 15, 2015, at the direction of Montpelier, Credit Suisse spoke telephonically with members of Endurance senior management to provide an update on Montpelier’s business.

On January 23, 2015, Endurance management notified the acquisition committee of the Endurance board of directors of the terms and conditions of the indication of interest Endurance management proposed be submitted by Endurance to Credit Suisse.

On or about January 26, 2015, Credit Suisse received written indications of interest from Endurance and three other interested parties (referred to in this joint proxy statement/prospectus as “Party B”, “Party C” and “Party D”) and an oral indication of interest from one interested party (referred to in this joint proxy statement/prospectus as “Party E”). Each of the indications of interest was non-binding and subject to due diligence. Endurance proposed to pay $9.76 in cash (payable as a Montpelier dividend) and $27.74 in Endurance ordinary shares per Montpelier common share, for an aggregate of $37.50 per share. Party B proposed to pay a purchase price of between $35.50 and $38.72 in cash per Montpelier common share. Party C proposed to pay a purchase price of between $39.00 and $41.00 in cash per Montpelier common share. Party D proposed to pay a purchase price of $38.73 in cash per Montpelier common share. Party E orally proposed to pay a purchase price of $36.00 in cash per Montpelier common share.

On January 28, 2015, at the direction of Montpelier, Credit Suisse spoke with members of Endurance senior management regarding the written indication of interest that Endurance had submitted on January 26, 2015.

On January 29, 2015, the Transactions Committee met telephonically to discuss the initial indications of interest received from the five interested parties. After discussion, the Transactions Committee directed Credit Suisse to invite the four interested parties who had submitted written indications of interest to continue to the next round of the process and receive access to a virtual data room, which was opened on February 2, 2015. Montpelier’s senior management and representatives of Credit Suisse and Cravath continued to hold due diligence sessions, including management presentations, with these four parties and continued to respond to their due diligence requests.

On February 17, 2015, members of Endurance senior management and Endurance’s advisors met with members of Montpelier senior management and Montpelier’s advisors in New York for a due diligence meeting to discuss the business and operations of Montpelier.

Following this meeting, on February 18, 2015, members of Endurance senior management informed the Endurance board of directors telephonically of the preliminary results of the due diligence investigation of Montpelier and the current status of the potential acquisition. Also on February 18, 2015, Credit Suisse spoke with Endurance regarding the status of the due diligence investigation of Montpelier.

On February 25, 2015, the Endurance board of directors met in Bermuda and representatives of Morgan Stanley, Endurance’s financial advisor, provided an update on the status of the potential acquisition of Montpelier.

On February 27, 2015, the Montpelier board of directors met in Bermuda for its regular quarterly meeting. Representatives of Cravath reviewed with the board its fiduciary duties. Representatives of Credit Suisse then noted that, as of that date, they had solicited indications of interest from 36 potentially interested parties and had received five unsolicited inbound inquiries. Montpelier’s senior management, together with representatives of Credit Suisse, also discussed, among other things, alternatives to the potential sale, including a potential break-up of Montpelier. After discussion, the board directed Credit Suisse to distribute a process letter requesting final bids from Endurance and Party B, Party C and Party D.

On March 2, 2015, at the direction of Montpelier, Credit Suisse distributed a process letter and draft merger agreement to the four interested parties that the Transactions Committee had advanced to the next round. The process letter requested that a mark-up of the draft merger agreement be returned by March 11, 2015, and that a final bid, including executable binding commitment papers for any required financing, be submitted by March 20, 2015.

On March 11, 2015, Endurance and Party B each submitted a mark-up of the draft merger agreement as requested by the process letter. Party C informed Credit Suisse that it was dropping out of the process. No mark-up of the merger agreement was received from Party D. On the same day, at the direction of Montpelier, Credit Suisse delivered to Endurance an initial draft of the Montpelier disclosure schedules related to the draft merger agreement.

On March 14, 2015, Endurance’s outside legal counsel, Skadden, shared with Cravath a draft voting agreement.

On March 17, 2015, Cravath separately provided feedback to each of Skadden and Party B’s legal counsel regarding how its respective mark-up of the merger agreement could be made more competitive. Cravath requested that any concessions on the mark-up be communicated to Cravath on or before the bid deadline of March 20, 2015.

On March 18, 2015, the Endurance board of directors met telephonically with members of Endurance senior management and representatives of Morgan Stanley, Jefferies LLC. and Skadden relating to the potential acquisition of Montpelier. Representatives of Morgan Stanley reviewed with the Endurance board of directors certain financial matters related to a potential acquisition of Montpelier, including the valuation metrics that would be utilized by Morgan Stanley to analyze the proposed transaction for the purpose of delivering a fairness opinion to the Endurance board of directors. Endurance’s general counsel then reviewed with the Endurance board of directors the terms of the proposed merger agreement as well as the approvals required from the shareholders of Endurance and Montpelier. After discussion, including review and consideration of the Endurance board of directors’ fiduciary duties and the factors described under “—Recommendation of the Endurance Board of Directors and Reasons for the Merger” beginning on page 75, the Endurance board of directors considered the potential acquisition transaction advisable and unanimously approved the merger agreement and the Endurance share issuance, and determined to recommend that Endurance shareholders approve the Endurance share issuance.

On March 20, 2015, Montpelier received a formal bid from Endurance offering to acquire Montpelier for $9.89 in cash (payable as a Montpelier dividend) and 0.4718 Endurance ordinary shares per Montpelier common share, for an aggregate per share purchase price at that time of $40.00. In addition, Skadden held a call with Cravath to indicate in what ways Endurance’s mark-up of the merger agreement would be modified, including, among other things, by reducing the aggregate size of the proposed termination fee/expense reimbursement from 5.0% to 4.5%. Party B did not submit a final bid or schedule a call with Cravath to discuss its mark-up of the merger agreement, but Party B did indicate to Credit Suisse that it would be submitting a bid on March 27, 2015. Party D indicated that it would not be submitting a final bid.

On March 22, 2015, the Transactions Committee met telephonically to discuss the bids. Representatives of Cravath summarized the mark-ups of the draft merger agreement that Endurance and Party B had submitted, including, among other things, the significant conditionality of Party B’s draft merger agreement. The Transactions Committee and representatives from Credit Suisse and Cravath discussed the Endurance bid and the process of responding to Endurance and Party B.

On March 23, 2015, the Montpelier board of directors met telephonically. Representatives of Credit Suisse provided an update on the sale process and walked the board through the details of Endurance’s bid. Representatives of Cravath reviewed with the board its fiduciary duties. Representatives of Cravath next summarized the mark-ups of the merger agreement provided by each of Endurance and Party B, including, among other things, the significant conditionality of, and absence of committed financing for, Party B’s proposal.

They also discussed Endurance’s need for a shareholder vote to approve the issuance of the Endurance ordinary shares it had proposed to issue as a part of the offered consideration. The Transactions Committee recommended to the Montpelier board of directors that management conduct due diligence on Endurance and negotiate a merger agreement with Endurance while waiting on a bid from Party B. After a discussion of the rationale for this recommendation, the board agreed with the recommendation of the Transactions Committee and directed Credit Suisse to contact Endurance’s advisors at Morgan Stanley to request, among other things, improvements in the exchange ratio and more reciprocal termination fee provisions.

On March 23, 2015, in accordance with the Montpelier board of directors’ directives, representatives of Credit Suisse spoke with representatives of Morgan Stanley to request, among other things, improvements to the offered consideration and the termination fee provisions. Later that day, Morgan Stanley informed Credit Suisse that Endurance would increase the exchange ratio to 0.472, but would not make the termination fee/expense reimbursement payable in all reciprocal circumstances.

On March 24, 2015, representatives of Morgan Stanley reached out to representatives of Credit Suisse to inquire as to the timing of a response and next steps. At the direction of Montpelier, representatives of Credit Suisse indicated that discussions would not continue unless Endurance improved its offer along the lines previously discussed between the parties, particularly including the termination fee provisions. Later that day, representatives of Morgan Stanley responded to representatives of Credit Suisse that it would be acceptable for the termination fee and expense reimbursement to be payable in substantially reciprocal circumstances. Later that day, Montpelier executed a confidentiality agreement with Endurance in order to facilitate the exchange of confidential information relating to Endurance and an exclusivity agreement providing for exclusive negotiations through 10:00 a.m. on March 31, 2015.

On March 24, 2015, Cravath sent Skadden a revised draft of the merger agreement responding to the mark-up that Skadden had shared with Cravath on March 11, 2015. Over the course of the ensuing week, representatives of Cravath and Skadden had numerous discussions regarding the merger agreement and other transaction documents.

Beginning on March 25, 2015, Montpelier conducted due diligence on Endurance’s non-public information, including at a meeting of the management teams of Montpelier and Endurance held on March 26, 2015, relating to the business and operations of Endurance.

On March 27, 2015, Montpelier received an updated written proposal from Party B offering $38.00 in cash per Montpelier common share. Party B’s bid was not accompanied by committed financing, as was required by the final process letter, and remained subject to significant conditionality.

Later on March 27, 2015, the Montpelier board of directors met telephonically. Representatives of Credit Suisse and Cravath provided an update on negotiations with Endurance, and representatives of Credit Suisse summarized the bid from Party B that was received shortly before the meeting. The Montpelier board of directors then discussed the best way to proceed with respect to both Endurance and Party B. Representatives of Credit Suisse reviewed with the board Credit Suisse’s financial analysis of Endurance’s offer.

Also on March 27, 2015, the Endurance board of directors met telephonically. Members of Endurance senior management provided an update with respect to the potential acquisition of Montpelier. Representatives of Skadden and Morgan Stanley were in attendance and Morgan Stanley rendered its oral opinion, subsequently confirmed in writing by delivery of a written opinion dated March 27, 2015 and attached to this joint proxy statement/prospectus as Annex C, to the effect that, as of such date, and based upon and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Endurance. Following receipt of Morgan Stanley’s oral opinion, the Endurance board of directors reviewed the updated terms of the merger and determined to proceed with the merger in accordance with the resolutions passed at the Endurance board meeting on March 18, 2015. Later that day, Skadden shared a mark-up of the draft merger agreement with Cravath.

On March 29, 2015, the Transactions Committee met telephonically. Representatives of Cravath discussed the open issues in the proposed merger agreement with Endurance. Representatives of Credit Suisse further discussed the offer received from Party B. After discussing, among other things, the relative value and certainty of the two proposals, the Transactions Committee instructed the advisors to continue pursuing a transaction with Endurance. After the meeting, Cravath shared a revised draft of the merger agreement with Skadden.

On March 30, 2015, the Montpelier board of directors met in Bermuda. Representatives of Cravath reviewed the board’s fiduciary duties in connection with its consideration of the proposed merger and reviewed with the board the substantially final terms of the proposed merger agreement. Representatives of Credit Suisse reviewed with the board Credit Suisse’s financial analysis of the total consideration to be paid pursuant to the merger agreement and rendered to the Montpelier board of directors an oral opinion, which was confirmed by delivery of a written opinion dated March 31, 2015, and attached to this joint proxy statement/prospectus as Annex B, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the review undertaken and described in its opinion, the total consideration to be paid pursuant to the merger agreement to holders of Montpelier common shares (other than the supporting shareholders) was fair, from a financial point of view, to such holders. After discussion, including review and consideration of the factors described under “—Recommendation of the Montpelier Board of Directors and Reasons for the Merger” beginning on page 78, the Montpelier board of directors unanimously determined that the total consideration payable to the Montpelier shareholders constitutes fair value and that the merger was advisable, fair to and in the best interests of Montpelier and its shareholders. The board unanimously approved the merger agreement and the statutory merger agreement and determined to recommend that Montpelier shareholders approve the merger agreement, the statutory merger agreement and the merger.

In the morning of March 31, 2015, prior to the commencement of trading on the NYSE, the parties executed and delivered the merger agreement and issued a joint press release announcing the merger. Contemporaneously with the parties’ entry into the merger agreement, Endurance and the supporting shareholders executed and delivered the voting agreement.

Recommendation of the Endurance Board of Directors and Reasons for the Merger

By a vote at a meeting held on March 27, 2015, the Endurance board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the Endurance share issuance, were advisable and in the best interests of Endurance and its shareholders and approved the Endurance share issuance. The Endurance board of directors unanimously recommends that Endurance shareholders vote “FOR” the proposal to approve the Endurance share issuance at the Endurance special general meeting.

In evaluating the proposed merger, the Endurance board of directors consulted with Endurance’s management and legal and financial advisors and, in reaching its determination and recommendation, the Endurance board of directors considered a number of factors. The Endurance board of directors also consulted with outside legal counsel regarding its obligations, legal due diligence matters and the terms of the merger agreement.

Many of the factors considered favored the conclusion of the Endurance board of directors that the merger agreement and the transactions contemplated by the merger agreement, including the Endurance share issuance, are advisable and in the best interests of Endurance and its shareholders, including the following:

•	the belief that the acquisition of Montpelier’s business will enhance Endurance’s position in the property catastrophe reinsurance industry;

•	the growing challenges faced by the insurance industry and the reduction of attendant risks to Endurance as a result of merging with Montpelier;

•	the opportunity to create a company with greater size and economies of scale, which should enable Endurance to have additional excess capital, greater capital flexibility, the ability to respond to competitive pressures and an increased opportunity to compete profitably;

•	the fact that the merger will provide Endurance a good-sized and scalable Lloyd’s syndicate to further accelerate Endurance’s growth in London, a property catastrophe business that complements Endurance’s current reinsurance book of business;

•	the opportunity that the merger provides to reduce costs associated with running two separate public companies, including Montpelier’s NYSE and BSX listing fees, transfer agent fees, credit facility fees, legal and accounting fees related to SEC filings and shareholder mailings, printing and mailing expenses for periodic reports and proxy statements, annual meeting expenses and other investor relations related expenses;

•	the business models of Endurance and Montpelier are highly complementary, and the addition of Montpelier’s business to Endurance is intended to create a more diversified pool of underwriting risk by product and geography;

•	the fact that Montpelier has a disciplined approach to underwriting and a conservative reserving philosophy, consistent with Endurance’s strong risk management culture;

•	the understanding by the Endurance board of directors of the business, operations and financial condition of Montpelier;

•	the ongoing representation by all of Endurance’s existing directors on the Endurance board of directors after the merger, and that Endurance’s senior management will continue to manage Endurance;

•	the Endurance board of directors’ belief, based on discussions with Endurance’s management, that Montpelier has sufficient surplus capital available to pay a material portion of the total consideration in cash via a special dividend;

•	strategically, the merger will create a larger, more efficiently scaled organization with an enhanced global market presence;

•	the fact that Montpelier’s relationship with the Blue Capital entities would give Endurance access to an established third party capital management franchise;

•	the fact that no external financing is required for the merger;

•	the fact that the supporting shareholders collectively own or control approximately 13.1% of the outstanding Montpelier common shares and have agreed to support and vote in favor of the Montpelier merger proposal (subject to the voting cutback provisions contained in bye-law 51 of the Montpelier bye-laws);

•	the terms of the merger agreement, which resulted from arm’s-length negotiations between Endurance and its advisors, on the one hand, and Montpelier and its advisors, on the other hand.

•	the expectation that, following completion of the merger, Endurance will deliver long-term operating improvements, with greater potential for earnings expansion;

•	the expectation based on estimates by Endurance and Montpelier management prior to the execution of the merger agreement that the merger will deliver more than $60 million in annual run-rate cost synergies;

•	the increased financial strength of Endurance and the resulting improved ability to invest in current businesses and future growth opportunities;

•	the fact that the exchange ratio for Montpelier common shares is fixed and will not adjust to compensate for any decrease in the trading price of Endurance ordinary shares prior to the completion of the merger, which provides certainty to Endurance shareholders as to their pro forma percentage ownership of Endurance following the merger;

•	the fact that, based on the number of Endurance ordinary shares then outstanding, Endurance shareholders would own Endurance ordinary shares representing approximately 68.0% of the outstanding Endurance ordinary shares immediately following completion of the merger; and

•	the oral opinion of Morgan Stanley delivered to the Endurance board of directors on March 27, 2015, which was subsequently confirmed by delivery of a written opinion dated March 27, 2015, that, as of that date and based upon and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Endurance, as more fully described in the section of this joint proxy statement/prospectus entitled “—Opinion of Endurance’s Financial Advisor” beginning on page 86. The full text of the written opinion of Morgan Stanley, dated March 27, 2015, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations and scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex C to this joint proxy statement/prospectus.

In the course of its deliberations, the Endurance board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the fact that the value of the share component of the total consideration fluctuates with the price of Endurance ordinary shares and that a decline in the trading price of Endurance ordinary shares during the pendency of the merger could result in the value of the merger consideration being unattractive to Montpelier shareholders;

•	the possibility that Montpelier shareholders may not vote in favor of the merger, and the execution risk and additional costs that would be required to complete the merger as a result of any legal actions brought by Endurance shareholders or Montpelier shareholders;

•	the restrictions on the conduct of Endurance’s business imposed by the merger agreement prior to the completion of the merger, which generally require Endurance to conduct its business in the ordinary course, subject to specific limitations, and may delay or prevent Endurance from undertaking business opportunities that may arise pending completion of the merger;

•	the effect of the announcement of the merger on Endurance’s share price if Endurance shareholders do not view the merger positively or the merger is not completed;

•	the possibility that the merger may not be completed or that completion may be unduly delayed for reasons beyond the control of Endurance and/or Montpelier, including the potential length of the regulatory review process and the risk that applicable antitrust and competition authorities may prohibit or enjoin the merger or otherwise impose conditions on Endurance and/or Montpelier in order to obtain clearance for the merger;

•	the potential disruption to Endurance’s business that could result from the announcement and pursuit of the merger, including the diversion of management and employee attention;

•	the possibility that the merger may not be completed due to the failure to obtain the required approval of Montpelier shareholders, the occurrence of an event or change that has or would be reasonably likely to have a “material adverse effect” (as defined on page 124 of this joint proxy statement/prospectus) on either company’s business, or the failure to satisfy other conditions to the completion of the merger;

•	the risk that applicable rating agencies might lower the ratings of Endurance or any of its reinsurance subsidiaries following the merger;

•	the risk that significant synergies and other benefits expected to result from the merger may not be fully realized;

•	integration risks associated with combining the two companies, including the challenge of blending separate corporate cultures, integrating business systems, retaining key employees during the transition and harmonizing compensation philosophies and employee compensation and benefit plans;

•	the fact that the merger agreement includes restrictions on the ability of Endurance to take any action that would reasonably be expected to prevent or materially impede or materially delay the consummation of the merger, subject to certain exceptions and termination provisions (including the requirement for Endurance to pay a termination fee in certain circumstances), which could have the effect of discouraging proposals from being made or pursued;

•	the expectation that Endurance will experience dilution to its tangible book value per share as a result of the merger;

•	the significant costs involved in connection with negotiating the merger agreement and completing the merger, and that if the merger is not consummated Endurance may be required to bear such costs; and

•	risks of the type and nature described under the sections of this joint proxy statement/prospectus entitled “Risk Factors” and “Cautionary Statements Regarding Forward-Looking Statements” beginning on pages 25 and 48, respectively.

The Endurance board of directors considered all of these factors as a whole and, on balance, concluded that they supported a determination to approve the merger agreement. The foregoing discussion of the information and factors considered by the Endurance board of directors is not exhaustive. In view of the wide variety of factors considered by the Endurance board of directors in connection with its evaluation of the proposed merger and the complexity of these matters, the Endurance board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Endurance board of directors evaluated the factors described above, among others, and reached a consensus that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the Endurance share issuance, were advisable and in the best interests of Endurance and its shareholders. In considering the factors described above and any other factors, individual members of the Endurance board of directors may have viewed factors differently or given different weight or merit to different factors.

Recommendation of the Montpelier Board of Directors and Reasons for the Merger

At the meeting of the Montpelier board of directors on March 30, 2015, after careful consideration, the Montpelier board of directors unanimously:

•	deemed it in the best interests of Montpelier and its shareholders that Montpelier enter into the merger agreement and the statutory merger agreement;

•	approved the merger and the terms thereof, together with all of the other transactions contemplated by the merger agreement and the statutory merger agreement, as being fair to, and in the best interests of, Montpelier and its shareholders;

•	determined that the fair value of each Montpelier common share is equal to the total consideration;

•	approved and authorized in all respects the form, terms and conditions of the merger agreement, the merger and all other transactions contemplated by the merger agreement;

•	approved and authorized the statutory merger agreement;

•	determined that the terms and conditions of the merger agreement, the statutory merger agreement and the voting agreement and the transactions contemplated thereby are not preclusive or coercive and are within the range of reasonableness;

•	directed that the merger agreement and the statutory merger agreement be submitted to Montpelier shareholders; and

•	recommended that Montpelier shareholders vote their Montpelier common shares in favor of the merger, the merger agreement and the statutory merger agreement and the other transactions contemplated by the merger agreement.

As described above in the section of this joint proxy statement/prospectus entitled “—Background of the Merger” beginning on page 69, prior to and in reaching its determination to approve the merger, the Montpelier board of directors consulted with and received the advice of its financial advisor and outside legal counsel, discussed certain issues with Montpelier’s management and considered a variety of factors weighing positively in favor of the merger, including the following material factors:

•	the $9.89 in cash to be paid by Montpelier per Montpelier common share as the special dividend and 0.472 of an Endurance ordinary share to be paid per Montpelier common share as merger consideration, which represented an 18.2% premium over the closing price of Montpelier common shares on December 10, 2014 (the last trading day prior to news reports of a possible transaction), and a valuation of 1.21 times Montpelier’s fully converted book value per share as of December 31, 2014, in each case based on the closing price of Endurance ordinary shares on March 27, 2015;

•	the fact that the Montpelier board of directors conducted a thorough and intensive strategic review process that included proposals from multiple parties, but did not yield another potential transaction that, in the judgment of the Montpelier board of directors, was more attractive to Montpelier shareholders than the proposed merger with Endurance;

•	the opinion of Credit Suisse, dated as of March 31, 2015, to the Montpelier board of directors that, as of the date of the opinion, the total consideration is fair, from a financial point of view to holders of Montpelier common shares (other than the supporting shareholders), as more fully described below in the section entitled “—Opinion of Montpelier’s Financial Advisor” beginning on page 94;

•	the Montpelier board of directors’ assessment, taking into account the financial analysis presented by Credit Suisse, of Montpelier’s value on a standalone basis relative to the total consideration;

•	a review of a variety of possible strategic alternatives other than a sale of Montpelier;

•	the form of the total consideration to be received in connection with the proposed merger by Montpelier shareholders of a combination of cash through the special dividend and Endurance ordinary shares by way of merger consideration, which affords Montpelier shareholders both the opportunity to participate in the strong business performance, growth and other opportunities expected of Endurance following the completion of the merger through the share component and to receive some cash at closing for the value of their shares through the cash component;

•	the Montpelier board of directors’ understanding of Montpelier’s business, operations, financial condition, earnings, prospects, competitive position and the nature of the industry in which Montpelier competes, including the short and long term risks, uncertainties and challenges facing Montpelier and such industry;

•	Endurance’s business, results of operations, financial condition, earnings and return to shareholders on a historical and prospective basis, including but not limited to the increased potential for growth, development and profitability of Endurance following the completion of the merger (taking into account the results of Montpelier’s due diligence review of Endurance);

•	in light of the increasing financial and competitive challenges facing smaller-scale industry participants, the likelihood that Endurance, following completion of the merger, would be better positioned than Montpelier on a standalone basis to meet these challenges and capitalize on the changing business opportunities in insurance and reinsurance markets if the expected strategic, operational and financial benefits of the proposed merger were realized;

•	the financial market conditions and historical market prices, volatility, liquidity and trading information with respect to the shares of each of Montpelier and Endurance;

•	the opportunity for Montpelier shareholders to benefit from any increase in the trading price of Endurance ordinary shares between the announcement of the merger and the completion of the merger because the merger agreement provides for a fixed exchange ratio (and thus a fixed number of Endurance ordinary shares in the share component of the total consideration);

•	the fact that the price Endurance will pay to Montpelier shareholders was the result of negotiations and a price increase by Endurance from its initial proposal of $37.50 per share in total consideration, as described above in the section of this joint proxy statement/prospectus entitled “—Background of the Merger” beginning on page 69;

•	the expected qualification of the merger as a tax-free reorganization under the Code, which generally allows Montpelier shareholders to defer the recognition of gain from the receipt of the share portion of the total consideration, as described below in the section of this joint proxy statement/prospectus entitled “—Material U.S. Federal Income Tax Consequences of the Merger and the Special Dividend” beginning on page 107;

•	the risk that further prolonging Montpelier’s sale process could have resulted in the loss of an opportunity to complete the merger with Endurance and distracted Montpelier’s senior management from executing Montpelier’s business plan;

•	the risk that a challenging reinsurance and investment environment could reduce Montpelier’s earnings and adversely impact its book value or prompt a rating agency to downgrade Montpelier’s rating, in which case a comparable transaction may no longer be available;

•	the absence of a financing condition in the merger agreement and Montpelier’s ability to enforce specifically the terms of the merger agreement;

•	the provisions of the merger agreement that permit Montpelier to explore an unsolicited superior proposal, including the provisions of the merger agreement that allow Montpelier to engage in negotiations with, and provide information to, third parties in response to an unsolicited written takeover proposal that the board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes, or is reasonably likely to result in, a superior proposal and, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to violate the fiduciary duties of the Montpelier board of directors under Bermuda law;

•	the fact that the terms of the merger agreement provide that, under certain circumstances, the Montpelier board of directors is permitted to withhold or withdraw its recommendation that Montpelier shareholders vote to approve the merger, subject to compliance with certain procedural requirements;

•	the fact that the voting agreement terminates upon any termination of the merger agreement;

•	the fact that the merger agreement permits Montpelier to continue to declare and pay regular quarterly cash dividends at historical levels;

•	the belief that the terms of the merger agreement, taken as a whole, provide protection against the risk that the consummation of the merger is delayed or that the merger cannot be completed due to required regulatory approvals, based on, among other things:

•	the covenants contained in the merger agreement obligating each of the parties to use reasonable best efforts (subject to certain limitations) to cause the merger to be consummated; and

•	the provision of the merger agreement that allows the walk-away date for completing the merger to be extended to December 31, 2015 if the merger has not been completed by the initial October 31, 2015 deadline because the required regulatory approvals have not been obtained;

•	the fact that the merger agreement provides for the payment by Endurance to Montpelier of $73.25 million and an expense reimbursement of up to $9.15 million in the event the merger agreement is terminated under certain circumstances, including but not limited to termination by Montpelier in the event of an adverse recommendation change by the Endurance board of directors;

•	the belief that the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable; and

•	the fact that a vote of Montpelier shareholders entitled to vote on the merger is required under Bermuda law to approve the merger agreement, and that shareholders who do not vote in favor of the approval of the merger agreement and otherwise comply with the requirements under the Companies Act will have the right to demand appraisal of the fair value of their shares under Bermuda law.

In the course of its deliberations, the Montpelier board of directors also considered a variety of risks and other countervailing factors related to the merger agreement and the merger, including the following material factors:

•	the possibility that the merger might not be consummated in a timely manner or at all due to a failure of certain conditions, including the failure of Endurance shareholders to approve the Endurance share issuance;

•	because the share portion of the total consideration is a fixed number of Endurance ordinary shares, Montpelier shareholders could be adversely affected by a decrease in the trading price of Endurance ordinary shares following the announcement of the proposed merger, and the merger agreement does not provide Montpelier or its shareholders with a price-based termination right or other similar protection, such as a “collar”, with respect to the price of Endurance ordinary shares;

•	the risks and costs to Montpelier if the merger does not close in a timely manner or at all, including the potential negative impact on Montpelier’s ability to retain key employees, the diversion of management and employee attention and the potential disruptive effect on Montpelier’s day-to-day operations and Montpelier’s relationships with customers, cedants, brokers and other third parties;

•	the restrictions on the conduct of Montpelier’s business prior to the consummation of the merger, which may delay or prevent Montpelier from undertaking business opportunities that may arise or any other action that it might otherwise take with respect to the operations of Montpelier;

•	the risk that the parties may incur significant costs and delays resulting from seeking governmental consents and approvals necessary for completion of the merger;

•	the provisions of the merger agreement that restrict Montpelier’s ability to solicit or participate in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, and that require Montpelier to provide Endurance with an opportunity to match;

•	the requirement that the approval of the merger agreement be submitted to a vote of the Montpelier shareholders even if the Montpelier board of directors withdraws its recommendation;

•	the possibility that Montpelier’s obligation to pay Endurance a termination fee and expense reimbursement of up to an aggregate of $82.4 million under certain circumstances could discourage other potential acquirors from making an alternative proposal to acquire Montpelier;

•	the significant costs involved in connection with negotiating the merger agreement and completing the merger, and that if the merger is not consummated Montpelier may be required to bear such costs;

•	integration risks associated with combining the two companies, including the challenge of blending separate corporate cultures, integrating business systems, retaining key employees during the transition and harmonizing compensation philosophies and employee compensation and benefit plans;

•	the risk that the significant synergies and other benefits expected to result from the merger may not be fully realized; and

•	the fact that the cash portion of the consideration would be taxable to Montpelier shareholders that are U.S. holders for U.S. federal income tax purposes.

In addition to considering the factors described above, the Montpelier board of directors also identified and considered a variety of other factors, including the fact that Montpelier’s executive officers have financial interests in the merger that may be different from, or in addition to, those of Montpelier shareholders generally, including those interests that are a result of employment and compensation arrangements with Montpelier, as described more fully below in the section of this joint proxy statement/prospectus entitled “—Interests of Certain Montpelier Persons in the Merger” beginning on page 101, and including:

•	Mr. Harris’s ownership of 15,529 Endurance preferred shares (Series A), which interest is substantially less in value than his equity interest in Montpelier, as described more fully below in the section of this joint proxy statement/prospectus entitled “—Interests of Certain Montpelier Persons in the Merger” beginning on page 101; and

•	Ms. Sutherland’s former role as an outside legal advisor to Endurance and her ownership of $25,000 principal amount of Endurance’s 7% notes due July 15, 2034, and 200 Endurance preferred shares (Series B), which interest is substantially less in value than her equity interest in Montpelier, as described more fully below in the section of this joint proxy statement/prospectus entitled “—Interests of Certain Montpelier Persons in the Merger” beginning on page 101.

The foregoing discussion of the factors considered by the Montpelier board of directors is not intended to be exhaustive, but rather includes the material factors considered by the Montpelier board of directors. The Montpelier board of directors collectively reached the conclusion to approve the merger agreement and the statutory merger agreement and deem the merger agreement, the statutory merger agreement, the merger and the other transactions contemplated by the merger agreement to be in the best interests of Montpelier and its shareholders, in light of the various factors described above and other factors that the members of the Montpelier board of directors believed were appropriate. In view of the wide variety of factors considered by the Montpelier board of directors in connection with its evaluation of the merger and the complexity of these matters, the Montpelier board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Montpelier board of directors. Rather, the Montpelier board of directors made its recommendation based on the totality of the information available to the Montpelier board of directors, including discussions with, and questioning of, Montpelier’s management and the financial and legal advisors. In considering the factors discussed above, individual members of the Montpelier board of directors may have given different weight to different factors.

This explanation of the Montpelier board of directors’ reasons for recommending the approval of the merger agreement and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section of this joint proxy statement/prospectus entitled “Cautionary Statements Regarding Forward-Looking Statements” beginning on page 48.

Certain Financial Projections Utilized by the Endurance Board of Directors and Endurance’s Financial Advisor

Financial Projections Related to Endurance

Endurance does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. In connection with the Endurance board of directors’ consideration of the merger, Endurance’s management prepared or approved certain unaudited financial projections regarding Endurance’s future performance for the years 2015 through 2017 on a standalone basis without giving effect to the merger, referred to in this joint proxy statement/prospectus as the “Endurance management forecast”, and provided the Endurance management forecast to the Endurance board of directors, Morgan Stanley, Montpelier and Credit Suisse.

Endurance uses a variety of financial measures that are not in accordance with GAAP as supplemental measures to evaluate its operational performance. While Endurance believes that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Endurance’s competitors and may not be directly comparable to similarly titled measures of Endurance’s competitors due to potential differences in the exact method of calculation.

The following table summarizes the Endurance management forecast as of January 2015 (dollars in millions, except ratios and Diluted EPS):

	2015	2016	2017	2018
Gross Premiums Written	$3,539	$4,422	$5,094	$5,557
Net Premiums Written	$2,377	$3,092	$3,596	$3,986
Combined Ratio	93.4%	91.7%	89.6%	89.5%
Operating Income (EBIT)	$308	$430	$577	$639
Net Income(1)	$230	$364	$511	$574
Diluted EPS	$5.10	$7.97	$11.13	$12.54

(1)	Net Income is presented after giving effect to dividend payments on Endurance preferred shares.

Financial Projections Related to Montpelier

In connection with the discussions regarding the proposed merger, Montpelier provided to Endurance certain unaudited financial projections regarding Montpelier’s forecasted operating results for fiscal years 2015 through 2019 as described in the section of this joint proxy statement/prospectus entitled “–Certain Financial Projections Utilized by the Montpelier Board of Directors and Montpelier’s Financial Advisor”. In addition, Endurance management prepared certain unaudited financial projections regarding Montpelier’s future performance for the years 2015 through 2018 reflecting, among other differences, adjustments to premium growth rates by line of business, underwriting profitability, general and administrative expenses and investment yields (referred to in this joint proxy statement/prospectus as the “adjusted Montpelier case”). Endurance provided the adjusted Montpelier case to the Endurance board of directors and Morgan Stanley. The adjusted Montpelier case was not made available to Montpelier or Credit Suisse.

The following table summarizes the adjusted Montpelier case derived or prepared by Endurance as described above, as used by the Endurance board of directors for purposes of its consideration of the merger and by Morgan Stanley for purposes of its financial analysis:

	2015	2016	2017	2018
Net Premiums Written	$584	$585	$662	$713
Combined Ratio	83.3%	79.2%	79.2%	79.1%
Operating Income to Montpelier Shareholders	$109	$149	$176	$190

Certain Financial Projections Utilized by the Montpelier Board of Directors and Montpelier’s Financial Advisor

Montpelier does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. Montpelier’s management prepared and the Montpelier board of directors in connection with its approval of and entry into the merger agreement considered certain projections, which assume, among other things, that catastrophe losses over the forecast period would be consistent with Montpelier’s expected mean for such losses (referred to in this joint proxy statement/prospectus as the “mean projections”). Montpelier’s management also prepared and its board of directors reviewed a separate set of projections (referred to in this joint proxy statement/prospectus as the “median projections”). The median projections assume, among other things, that catastrophe losses over the forecast period would be consistent with Montpelier’s expected median for such losses. Both the mean projections and the median projections were made available to Endurance and other potential bidders, and both the mean projections and the median projections were provided to Credit Suisse in connection with the evaluation of the merger.

The Montpelier board of directors relied primarily on, and, in connection with Credit Suisse’s fairness analysis, directed Credit Suisse to use, the mean projections rather than the median projections, as the Montpelier board of directors believes that the methodologies used in preparing the mean projections are a more appropriate basis on which to forecast results over an extended period. Among other things, the use of the expected median for catastrophe losses in a forecast extending over a period of several years, as was the case with the median projections, tends to understate actual losses experienced relative to the use of the expected mean by eliminating the effect of significant catastrophe years.

Montpelier uses a variety of financial measures that are not in accordance with GAAP as supplemental measures to evaluate its operational performance. While Montpelier believes that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Montpelier’s competitors and may not be directly comparable to similarly titled measures of Montpelier’s competitors due to potential differences in the exact method of calculation.

The following is a summary of the mean projections (dollars in millions, except ratios):

	2015	2016	2017	2018	2019
Gross Premiums Written	$823	$852	$883	$916	$951
Net Premiums Written	$681	$708	$737	$767	$800
Combined Ratio	83.3%	85.5%	86.8%	88.6%	90.4%
Net Operating Income(1)	$108	$98	$96	$91	$86
Net Income	$136	$125	$123	$119	$114
Distributable Cash Flows(2)	$197	$139	$136	$132	$127

(1)	Net Operating Income excludes the impact of unrealized investment gains and losses that are included in net income.
(2)	Distributable Cash Flows equal net income plus RSU expense, which is a non-cash expense.

The following is a summary of the median projections (dollars in millions, except ratios):

	2015	2016	2017	2018	2019
Gross Premiums Written	$817	$847	$878	$910	$945
Net Premiums Written	$679	$706	$735	$766	$798
Combined Ratio	76.8%	78.4%	78.9%	79.3%	79.7%
Net Operating Income(1)	$151	$146	$155	$165	$176
Net Income	$198	$194	$203	$212	$223
Distributable Cash Flows(2)	$264	$214	$223	$234	$245

(1)	Net Operating Income excludes the impact of unrealized investment gains and losses that are included in net income.
(2)	Distributable Cash Flows equal net income plus RSU expense, which is a non-cash expense.

Important Information About the Unaudited Financial Projections

While the unaudited financial projections summarized above in the sections of this joint proxy statement/prospectus entitled “—Certain Financial Projections Utilized by the Endurance Board of Directors and Endurance’s Financial Advisor” beginning on page 82 and “—Certain Financial Projections Utilized by the Montpelier Board of Directors and Montpelier’s Financial Advisor” beginning on page 83 were prepared in good faith and based on information available at the time of preparation, they constitute forward-looking information and no assurance can be made regarding future events. The estimates and assumptions underlying the unaudited financial projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant uncertainties and contingencies, including, among others, risks and uncertainties described in the sections of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 25 and “Cautionary Statements Regarding Forward-Looking Statements” beginning on page 48, all of which are difficult to predict and many of which are beyond the control of Endurance and Montpelier, respectively. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results will likely differ, and may differ materially, from those reflected in the unaudited financial projections, whether or not the merger is completed. As a result, the unaudited financial projections cannot necessarily be considered predictive of actual future operating results, and this information should not be relied on as such.

The unaudited financial projections were prepared solely for internal use by Endurance or Montpelier, as the case may be, or their respective financial advisors, and not with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements and the use of non-GAAP measures or GAAP. In the view of Endurance’s management and Montpelier’s management, the respective forecasts prepared by them were prepared on a reasonable basis based on the best information available to Endurance’s management and Montpelier’s management, respectively, at the time of their preparation. The unaudited financial projections, however, are not facts and should not be relied upon as being necessarily indicative of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on this information. The inclusion of the unaudited financial projections in this joint proxy statement/prospectus is not an admission or representation by Endurance or Montpelier that such information is material. None of the unaudited financial projections reflect any impact of the merger or the other transactions contemplated by the merger agreement.

All of the unaudited financial projections summarized in this section were prepared by and are the responsibility of the management of Endurance or Montpelier, as the case may be. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information. The reports of the independent registered public accounting firms incorporated by reference into this joint proxy statement/prospectus relate to the historical financial information of Endurance and Montpelier, respectively. Such reports do not extend to the unaudited financial projections and should not be read to do so.

By including in this joint proxy statement/prospectus a summary of certain of the unaudited financial projections regarding the operating results of Endurance and Montpelier, neither Endurance, Montpelier nor any of their respective advisors or other representatives has made or makes any representation to any person regarding the ultimate performance of Endurance or Montpelier compared to the information contained in the financial projections. The unaudited financial projections cover multiple years and such information by its nature becomes less predictive with each succeeding year.

The summaries of the unaudited financial projections are not included in this joint proxy statement/prospectus in order to induce any Montpelier shareholder to vote in favor of the Montpelier merger proposal or any of the other proposals to be voted on at the Montpelier special general meeting or any Endurance shareholder to vote in favor of the Endurance share issuance or the other proposal to be voted on at the Endurance special general meeting.

NEITHER ENDURANCE NOR MONTPELIER INTENDS TO UPDATE OR OTHERWISE REVISE THE ABOVE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR RESPECTIVE PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR, OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS.

Opinion of Endurance’s Financial Advisor

Opinion of Morgan Stanley & Co. LLC

Endurance retained Morgan Stanley to act as its financial advisor and to provide a financial opinion in connection with the proposed merger. Endurance selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of and experience in recent transactions in the reinsurance industry and its knowledge of Endurance’s business and affairs. At the meeting of the Endurance board of directors on March 27, 2015, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of such date, and based upon and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Endurance.

The full text of the written opinion of Morgan Stanley, dated as of March 27, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex C. Endurance shareholders are encouraged to read the opinion carefully and in its entirety. Morgan Stanley’s opinion was rendered for the benefit of the Endurance board of directors, in its capacity as such, and addressed only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to Endurance as of the date of the opinion. Morgan Stanley’s opinion did not address any other aspect of the merger or related transactions, including the prices at which Endurance ordinary shares will trade following consummation of the merger or at any time, or any compensation or compensation agreements arising from (or relating to) the merger which benefit any of Montpelier’s officers, directors or employees, or any class of such persons. The opinion was addressed to, and rendered for the benefit of, the Endurance board of directors and was not intended to, and does not, constitute advice or a recommendation as to how shareholders of Montpelier or Endurance should vote at the special general meetings of Endurance and Montpelier to be held in connection with the merger or act on any matter with respect to the merger or related transactions. The summary of the opinion of Morgan Stanley set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

1. Reviewed certain publicly available financial statements and other business and financial information of Montpelier and Endurance, respectively;

2. Reviewed certain internal financial statements and other financial and operating data concerning Montpelier and Endurance, respectively;

3. Reviewed certain financial projections prepared by the managements of Montpelier and Endurance, respectively;

4. Reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the management of Endurance;

5. Discussed the past and current operations and financial condition and the prospects of Montpelier with senior executives of Montpelier;

6. Discussed the past and current operations and financial condition and the prospects of Endurance, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Endurance;

7. Reviewed the pro forma impact of the merger on Endurance’s earnings per share, consolidated capitalization and financial ratios;

8. Reviewed the reported prices and trading activity for shares of Montpelier and shares of Endurance;

9. Compared the financial performance of Montpelier and Endurance and the prices and trading activity of shares of Montpelier and shares of Endurance with that of certain other publicly-traded companies comparable with Montpelier and Endurance, respectively, and their securities;

10. Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11. Participated in certain discussions and negotiations among representatives of Montpelier and Endurance and their financial and legal advisors;

12. Reviewed the merger agreement and certain related documents; and

13. Performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Montpelier and Endurance, and formed a substantial basis for the opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Montpelier and Endurance of the future financial performance of Montpelier and Endurance. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger would be treated as a tax-free reorganization pursuant to the Code, except to the extent that any deviations would not have a material impact on Morgan Stanley’s opinion. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax, regulatory or actuarial advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Endurance and Montpelier and their respective legal, tax, regulatory and actuarial advisors with respect to legal, tax, regulatory and actuarial matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Montpelier’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of Montpelier common shares in the merger. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Montpelier or Endurance, nor were they furnished with any such valuations or appraisals. Morgan Stanley is not an expert in the evaluation of reserves for property and casualty insurance losses and loss adjustment expenses and did not make an independent evaluation of the adequacy of the reserves of Montpelier or Endurance. In that regard, Morgan Stanley made no analysis of, and expressed no opinion as to, the adequacy of the losses and loss adjustment expense of reserves of Montpelier or Endurance. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, March 27, 2015. Events occurring after March 27, 2015 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm the opinion.

Summary of Financial Analyses

The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion to the Endurance board of directors dated March 27, 2015. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 26, 2015, which was the last trading day prior to the date of the meeting of the Endurance board of directors to consider and approve the merger agreement, and is not necessarily indicative of current market conditions. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and relied upon certain financial projections provided by Montpelier’s and Endurance’s managements and referred to below, including the management cases, which are described below. For further information regarding the financial projections, see the section of this joint proxy statement/prospectus entitled “The Merger—Certain Financial Projections Utilized by the Endurance Board of Directors and Endurance’s Financial Advisor” beginning on page 82 of this joint proxy statement/prospectus.

Trading Range and Research Targets

To provide a historical perspective, Morgan Stanley reviewed the historical trading range of Montpelier common shares for various periods and share price targets for Montpelier common shares prepared and published by equity research analysts, which reflect each analyst’s estimate of the future public market trading price of Montpelier common shares and were not discounted to present value. Morgan Stanley discounted such share price targets to present value (as of March 26, 2015) by applying an illustrative one-year discount period at a discount rate of 6.2%, which was selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, Montpelier’s assumed cost of equity calculated utilizing a capital asset pricing model, which is a financial valuation method that takes into account both returns in equity markets generally and volatility in a company’s common stock. Morgan Stanley noted that the low and high closing prices for Montpelier common shares for the 90-day period ending December 10, 2014, the trading day before news began to publicly leak that Montpelier had appointed Credit Suisse to advise on its strategic options, were $29.60 and $34.85, respectively. Morgan Stanley also noted a range of share price targets for Montpelier common shares as of December 10, 2014 and as of March 26, 2015 discounted as described above of approximately $29.20 to $34.85 per share.

The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for Montpelier common shares and these estimates are subject to uncertainties, including the future financial performance of Montpelier and future financial market conditions.

Comparable Company Analysis

Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared, using publicly available information, certain current and historical financial information for Montpelier with corresponding current and historical financial information, ratios and public market multiples for publicly traded companies in the reinsurance industry that shared certain similar business and operating characteristics to Montpelier. The following list sets forth the selected publicly traded comparable companies that were reviewed in connection with this analysis:

• XL Group plc	• RenaissanceRe Holdings Ltd.
• Arch Capital Group Ltd.	• Allied World Assurance Company
• Everest Re Group Ltd.	• Validus Holdings Ltd.
• Alleghany Corp.	• Aspen Insurance Holdings Ltd.
• PartnerRe Ltd.	• Endurance
• AXIS Capital Holdings Ltd.

The above companies were chosen based on Morgan Stanley’s knowledge of the industry and because these companies have businesses that may be considered similar to Montpelier’s. Although none of such companies are identical or directly comparable to Montpelier, these companies are publicly traded companies with operations or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar or reasonably comparable to those of Montpelier.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies, based on closing share prices on March 26, 2015 and publicly available financial data, for comparison purposes:

•	the ratio of share price to book value per share as of December 31, 2014;

•	the ratio of share price to estimated earnings per share for calendar year 2015 (based on publicly available equity research estimates); and

•	the ratio of share price to estimated earnings per share for calendar year 2016 (based on publicly available equity research estimates).

The results of this analysis are summarized as follows:

Share Price /
	Book Value per Share at December 31, 2014	2015 Estimated Earnings per Share	2016 Estimated Earnings per Share
Maximum	1.36x	17.2x	17.2x
Median	1.04x	11.5x	10.9x
Minimum	0.90x	8.5x	8.7x

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected a representative range of financial multiples of the comparable companies and applied this range of multiples to the relevant Montpelier financial statistic. Morgan Stanley determined as a result of this analysis that the reference ranges that it would use in its analysis were approximately:

•	1.00x-1.10x for the share price versus December 31, 2014 book value per share, which indicates an implied per share valuation range of $33.19 to $36.51 per share; and

•	10.0x-12.0x for the share price versus estimated earnings per share for calendar years 2015 and 2016, which indicates an implied per share valuation range of $28.30 to $34.80 per share.

No company utilized in the comparable company analysis is identical to Montpelier. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Endurance and Montpelier, such as the impact of competition on the businesses of Montpelier and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Montpelier or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Selected Precedent Transactions Analysis

In connection with its analysis, Morgan Stanley compared publicly available statistics for certain selected precedent reinsurance industry mergers. For each transaction reviewed, Morgan Stanley noted the ratio of the implied consideration per share at announcement to the book value per share at announcement and the ratio of the implied consideration per share at announcement to the average next twelve months (referred to in this joint proxy statement/prospectus as “NTM”) earnings per share estimates, as reflected in the table below, based on publicly available information, including publicly available equity research estimates, for the following publicly announced merger and acquisition transactions:

				Implied Consideration per Share at Announcement/
Announcement Date	Acquiror	Target	Transaction Size ($ in billions)	Book Value per Share at Announcement	NTM Estimated Earnings Per Share
Recent
January 9, 2015	XL Group	Catlin	$4.2	1.25x	12.9x
November 24, 2014	RenaissanceRe	Platinum	$1.9	1.13x	18.3x
June 2, 2014
(terminated)	Endurance	Aspen	$3.2	1.16x	13.9x
December 19, 2012	Markel	Alterra	$3.1	1.07x	20.5x
2009 to 2011
November 21, 2011	Alleghany	Transatlantic	$3.4	0.86x	9.6x
July 5, 2009	PartnerRe	Paris Re	$2.0	0.97x	9.6x
July 9, 2009	Validus	IPC	$1.7	0.84x	6.8x
Other
January 25, 2015	AXIS	PartnerRe	$5.4	0.88x	11.2x

Morgan Stanley noted that the most recent transactions were more comparable to the merger than the other transactions, except for the merger of AXIS and PartnerRe announced in 2015, which was viewed as less relevant given the merger of equals nature of the transaction. Based on its professional judgment and taking into consideration, among other things, the observed multiples for the selected transactions, Morgan Stanley:

•	applied multiples ranging from 1.10x to 1.25x to Montpelier’s December 31, 2014 price to book ratio and derived a reference range of implied equity value per Montpelier common share of $36.51 to $41.49, compared to the implied total consideration of $40.00 per Montpelier common share, calculated as (i) the special dividend of $9.89 per share and (ii) the implied value of the merger consideration of $30.11 per share based on the average five-day volume weighted average price for Endurance ordinary shares of $63.80 as of March 26, 2015 and the fixed exchange ratio of 0.472 of an Endurance ordinary share for each Montpelier common share (referred to in this section of this joint proxy statement/prospectus entitled “The Merger—Opinion of Endurance’s Financial Advisor” beginning on page 86 as the “implied total consideration”); and

•	applied multiples ranging from 13.0x to 18.0x to Montpelier’s estimated 2015 price to earnings ratio for calendar year 2015 and derived a reference range of implied equity value per Montpelier common share of $37.70 to $52.20, compared to the implied total consideration of $40.00 per share.

Morgan Stanley also reviewed, based on publicly available information as published by Thomson Reuters, the premiums paid in certain worldwide acquisition transactions across all industries. The analyses excluded terminated transactions, employee stock ownership plan transactions, self-tenders, spin-offs, share repurchases, minority interest transactions, exchange offers, recapitalizations and restructurings. Morgan Stanley considered premiums paid in announced transactions with a transaction value of $100 million or more that involved worldwide publicly traded target companies over the course of the ten year period ending on December 31, 2014. In the transactions reviewed, the mean premium paid over the closing stock price four weeks prior to the earliest of public announcement, announcement of a competing bid and market rumors of the applicable transaction was 34%.

Based on the foregoing and the premiums paid in selected precedent transactions, Morgan Stanley applied a premium to the unaffected market price per common share on December 10, 2014, the last trading day before news leaked of a possible merger, ranging from 20.0% to 35.0% and derived a reference range of implied equity value per Montpelier common share of $40.43 to $45.48, compared to the implied total consideration of $40.00 per share. Morgan Stanley noted that the $40.00 per share implied total consideration represented a 19% premium to Montpelier’s closing price on December 10, 2014.

No company or transaction utilized in the precedent transaction analyses is identical to Montpelier, Endurance or the merger. In evaluating the selected precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Montpelier and Endurance, such as the impact of competition on the business of Montpelier, Endurance or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Montpelier, Endurance or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Illustrative Synergy Valuation Analysis

Morgan Stanley also performed an illustrative synergy valuation analysis based on the low and high-point values of the range of potential synergies projected to result from the merger as estimated and provided by the management of Endurance.

For purposes of this analysis, Morgan Stanley reviewed the preliminary, projected potential cost savings and other synergies and costs to achieve those synergies based on the range of low to high estimates of such synergies expected to result from the merger, as provided by the management of Endurance.

Morgan Stanley calculated the capitalized value of the cost savings and other synergies and costs by applying a multiple of 10.0x to annual run-rate cost savings less one-time integration costs of 1.0x the annual run-rate savings. Based on this, the estimated synergy value per Montpelier common share was $8.80 to $12.70. Applying this range to Montpelier’s closing price on December 10, 2014, the trading day before news leaked of a possible merger, Morgan Stanley calculated a reference range of implied equity value per Montpelier common share of $42.49 to $46.93 as compared to the implied total consideration of $40.00 per share.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of the company. In preparing its analysis, Morgan Stanley relied upon financial forecasts and estimates related to Montpelier prepared by the management of Montpelier (referred to in this joint proxy statement/prospectus as the “Montpelier management case”) and financial forecasts and estimates related to Montpelier prepared by the management of Endurance, which reflected, among other differences, adjustments to premium growth rates by line of business, underwriting profitability, general and administrative expenses and investment yields (referred to in this joint proxy statement/prospectus as the “adjusted Montpelier case”). Morgan Stanley calculated a range of implied equity values per Montpelier common share based on estimates of the distributable cash flows that Montpelier was forecasted to have the capacity to distribute during calendar years 2015 through 2019 and a terminal value for Montpelier. Morgan Stanley estimated a range of terminal values by extrapolating estimated book value for year-end 2019 from the Montpelier management case and the adjusted Montpelier case and multiplying the terminal price to book ratio by multiples ranging from 1.00x to 1.10x. Present values of dividends and terminal values were calculated using a range of discount rates between 5.7% to 6.7%, which range was selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, Montpelier’s assumed cost of equity calculated utilizing a capital asset pricing model. This analysis indicates:

•	a reference range of implied equity value per Montpelier common share of $43.97 to $47.31 based on the Montpelier management case, as compared to the implied total consideration of $40.00 per share; and

•	a reference range of implied equity value per Montpelier common share of $43.72 to $50.43 based on the adjusted Montpelier case (with synergies), as compared to the implied total consideration of $40.00 per share.

Pro Forma Merger Analysis

Morgan Stanley performed a pro forma analysis of the financial impact of the merger on Endurance’s estimated operating earnings per share, book value per share, operating return on equity, tangible book value per share and operating return on tangible equity for calendar years 2015 through 2018, using financial forecasts and estimates related to Endurance prepared by the management of Endurance and the adjusted Montpelier case (including synergies), and making certain assumptions regarding share repurchases, allocation of excess purchase price to intangibles, reserves released at closing, favorable reserve development in 2015 and 2016, repayment of debt and calls of preferred shares. Based on this analysis, but excluding non-recurring charges in 2015, the proposed merger would be accretive to Endurance’s estimated operating earnings per share, operating return on equity and operating return on tangible equity for calendar years 2015 through 2018 and accretive to Endurance’s estimated book value per share for calendar years 2016 through 2018, but dilutive to Endurance’s estimated book value per share for calendar year 2015 and dilutive to Endurance’s estimated tangible book value per share for calendar years 2015 through 2018.

Morgan Stanley performed a pro forma analysis of the financial impact of the merger on Endurance’s estimated operating earnings per share, book value per share, operating return on equity, tangible book value per share and operating return on tangible equity for calendar years 2015 and 2016, using equity research analysts’ earnings estimates for Endurance and Montpelier, and making certain assumptions regarding synergies, the opportunity cost of cash, non-recurring costs and share repurchases in 2015 and 2016. Based on this analysis, the proposed merger would be accretive to Endurance’s estimated operating earnings per share, operating return on equity and operating return on tangible equity for calendar years 2015 and 2016, but dilutive to Endurance’s estimated book value per share and tangible book value per share for calendar years 2015 and 2016.

General

Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described should not be taken to be Morgan Stanley’s view of the actual value of Montpelier or Endurance. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Montpelier or Endurance. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results of Endurance or Montpelier or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to Endurance and in connection with the delivery of its oral opinion to the Endurance board of directors subsequently confirmed in writing. These analyses do not purport to be appraisals or to reflect the prices at which shares of Endurance or Montpelier might actually trade.

The exchange ratio was determined through arm’s-length negotiations between Endurance and Montpelier and was approved by the Endurance board of directors. Morgan Stanley provided advice to Endurance during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to Endurance or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

Morgan Stanley’s opinion and its presentation to the Endurance board of directors was one of many factors taken into consideration by the Endurance board of directors in deciding to approve the merger agreement. Consequently, the analyses described above should not be viewed as determinative of the view of the Endurance board of directors with respect to the exchange ratio or of whether the Endurance board of directors would have been willing to agree to a different exchange ratio. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley’s securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Endurance, Montpelier, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

As compensation for its services relating to the merger, Endurance has agreed to pay Morgan Stanley a fee of $11 million if the merger is consummated. In addition, if Endurance receives any termination or similar fee in connection with the termination of the merger agreement, Morgan Stanley will be entitled to receive a termination fee equal to the lesser of 11% of the fee received by Endurance or $11 million. Endurance has also agreed to reimburse Morgan Stanley for its reasonable expenses incurred in performing its services. In addition, Endurance has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

In the two years prior to the date of delivery of Morgan Stanley’s written opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services for Endurance and have received fees in connection with such services. Such services include acting as financial advisor to Endurance on its proposed acquisition of Aspen Insurance Holdings Ltd. and acting as sole lead arranger in providing commitments to provide bank financing of up to $1.0 billion in connection with Endurance’s proposed exchange offer for Aspen. Morgan Stanley may seek to provide such services to Endurance or Montpelier in the future and expects to receive fees for the rendering of these services.

Opinion of Montpelier’s Financial Advisor

Montpelier retained Credit Suisse to act as its financial advisor in connection with the merger. In connection with Credit Suisse’s engagement, the Montpelier board of directors requested that Credit Suisse evaluate the fairness, from a financial point of view, to the holders of Montpelier common shares (other than the supporting shareholders) of the total consideration. On March 30, 2015, at a meeting of the Montpelier board of directors held to evaluate the proposed merger, Credit Suisse rendered to the Montpelier board of directors an oral opinion, confirmed by delivery of a written opinion dated March 31, 2015, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the review undertaken, the total consideration was fair, from a financial point of view, to holders of Montpelier common shares (other than the supporting shareholders).

The full text of Credit Suisse’s written opinion, dated March 31, 2015, to the Montpelier board of directors, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Credit Suisse in connection with such opinion, is attached to this joint proxy statement/prospectus as Annex B and is incorporated into this joint proxy statement/prospectus by reference in its entirety. The description of Credit Suisse’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Credit Suisse’s opinion. Credit Suisse’s opinion was provided to the Montpelier board of directors (in its capacity as such) for its information in connection with its evaluation of the fairness of the total consideration from a financial point of view to holders of Montpelier common shares (other than the supporting shareholders) and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger, including the relative merits of the merger as compared to alternative transactions or strategies that might be available to Montpelier or the underlying business decision of Montpelier to proceed with the merger. Credit Suisse’s opinion does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the merger or otherwise.

In arriving at its opinion, Credit Suisse reviewed the execution version of the merger agreement, drafts of certain related agreements, including the execution version of the voting agreement and certain publicly available business and financial information relating to Montpelier and Endurance. Credit Suisse also reviewed certain other information relating to Montpelier and Endurance, including financial forecasts relating to Montpelier and Endurance, provided to or discussed with Credit Suisse by Montpelier and Endurance, and met with the managements of Montpelier and Endurance to discuss the business and prospects of Montpelier and Endurance, respectively. See the section of this joint proxy statement/prospectus entitled “The Merger—Certain Financial Projections Utilized by the Montpelier Board of Directors and Montpelier’s Financial Advisor” beginning on page 83. Credit Suisse also considered certain financial and stock market data of Montpelier and Endurance and compared that data with similar data for other publicly held companies in businesses it deemed similar to those of Montpelier and Endurance, and Credit Suisse considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that have been effected or announced. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information, and Credit Suisse assumed and relied upon such information being complete and accurate in all material respects. With respect to the mean projections and the Endurance management forecast that Credit Suisse, at the direction of Montpelier’s management, used in its analyses, the managements of Montpelier and Endurance advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Montpelier and Endurance as to the future financial performance of Montpelier and Endurance, respectively. Credit Suisse was advised that the mean projections were prepared by Montpelier’s management reflecting various assumptions, including but not limited to assumptions regarding the financial implications of future catastrophic loss events. The management of

Montpelier advised Credit Suisse and, at its direction Credit Suisse assumed, that the mean projections and the Endurance management forecast are a reasonable basis on which to evaluate Montpelier and Endurance, and Credit Suisse expresses no view or opinion with respect to, and assumes no responsibility for, the mean projections, the Endurance management forecast or the assumptions upon which they are based. Credit Suisse assumed, with Montpelier’s consent, that the merger will be treated as a tax-free reorganization for federal income tax purposes. Credit Suisse also assumed, with Montpelier’s consent, that, in the course of obtaining any regulatory or third-party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Montpelier, Endurance or the contemplated benefits of the merger and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal (including any actuarial appraisal) of the assets or liabilities (contingent or otherwise) of Montpelier or Endurance. Credit Suisse is not an actuary, and Credit Suisse’s services did not include any actuarial determination or evaluation by it or any attempt to evaluate actuarial assumptions. Credit Suisse did not make any analysis of, and did not express any opinion as to, the adequacy of the reserves of Montpelier or Endurance, and Credit Suisse has assumed, with Montpelier’s consent, that the reserves reflected on Montpelier’s and Endurance’s audited balance sheets as of December 31, 2014 reflect their respective management’s best currently available estimate and judgment as to the amount of reserves needed for the operation of the respective businesses of Montpelier and Endurance in the ordinary course of business. Credit Suisse is a financial advisor only and relied upon, without independent verification, the assessment of Montpelier and its legal, tax, regulatory and actuarial advisors with respect to legal, tax, regulatory and actuarial matters.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to the holders of Montpelier common shares of the total consideration and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the fairness of the merger to, or any consideration to be received in connection therewith by, the holders of any other class of securities, including the Montpelier preferred shares, and the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the total consideration or otherwise. The issuance of Credit Suisse’s opinion was approved by Credit Suisse’s authorized internal committee. Credit Suisse has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise.

Credit Suisse’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on that date. Credit Suisse did not express any opinion as to what the value of Endurance ordinary shares actually would be when issued to the holders of Montpelier common shares pursuant to the merger or the prices at which Endurance ordinary shares would trade at any time. Credit Suisse’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to Montpelier, nor did it address the underlying business decision of Montpelier to proceed with the merger.

In preparing its opinion to the Montpelier board of directors, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Montpelier’s and Endurance’s control. No company, business or transaction used for comparative purposes in Credit Suisse’s analyses is identical to Montpelier, Endurance or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse was not requested to, and it did not, recommend the specific consideration payable pursuant to the merger agreement, which total consideration was determined through negotiations between Montpelier and Endurance, and the decision to enter into the merger agreement was solely that of the Montpelier board of directors. Credit Suisse’s opinion and financial analyses were only one of many factors considered by the Montpelier board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Montpelier board of directors or management with respect to the merger and related transactions or the total consideration.

The following is a summary of the material financial analyses reviewed with the Montpelier board of directors on March 30, 2015 in connection with Credit Suisse’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses.

For purposes of the financial analyses summarized below, the term “implied total consideration” refers to $39.82 per share calculated based on the total consideration mix provided for in the merger agreement, which consists of (i) $9.89 per Montpelier common share of the special dividend and (ii) the implied value of the merger consideration of $29.93 per share based on the 0.472 exchange ratio and Endurance’s closing share price of $63.42 on March 27, 2015 (the last trading day prior to March 30, 2015).

Selected Companies Analyses. Credit Suisse performed separate selected companies analyses of Montpelier and Endurance.

Montpelier. In performing a selected public companies analysis of Montpelier, Credit Suisse reviewed financial and stock market information of Montpelier and the following six selected publicly traded companies, which Credit Suisse in its professional judgment considered generally relevant for comparative purposes as publicly traded property and casualty insurance and reinsurance companies with a market capitalization between $1.0 billion and $10.0 billion and at least 50% of premiums sourced from reinsurance, which six companies collectively are referred to in this section of this joint proxy statement/prospectus as the “Montpelier selected companies”:

•	Alleghany Corporation

•	Endurance

•	Everest Re Group, Ltd.

•	PartnerRe Ltd.

•	RenaissanceRe Holdings Ltd.

•	Validus Holdings Ltd.

Credit Suisse reviewed, among other things, per share stock prices as multiples of calendar years 2015 and 2016 estimated earnings per share, referred to as EPS, book value per share and tangible book value per share. The overall low to high calendar year 2015 and calendar year 2016 estimated EPS multiples observed for the selected companies were 8.6x to 17.4x (with a mean of 11.5x and a median of 10.9x) and 8.8x to 17.6x (with a mean of 11.4x and a median of 10.5x), respectively. Credit Suisse noted that the calendar year 2015 and the calendar year 2016 estimated EPS multiples observed for Montpelier were 12.7x and 13.2x, respectively, based on research analysts’ publicly available estimates and on market data and estimates as of March 27, 2015, and financial data as of December 31, 2014. Credit Suisse noted that on an unaffected basis the calendar year 2015 and the calendar year 2016 estimated EPS multiples observed for Montpelier were 11.2x and 11.3x, respectively, based on research analysts’ publicly available estimates and market data and estimates as of December 10, 2014, the day prior to media reports beginning to appear stating that Montpelier was exploring a potential sale, and financial data as of September 30, 2014. Credit Suisse then applied selected ranges of EPS multiples of 10.0x to 12.0x derived by Credit Suisse from the Montpelier selected companies to corresponding data of Montpelier based on the mean projections for 2015 and 2016. The results of this analysis are set forth below.

The overall low to high book value per share and tangible book value per share multiples observed for the selected companies were 0.89x to 1.11x (with a mean of 1.03x and a median of 1.04x) and 0.99x to 1.22x (with a mean of 1.10x and a median of 1.09x), respectively, based on research analysts’ publicly available estimates. Credit Suisse noted that the book value per share and the tangible book value per share multiples observed for Montpelier were 1.14x and 1.14x, respectively, based on market data and estimates as of March 27, 2015, and financial data as of December 31, 2014. Credit Suisse noted that on an unaffected basis the book value per share and the tangible book value per share multiples observed for Montpelier were 1.04x and 1.04x, respectively, based on market data and estimates as of December 10, 2014, the day prior to media reports beginning to appear stating that Montpelier was exploring a potential sale, and financial data as of September 30, 2014. Credit Suisse then applied selected ranges of book value per share and tangible book value per share multiples of 0.95x to 1.10x and 1.00x to 1.15x, respectively, derived by Credit Suisse from the Montpelier selected companies to corresponding book value and tangible book value data of Montpelier as of December 31, 2014. The results of this analysis are set forth below.

Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of Montpelier was based on publicly available research analysts’ estimates, public filings and the mean projections. See the section of this joint proxy statement/prospectus entitled “The Merger—Certain Financial Projections Utilized by the Montpelier Board of Directors and Montpelier’s Financial Advisor” beginning on page 83. The foregoing analyses indicated the following approximate implied per share value reference range for Montpelier as compared to the implied total consideration of $39.82 per share:

EPS (2015E management estimates)	EPS (2016E management estimates)	Price / Book Value	Price / Tangible Book Value
$25.01-30.01	$24.26-29.11	$31.27-36.21	$32.92-37.85

Endurance. In performing a selected public companies analysis of Endurance, Credit Suisse reviewed financial and stock market information of Endurance and the following 10 selected publicly traded companies which Credit Suisse in its professional judgment considered generally relevant for comparative purposes as publicly traded property and casualty insurance and reinsurance companies with market capitalization between $1.0 billion and $10.0 billion, which 10 companies collectively are referred to in this section of this joint proxy statement/prospectus as the “Endurance selected companies”:

• Alleghany Corporation	• Everest Re Group, Ltd.

• Allied World Assurance Company Holdings, AG	• PartnerRe Ltd.

• Arch Capital Group Ltd.	• RenaissanceRe Holdings Ltd.

• Aspen Insurance Holdings Limited	• Validus Holdings Ltd.

• AXIS Capital Holdings Ltd.	• XL Group plc

Credit Suisse reviewed, among other things, per share stock prices as multiples of calendar years 2015 and 2016 estimated EPS, book value per share and tangible book value per share. The overall low to high calendar year 2015 and calendar year 2016 estimated EPS multiples observed for the selected companies were 8.6x to 17.4x (with a mean of 12.3x and a median of 11.6x) and 8.8x to 17.6x (with a mean of 12.0x and a median of 10.9x), respectively. Credit Suisse noted that calendar year 2015 and calendar year 2016 estimated EPS multiples observed for Endurance were 10.3x and 10.2x, respectively, based on research analysts’ publicly available estimates. Credit Suisse then applied selected ranges of EPS multiples of 9.5x to 11.5x derived by Credit Suisse from the Endurance selected companies to corresponding data of Endurance based on the Endurance management forecast and publicly available research analysts’ estimates for 2015 and 2016, respectively. The results of this analysis are set forth below.

The overall low to high book value per share and tangible book value per share multiples observed for the selected companies were 0.89x to 1.41x (with a mean of 1.06x and a median of 1.04x) and 0.99x to 1.44x (with a mean of 1.12x and a median of 1.07x), respectively. Credit Suisse noted that book value per share and tangible book value per share multiples observed for Endurance were 1.03x and 1.10x, respectively. Credit Suisse then applied selected ranges of book value per share and tangible book value per share multiples of 1.00x to 1.10x and 1.05x to 1.15x, respectively, derived by Credit Suisse from the Endurance selected companies to corresponding book value and tangible book value data of Endurance as of December 31, 2014. The results of this analysis are set forth below.

Financial data of the selected companies were based on publicly available research analysts’ consensus estimates, public filings and other publicly available information. Financial data of Endurance was based on publicly available research analysts’ estimates, public filings and the Endurance management forecast. The foregoing analyses indicated the following approximate implied per share value reference range for Endurance as compared to the closing share price of Endurance on March 27, 2015 of $63.42:

EPS (2015 I/B/E/S)	EPS (2016 I/B/E/S)	EPS (2015 management estimates)	EPS (2016 management estimates)	Price / Book Value	Price / Tangible Book Value

$58.47-70.78	$58.88-71.28	$48.45-58.65	$75.72-91.66	$61.27-67.40	$60.75-66.54

Selected Transactions Analysis. Credit Suisse reviewed and considered publicly available financial information of the following eight selected transactions involving companies in the property and casualty insurance and reinsurance industries that Credit Suisse deemed relevant.

The selected transactions and corresponding financial data were:

Date Announced	Acquiror	Target	Price / Book Value	Price / Tangible Book Value
November 24, 2014	RenaissanceRe Holdings Ltd.	Platinum Underwriters Holdings, Ltd.	1.13x	1.13x
April 11, 2014(1)	Endurance Specialty Holdings Ltd.	Aspen Insurance Holdings	1.16x	1.17x
December 18, 2012	Markel Corporation	Alterra Capital Holdings Limited	1.11x	1.13x
August 30, 2012	Validus Holdings Ltd.	Flagstone Reinsurance Holdings, S.A.	0.74x	0.78x
November 21, 2011	Alleghany Corporation	Transatlantic Holdings, Inc.	0.82x	0.82x
March 3, 2010	Max Capital Group Ltd.	Harbor Point Limited	0.80x	0.93x
July 5, 2009	PartnerRe Ltd.	PARIS RE Holdings Ltd.	0.91x	1.00x
March 31, 2009	Validus Holdings Ltd.	IPC Holdings, Ltd.	0.97x	0.97x

(1)	Transaction not consummated and excluded in aggregated statistics.

The overall low to high book value per share and tangible book value per share multiples observed for the selected transactions were 0.74x to 1.13x (with a mean of 0.93x and a median of 0.91x) and 0.78x to 1.13x (with a mean of 0.97x and a median of 0.97x), respectively. Credit Suisse then applied selected ranges of book value per share and tangible book value per share multiples of 1.00x to 1.20x and 1.05x to 1.20x, respectively, derived by Credit Suisse from the selected companies and book value to the tangible book value data of Montpelier as of December 31, 2014. The results of this analysis are set forth below.

Financial data of the selected transactions were based on public filings and other publicly available information. Financial data of Montpelier was based on public filings and the mean projections. The foregoing analyses indicated the following approximate implied per share value reference range for Montpelier as compared to the implied total consideration of $39.82 per share:

Price / Book Value	Price / Tangible Book Value
$32.92-39.50	$34.56-$39.50

Dividend Discount Analyses. Credit Suisse performed separate dividend discount analyses of Montpelier and Endurance.

Montpelier. In performing a dividend discount analysis of Montpelier, Credit Suisse calculated the estimated present value of distributable cash flow that Montpelier was forecasted to generate during calendar years ending December 31, 2015 through December 31, 2019 based upon the mean projections. Credit Suisse then calculated terminal value ranges for Montpelier by applying a range of terminal value multiples of 0.950x to 1.100x to Montpelier’s calendar year ending December 31, 2019 estimated book value. The distributable cash flows and terminal values were then discounted to present values using discount rates ranging from 5.85% to 7.00%. The resulting analysis indicated an approximate implied per share value reference range for Montpelier of $35.77 to $40.87 as compared to the implied total consideration of $39.82 per share.

Endurance. In performing a dividend discount analysis of Endurance, Credit Suisse calculated the estimated present value of distributable cash flow that Endurance was forecasted to generate during calendar years ending December 31, 2015 through December 31, 2017 based upon the Endurance management forecast and during calendar years ending December 31, 2015 through December 31, 2016 based upon publicly available research analysts’ estimates. Credit Suisse then calculated terminal value ranges for Endurance by applying a range of terminal value multiples of 1.000x to 1.100x to Endurance’s calendar year ending December 31, 2017 estimated book value based upon the Endurance management forecast and calendar year ending December 31, 2016 estimated book value based upon public available research analysts’ estimates. The distributable cash flows and terminal values were then discounted to present values using discount rates ranging from 5.75% to 7.00%. The resulting analysis indicated an approximate implied per share value reference range for Endurance of $70.99 to $80.10 based upon the Endurance management forecast and $65.24 to $72.90 based upon publicly available research analysts’ estimates, each as compared to the closing share price of Endurance on March 27, 2015 of $63.42.

Other Factors.

Credit Suisse also noted for the Montpelier board of directors certain additional factors that were not considered in its financial analysis with respect to its opinion but that were referenced for informational purposes.

Specifically, Credit Suisse reviewed the closing trading price of each of Montpelier and Endurance on March 27, 2015 of $37.41 and $63.42, respectively. Credit Suisse also reviewed the closing trading price of each of Montpelier and Endurance on December 10, 2014, the day prior to media reports beginning to appear stating that Montpelier was exploring a potential sale, of $33.69 and $57.93, respectively, as compared to the implied total consideration of $39.82 per share.

Credit Suisse reviewed with the Montpelier board of directors the 52-week trading low and trading high ranges of each of Montpelier and Endurance of $28.84 to $35.17 and $50.21 to $65.79, respectively. In addition, Credit Suisse reviewed the 52-week volume-weighted average share price of each of Montpelier and Endurance of $33.03 and $55.76. Finally, Credit Suisse also reviewed with the Montpelier board of directors research analyst price target ranges that were available to Credit Suisse for the share prices of Montpelier and Endurance of $35.00 to $37.00 and $60.00 to $70.00, respectively, as compared to the implied total consideration of $39.82 per share.

Miscellaneous.

Montpelier selected Credit Suisse to act as its financial advisor in connection with the merger based on Credit Suisse’s qualifications, experience, reputation and familiarity with Montpelier and its business. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Pursuant to the engagement letter dated as of October 2, 2014 between Montpelier and Credit Suisse, Montpelier has agreed to pay Credit Suisse an aggregate fee currently estimated to be approximately $13.1 million for its services as financial advisor to Montpelier in connection with the merger, $2 million of which became payable to Credit Suisse on March 31, 2015 and approximately $11.1 million of which is contingent upon consummation of the merger. In addition, Montpelier has agreed to reimburse Credit Suisse for its expenses, including fees and expenses of legal counsel, and to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to Credit Suisse’s engagement.

Credit Suisse and its affiliates have in the past provided investment banking and other financial services to Montpelier, Endurance and their respective affiliates for which Credit Suisse and its affiliates have received compensation. Credit Suisse and its affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to Montpelier, Endurance and their respective affiliates for which Credit Suisse and its affiliates have received, and would expect to receive, compensation. Credit Suisse is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse’s and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Montpelier, Endurance and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies.

Interests of Certain Montpelier Persons in the Merger

When considering the recommendation of the Montpelier board of directors with respect to the merger, you should be aware that Montpelier’s executive officers and directors may have interests in the merger that are different from, or in addition to, those of Montpelier shareholders generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. The Montpelier board of directors was aware of these interests during its deliberations on the merits of the merger and in deciding to recommend that Montpelier shareholders vote for the approval of the merger agreement, the statutory merger agreement and the merger at the Montpelier special general meeting. For purposes of all of the Montpelier plans and agreements described below, the consummation of the merger will constitute a “change in control”, “change of control” or term of similar meaning with respect to Montpelier.

Equity Compensation

Treatment of Montpelier Fixed RSUs

Upon completion of the merger, each Montpelier Fixed RSU, including any Montpelier Fixed RSUs held by an executive officer or non-employee director, that is outstanding immediately prior to the completion of the merger will be converted into a service-based restricted share unit, on the same terms and conditions as were applicable to such Montpelier Fixed RSU immediately prior to the completion of the merger, with respect to the number of Endurance ordinary shares (rounded down to the nearest whole ordinary share) equal to the product of (i) the exchange ratio and (ii) the number of Montpelier common shares subject to such Montpelier Fixed RSU immediately prior to the completion of the merger.

Treatment of Montpelier Variable RSUs

Immediately prior to the completion of the merger, the number of Montpelier common shares subject to each Montpelier Variable RSU that is outstanding immediately prior to the completion of the merger will be equal to the greater of (i) the number of Montpelier common shares determined by using Montpelier’s actual performance as of the last completed quarter prior to the completion of the merger, as determined by the Compensation and Nominating Committee of the Montpelier board of directors prior to the completion of the merger after reasonable consultation with Endurance, and (ii) the target number of Montpelier common shares subject to each such Montpelier Variable RSU. Upon completion of the merger, each Montpelier Variable RSU that is outstanding immediately prior to the completion of the merger (including any Montpelier Variable RSUs held by an executive officer) will be converted into a service-based restricted share unit, on the same terms and conditions as were applicable to such Montpelier Variable RSU immediately prior to the completion of the merger, with respect to the number of Endurance ordinary shares (rounded down to the nearest whole ordinary share) equal to the product of (x) the exchange ratio and (y) the number of Montpelier common shares subject to such Montpelier Variable RSU immediately prior to the completion of the merger.

Dividend Equivalent Payment

Each holder of a Montpelier Fixed RSU or a Montpelier Variable RSU will be entitled to an amount in cash, without interest, equal to any accrued dividend equivalent payments, plus the special dividend, and any other extraordinary cash dividends that remain unpaid as of immediately prior to the completion of the merger. This payment will be made to each holder promptly following the completion of the merger, but no later than 30 days following the completion of the merger.

Accelerated Vesting Upon Certain Terminations

The vesting of the converted restricted share units, including the restricted share units held by any executive officer or non-employee director, will accelerate upon a qualifying termination during the two-year period following completion of the merger.

Value to Executive Officers and Directors in Respect of Montpelier Equity

The table below sets forth the number of Montpelier Fixed RSUs and Montpelier Variable RSUs held by each executive officer and director of Montpelier as of April 30, 2015, and the value that each executive officer and director can expect to receive for such equity as of promptly following the effective time of the merger, assuming continued employment or service through the effective time of the merger and a qualifying termination of employment or service immediately following the effective time of the merger.

Since the value of the merger consideration is not fixed, the value of the Montpelier Fixed RSUs and Montpelier Variable RSUs is based on the average closing price of Montpelier common shares over the first five business days following public announcement of the merger, or $39.24. Accordingly, the actual value received by Montpelier’s executive officers and directors may be greater or less than those provided for above. Depending on when the merger is completed, certain restricted share units shown in the table above may become vested in accordance with their terms without regard to the merger. The table above does not include any grants of Montpelier Fixed RSUs or Montpelier Variable RSUs following the filing of this joint proxy statement/prospectus, which is not permitted under the terms of the merger agreement.

Name	Number of Montpelier Fixed RSUs	Value of Montpelier Fixed RSUs ($)	Number of Montpelier Variable RSUs (at target)(a)	Value of Montpelier Variable RSUs ($)	Payment of Accrued Dividend Equivalents ($)(b)
Executive Officers
Christopher L. Harris	224,710	8,817,620	66,000	2,589,840	13,200
Michael S. Paquette	78,203	3,068,686	23,732	931,244	4,746
Christopher T. Schaper	104,047	4,082,804	31,268	1,226,956	6,254
Richard M.M. Chattock	107,412	4,214,847	30,840	1,210,162	6,168
William Pollett	50,840	1,994,962	18,424	722,958	3,685
Timothy P. Aman	50,643	1,987,231	15,076	591,582	3,015
Jonathan B. Kim	34,127	1,339,143	12,564	493,011	2,513
George A. Carbonar	13,237	519,420	4,188	164,337	838

Directors
John G. Bruton	2,500	$98,100	0	0	0
Morgan W. Davis	2,500	$98,100	0	0	0
Michael R. Eisenson(c)	4,500	$176,580	0	0	0
Henry R. Keizer	6,500	$255,060	0	0	0
Nicholas C. Marsh	4,000	$156,960	0	0	0
John F. Shettle Jr.	2,500	$98,100	0	0	0
Candace L. Straight	2,500	$98,100	0	0	0
Susan J. Sutherland	6,500	$255,060	0	0	0
Anthony Taylor	2,500	$98,100	0	0	0
Ian M. Winchester	2,500	$98,100	0	0	0

(a)	Under the terms of the merger agreement, each Montpelier Variable RSU will be converted to a service-based Endurance restricted share unit at the greater of (a) actual performance as of the last completed quarter prior to the effective time of the merger and (b) target performance. The converted restricted share units will generally remain subject to their existing terms and conditions, including applicable service-based vesting conditions, but vesting will accelerate upon a qualifying termination during the two-year period following completion of the merger.
(b)	These amounts reflect dividend equivalent payments that are accrued as of April 30, 2015, with respect to the Montpelier Variable RSUs outstanding at that date. These amounts are “single-trigger” benefits that will be paid in cash upon completion of the merger. These amounts do not include the special dividend, which will be paid to holders of Montpelier Fixed RSUs and Variable RSUs promptly following the completion of the merger and the value of which is incorporated in the five-day average closing price of Montpelier common shares ($39.24) used for purposes of this table.
(c)	Mr. Eisenson is the Chief Executive Officer and a Managing Director of Charlesbank, the investment advisor to the supporting shareholders (the registered owners of these Montpelier Fixed RSUs). Mr. Eisenson serves as the representative of the supporting shareholders on the board of directors of Montpelier and disclaims beneficial ownership of these Montpelier Fixed RSUs, except to the extent of his pecuniary interest therein.

Change in Control and Other Termination Benefits

Each of Messrs. Harris, Paquette, Schaper, Chattock and Pollett is eligible for severance benefits under the severance plan. The severance plan provides for the payment of specified benefits if an executive officer’s employment is terminated without cause (other than due to death or disability) or for good reason, in either case, during the two-year period following a change in control, as defined in the 2012 LTIP (such as the merger).

For purposes of the severance plan, “cause” (a) for Messrs. Harris and Paquette, means (i) the conviction of an offense (other than a road traffic offense or other non-material offense not subject to a custodial sentence) or (ii) willful gross negligence or willful gross misconduct by the executive officer in connection with the executive officer’s employment with Montpelier that causes or is likely to cause material loss or damage to Montpelier, and (b) for Messrs. Schaper, Chattock and Pollett, means (i) conviction of, guilty plea or plea of no contest to, a felony (or similar offense under the laws of the United Kingdom); (ii) willful and continued failure to substantially perform the material duties set forth in the executive officer’s service agreement (other than any failure resulting from disability) following written notice from Montpelier; (iii) commission of an act involving moral turpitude, which could reasonably be expected to have a material adverse effect on Montpelier; (iv) fraud, misappropriation, embezzlement, or intentional breach of fiduciary duty; (v) willful malfeasance in connection with the executive officer’s employment that Montpelier determines has materially adversely affected it; or (vi) material violation of any Montpelier policy or a material breach of any agreement between the executive officer and Montpelier that could reasonably be expected to have a material adverse effect on Montpelier.

For purposes of the severance plan, “good reason” means, for Messrs. Schaper, Chattock and Pollett, a termination of the executive’s employment with Montpelier or a subsidiary at the initiative of the executive that the executive declares by prior written notice delivered to Montpelier to be a constructive termination by Montpelier or a subsidiary and that involves (a) assignment to the executive officer of duties inconsistent with the executive officer’s position, authority, duties or responsibilities in effect prior to the change in control or any other action by Montpelier that results in a diminution of any of the foregoing as in effect prior to the change in control, (b) a decrease in the executive officer’s salary or bonus opportunity (including annual performance-based equity awards or equity awards granted in lieu of salary, in each case, granted under the 2012 LTIP or any successor plan) or (c) a relocation of the executive officer’s principal place of employment by more than fifty miles from the location at which the executive officer is then principally employed (or in the case of an executive officer located in Bermuda, a relocation of such executive officer’s place of employment from Bermuda), in each case, without the consent of the executive officer. For Messrs. Harris and Paquette, “good reason” includes (w) a decrease in the executive officer’s base salary or any decrease (which, in the case of Mr. Paquette, must be material) in annual bonus opportunity or, solely in the case of Mr. Harris, annual target opportunity under the 2012 LTIP; (x) a material diminution in the executive officer’s authority, duties or responsibilities such that he cannot continue to carry out his job in substantially the same manner as it was intended to be carried out immediately before such diminution; (y) a relocation of the executive officer’s principal place of employment by more than 50 miles from the location at which he is then principally employed; or (z) a material breach by Montpelier of the terms of the executive officer’s service agreement or of any outstanding award to the executive under the LTIPs that Montpelier has failed to cure, in each case, without the consent of the executive officer. For purposes of Mr. Harris, clause (x) of the preceding sentence also includes Mr. Harris’ removal as President or Chief Executive Officer of Montpelier, failure to continue Mr. Harris’ service as a director or failure to have him report directly and solely to the Montpelier board of directors and clause (y) is triggered only upon a relocation of Montpelier’s executive offices from Bermuda while Mr. Harris is Chief Executive Officer.

Under the provisions of the severance plan, Mr. Harris is eligible for Group A severance benefits and Messrs. Paquette, Schaper, Chattock and Pollett are each eligible for Group B benefits. Group A benefits consist of three times, and Group B benefits consist of two times, the sum of: (i) the executive officer’s annual base salary at the greater of (a) the annual rate in effect on the executive officer’s severance date and (b) the annual rate in effect on the date of the change in control; and (ii) the executive officer’s highest annual bonus paid in respect of the three years completed prior to the year in which the change in control occurs. Severance payments made pursuant to the severance plan are “double-trigger”, as they will only be payable in the event of a termination of employment without cause or for good reason on or following completion of the merger. In order for an executive officer to receive any payments under the severance plan, the executive officer must execute a general release of all claims against Montpelier within sixty days after termination of employment.

Amounts payable under the severance plan to each of Messrs. Harris, Paquette, Schaper, Chattock and Pollett are paid in a lump sum and are in lieu of any other severance or notice payments (other than, in the case of Mr. Harris, any continued medical benefits) to which they would be entitled under their service agreements, statutory severance or other Montpelier programs. Under the terms of Mr. Harris’ service agreement, in the event of a termination of employment without cause by Montpelier or for good reason by Mr. Harris, Mr. Harris is entitled to continuation of medical benefits for three years following such termination.

If any amount payable to an executive officer (under the severance plan or otherwise) is subject to Section 280G of the Code, such amount will be reduced in the event that the reduced amount would be more favorable to the executive officer on a net after-tax basis.

Messrs. Aman, Kim and Carbonar are not participants in the severance plan, however, they are each party to an individual service agreement with Montpelier or one of its subsidiaries, pursuant to which each executive officer would receive salary continuation during a six-month notice period in connection with a termination of their employment other than for cause. In addition, Montpelier, may, in its sole discretion, terminate the employment of Messrs. Aman, Kim and Carbonar without notice by paying the respective executive a lump-sum payment equal to the salary that would have been paid during the notice period had notice been given. Messrs. Aman, Kim and Carbonar are also entitled to additional severance payments under Montpelier’s employee handbooks in the event of certain terminations of employment. Under the Montpelier employee handbooks, employees with between one to ten years of continuous employment are entitled to receive two weeks’ base salary for each completed year of continuous employment. Employees with ten or more years of continuous employment are entitled to receive two weeks’ base salary for years one through ten of continuous employment and three weeks’ base salary for each completed year of continuous employment after ten years. Severance under the Montpelier handbooks is limited to a maximum of twenty-six weeks’ base salary and may be contingent on a signed release of claims against Montpelier. The notice pay and severance under the individual service agreements and the Montpelier employee handbooks are payable regardless of, and are not enhanced by, a change in control of Montpelier. Pursuant to Montpelier’s employee handbook, Messrs. Aman and Carbonar would each be entitled to 14 weeks’ base salary and Mr. Kim would be entitled to 23 weeks’ base salary as severance.

Under the Montpelier 2015 annual bonus plan and the merger agreement, each executive officer will be entitled to a pro-rata cash bonus for 2015 based on target performance, which will be paid at the same time that annual bonuses are typically paid by Montpelier and subject to continued employment through such payment date. In addition, if an executive officer experiences a qualifying termination prior to the payment date, the executive will receive the pro-rata bonus for 2015. Following completion of the merger, the executive officers who remain with Endurance will be eligible to participate in the annual bonus plan maintained by Endurance.

Quantification of Change in Control and Termination Payments and Benefits to Montpelier Executive Officers

The first table below sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of Montpelier’s “named executive officers” (as identified in accordance with SEC regulations) based on the merger, assuming that the merger is completed on April 30, 2015 (the latest practicable date, determined pursuant to Item 402(t) of Regulation S-K) and each of the executive officers is terminated without cause on the same day. The amounts set forth in the table below are subject to a non-binding advisory vote of Montpelier shareholders, as described under “Montpelier Special General Meeting—Purposes of the Montpelier Special General Meeting” above, beginning on page 58.

The second table below, entitled “Golden Parachute Compensation—Montpelier Other Executive Officers”, shows the compensation that could become payable to Montpelier’s other executive officers based on the merger and is not subject to an advisory vote. Although the rules of the SEC do not require the second table, it has been included so that quantification of the potential change in control payments and benefits that could be received by all of Montpelier’s executive officers is presented in a uniform manner. Similar to the table required by Item 402(t) of Regulation S-K, the second table assumes that the merger is completed on April 30, 2015 and each of the executive officers is terminated without cause on the same day, with payment of salary in lieu of notice.

Golden Parachute Compensation—Montpelier Named Executive Officers

Named Executive Officers	Cash(a)	Equity(b)	NQDC(c)	Perquisites/ Benefits(d)	Total(e)
Christopher L. Harris	$7,900,000	$11,420,660	0	$23,102	$19,343,762
Michael S. Paquette	$2,491,667	$4,004,676	0	0	$6,496,343
Christopher T. Schaper	$3,506,667	$5,316,014	0	0	$8,822,681
Richard M.M. Chattock	$3,563,768	$5,431,176	0	0	$8,994,944
William Pollett	$1,905,200	$2,721,604	0	0	$4,626,804

(a)	These amounts represent “double-trigger” lump-sum cash severance payments provided to each executive officer under the terms of the severance plan, which equal the sum of (i) two times (three times in the case of Mr. Harris) the sum of (x) the executive officer’s current base salary and (y) the executive officer’s largest bonus in respect of the three years prior to the change in control and (ii) pro-rata value of the 2015 bonus at target (one-third of 2015 annual bonus). With respect to Mr. Harris, this amount represents (i) a cash severance payment of $7,650,000 under the severance plan and (ii) a 2015 pro-rata bonus at target of $250,000. With respect to Mr. Paquette, this amount represents (i) a cash severance payment of $2,350,000 under the severance plan and (ii) a 2015 pro-rata bonus at target of $141,667. With respect to Mr. Schaper, this amount represents (i) a cash severance payment of $3,320,000 under the severance plan and (ii) a 2015 pro-rata bonus at target of $186,667. With respect to Mr. Chattock, this amount represents (i) a cash severance payment of $3,379,334 under the severance plan and (ii) a 2015 pro-rata bonus at target of $184,434. With respect to Mr. Pollett, this amount represents (i) a cash severance payment of $1,795,200 under the severance plan and (ii) a 2015 pro-rata bonus at target of $110,000. These amounts are based on the compensation and benefit levels in effect on April 30, 2015. If compensation and benefit levels are increased after April 30, 2015, actual payments to a named executive officer may be greater than those provided for above.
(b)	As described above, these amounts represent (i) the value of the “double-trigger” acceleration of restricted share units under the LTIPs that will occur upon a qualifying termination during the two-year period following a change in control, such as the merger, and (ii) a “single-trigger” cash payment equal to the dividend equivalents accrued in respect of the Montpelier Variable RSUs. Since the value of the merger consideration is not fixed, the value of the Montpelier Fixed RSUs and Montpelier Variable RSUs is based on the average closing price of Montpelier common shares over the first five business days following public announcement of the merger, or $39.24. Accordingly, actual payments may be greater or less than those provided for above. In addition, these amounts do not separately reflect the special dividend, which will be paid to holders of Montpelier Fixed RSUs and Montpelier Variable RSUs promptly following the completion of the merger, because the value of such special dividend is incorporated in the five-day average closing price of Montpelier common shares ($39.24) used for purposes of this table. The single-trigger cash payment in respect of accrued dividend equivalents on the Montpelier Variable RSUs that is payable to each named executive officer equals $13,200 for Mr. Harris, $4,746 for Mr. Paquette, $6,254 for Mr. Schaper, $6,168 for Mr. Chattock and $3,685 for Mr. Pollett. For additional disclosure related to the amounts disclosed in this column, see the section entitled “Value to Executive Officers and Directors in Respect of Montpelier Equity” above.
(c)	None of the executive officers have unvested deferred compensation account balances under Montpelier’s deferred compensation plans and, as a result, there would be no “double-trigger” nonqualified deferred compensation benefit enhancements upon the executive officers’ qualifying termination following completion of the merger. Under the terms of the applicable plans, Messrs. Harris and Paquette will be paid the balance of their vested deferred compensation accounts upon completion of the merger, which were equal to $51,512 and $111,416, respectively, as of March 31, 2015.
(d)	This amount includes the value of the continued medical benefits due to Mr. Harris under the terms of his service agreement with Montpelier. The amounts attributable to continuation of medical benefits (i) have been calculated based upon Montpelier’s current actual costs of providing the benefits and (ii) have not been discounted for the time value of money. Montpelier may avoid or discontinue paying Mr. Harris his cash severance payments and providing continuation of medical benefits in exchange for releasing him from the restrictive covenants related to non-competition and non-solicitation set forth in his service agreement.
(e)	This amount includes the aggregate dollar value of the sum of all amounts reported in the preceding columns.

Golden Parachute Compensation—Montpelier Other Executive Officers

Other Executive Officers	Cash(a)	Equity(b)	NQDC(c)	Perquisites/ Benefits(d)	Total(e)
Timothy P. Aman	$396,923	$2,581,829	0	0	$2,978,752
Jonathan B. Kim	$357,692	$1,834,668	0	0	$2,192,360
George A. Carbonar	$203,846	$684,595	0	0	$888,441

(a)	These amounts represent (i) salary continuation during a six-month notice period (or cash payment in lieu of notice period), (ii) additional severance payable under Montpelier’s employee handbooks and (iii) pro-rata value of the 2015 bonus at target (one-third of 2015 annual bonus). With respect to Mr. Aman, this amount represents (i) $180,000 in notice pay, (ii) a cash severance payment of $96,923 under Montpelier’s employee handbook and (iii) a 2015 pro-rata bonus at target of $120,000. With respect to Mr. Kim, this amount represents (i) $150,000 in notice pay, (ii) a cash severance payment of $132,692 under Montpelier’s employee handbook and (iii) a 2015 pro-rata bonus at target of $75,000. With respect to Mr. Carbonar, this amount represents (i) $100,000 in notice pay, (ii) a cash severance payment of $53,846 under Montpelier’s employee handbook and (iii) a 2015 pro-rata bonus at target of $50,000. These amounts are based on the compensation and benefit levels in effect on April 30, 2015. If compensation and benefit levels are increased after April 30, 2015, actual payments to a named executive officer may be greater than those provided for above.
(b)	As described above, these amounts represent (i) the value of the “double-trigger” acceleration of restricted share units under the LTIPs that will occur upon a qualifying termination during the two-year period following a change in control, such as the merger, and (ii) a “single-trigger” cash payment equal to the dividend equivalents accrued in respect of the Montpelier Variable RSUs. Since the value of the merger consideration is not fixed, the value of the Montpelier Fixed RSUs and Montpelier Variable RSUs is based on the average closing price of Montpelier common shares over the first five business days following public announcement of the merger, or $39.24. Accordingly, actual payments may be greater or less than those provided for above. In addition, these amounts do not separately reflect the special dividend, which will be paid to holders of Montpelier Fixed RSUs and Montpelier Variable RSUs promptly following the completion of the merger, because the value of such special dividend is incorporated in the five-day average closing price of Montpelier common shares ($39.24) used for purposes of this table. The single-trigger cash payment in respect of accrued dividend equivalents on the Montpelier Variable RSUs that is payable to each executive officer equals $3,015 for Mr. Aman, $2,513 for Mr. Kim and $838 for Mr. Carbonar. For additional disclosure related to the amounts disclosed in this column, see the section entitled “Value to Executive Officers and Directors in Respect of Montpelier Equity” above.
(c)	None of the executive officers have unvested deferred compensation account balances under Montpelier’s deferred compensation plans and, as a result, there would be no “double-trigger” nonqualified deferred compensation benefit enhancements upon the executive officers’ qualifying termination following completion of the merger.
(d)	None of the executive officers will receive any perquisites or benefits.
(e)	This amount includes the aggregate dollar value of the sum of all amounts reported in the preceding columns.

Narrative to Golden Parachute Compensation Tables

The tabular disclosure set forth above (i) assumes that each of the listed executive officers is terminated without cause in connection with the merger under circumstances that entitle such individual to severance payments and benefits under the merger agreement, the severance plan and each executive officer’s individual service agreement, as applicable, as of April 30, 2015 (the latest practicable date, determined pursuant to Item 402(t) of Regulation S-K), and (ii) becomes entitled to accelerated vesting and/or payment in respect of all Montpelier Fixed RSUs and Montpelier Variable RSUs held by such executive officer on such date (based on the average per share closing price of Montpelier common shares over the first five business days following March 31, 2015, determined pursuant to Item 402(t) of Regulation S-K) and with performance based awards being paid out at target level of performance.

The executive officer’s receipt of the benefits in the columns with the headings “Cash” and “Perquisites/Benefits” above are subject to his material compliance with certain restrictive covenants. The restrictive covenants for Messrs. Harris, Schaper, Paquette and Kim generally provide for a non-competition and non-solicitation period of twelve months while Messrs. Chattock and Pollett are subject to a non-competition period of six months and non-solicitation period of twelve months. Mr. Aman is subject to a non-competition period of three months and a non-solicitation period of six months. Mr. Carbonar is not subject to any restrictive covenants.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time of the merger, Endurance is required to cause Merger Sub, as the surviving company in the merger, to provide indemnification and advancement of expenses to present and former directors and officers of Montpelier to the fullest extent provided or permitted under applicable law. In addition, for the six year period commencing immediately after the effective time of the merger, Merger Sub will maintain insurance that is no less favorable to Montpelier’s current directors’ and officers’ liability insurance for such directors and officers, possibly including by means of a “tail” policy. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 143 for a more complete description.

Board of Directors and Management of Endurance Following Completion of the Merger

The composition of the board of directors and management of Endurance will not change as a result of the merger except that, pursuant to the merger agreement, unless the merger agreement is terminated or the consummation of the merger does not occur, Endurance will appoint to its board of directors three persons who were, as of the date of the merger agreement, members of the Montpelier board of directors. The three new directors will be determined and approved by Endurance in its sole discretion and the appointment of such three new directors will be subject to a customary vetting process to ensure, among other things, that such persons qualify as “independent” under the rules of the NYSE.

As of the date of this joint proxy statement/prospectus, Endurance has not made a determination as to which three incumbent Montpelier directors Endurance would appoint to its board of directors.

The provisions of the merger agreement relating to the appointment of three new directors to the Endurance board of directors is also summarized under the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Board of Directors and Management of Endurance Following Completion of the Merger” beginning on page 142.

Material U.S. Federal Income Tax Consequences of the Merger and the Special Dividend

The following section is a summary of the anticipated U.S. federal income tax consequences to U.S. holders (as defined below) of Montpelier common shares of (1) the merger, (2) the special dividend, and (3) ownership of Endurance ordinary shares received pursuant to the merger. The statements as to Endurance’s or Montpelier’s beliefs and conclusions as to the application of such tax laws to the merger, the special dividend and ownership of Endurance ordinary shares received pursuant to the merger represent the views of Endurance’s and/or Montpelier’s management, respectively, as to the application of such laws to the relevant facts and do not represent the legal opinions of either management team or of Endurance’s or Montpelier’s respective counsel.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Montpelier common shares or Endurance ordinary shares, as the case may be, that is for U.S. federal income tax purposes (1) a citizen or individual resident of the United States, (2) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust that (i) is subject to (a) the primary supervision of a court within the United States and (b) the authority of one or more U.S. persons to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury Department regulations to be treated as a U.S. person or (4) an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of Montpelier common shares or Endurance ordinary shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership that is the beneficial owner of Montpelier common shares or Endurance ordinary shares should consult the partner’s own tax advisor regarding the U.S. federal income tax consequences to such partner of the merger, special dividend and ownership of Endurance ordinary shares.

This discussion addresses only those U.S. holders of Montpelier common shares that hold such shares as a capital asset (generally, for investment purposes) and exchange such shares for Endurance ordinary shares pursuant to the merger. The discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular holders of Montpelier common shares or Endurance ordinary shares in light of their individual circumstances or, except where specifically identified, to holders of Montpelier common shares or Endurance ordinary shares that are subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	mutual funds;

•	S corporations, partnerships or other pass-through entities (or investors in S corporations, partnerships or other pass-through entities);

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold Montpelier common shares or Endurance ordinary shares as part of a straddle, hedge, constructive sale or conversion transaction;

•	shareholders who have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders;

•	U.S. expatriates;

•	Montpelier shareholders who validly exercise their rights under Bermuda law to seek the determination of the fair value of their Montpelier common shares in the Bermuda Court;

•	shareholders who acquired their Montpelier common shares or Endurance ordinary shares through the exercise of an employee stock option or otherwise as compensation;

•	shareholders who own, or have owned, directly, indirectly or constructively, 10% or more of the total combined voting power of all classes of issued and outstanding shares of Montpelier; and

•	shareholders who will own, directly, indirectly or constructively 5% or more of Endurance ordinary shares.

The following discussion is based upon the Code, its legislative history, currently applicable and proposed U.S. Treasury Department regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this joint proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. This discussion does not address other U.S. federal taxes (such as gift or estate taxes or liability for the alternative minimum tax), the tax consequences of the merger under state, local or foreign tax laws, certain tax reporting requirements that may be applicable with respect to the merger or the Medicare tax on “net investment income”.

U.S. Federal Income Tax Consequences to U.S. Holders of Montpelier Common Shares

Consequences of the Merger

Tax Consequences of the Merger Generally. The merger is intended to be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. Completion of the merger is conditioned on, among other things, the receipt by Endurance and Montpelier of tax opinions from Skadden and Cravath, respectively, that (i) the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Endurance, Montpelier, and Merger Sub will be a party to such reorganization, and (ii) Endurance will be treated, in respect of any shareholder who will own after the merger less than 5% of the issued and outstanding Endurance ordinary shares (as determined under U.S.

Treasury Department regulations Section 1.367(a)-3(b)(1)(i)), as a corporation under Section 367(a) of the Code. These opinions will be based, in part, on representations made by Montpelier and Endurance with respect to certain factual matters and on customary factual assumptions. In rendering their respective opinions, Skadden and Cravath will assume that the representations of Endurance and Montpelier are accurate, correct and complete in all material respects at the time of the closing, without regard to any qualifications as to knowledge, belief or intent. Although the merger agreement allows Montpelier and Endurance to waive the opinion requirements as a condition to closing, neither Montpelier nor Endurance currently anticipates doing so. If either Montpelier or Endurance does waive a tax opinion condition, you will be informed of this decision prior to being asked to vote on the Montpelier merger proposal and the Endurance share issuance proposal. Neither of the tax opinions will be binding on the IRS, and neither Endurance nor Montpelier intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge.

Merger. On the basis of the foregoing, including the representations made by Montpelier and Endurance and the customary factual assumptions referred to above, the merger will qualify as a “reorganization” within the meaning of section 368(a) of the Code and each of Montpelier, Endurance and Merger Sub will be a “party to the reorganization” within the meaning of Section 368(b) of the Code. Therefore, the U.S. federal income tax consequences of the merger with respect to U.S. holders will generally be as follows:

•	A U.S. holder will not recognize gain or loss upon the exchange of Montpelier common shares for Endurance ordinary shares pursuant to the merger (except with respect to cash received in lieu of a fractional Endurance ordinary share, which is treated in the manner described below in the subsection of this joint proxy statement/prospectus entitled “—Cash in Lieu of a Fractional Endurance Ordinary Share”).

•	The aggregate tax basis of the Endurance ordinary shares received by a U.S. holder in the merger (including the basis in any fractional Endurance ordinary share deemed received) will be the same as the aggregate tax basis of the U.S. holder’s Montpelier common shares exchanged in the merger.

•	The holding period of the Endurance ordinary shares received by the U.S. holder pursuant to the merger will include the holding period of the Montpelier common shares exchanged in the merger. If a U.S. holder holds different blocks of Montpelier common shares (generally as a result of having acquired different blocks of Montpelier common shares at different times or at different costs), such U.S. holder’s tax basis and holding period in its Endurance ordinary shares may be determined with reference to each block of Montpelier common shares exchanged therefor.

Cash In Lieu of a Fractional Endurance Ordinary Share. If a U.S. holder of Montpelier common shares receives cash in lieu of a fractional Endurance ordinary share, such U.S. holder will generally be treated as having received the fractional Endurance ordinary share pursuant to the merger and then as having had that fractional Endurance ordinary share redeemed by Endurance for cash. As a result, a U.S. holder of Montpelier common shares will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of the fractional Endurance ordinary share and the portion of the basis of the U.S. holder’s Endurance ordinary shares allocable to such fractional Endurance ordinary share. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in the Montpelier common shares exchanged exceeded one year as of the date of the exchange. Long-term capital gains of individuals and other non-corporate U.S. holders are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Special Dividend. Pursuant to the terms of the merger agreement, Montpelier will pay the special dividend to Montpelier shareholders of record as of a record date to be set by the Montpelier board of directors in consultation with Endurance. Montpelier intends to treat the special dividend as a dividend for U.S. federal income tax purposes to the extent of Montpelier’s current and accumulated earnings and profits. Under such treatment, non-corporate U.S. holders who meet applicable holding period requirements under the Code for qualified dividends (generally more than 60 days during the 121-day period that begins 60 days before the ex-dividend date) will be taxed on the special dividend at the preferential tax rates applicable to qualified dividend income. The special dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the Code.

We anticipate that the special dividend will be an “extraordinary dividend” to non-corporate U.S. shareholders for U.S. federal income tax purposes. Under such treatment, after distribution of the special dividend, any loss on the subsequent sale or exchange of Montpelier common shares (or, after the merger, the Endurance ordinary shares received in exchange for such Montpelier common shares) will, to the extent of the special dividend, be treated as a long-term capital loss even if such loss would otherwise be treated as a short-term capital loss. U.S. holders should consult their tax advisors regarding the potential application of the extraordinary dividend rules in any particular situation.

It is possible that the IRS could disagree with Montpelier’s characterization of the special dividend as a distribution for U.S. federal income tax purposes and instead treat the special dividend as merger consideration paid by Endurance in exchange for a portion of a holder’s Montpelier common shares. If all or a portion of the special dividend were so treated, the tax consequences to holders of Montpelier common shares could be different from the treatment described above, but generally should not result in worse treatment to holders.

Passive Foreign Investment Company Status of Montpelier. A U.S. holder of Montpelier common shares may be subject to adverse U.S. federal income tax rules in respect of the exchange of such shares for Endurance ordinary shares, including that the exchange may be treated as a taxable transaction, if Montpelier were classified as a PFIC for any taxable year during which such U.S. holder held Montpelier common shares.

In general, a foreign corporation will be a PFIC if:

•	75% or more of its income constitutes “passive income;” or

•	50% or more of its assets produce, or are held for the production of, passive income.

Montpelier has indicated in public filings that it does not believe that it is or has been a PFIC because of an exception that excludes from the category of “passive income” any income “derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business” (referred to in this joint proxy statement/prospectus as the “Insurance Income Exception”). However, the determination of PFIC status is factual in nature, depends on the application of complex U.S. federal income tax rules that are subject to differing interpretations, and generally cannot be determined until the close of the taxable year in question. Further, Montpelier’s counsel has not made any determination regarding the PFIC status of Montpelier for any taxable year. Accordingly, there can be no assurance that Montpelier is not or was not a PFIC for its current or any prior taxable year. U.S. holders should consult their own tax advisors regarding the classification of Montpelier as a PFIC, and the effect of the PFIC rules on such holder.

Backup Withholding and Information Reporting. Cash received in lieu of a fractional Endurance ordinary share by a non-corporate U.S. holder of Montpelier common shares may, under certain circumstances, be subject to information reporting. In addition, cash received by a non-corporate U.S. holder in lieu of a fractional Endurance ordinary share may be subject to backup withholding unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Determining the actual tax consequences of the merger and special dividend to a U.S. holder of Montpelier common shares may be complex. They will depend on the U.S. holder’s specific situation and on factors that are not within Montpelier’s control. U.S. holders of Montpelier common shares should consult with their own tax advisors regarding the tax consequences of the merger and special dividend in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or non-U.S. and other tax laws and of changes in those laws.

Holding and Disposing of Endurance ordinary shares

Dividends. Distributions with respect to Endurance ordinary shares will be treated as ordinary dividend income to the extent of Endurance’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes, subject to the discussion below relating to the potential application of the “controlled foreign corporation” (referred to in this joint proxy statement/prospectus as “CFC”), “related person insurance income” (referred to in this joint proxy statement/prospectus as “RPII”) and PFIC rules. Under current law, dividends paid to an individual or other non-corporate U.S. holder with respect to Endurance ordinary shares received in the merger will constitute “qualified dividend income” if Endurance is not a PFIC for the taxable year in which the dividend is paid, or the preceding taxable year, and if the U.S. holder held such Endurance ordinary shares for more than 60 days during the 121-day period that begins 60 days before the ex-dividend date and meets certain other requirements. Dividends with respect to Endurance ordinary shares will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the Code.

To the extent the amount of any distribution exceeds the current and accumulated earnings and profits for a taxable year of Endurance, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted tax basis of Endurance ordinary shares with regard to which the distribution was made and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Endurance ordinary shares. U.S. holders should consult their own tax advisors regarding the amount of distributions from Endurance after the merger that are treated as dividends for U.S. federal income tax purposes.

Classification of Endurance as a CFC. Generally, each “10% U.S. shareholder” (as defined below), including in certain circumstances one that is generally tax-exempt, that owns, directly or indirectly through one or more foreign entities, shares of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any taxable year must include in its gross income its pro rata share of the “subpart F income” realized by the CFC for such year, even if that income is not distributed. “Subpart F income” of a foreign insurance corporation typically includes passive income such as interest and dividends, as well as insurance and reinsurance income (including underwriting and investment income) attributable to the insurance of risks situated outside the CFC’s country of incorporation. Endurance believes that substantially all of its (and its subsidiaries’) income is subpart F income.

A “10% U.S. shareholder” of a foreign corporation is any U.S. holder that owns, directly or indirectly through one or more foreign entities, or is considered to own (by application of certain constructive ownership rules), 10% or more of the total combined voting power of all classes of shares of the foreign corporation. In general, a foreign corporation will be treated as a CFC only if its 10% U.S. shareholders collectively own (directly, indirectly through foreign entities, or by application of certain constructive ownership rules) more than 50% (or 25%, in the case of an insurance company with respect to certain insurance income) of its total combined voting power or value.

Due to the anticipated dispersion of Endurance’s share ownership among holders, its bye-law provisions that impose limitations on the concentration of voting power of any shares that are entitled to vote and authorize the Endurance board of directors to repurchase such shares under certain circumstances, and other factors, no U.S. person that owns shares in Endurance (directly or indirectly through foreign entities) should be subject to treatment as a 10% U.S. shareholder of a CFC. There can be no assurance, however, that the IRS will not challenge the effectiveness of these bye-law provisions for purposes of preventing 10% U.S. shareholder status and that a court will not sustain such challenge.

RPII. The CFC rules also apply to certain insurance companies that earn RPII (as defined below). Because Endurance is a holding company, and will not itself be licensed as an insurance company, Endurance does not have any RPII. However, the RPII rules of the Code will apply to U.S. holders (including tax-exempt persons) who, through their ownership of Endurance ordinary shares, are indirect shareholders of a non-U.S. insurance subsidiary that is a CFC for RPII purposes unless an exception applies. If the RPII rules were to apply to Endurance U.K. or Endurance Bermuda, the non-U.S. insurance subsidiaries of Endurance, a U.S. holder who owns (directly or indirectly through foreign entities on the last day of Endurance’s taxable year) Endurance ordinary shares would be required to include in its gross income for U.S. federal income tax purposes its pro rata share of Endurance U.K.’s or Endurance Bermuda’s RPII for the entire taxable year, regardless of whether such RPII is distributed.

For purposes of the RPII rules, Endurance U.K. or Endurance Bermuda will be treated as a CFC if “RPII Shareholders” collectively own directly, indirectly through foreign entities or by application of the constructive ownership rules 25% or more of the ordinary shares of Endurance U.K. or Endurance Bermuda by vote or value. An “RPII Shareholder” is any U.S. holder who owns, directly or indirectly through foreign entities, any amount of Endurance U.K.’s or Endurance Bermuda’s ordinary shares.

RPII is defined as any “insurance income” attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is an RPII Shareholder of the foreign corporation or a “related person” to such RPII Shareholder. In general, and subject to certain limitations, “insurance income” is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company. “Related person” means someone who controls or is controlled by the RPII Shareholder or someone who is controlled by the same person or persons which control the RPII Shareholder. “Control” is measured by either more than 50% in value or more than 50% in voting power of stock, applying constructive ownership principles. A corporation’s pension plan is ordinarily not a “related person” with respect to the corporation unless the pension plan owns, directly or indirectly through the application of constructive ownership rules, more than 50%, measured by vote or value, of the stock of the corporation.

The special RPII rules do not apply if (i) direct or indirect insureds and persons related to such insureds, whether or not U.S. persons, own (directly or indirectly) less than 20% of the voting power and less than 20% of the value of the ordinary shares of Endurance U.K. or Endurance Bermuda, as applicable (referred to in this joint proxy statement/prospectus as the “20% Ownership Exception”); (ii) RPII, determined on a gross basis, is less than 20% of Endurance U.K.’s or Endurance Bermuda’s gross insurance income for the taxable year, as applicable (referred to in this joint proxy statement/prospectus as the “20% Gross Income Exception”); (iii) Endurance U.K. or Endurance Bermuda elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business and to waive all treaty benefits with respect to RPII and meets certain other requirements; or (iv) Endurance U.K. or Endurance Bermuda elects to be treated as a U.S. corporation. Endurance Bermuda and Endurance U.K. intend to operate in a manner that will ensure that each qualifies for the 20% Gross Income Exception. However, it is possible that neither Endurance Bermuda nor Endurance U.K. will be successful in qualifying under this exception.

If none of these exceptions applies, each U.S. holder who owns (directly or indirectly through foreign entities) shares in Endurance (and therefore, indirectly owns shares in Endurance U.K. and Endurance Bermuda) on the last day of Endurance’s taxable year will be required to include in its gross income for U.S. federal income tax purposes its share of RPII of Endurance U.K. and/or Endurance Bermuda, as applicable, for the entire taxable year. This inclusion will be determined as if such RPII were distributed proportionately only to such U.S. holders of Endurance ordinary shares on that date. The inclusion will be limited to the current-year earnings and profits of Endurance U.K. or Endurance Bermuda, as applicable, reduced by the shareholder’s pro rata share, if any, of certain prior year deficits in earnings and profits.

An RPII Shareholder’s tax basis in its Endurance ordinary shares will be increased by the amount of any RPII or other subpart F income that the shareholder includes in income. Any distributions made by Endurance out of previously taxed RPII or other subpart F income will be exempt from further tax in the hands of the RPII Shareholder. The RPII Shareholder’s tax basis in its Endurance ordinary shares will be reduced by the amount of any distributions that are excluded from income under this rule.

Regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes might ultimately be made or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the meaning of the RPII provisions and their application to Endurance U.K. and Endurance Bermuda is uncertain. These provisions include the grant of authority to the U.S. U.S. Treasury Department to prescribe “such regulations as may be necessary to carry out the purposes of this subsection, including regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise”. In addition, there can be no assurance that the IRS will not challenge any determinations by Endurance U.K. or Endurance Bermuda as to the amount, if any, of RPII that should be includible in income or that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination. Accordingly, U.S. holders of Montpelier common shares who will receive Endurance ordinary shares in the merger should consult their tax advisors as to the effects of these uncertainties.

Information Reporting. Under certain circumstances, U.S. persons owning stock in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required with respect to (i) a person who is treated as an RPII Shareholder; (ii) a 10% U.S. shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation, and who owned the stock on the last of that year; and (iii) under certain circumstances, a U.S. person who acquires stock in a foreign corporation, and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. For any taxable year in which Endurance determines that gross RPII constitutes 20% or more of Endurance U.K.’s or Endurance Bermuda’s gross insurance income and the 20% Ownership Exception does not apply, Endurance intends to mail IRS Form 5471, completed with information from Endurance, to all U.S. holders for attachment to the U.S. federal income tax returns of such shareholders. Failure to file IRS Form 5471 may result in penalties.

Dispositions of Endurance ordinary shares. Subject to the discussion below relating to the potential application of Section 1248 of the Code (referred to in this joint proxy statement/prospectus as “Section 1248”) or the PFIC rules, any gain or loss realized by a U.S. holder on the sale or other disposition of Endurance ordinary shares will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the amount realized upon such sale or exchange and such holder’s tax basis in the shares. If the holding period for these shares exceeds one year at the time of the disposition, any gain will be long-term capital gains which, for individuals and other non-corporate U.S. holders, are generally eligible for reduced rates of taxation. Moreover, gain, if any, generally will be U.S. source gain and generally will constitute “passive income” for foreign tax credit limitation purposes.

Under Section 1248, if a U.S. holder sells or exchanges stock in a foreign corporation and such holder owned directly, indirectly through certain foreign entities or constructively 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will generally be treated as a dividend to the extent of the CFC’s earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). A 10% U.S. shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs.

Section 1248 also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes and would be taxed as an insurance company if it were a domestic corporation, regardless of whether the shareholder is a 10% U.S. shareholder or whether the 20% Gross Income Exception or the 20% Ownership Exception applies. Regulations do not specifically address whether or how Section 1248 would apply to dispositions of shares of stock in a foreign corporation that is not a CFC and does not directly engage in the insurance business, but has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. Endurance believes, however, that the application of Section 1248 under the RPII rules should not apply to the disposition of Endurance ordinary shares because Endurance is not directly engaged in the insurance business. There can be no assurance, however, that the IRS will not interpret the regulations in a contrary manner or that the U.S. Treasury Department will not amend the regulations to provide that these rules will apply to dispositions of Endurance ordinary shares. U.S. holders of Endurance ordinary shares should consult their tax advisors regarding the effects of these rules on a disposition of Endurance ordinary shares.

Passive Foreign Investment Company Status of Endurance. Endurance believes that each of Endurance U.K. and Endurance Bermuda will be predominantly engaged in an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business. Accordingly, based on the Insurance Income Exception described above under “—Passive Foreign Investment Company Status of Montpelier”, neither expects to be treated as a PFIC for U.S. federal income tax purposes. There can be no assurances, however, that this will be the case. Under a look-through rule in the PFIC statutory provisions, Endurance believes that it should be deemed to own the assets and to have received the income of its insurance subsidiaries directly for purposes of determining whether it qualifies for the Insurance Income Exception. Consequently, Endurance believes that it qualifies for the Insurance Income Exception and does not expect to be treated as a PFIC for U.S. federal income tax purposes. However, there are currently no U.S. Treasury Department regulations regarding the application of the PFIC provisions to an insurance company, and new U.S. Treasury Department regulations or pronouncements interpreting or clarifying these rules may be forthcoming. In addition, the determination of PFIC status is fundamentally factual in nature, depends on the application of complex U.S. federal income tax rules that are subject to differing interpretations, and generally cannot be determined until the close of the taxable year in question. Therefore, there can be no assurance that the IRS will not challenge this position or that a court will not sustain such challenge. U.S. holders of Endurance ordinary shares should consult their tax advisors as to the effects of the PFIC rules and the possible obligation to comply with certain U.S. federal income tax reporting requirements, including the filing of IRS Form 8621.

If Endurance were characterized as a PFIC during a given year, U.S. holders of Endurance ordinary shares would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an “excess distribution” with respect to, their shares, unless such shareholders made a “qualified electing fund election” or “mark-to-market” election. It is uncertain that Endurance would be able to provide its shareholders with the information necessary for a U.S. holder to make the elections. In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions at the highest applicable tax rate on ordinary income throughout the shareholder’s period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period.

Information Reporting and Backup Withholding. Information returns may be filed with the IRS in connection with payments of dividends with respect to Montpelier common shares and the proceeds from a sale or other disposition of the shares unless the shareholder establishes an exemption from the information reporting rules. A U.S. holder holding Montpelier common shares that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle such person to a refund, provided that the required information is furnished to the IRS.

Except as discussed above with respect to backup withholding, dividends paid by Endurance will not be subject to U.S. withholding tax.

Foreign Tax Credit. If Endurance is treated as a “United States-owned foreign corporation” (as defined below), a portion of any dividends paid by Endurance to a U.S. holder (including any amounts treated as dividends under Section 1248) and any amounts required to be included in a U.S. holder’s gross income under the CFC rules or the RPII rules may be treated as U.S. source solely for purposes of the foreign tax credit. If Endurance is not treated as a United States-owned foreign corporation, subject to certain exceptions, dividends paid to a U.S. holder in respect of Endurance ordinary shares generally will be treated as foreign source income and generally should constitute “passive category income”, or, in the case of certain U.S. holders, “general category income”. Endurance would be treated as a United States-owned foreign corporation if 50% or more of the total value or total voting power of its shares is owned, directly, indirectly or by attribution, by U.S. persons. Because Endurance does not intend to make the determination regarding whether it is, or will be, a United States-owned foreign corporation and because the calculation of a taxpayer’s foreign tax credit limitation is complex and is dependent on the particular taxpayer’s circumstances, U.S. holders of Endurance ordinary shares should consult their own tax advisors with respect to these matters.

Required Disclosure with Respect to Foreign Financial Assets. Certain U.S. holders are required to report information relating to an interest in Endurance ordinary shares, subject to certain exceptions (including an exception for Endurance ordinary shares held in accounts maintained by certain financial institutions), by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold an interest in Endurance ordinary shares. U.S. holders are urged to consult their own tax advisors regarding information reporting requirements relating to their ownership of Endurance ordinary shares.

For additional information concerning tax considerations relating to Endurance and its operating subsidiaries and the ownership of Endurance ordinary shares see the Endurance 10-K, which is incorporated by reference into this joint proxy statement/prospectus. The above summary is not intended to constitute a complete analysis of all tax consequences applicable to U.S. holders relating to the merger, special dividend and the holding and disposing of Endurance ordinary shares received pursuant to the merger. U.S. holders should consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances.

Accounting Treatment of the Merger

Endurance will account for the merger under the acquisition method of accounting in accordance with ASC 805, under which the total consideration paid in the merger will be allocated among acquired assets and assumed liabilities based on the fair values of the assets acquired and liabilities assumed. Endurance anticipates that the total consideration paid will exceed the fair value of the acquired assets and liabilities assumed. In such event, the excess will be accounted for as goodwill. Intangible assets with definite lives will be amortized over their estimated useful lives. Goodwill resulting from the merger will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present).

Required Regulatory Approvals and No-Objections

Subject to the terms and conditions of the merger agreement, Endurance and Montpelier have agreed to use their respective reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other party in doing, all things necessary, proper or advisable to cause the conditions to completion of the merger to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by the merger agreement. The foregoing obligations are discussed in more detail in the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Efforts to Complete the Merger”, beginning on page 132.

Notwithstanding the foregoing, in connection with obtaining a required regulatory approval, neither Endurance nor any of its affiliates will be required to litigate any action by or on behalf of a governmental authority seeking to delay, restrain, prevent, enjoin or otherwise prohibit the consummation of the transactions contemplated by the merger agreement, and neither Endurance nor any of its affiliates will be required to take or refrain from taking (or agree to take or agree to refrain from taking), any action that would reasonably be expected to result, individually or in the aggregate, in a “burdensome condition” (as such term is defined on page 132 of this joint proxy statement/prospectus).

The obligations of each party to effect the merger are conditioned on the receipt of the required regulatory approvals of certain governmental authorities and, in the case of Endurance’s obligations, the receipt of such required regulatory approvals without the imposition of a burdensome condition.

Specifically, the closing of the merger is conditioned on the receipt of certain required insurance regulatory approvals and no-objections from the BMA, the PRA and Lloyd’s. On April 9, 2015, Endurance provided the BMA with prior notice of the proposed merger and also requested from the BMA an indication of no-objection pursuant to sections 30E (Notification by shareholder controllers of new or increased control—public companies), 30J (Notification by registered persons and designated insurers of change of controller and officer) and 30JB (Material change) of the Insurance Act, sections 28 and 43 of the Investment Business Act and the Exchange Control Act. Endurance has received all necessary indications of no-objection from the BMA. Endurance and Montpelier have prepared and filed applications and documentation with the PRA and Lloyd’s to obtain approval from each regulatory entity.

In addition, the merger is also conditioned on the expiration or termination of the applicable waiting period required under the HSR Act. Endurance and Montpelier filed the required notifications with the Antitrust Division and the FTC on April 16, 2015. The FTC granted the parties’ request for early termination of the waiting period on April 28, 2015.

Other than the filings described above, neither Endurance nor Montpelier is aware of any governmental or regulatory filings or approvals required to be made or obtained, or waiting periods required to expire or terminate after the making of a filing prior to the closing of the merger. If the parties discover that other filings, approvals or waiting periods are necessary, then the parties will seek to make such other failings and obtain such other approvals. However, there can be no assurance that any such filings will be made, that any such waiting period will expire or terminate or that any required governmental or regulatory approvals will be granted on a timely basis or, if granted, will not include terms, conditions or restrictions that are adverse to Endurance or Montpelier or that would cause Endurance to abandon the merger, if permitted by the terms and conditions of the merger agreement.

Exchange of Shares

At or prior to the closing date of the merger, Endurance will designate a paying agent reasonably acceptable to Montpelier to handle the payment and delivery of the aggregate merger consideration. At the effective time of the merger, each Montpelier common share (other than Montpelier common shares owned by Montpelier as treasury shares and any Montpelier common shares owned by Endurance, Merger Sub or any other direct or indirect wholly-owned subsidiary of Endurance immediately prior to the effective time of the merger) will be automatically canceled and converted into the right to receive 0.472 of an Endurance ordinary share without the need for any action by Montpelier shareholders, together with cash in lieu of fractional Endurance ordinary shares, if any, and unpaid dividends and distributions, if any, as described below.

Montpelier shareholders will not receive any fractional Endurance ordinary shares in the merger. Instead, a shareholder of Montpelier who otherwise would have received a fractional Endurance ordinary share will be entitled to receive, from the paying agent appointed by Endurance pursuant to the merger agreement, a cash payment in lieu of such fractional shares in an amount equal to the fractional share interest to which such holder would otherwise be entitled multiplied by the volume weighted average trading price of the Endurance ordinary shares on the NYSE (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by Montpelier and Endurance) for the 20 consecutive trading days ending on the date immediately preceding the effective time of the merger.

If a dividend or other distribution is declared with respect to Endurance ordinary shares with a record date after the effective time of the merger, such declaration will include a dividend or other distribution in respect of all Endurance ordinary shares issuable pursuant to the merger agreement.

At the effective time of the merger, the Montpelier common shares will no longer be outstanding, will automatically be canceled and retired and will cease to exist. The holder of each such share (whether such share was evidenced by a certificate or was an uncertificated share represented by book-entry) will, as of the effective time of the merger, no longer have any rights with respect to such share except the right to receive (i) Endurance ordinary shares, (ii) cash in lieu of fractional Endurance ordinary shares, if any, (iii) if the special dividend has not been paid prior to the effective time of the merger, the special dividend (to the extent such holder held such share as of the record date for the special dividend) and (iv) unpaid dividends and distributions, if any, as described above. With respect to such Endurance ordinary shares deliverable upon the surrender of Montpelier share certificates or book-entry, until holders of such Montpelier share certificates or book-entry shares have surrendered such share certificates or book-entry to the paying agent, those holders will not receive dividends or distributions with respect to the Endurance ordinary shares with a record date after the effective time of the merger.

As soon as practicable after the effective time of the merger (but in no event later than three business days after the effective time of the merger), Merger Sub, as the surviving company in the merger, or Endurance will cause the paying agent to send to each Montpelier shareholder a letter of transmittal together with instructions explaining the procedure by which holders of Montpelier share certificates may receive the merger consideration and any dividends or other distributions to which they are entitled.

Endurance shareholders need not take any action with respect to their share certificates.

Montpelier Credit Facilities and Indentures

Montpelier Credit Facilities

The parties have made certain agreements with respect to the following credit facilities (which are referred to in this joint proxy statement/prospectus as the “existing credit facilities”):

•	that certain credit agreement, dated as of May 2, 2014, by and among Blue Capital Reinsurance Holdings Ltd., as borrower, the guarantors from time to time party to the Guaranty Agreement (as defined therein), the lenders from time to time party thereto and Royal Bank of Canada, as administrative agent, as amended by that certain first amendment to the credit agreement, entered into as of May 1, 2015, among Blue Capital Reinsurance Holdings Ltd., as borrower, Montpelier, as guarantor, the lenders party thereto and Royal Bank of Canada, as administrative agent, which credit agreement, as amended, terminates on April 30, 2016;

•	that certain credit agreement, dated as of May 15, 2014, by and among Blue Capital Global Reinsurance Fund Limited, as borrower, Montpelier, as guarantor, and Barclays Bank PLC, as lender, as amended by that certain consent and first amendment to the credit agreement, entered into as of May 14, 2015, among Blue Capital Global Reinsurance Fund Limited, as borrower, Montpelier, as guarantor, and Barclays Bank PLC, as lender, which credit agreement, as amended, terminates on May 12, 2016;

•	that certain standing agreement for letters of credit, dated as of October 7, 2005, by and between Montpelier Reinsurance Ltd., as applicant, and the Bank of New York, as bank; and

•	that certain letter of credit reimbursement and pledge agreement, dated as of October 31, 2012, between Montpelier Reinsurance Ltd., as company, and Barclays Bank PLC, as issuer.

Montpelier has agreed that, at the request of Endurance, it will provide Endurance with reasonable cooperation in arranging for, at the closing of the merger, the termination or amendment of existing indebtedness, including the existing credit facilities, of Montpelier and its subsidiaries. In addition, Montpelier has agreed to use its commercially reasonable efforts to cooperate, to cause it subsidiaries to use their respective commercially reasonable efforts to cooperate and to cause its representatives to cooperate, with Endurance in connection with the arrangement and consummation of any amendments to any of the existing credit facilities that Endurance determines are necessary or desirable in connection with the transactions contemplated by the merger agreement.

Montpelier Indentures

Concurrently with the closing, Endurance will cause the surviving company to issue and execute a supplemental indenture to (i) that certain Indenture, dated as of July 15, 2003, between Montpelier and The Bank of New York, as trustee and predecessor to The Bank of New York Mellon Trust Company, National Association, as supplemented by the First Supplemental Indenture, dated as of July 30, 2003, between Montpelier and The Bank of New York, as predecessor to The Bank of New York Mellon Trust Company, National Association, as further supplemented by the Second Supplemental Indenture, dated as of October 5, 2012, between Montpelier and The Bank of New York Mellon Trust Company, National Association and (ii) that certain Junior Subordinated Indenture, dated as of January 6, 2006, between Montpelier and Wilmington Trust Company, as trustee.

Treatment of Montpelier Equity Awards

Treatment of Montpelier Fixed RSUs

Upon completion of the merger, each Montpelier Fixed RSU, including any Montpelier Fixed RSUs held by an executive officer or non-employee director, that is outstanding immediately prior to the completion of the merger will be converted into a service-based restricted share unit, on the same terms and conditions as were applicable to such Montpelier Fixed RSU immediately prior to the completion of the merger, with respect to the number of Endurance ordinary shares (rounded down to the nearest whole ordinary share) equal to the product of (i) the exchange ratio and (ii) the number of Montpelier common shares subject to such Montpelier Fixed RSU immediately prior to the completion of the merger.

Treatment of Montpelier Variable RSUs

Immediately prior to the completion of the merger, the number of Montpelier common shares subject to each Montpelier Variable RSU that is outstanding immediately prior to the completion of the merger will be equal to the greater of (i) the number of Montpelier common shares determined by using Montpelier’s actual performance as of the last completed quarter prior to the completion of the merger, as determined by the Compensation and Nominating Committee of the Montpelier board of directors prior to the completion of the merger after reasonable consultation with Endurance, and (ii) the target number of Montpelier common shares subject to each such Montpelier Variable RSU. Upon completion of the merger, each Montpelier Variable RSU that is outstanding immediately prior to the completion of the merger (including any Montpelier Variable RSUs held by an executive officer) will be converted into a service-based restricted share unit, on the same terms and conditions as were applicable to such Montpelier Variable RSU immediately prior to the completion of the merger, with respect to the number of Endurance ordinary shares (rounded down to the nearest whole ordinary share) equal to the product of (x) the exchange ratio and (y) the number of Montpelier common shares subject to such Montpelier Variable RSU immediately prior to the completion of the merger.

Dividend Equivalent Payment

Each holder of a Montpelier Fixed RSU or a Montpelier Variable RSU will be entitled to an amount in cash, without interest, equal to any accrued dividend equivalent payments, plus the special dividend, and any other extraordinary cash dividends that remain unpaid as of immediately prior to the completion of the merger. This payment will be made to each holder promptly following the completion of the merger, but no later than 30 days following the completion of the merger.

Treatment of Montpelier Preferred Shares

In connection with the merger, the date on which the Montpelier preferred shares become redeemable will be accelerated to the effective time of the merger. The certificate of designation governing the Montpelier preferred shares provides that (i) in the context of a merger, if the rights of such preferred shares are varied, then the holders of such preferred shares would be entitled to a class vote and (ii) if the holders of such preferred shares are entitled to a class vote, then Montpelier may optionally redeem such preferred shares for $26.00 per preferred share plus all declared and unpaid dividends, without interest, with respect to such preferred shares. The merger agreement provides for the acceleration of the par call date with respect to such preferred shares from May 10, 2016 to the effective time of the merger. The acceleration described in the preceding sentence triggered Montpelier’s optional right to redeem the Montpelier preferred shares in accordance with the certificate of designation because such acceleration, by varying the rights of such preferred shares, entitled the holders of such preferred shares to a class vote. Montpelier will exercise its right to optionally redeem all of such preferred shares for $156 million plus all declared and unpaid dividends, without interest, prior to the Montpelier special general meeting.

Dividend Policy

Each of Endurance and Montpelier has historically paid a quarterly cash dividend to its respective shareholders. Under the terms of the merger agreement, prior to the effective time of the merger, Montpelier is permitted to (i) declare, set aside for payment and pay regular quarterly cash distributions on the Montpelier common and preferred shares, in each case, on record and payment dates previously disclosed to Endurance, and in an amount per share common and preferred share, as applicable, not to exceed an amount per such share previously disclosed to Endurance and (ii) make the payment of the special dividend. Endurance is permitted to declare, set aside for payment and pay quarterly dividends on the Endurance ordinary and preferred shares, in each case, on record and payment dates previously disclosed to Montpelier, and in an amount per ordinary and preferred share, as applicable, not to exceed an amount per such share previously disclosed to Montpelier.

The payment of dividends by Endurance in the future will be at the discretion of the Endurance board of directors and will depend upon general business conditions, legal and contractual restrictions on the payment of dividends and other factors that the Endurance board of directors may deem to be relevant.

Special Dividend

The merger agreement provides that, following the date of the requisite Montpelier shareholder approval at the Montpelier special general meeting and prior to the effective time of the merger, Montpelier will, in compliance with Bermuda law, declare and pay, without interest, a special dividend of $9.89 per Montpelier common share to the holders of record of outstanding Montpelier common shares as of a record date for such special dividend to be set by the Montpelier board of directors in consultation with Endurance.

Listing of Endurance Ordinary Shares; Delisting of Montpelier Common Shares

It is a condition to the consummation of the merger that the Endurance ordinary shares to be issued pursuant to the merger agreement be authorized for listing on the NYSE, subject to official notice of issuance. As a result of the merger, the Montpelier common shares currently listed on the NYSE and the BSX will cease to be listed on the NYSE and the BSX, and will be de-registered under the Exchange Act as soon as reasonably practicable after the effective time of the merger.

Dissenting Shares

Under Bermuda law, in the event of a merger of a Bermuda company with another company or corporation, any shareholder of the Bermuda company is entitled to receive fair value for its shares. The Montpelier board considers the fair value for each Montpelier common share to be the total consideration (comprising $9.89 in cash in the form of the special dividend, without interest, plus 0.472 of an Endurance ordinary share in the form of the merger consideration). Based on the closing price of the Endurance ordinary shares on March 30, 2015, the last trading day before the public announcement of the merger, the total consideration was equal to $40.24 per Montpelier common share.

Any Montpelier shareholder of record who is not satisfied that it has been offered fair value for its Montpelier common shares and whose Montpelier common shares are not voted in favor of the Montpelier merger proposal may exercise its appraisal rights under the Companies Act to have the fair value of its Montpelier common shares appraised by the Bermuda Court. Persons owning beneficial interests in Montpelier common shares but who are not shareholders of record of Montpelier should note that only persons who are shareholders of record of Montpelier are entitled to make an application to the Bermuda Court for appraisal. Any Montpelier shareholder intending to exercise appraisal rights MUST file its application for appraisal of the fair value of its Montpelier common shares with the Bermuda Court within ONE MONTH of the date of the giving of the notice convening the Montpelier special general meeting. The notice delivered with this joint proxy statement/prospectus constitutes this notice of the Montpelier special general meeting. There are no statutory rules or reported decisions of the Bermuda Court prescribing the operation of the provisions of the Companies Act governing appraisal rights that are set forth in Section 106 of the Companies Act, or the process of appraisal by the Bermuda Court, and the Bermuda Court retains discretion as to the precise methodology that it will adopt in each case when determining the fair value of shares in an appraisal application under the Companies Act.

If a Montpelier shareholder votes in favor of the Montpelier merger proposal at the Montpelier special general meeting, such shareholder will have no right to apply to the Bermuda Court to appraise the fair value of its Montpelier common shares, and instead, if the merger is completed, and as discussed in the section of this joint proxy statement/prospectus entitled “The Merger—Effects of the Merger” beginning on page 68, each Montpelier common share held by such shareholder will be converted into the right to receive the merger consideration. Either voting against the Montpelier merger proposal or abstaining from voting, however, will not in itself satisfy the requirements for exercising a Montpelier shareholder’s right to apply for appraisal of the fair value of its Montpelier common shares under Bermuda law.

In any case where a registered holder of Montpelier common shares has made an appraisal application (which shareholder is referred to in this joint proxy statement/prospectus as a “dissenting shareholder”) in respect of the Montpelier common shares held by such dissenting shareholder (which shares are referred to in this joint proxy statement/prospectus as “dissenting shares”) and the merger has been made effective under Bermuda law before the Bermuda Court’s appraisal of the fair value of such dissenting shares then, if the fair value of such dissenting shares is later appraised by the Bermuda Court to be greater than the amount of the merger consideration paid to such dissenting shareholder, the surviving company will, within one month of a final determination by the Bermuda Court of such appraised value, pay to such dissenting shareholder the difference between the amount of the merger consideration paid to such dissenting shareholder and the value appraised by the Bermuda Court.

In any case where the value of the dissenting shares held by a dissenting shareholder is, before the merger has been made effective under Bermuda law, appraised by the Bermuda Court to be greater than the amount of the merger consideration to which such dissenting shareholder would have been entitled had such dissenting shareholder not exercised such dissenting shareholder’s right of appraisal, then Montpelier will be required to pay such dissenting shareholder, within one month of a final determination by the Bermuda Court of such appraised value, an amount equal to the value of the dissenting shares appraised by the Bermuda Court, unless the merger is terminated under the terms of the merger agreement.

The payment to a Montpelier shareholder of the fair value of its Montpelier common shares as appraised by the Bermuda Court could be equal to or greater than the value of the merger consideration that the Montpelier shareholder would have been entitled to receive in the merger if such Montpelier shareholder had not exercised its appraisal rights in relation to its Montpelier common shares.

A Montpelier shareholder who has exercised appraisal rights has no right of appeal from an appraisal made by the Bermuda Court. The responsibility for costs of any application to the Bermuda Court under Section 106 of the Companies Act will be in the Bermuda Court’s discretion.

The relevant portions of Section 106 of the Companies Act are as follows:

“106	(6)	Any shareholder who did not vote in favor of the amalgamation or merger and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

	(6A)	Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company will be entitled either—

(a) to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or

(b) to terminate the amalgamation or merger in accordance with subsection (7).

	(6B)	Where the Court has appraised any shares under subsection (6) and the amalgamation or merger has proceeded before the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court the amalgamated or surviving company will pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

	(6C)	No appeal will lie from an appraisal by the Court under this section.

	(6D)	The costs of any application to the Court under this section will be in the discretion of the Court.

	(7)	An amalgamation agreement or merger agreement may provide that at any time before the issue of a certificate of amalgamation or merger the agreement may be terminated by the directors of an amalgamating or merging company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating or merging companies”.

THE MERGER AGREEMENT

The following describes the material provisions of the merger agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. The summary of the material provisions of the merger agreement below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. Endurance and Montpelier encourage you to read carefully the merger agreement in its entirety before making any decisions regarding the merger as it is the legal document governing the merger.

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement and is not intended to provide any factual information about Endurance or Montpelier. Endurance and Montpelier are responsible for considering whether additional disclosure of material information is required to make the statements in this joint proxy statement/prospectus not misleading. Factual disclosures about Endurance or Montpelier contained in this joint proxy statement/prospectus or Endurance’s or Montpelier’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Endurance or Montpelier contained in the merger agreement and described in the summary. The representations, warranties and covenants made in the merger agreement by Endurance, Montpelier and Merger Sub are qualified and subject to important limitations agreed to by Endurance, Montpelier and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to shareholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the merger. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included or incorporated by reference into this joint proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 202.

The Merger

Upon the terms and subject to the conditions of the merger agreement and the statutory merger agreement, and in accordance with the applicable provisions of the Companies Act, at the effective time of the merger, Montpelier will merge with and into Merger Sub, a direct, wholly-owned subsidiary of Endurance and a party to the merger agreement, Merger Sub will survive the merger as a direct, wholly-owned subsidiary of Endurance and the separate corporate existence of Montpelier will cease.

Closing; Effective Time

The closing of the merger will occur as soon as reasonably practicable (but in any event no later than the third business day) following the date upon which all conditions to the closing of the merger have been satisfied or, to the extent permitted by applicable law, waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, subject to the satisfaction or waiver of those conditions), or at such other date and time as Endurance and Montpelier may agree in writing. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 123 for further discussion on the conditions to the closing of the merger.

Endurance and Montpelier currently expect to complete the merger during the third quarter of 2015, subject to receipt of the requisite shareholder approvals and regulatory approvals, and subject to the satisfaction or waiver of the other conditions described below.

Conditions to Completion of the Merger

The obligations of Endurance and Montpelier to consummate the merger are subject to the satisfaction (or waiver by the parties, if permissible under applicable law) of the following conditions:

•	Montpelier having obtained the requisite affirmative vote of its shareholders to approve the Montpelier merger proposal;

•	Endurance having obtained the requisite affirmative vote of its shareholders to approve the Endurance share issuance proposal;

•	the authorizations, consents, no-objections, orders or approvals of, or declarations or filings with, and the expiration of waiting periods required from, certain governmental authorities (see the section of this joint proxy statement/prospectus entitled “The Merger—Required Regulatory Approvals and No-Objections” beginning on page 115 for more information on the authorizations, consents, orders and approvals of, or declarations and filings with, these governmental authorities) having been obtained and being in full force and effect;

•	there being in effect no injunction, judgment or ruling, enacted, promulgated, issued, entered, amended or enforced by any governmental authority (collectively referred to in this joint proxy statement/prospectus as “restraints”) enjoining, restraining or otherwise prohibiting the consummation of the merger;

•	the Endurance ordinary shares to be issued in connection with the merger having been approved for listing on the NYSE, subject to official notice of issuance;

•	the SEC having declared the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, effective under the Securities Act, there being no stop order in effect by the SEC suspending the effectiveness of the registration statement and there being no pending proceedings for that purpose; and

•	the amount of the special dividend having been funded by Montpelier, as such special dividend is described in the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Effects of the Merger” beginning on page 129.

In addition, each of Endurance’s and Montpelier’s obligations to consummate the merger are subject to the satisfaction (or waiver by the parties, if permissible under applicable law) of the following additional conditions:

•	the representations and warranties of the other party (other than the representations and warranties described in the second and third bullet points below) (i) that are qualified by a “material adverse effect” qualification being true and correct as so qualified and (ii) that are not qualified by a “material adverse effect” qualification being true and correct, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such other party, in the case of each of (i) and (ii), as of the date of the merger agreement and as of the closing date of the merger as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), and such other party having delivered a certificate, signed on behalf of such other party by an officer (or, in the case of Montpelier, an executive officer) of such other party, to that effect;

•	the representations and warranties of the other party relating to (i) the capitalization of such other party and ownership and capitalization of such other party’s subsidiaries, (ii) the power and authority of such other party to execute, deliver and perform the merger agreement and the statutory merger agreement, the due authorization by such other party of the merger agreement and the statutory merger agreement and the enforceability of the merger agreement against such other party, (iii) the requisite shareholder approval of such other party, (iv) the applicability of any anti-takeover law to such other party with respect to the merger agreement and the merger and (v) the fees and expenses payable to the brokers and advisors of such other party, in each case, being true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), and such other party having delivered a certificate, signed on behalf of such other party by an officer (or, in the case of Montpelier, an executive officer) of such other party, to that effect;

•	the representation and warranty of the other party relating to the absence of an event having a material adverse effect on such other party since December 31, 2014 being true and correct as of the date of the merger agreement and as of the closing date of the merger, and such other party having delivered a certificate, signed on behalf of such other party by an officer (or, in the case of Montpelier, an executive officer) of such other party, to that effect;

•	there not having been since the date of the merger agreement any effect, change, circumstance, development, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the other party, and such other party having delivered a certificate, signed on behalf of such other party by an officer (or, in the case of Montpelier, an executive officer) of such other party, to that effect;

•	the other party having performed or complied in all material respects with the obligations required to be performed or complied with by it under the merger agreement at or prior to the effective time of the merger, and such other party having delivered a certificate, signed on behalf of such other party by an officer (or, in the case of Montpelier, an executive officer) of such other party, to that effect; and

•	each of Endurance and Montpelier having received a written tax opinion from Endurance’s counsel and Montpelier’s counsel, respectively, in form and substance reasonably satisfactory to Endurance and Montpelier, respectively, dated as of the closing date, to the effect that, on the basis of certain facts, representations and assumptions set forth or referred to in such opinion, (i) the merger will be treated, for United States federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Endurance will be treated, in respect of any shareholder who will own after the merger less than 5% of the issued and outstanding Endurance ordinary shares, as a corporation under Section 367(a) of the Code.

In addition, Endurance’s obligation to complete the merger is also subject to all required regulatory approvals having been filed or obtained or having occurred, in each case, without the imposition of a “burdensome condition” (as such term is defined on page 132 of this joint proxy statement/prospectus).

For the purposes of the merger agreement, a “material adverse effect” with respect to any party to the merger agreement will be deemed to occur if any event, circumstance, development, change or effect has occurred that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, would prevent or materially delay the consummation of the merger and the other transactions contemplated by the merger agreement or prevent or materially impair or materially delay such party’s ability to perform its obligations under the merger agreement.

In addition, a “material adverse effect” with respect to any party to the merger agreement will be deemed to occur if any event, circumstance, development change or effect has occurred that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, has a material adverse effect on the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of such party and its subsidiaries, taken as a whole, except that, for purposes of this paragraph only, none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following will constitute, or will be taken into account, individually or in the aggregate, in determining whether a material adverse effect with respect to a party has occurred or may occur:

•	changes or conditions generally affecting the industry in which such party operates or underwrites insurance or reinsurance, in the geographic regions in which such party operates or underwrites insurance or reinsurance;

•	general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in any jurisdiction;

•	any failure, in and of itself, by such party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (although the underlying causes are not excluded and may be taken into account in determining whether a material adverse effect has occurred with respect to a party);

•	geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism (including cyber-terrorism) or man-made disaster, or any escalation or worsening of any such hostilities, acts of war (whether or not declared), sabotage, terrorism or man-made disaster;

•	any volcano, tsunami, pandemic, hurricane, tornado, windstorm, flood, earthquake or other natural disaster;

•	the execution and delivery of the merger agreement or the public announcement or pendency of the transactions contemplated by the merger agreement, including the impact thereof on the relationships of such party or any of its subsidiaries with employees, customers, brokers, agents, financing sources, business partners, regulators or reinsurance providers, and including any lawsuit, action or other proceeding with respect to the transactions contemplated by the merger agreement;

•	any change or announcement of a potential change, in and of itself, in such party’s or any of its subsidiaries’ credit, financial strength or claims paying ratings or the ratings of any of such party’s or its subsidiaries’ businesses (although the underlying causes are not excluded and may be taken into account in determining whether a material adverse effect has occurred with respect to a party);

•	any change, in and of itself, in the market price, credit ratings or trading volume of such party’s or any of its subsidiaries’ securities (although the underlying causes are not excluded and may be taken into account in determining whether a material adverse effect has occurred with respect to a party); or

•	changes in applicable law, regulation, GAAP (or authoritative interpretation thereof) or in applicable statutory accounting principles, including accounting and financial reporting pronouncements by the SEC and the Financial Accounting Standards Board.

However, the effects, changes, events or occurrences listed in each of the first, second, fourth, fifth and ninth bullet points above may be taken into account in determining whether a material adverse effect has occurred with respect to a party only to the extent that any such effect, change, event or occurrence has a disproportionate adverse effect on such party and its subsidiaries, taken as a whole, relative to other similarly-sized participants engaged primarily in the same industry as such party and its subsidiaries and operating in the geographic regions in which such party and its subsidiaries operate or underwrite insurance or reinsurance (in which case, the disproportionate effect or effects may be taken into account).

Efforts to Obtain Required Shareholder Approvals

Endurance has agreed to hold its special general meeting and to use its reasonable best efforts to solicit and secure the requisite approval of Endurance shareholders for the Endurance share issuance proposal. The merger agreement requires Endurance to submit such proposal to a vote of its shareholders even if its board of directors has changed its recommendation related to such proposal. The Endurance board of directors has approved the Endurance share issuance and has adopted resolutions directing that such proposal be submitted to Endurance shareholders for their consideration.

Montpelier has agreed to hold its special general meeting and to use its reasonable best efforts to solicit and secure the requisite approval of Montpelier shareholders for the Montpelier merger proposal. The merger agreement requires Montpelier to submit such proposal to a vote of its shareholders even if its board of directors has changed its recommendation related to such proposal. The Montpelier board of directors has approved the merger agreement and the transactions contemplated by the merger agreement and adopted resolutions directing that such proposal be submitted to Montpelier shareholders for their consideration.

Adverse Recommendation Change; No Solicitation of Takeover Proposals

Adverse Recommendation Change

Except as described below, each of Endurance and Montpelier has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the date on which the merger agreement is terminated in accordance with its terms, its board of directors will not:

•	withdraw or withhold its recommendation that, in the case of Endurance, the Endurance shareholders approve the Endurance share issuance proposal or, in the case of Montpelier, the Montpelier shareholders approve the Montpelier merger proposal;

•	modify, qualify or amend, in a manner adverse to the other party, its recommendation that, in the case of Endurance, the Endurance shareholders approve the Endurance share issuance proposal or, in the case of Montpelier, the Montpelier shareholders approve the Montpelier merger proposal;

•	fail to include its recommendation in this joint proxy statement/prospectus;

•	approve, endorse or recommend any takeover proposal with respect to such party or refrain from recommending against any takeover proposal that is a tender offer or exchange offer within 10 business days following the commencement of such offer; or

•	fail to publicly reaffirm its recommendation that, in the case of Endurance, the Endurance shareholders approve the Endurance share issuance proposal or, in the case of Montpelier, the Montpelier shareholders approve the Montpelier merger proposal, in each case, within five business days of a written request made by the other party to make such public reaffirmation following the receipt by Endurance or Montpelier, as applicable, of a takeover proposal (other than in the case of a takeover proposal in the form of a tender offer or exchange offer), provided that the other party may only make any such request once in any 10 day period.

Any of the actions by a party described in the immediately preceding paragraph are referred to in this joint proxy statement/prospectus as an “adverse recommendation change” of such party.

For purposes of the merger agreement, “takeover proposal”, when used with respect to Endurance or Montpelier, means, any inquiry, proposal or offer from any person other than Endurance or Montpelier, as applicable, or its respective subsidiaries, relating to, in a single transaction or a series of related transactions, any direct or indirect:

•	sale, lease, exchange, transfer, reinsurance transaction or other disposition of 15% or more of the fair market value of the assets of such party and its subsidiaries, taken as a whole;

•	sale of shares or other securities representing 15% or more of the share capital of such party, including by way of a tender offer or exchange offer; or

•	merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving such party or any of its subsidiaries pursuant to which such person (or the shareholders of any person) would acquire, directly or indirectly, 15% or more of the aggregate voting power of such party (without taking into account the voting cutback provisions contained in such party’s bye-laws) or the surviving entity in a transaction involving such party or the resulting direct or indirect parent of such party or such surviving entity in any such transaction, in each case, other than the transactions contemplated by the merger agreement.

Nothing contained in the merger agreement, however, will prevent Montpelier or its board of directors from, at any time prior to obtaining the requisite approval of Montpelier shareholders of the merger, in response to a bona fide written takeover proposal that was delivered to Montpelier after the date of the merger agreement and that did not result from any breach of Montpelier’s non-solicitation obligations, as described below under the subsection entitled “No Solicitation of Takeover Proposals”, making an adverse recommendation change, if:

•	the Montpelier board of directors determines (i) in good faith, after consultation with its financial advisor and outside legal counsel, that such takeover proposal constitutes a superior proposal and (ii) after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to violate the fiduciary duties of the Montpelier board of directors under Bermuda law;

•	such adverse recommendation change is made after the third business day following the receipt by Endurance of written notice from Montpelier that the Montpelier board of directors intends to take such action; and

•	during the period following Endurance’s receipt of the notice described in the immediately preceding bullet point, in determining whether to make an adverse recommendation change, (i) Montpelier offers to negotiate and, if accepted, negotiates with Endurance with respect to any revisions to the terms and conditions of the merger agreement proposed by Endurance as would enable Montpelier to proceed with the transactions contemplated by the merger agreement, including the merger, without making such adverse recommendation change and (ii) the Montpelier board of directors determines, after considering the results of such negotiations and the revised proposals made by Endurance, if any, after consultation with its financial advisor and outside legal counsel, that such superior proposal continues to be a superior proposal.

For purposes of the merger agreement, “superior proposal” means a bona fide written takeover proposal with respect to Montpelier (except that references in the definition of “takeover proposal” to “15%” will be replaced by a reference to “75%”) that did not result from a breach of Montpelier’s non-solicitation obligations, which the Montpelier board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all legal, regulatory, financial, financing and other aspects of such takeover proposal deemed relevant by the Montpelier board of directors (including the payment of any termination fee) (i) is on terms and conditions more favorable from a financial point of view to the shareholders of Montpelier than those contemplated by the merger agreement, (ii) the conditions to the consummation of which are reasonably capable of being satisfied and (iii) for which financing, if required, is then fully committed.

In addition, nothing contained in the merger agreement will prevent either party or such party’s board of directors from, at any time prior to obtaining the requisite approval of such party’s shareholders, making an adverse recommendation change, if:

•	an intervening event with respect to such party has occurred and the board of directors of such party determines, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to violate the fiduciary duties of such board of directors under Bermuda law; and

•	such adverse recommendation change is made after the second business day following the receipt by the other party of written notice from such party that its board of directors intends to take such action.

For purposes of the merger agreement, “intervening event”, when used with respect to Endurance or Montpelier, means a material event or circumstance that was not known to the board of directors of Endurance or Montpelier, as applicable, on the date of the merger agreement (or if known, the consequences of which were not known to such board of directors on the date of the merger agreement), which event or circumstance, or any consequence thereof, becomes known to such board of directors prior to the requisite approval of such party’s shareholders. However, the term “intervening event”, (i) when used with respect to Montpelier, does not include a takeover proposal with respect to Montpelier, or any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to such a takeover proposal and (ii) when used with respect to Endurance, includes a takeover proposal with respect to Endurance (other than a takeover proposal with respect to Endurance that, if consummated, would reasonably be expected to result in another person (or the shareholders of another person) acquiring, directly or indirectly, less than 35% of the aggregate voting power of Endurance (without taking into account the voting cutback provisions contained in the Endurance bye-laws) or the surviving entity in a merger involving Endurance or the resulting direct or indirect parent of Endurance or such surviving entity in any such transaction).

The respective boards of directors of Endurance and Montpelier are permitted to (i) disclose to their respective shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A, each under the Exchange Act and (ii) make other public disclosures if the board of directors of such party determines, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to violate the fiduciary duties of such board of directors under Bermuda law, except that the foregoing will not permit such board of directors to make an adverse recommendation change unless such adverse recommendation change is otherwise permitted by the merger agreement. Any public disclosure made by either party (or the board of directors of such party) relating to a takeover proposal with respect to such party will be deemed an adverse recommendation change, unless such board of directors reaffirms in such disclosure its recommendation that, in the case of Endurance, the Endurance shareholders approve the Endurance share issuance proposal or, in the case of Montpelier, the Montpelier shareholders approve the Montpelier merger proposal.

No Solicitation of Takeover Proposals

Except as described below, Montpelier has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the date on which the merger agreement is terminated in accordance with its terms, it will not, and will cause its subsidiaries and representatives not to, directly or indirectly:

•	solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiry or request for information regarding, or the making of any proposal or offer that constitutes or would reasonably be expected to result in, a takeover proposal;

•	amend, waive or fail to enforce any standstill or confidentiality obligation of any person (other than Endurance and its subsidiaries) under any existing confidentiality agreement entered into by Montpelier within the two years prior to the date of the merger agreement in connection with a potential takeover proposal;

•	engage in, continue or participate in any discussions or negotiations with, or provide any non-public information relating to Montpelier or any of its subsidiaries to, any person in connection with a takeover proposal; or

•	enter into or publicly propose to enter into any letter of intent, agreement or agreement in principle with respect to a takeover proposal, other than an acceptable confidentiality agreement with respect to such takeover proposal.

The non-solicitation obligations set out above shall not prohibit Montpelier or its representatives from contacting a person making a takeover proposal that was delivered to Montpelier after the date of the merger agreement and that did not result from a breach of the non-solicitation provisions to clarify the terms of a takeover proposal, to request that a takeover proposal made orally is made in writing or to negotiate an acceptable confidentiality agreement.

In addition, prior to obtaining the approval of Montpelier shareholders of the Montpelier merger proposal, in response to a bona fide written takeover proposal that was delivered to Montpelier after the date of the merger agreement and that did not result from any breach of Montpelier’s non-solicitation obligations set out above, if the Montpelier board of directors has determined (i) in good faith, after consultation with its outside legal counsel and financial advisors, that such takeover proposal constitutes, or is reasonably likely to result in, a superior proposal and (ii) after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to violate the fiduciary duties of the Montpelier board of directors under Bermuda law, then Montpelier, its representatives and its board of directors may (x) furnish or disclose any information relating to Montpelier to any person who has made such takeover proposal (and to such person’s representatives) and (y) engage in discussions or negotiations with such person (and its representatives) with respect to such takeover proposal, in the case of (x), if, and only if, prior to furnishing such information, Montpelier receives from such person an executed confidentiality agreement with provisions not materially less favorable in the aggregate to Montpelier than the confidentiality agreement, dated December 17, 2014 (referred to in this joint proxy statement/prospectus as the “Confidentiality Agreement”), between Montpelier and Endurance, and which confidentiality agreement contains standstill restrictions at least as restrictive as those contained in the Confidentiality Agreement, except that no such standstill will contain the “fall away” provisions contained in the Confidentiality Agreement (such confidentiality agreement being referred to in this joint proxy statement/prospectus as an “acceptable confidentiality agreement”).

Montpelier has also agreed that it and its subsidiaries and other representatives will:

•	immediately cease and cause to be terminated any existing solicitation, encouragement, discussions or negotiations with any person (other than Endurance and its subsidiaries) conducted prior to the date of the merger agreement with respect to any takeover proposal; and

•	request that each third party (other than Endurance) who has, within the two year period prior to and ending on the date of the merger agreement, executed a confidentiality agreement that relates to a potential takeover proposal, return or destroy all non-public information concerning Montpelier or its subsidiaries furnished by or on behalf of Montpelier to such third party prior to the date of the merger agreement.

Montpelier has also agreed that it and its subsidiaries will take the necessary steps to promptly inform its and its subsidiaries’ representatives of the obligations described in this subsection entitled “No Solicitation of Takeover Proposals”.

Montpelier will promptly (and in no event later than 24 hours after such event) notify Endurance of any receipt by Montpelier of a takeover proposal with respect to Montpelier or any inquiry, indication, proposal or offer by any person that would reasonably be expected to result in such a takeover proposal. Montpelier will promptly provide Endurance with the identity of such person, a description of the terms of such takeover proposal, inquiry, indication, proposal or offer and provide Endurance promptly (and in no event later than 24 hours after receipt by, or communication to, Montpelier or its representatives) unredacted copies of all material correspondence or other material written documentation with respect to such event (and written summaries of any material oral communication). Montpelier will keep Endurance reasonably informed on a prompt basis of the status of such takeover proposal, inquiry, indication, proposal or offer. Montpelier will also provide any information to Endurance (not previously provided to Endurance) that it is providing to another person pursuant to the provisions described in this subsection entitled “No Solicitation of Takeover Proposals” prior to or concurrently with the time it is provided to such person.

Effects of the Merger

The merger agreement provides that, at the effective time of the merger, each Montpelier common share, issued and outstanding immediately prior to the effective time of the merger (other than Montpelier common shares owned by Montpelier as treasury shares and any Montpelier common shares owned by Endurance, Merger

Sub or any other direct or indirect wholly-owned subsidiary of Endurance immediately prior to the effective time of the merger) will be automatically canceled and converted into and thereafter represent the right to receive 0.472 of a duly authorized, validly issued, fully paid and nonassessable Endurance ordinary share plus cash in lieu of any fractional Endurance ordinary shares created as a result. The exchange ratio is fixed and will not be adjusted for changes in the market value of the Endurance ordinary shares or the Montpelier common shares.

Endurance will not issue any fractional Endurance ordinary shares in the merger. Instead, a shareholder of Montpelier who otherwise would have received a fractional Endurance ordinary share will be entitled to receive, from the paying agent appointed by Endurance pursuant to the merger agreement, a cash payment in lieu of such fractional shares in an amount equal to the fractional share interest to which such holder would otherwise be entitled multiplied by the volume weighted average trading price of the Endurance ordinary shares on the NYSE (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by Montpelier and Endurance) for the 20 consecutive trading days ending on the date immediately preceding the effective time of the merger.

In addition, the merger agreement provides that, following the date that the requisite approval of the Montpelier shareholders of the Montpelier merger proposal at the Montpelier special general meeting is obtained and prior to the effective time of the merger, Montpelier will, in compliance with Bermuda law, declare and pay, without interest, the special dividend to Montpelier shareholders of record as of a record date for the special dividend to be set by the Montpelier board of directors in consultation with Endurance.

Dissenting Shares

Montpelier shareholders who do not vote in favor of the merger at the Montpelier special general meeting and who comply with all of the provisions of the Companies Act concerning the right of holders of Montpelier common shares to require appraisal of such shares pursuant to the Companies Act, referred to in this joint proxy statement/prospectus as the “dissenting shareholders”, will only receive payment of the merger consideration from the paying agent upon final determination by the Bermuda Court of the “fair value” of their Montpelier common shares. In the event that the “fair value” of such shares as appraised by the Bermuda Court is greater than the merger consideration, dissenting shareholders will be entitled to receive from Montpelier the difference between the merger consideration and the appraised fair value in cash within 30 days after the final determination by the Bermuda Court of the “fair value” of such shares. For a more complete description of the available appraisal rights, see the section of this joint proxy statement/prospectus entitled “The Merger—Dissenting Shares” beginning on page 119.

Under the merger agreement, Montpelier shall give Endurance (i) written notice of any demands for appraisal of dissenting shares (or withdrawals thereof) and, to the extent Montpelier has knowledge thereof, any applications to the Bermuda Court for appraisal of the fair value of the dissenting shares and (ii) to the extent permitted by applicable law, the opportunity to participate with Montpelier in any settlement, negotiations and proceeds with respect to any demands for appraisal under the Companies Act.

Treatment of Montpelier Equity Awards

Treatment of Montpelier Fixed RSUs

Upon completion of the merger, each Montpelier Fixed RSU, including any Montpelier Fixed RSUs held by an executive officer or non-employee director, that is outstanding immediately prior to the completion of the merger will be converted into a service-based restricted share unit, on the same terms and conditions as were applicable to such Montpelier Fixed RSU immediately prior to the completion of the merger, with respect to the number of Endurance ordinary shares (rounded down to the nearest whole ordinary share) equal to the product of (i) the exchange ratio and (ii) the number of Montpelier common shares subject to such Montpelier Fixed RSU immediately prior to the completion of the merger.

Treatment of Montpelier Variable RSUs

Immediately prior to the completion of the merger, the number of Montpelier common shares subject to each Montpelier Variable RSU that is outstanding immediately prior to the completion of the merger will be equal to the greater of (i) the number of Montpelier common shares determined by using Montpelier’s actual performance as of the last completed quarter prior to the completion of the merger, as determined by the Compensation and Nominating Committee of the Montpelier board of directors prior to the completion of the merger after reasonable consultation with Endurance, and (ii) the target number of Montpelier common shares subject to each such Montpelier Variable RSU. Upon completion of the merger, each Montpelier Variable RSU that is outstanding immediately prior to the completion of the merger (including any Montpelier Variable RSUs held by an executive officer) will be converted into a service-based restricted share unit, on the same terms and conditions as were applicable to such Montpelier Variable RSU immediately prior to the completion of the merger, with respect to the number of Endurance ordinary shares (rounded down to the nearest whole ordinary share) equal to the product of (x) the exchange ratio and (y) the number of Montpelier common shares subject to such Montpelier Variable RSU immediately prior to the completion of the merger.

Dividend Equivalent Payment

Each holder of a Montpelier Fixed RSU or a Montpelier Variable RSU will be entitled to an amount in cash, without interest, equal to any accrued dividend equivalent payments, plus the special dividend, and any other extraordinary cash dividends that remain unpaid as of immediately prior to the completion of the merger. This payment will be made to each holder promptly following the completion of the merger, but no later than 30 days following the completion of the merger.

Treatment of the Montpelier Preferred Shares

In connection with the merger, the date on which the Montpelier preferred shares become redeemable will be accelerated to the effective time of the merger. The certificate of designation governing the Montpelier preferred shares provides that (i) in the context of a merger, if the rights of such preferred shares are varied, then the holders of such preferred shares would be entitled to a class vote and (ii) if the holders of such preferred shares are entitled to a class vote, then Montpelier may optionally redeem the Montpelier preferred shares for $26.00 per preferred share plus all declared and unpaid dividends, without interest, with respect to such preferred shares. The merger agreement provides for the acceleration of the par call date with respect to such preferred shares from May 10, 2016 to the effective time of the merger. The acceleration described in the preceding sentence triggered Montpelier’s optional right to redeem the Montpelier preferred shares in accordance with the certificate of designation because such acceleration, by varying the rights of such preferred shares, entitled the holders of such preferred shares to a class vote. Montpelier will exercise its right to optionally redeem all of such preferred shares for $156 million plus all declared and unpaid dividends, without interest, prior to the Montpelier special general meeting.

Adjustments to Prevent Dilution

In the event that, between the date of the merger agreement and the effective time of the merger, the outstanding Endurance ordinary shares or the outstanding Montpelier common shares change into a different number of such shares or class by reason of the occurrence or record date of any dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the merger consideration will be adjusted to reflect the appropriate effect of such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

Dividends and Distributions

No dividends or other distributions, with a record date after the effective time of the merger, with respect to the Endurance ordinary shares will be paid to the holder of any unsurrendered Montpelier common share represented by certificate or book-entry until such holder surrenders such certificate or book-entry share. Following such surrender, there will be paid, without interest, to the holder of any certificate or book-entry share representing whole Endurance ordinary shares issued in the merger (i) at the time of such surrender, the amount of dividends or other distributions having a record date after the effective time of the merger payable in respect of any such Endurance ordinary shares and paid prior to such surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such Endurance ordinary shares with a record date after the effective time of the merger but prior to such surrender and a payment date subsequent to such surrender and payable in respect of any such Endurance ordinary shares.

Efforts to Complete the Merger

Each of the parties has agreed, upon the terms and subject to the conditions of the merger agreement, to cooperate with the other parties and use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to the closing of the merger to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by the merger agreement. Specifically, such actions include:

•	taking all actions contemplated by the statutory merger agreement;

•	preparing and filing promptly all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and

•	executing and delivering any additional instruments necessary to consummate the transactions contemplated by the merger agreement.

•	In addition, each of the parties agreed, upon the terms and subject to the conditions of the merger agreement, to use its reasonable best efforts to promptly:

•	obtain from any governmental authority or third party all approvals, consents, no-objections, registrations, waivers, permits, authorizations, orders and other confirmations necessary, proper or advisable to consummate the transactions contemplated by the merger agreement;

•	take all steps that are necessary, proper or advisable to avoid any action by any governmental authority with respect to the merger agreement or the transactions contemplated by the merger agreement; and

•	defend or contest in good faith any action by any third party (other than any governmental authority) challenging the merger agreement or that would otherwise prevent or materially delay the consummation of the transactions contemplated by the merger agreement.

The obligations of the parties described in this section “—Efforts to Complete the Merger” will not require Endurance or any of its affiliates to litigate any action by or on behalf of any governmental authority seeking to delay, restrain, prevent, enjoin or otherwise prohibit the consummation of the transactions contemplated by the merger agreement. In addition, such obligations will not require Endurance or any of its affiliates to, and Montpelier and its affiliates, without the prior written consent of Endurance, will not, take or refrain from taking any action, or permit any restriction, condition, limitation or requirement to exist, in each case, which would reasonably be expected to result, individually or in the aggregate, in a “burdensome condition”, which is defined in this joint proxy statement/prospectus and in the merger agreement to mean any condition, limitation, restriction or requirement that if implemented or effected, would result in a material adverse effect with respect to Endurance or Montpelier, in each case, determined without giving effect to the exclusions set forth in the definition of “material adverse effect”.

See the section of this joint proxy statement/prospectus entitled “The Merger—Required Regulatory Approvals and No-Objections” beginning on page 115 for a description of the material regulatory approvals required for the completion of the merger. In connection with such regulatory approvals, Montpelier and Endurance will, in consultation and cooperation with each other and as promptly as practicable following the date of the merger agreement, file:

•	with the FTC and the Antitrust Division the notification and report form required under the HSR Act with respect to the transactions contemplated by the merger agreement, which report has been filed and clearance obtained;

•	all appropriate documents, forms, filings or submissions required under any non-U.S. antitrust laws; and

•	with respect to applicable insurance regulators, all documents, forms, filings or other submissions required under applicable insurance laws with respect to the transactions contemplated by the merger agreement.

In connection with the efforts described in this section “—Efforts to Complete the Merger”, each party has agreed to:

•	furnish to the other party any necessary information and reasonable assistance as such other party may request in connection with such other party’s preparation of any documents, forms, filings or submissions described in this section “—Efforts to Complete the Merger”;

•	provide the other party with reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any communication with, and any inquiries or requests for additional information from, any governmental authority regarding the transactions contemplated by the merger agreement, and permit the other party to review and discuss in advance, consider in good faith the views of, and secure the participation of, such other party in connection with any such filings, submissions, communications, inquiries or requests;

•	unless prohibited by applicable law or by the applicable governmental authority, and to the extent reasonably practicable, (i) without the other party, not participate in or attend any meeting, or engage in any substantive conversation, with any governmental authority regarding the transactions contemplated by the merger agreement, (ii) give the other party reasonable prior notice of any such meeting or substantive conversation, (iii) if the other party is prohibited by applicable law or by the applicable governmental authority from participating in or attending any such meeting or engaging in any such substantive conversation then, to the extent permitted by applicable law or by such governmental authority, keep such other party appraised with respect to such meeting or substantive conversation, (iv) cooperate with the other party in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending the merger agreement or any of the transactions contemplated by the merger agreement, articulating any regulatory or competitive argument or responding to requests or objections made by any governmental authority and (v) furnish to the other party copies of all substantive filings, submissions, correspondence and communications between the furnishing party and its affiliates and their respective representatives, on the one hand, and any governmental authority, on the other hand, with respect to the merger agreement and the transactions contemplated by the merger agreement (other than any personally sensitive information); and

•	comply with any inquiry or request from any governmental authority as promptly as reasonably practicable with respect to the merger agreement and the transactions contemplated by the merger agreement.

The parties agree not to extend any waiting period under any applicable anti-trust law or enter into any agreement with a governmental authority to delay in any material respect or not to consummate the merger.

Termination of the Merger Agreement

The merger agreement may be terminated and the transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time of the merger, whether before or after receipt of the requisite approvals of the Montpelier shareholders and the Endurance shareholders (except as otherwise noted), under any of the following circumstances:

•	by mutual written consent of Endurance and Montpelier;

•	by either Endurance or Montpelier, if the merger has not been consummated by October 31, 2015 (such date, as it may be extended, being referred to in this joint proxy statement/prospectus as the “walk-away date”), except that if, on October 31, 2015, the only conditions to closing of the merger that have not been satisfied or waived by that date are those conditions related to the required regulatory approvals (including, in the case of Endurance, the condition that such required regulatory approvals have been filed or obtained, or that such required regulatory approvals have occurred, as applicable, without the imposition of a burdensome condition), then the walk-away date will be automatically extended without further action of the parties to December 31, 2015, but the right to terminate the merger agreement pursuant to the provision described in this bullet point will not be available to any party who has breached, in any material respect, any of such party’s representations and warranties set forth in the merger agreement, or who has failed, in any material respect, to perform its obligations under the merger agreement, if such breach or failure, as applicable, has been a primary cause of or resulted in the failure of the merger to occur on or before the walk-away date (as extended);

•	by either Endurance or Montpelier, if there is in effect any restraint enjoining, restraining or otherwise prohibiting the consummation of the merger and such restraint shall have become final and nonappealable, except that the party seeking to terminate the merger agreement pursuant to the provision described in this bullet point must have performed, in all material respects, its obligations under the merger agreement, including its obligations to use its reasonable best efforts to prevent the entry of and to remove any such restraint, as required by the provisions described under “—Efforts to Complete the Merger” beginning on page 132;

•	by either Endurance or Montpelier, if at the Montpelier special general meeting (including any adjournment or postponement of such special general meeting) the requisite approval of the Montpelier shareholders of the Montpelier merger proposal has not been obtained;

•	by either Endurance or Montpelier, if at the Endurance special general meeting of Endurance shareholders (including any adjournment or postponement of such special general meeting) the requisite approval of the Endurance shareholders of the Endurance share issuance has not been obtained;

•	by Endurance, if Montpelier has breached any of its representations or warranties, or has failed to perform any of its covenants or agreements (other than its non-solicitation covenants and agreements, as described under “—Adverse Recommendation Change; No Solicitation of Takeover Proposals” beginning on page 126, which is addressed below) contained in the merger agreement, which breach or failure would result in the failure of certain conditions to the obligations of Endurance to consummate the merger described under “—Conditions to Completion of the Merger” beginning on page 123 to be satisfied and which is incapable of being cured prior to the walk-away date or, if capable of being cured, has not been cured within 30 days after written notice thereof has been received by Montpelier, provided that Endurance may not terminate the merger agreement under this provision if it is in material breach of any of its material representations, warranties, covenants or agreements under the merger agreement;

•

by Montpelier, if Endurance has breached any of its representations or warranties, or has failed to perform any of its covenants or agreements contained in the merger agreement, which breach or failure would result in the failure of certain conditions to the obligations of Montpelier to consummate the merger described under “—Conditions to Completion of the Merger” beginning on page 123 to be satisfied and which is incapable of being cured prior to the walk-away date or, if capable of being cured, has not been cured within 30 days after written notice thereof has been received by Endurance, provided that Montpelier may not terminate the merger agreement under this provision if it is in material breach of any of its material representations, warranties, covenants or agreements under the merger agreement;

•	by Endurance if, prior to obtaining the requisite approval of the Montpelier shareholders of the Montpelier merger proposal, (i) the Montpelier board of directors makes an adverse recommendation change, (ii) Montpelier or its representatives materially breaches its non-solicitation covenants and agreements, as described under “—Adverse Recommendation Change; No Solicitation of Takeover Proposals” beginning on page 126 or (iii) the Montpelier board of directors has publicly proposed to take any action described in (i) or (ii) of this bullet point; or

•	by Montpelier if, prior to obtaining the requisite approval of the Endurance shareholders of the Endurance share issuance proposal, the Endurance board of directors makes or publicly proposes to make an adverse recommendation change.

Expenses and Termination Fee

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring or required to incur such fees and expenses.

Upon termination of the merger agreement in accordance with its terms by a party, written notice will be given to the other party specifying the provision thereof pursuant to which such termination is made and the merger agreement will forthwith become null and void without liability on the part of any party or its directors, officers or affiliates, other than, with respect to any party to the merger agreement, the obligations pursuant to certain provisions that will survive the termination of the merger agreement. In addition, nothing will relieve any party to the merger agreement from liability for fraud or any willful and material breach of the merger agreement.

Montpelier will be obligated to pay a termination fee of $73.25 million (referred to in this joint proxy statement/prospectus as the “termination fee”) plus all documented out-of-pocket expenses (including fees and expenses of counsel and other advisors), in an amount not to exceed $9.15 million, incurred by the other party or on its behalf in connection with or related to the merger agreement, the transactions contemplated by the merger agreement, including the merger, and this joint proxy statement/prospectus (such expenses being referred to in this joint proxy statement/prospectus as “reimbursable expenses”):

•	within two business days following termination of the merger agreement by Endurance pursuant to the provision described under the eighth bullet under “—Termination of the Merger Agreement” beginning on page 134;

•	within two business days of the earlier of the date on which a takeover proposal with respect to Montpelier is implemented or consummated or the date on which Montpelier enters into a contract providing for the implementation of such a takeover proposal, if:

•	a takeover proposal with respect to Montpelier was made or proposed to Montpelier, any of its subsidiaries or any of their respective representatives, or such a takeover proposal was publicly announced or made known, from and after the date of the merger agreement and prior to the Montpelier special general meeting, and such takeover proposal was not publicly withdrawn at least ninety days prior to the walk-away date;

•	prior to the walk-away date, the required regulatory approvals have been obtained (assuming Montpelier is in compliance with its obligations described under “—Efforts to Complete the Merger” beginning on page 132);

•	the merger agreement is terminated by either party pursuant to the provisions described under the second bullet under “—Termination of the Merger Agreement” beginning on page 134; and

•	within 12 months after the date of such termination, Montpelier enters into a contract providing for the implementation of, or consummates, a takeover proposal with respect to Montpelier (whether or not such takeover proposal is the same takeover proposal described under the first sub-bullet of this second bullet under “—Expenses and Termination Fee”), except that for purposes of this bullet only, each reference in the definition of “takeover proposal” to “15%” is replaced with a reference to “35%”; or

•	within two business days of the earlier of the date on which a takeover proposal with respect to Montpelier is implemented or consummated or the date on which Montpelier enters into a contract providing for the implementation of such a takeover proposal, if:

•	a takeover proposal with respect to Montpelier was made or proposed to Montpelier, any of its subsidiaries or any of their respective representatives, or such a takeover proposal was publicly announced or made known, from and after the date of the merger agreement and prior to the Montpelier special general meeting, and such takeover proposal was not publicly withdrawn at least thirty days prior to, in the case of (i) under the immediately following sub-bullet, the Montpelier special general meeting or, in the case of (ii) under the immediately following sub-bullet, the date on which a breach described in the sixth bullet under “—Termination of the Merger Agreement” beginning on page 134 occurs;

•	the merger agreement is terminated by (i) either party pursuant to the provisions described under the fourth bullet under “—Termination of the Merger Agreement” beginning on page 134 or (ii) by Endurance pursuant to the provisions described under the sixth bullet under “—Termination of the Merger Agreement” beginning on page 134; and

•	within 12 months after the date of such termination, Montpelier enters into a contract providing for the implementation of, or consummates, a takeover proposal with respect to Montpelier (whether or not such takeover proposal is the same takeover proposal described under the first sub-bullet of this third bullet under “—Expenses and Termination Fee”), except that for purposes of this bullet only, each reference in the definition of “takeover proposal” to “15%” is replaced with a reference to “35%”.

Endurance will be obligated to pay the termination fee plus reimbursable expenses:

•	within two business days following termination of the merger agreement by Montpelier pursuant to the provision described under the ninth bullet under “—Termination of the Merger Agreement” beginning on page 134;

•	within two business days of the earlier of the date on which a takeover proposal with respect to Endurance is implemented or consummated or the date on which Endurance enters into a contract providing for the implementation of such a takeover proposal, if:

•	a takeover proposal with respect to Endurance was made or proposed to Endurance, any of its subsidiaries or any of their respective representatives, or such a takeover proposal was publicly announced or made known, from and after the date of the merger agreement and prior to the Endurance special general meeting, and such takeover proposal was not publicly withdrawn at least ninety days prior to the walk-away date;

•	prior to the walk-away date, the required regulatory approvals have been obtained (assuming Endurance is in compliance with its obligations described under “—Efforts to Complete the Merger” beginning on page 132);

•	the merger agreement is terminated by either party pursuant to the provisions described under the second bullet under “—Termination of the Merger Agreement” beginning on page 134; and

•	within 12 months after the date of such termination, Endurance enters into a contract providing for the implementation of, or consummates, a takeover proposal with respect to Endurance (whether or not such takeover proposal is the same takeover proposal described under the first sub-bullet of this fifth bullet under “—Expenses and Termination Fee”), except that for purposes of this bullet only, each reference in the definition of “takeover proposal” to “15%” is replaced with a reference to “35%”; or

•	within two business days of the earlier of the date on which a takeover proposal with respect to Endurance is implemented or consummated or the date on which Endurance enters into a contract providing for the implementation of such a takeover proposal, if:

•	a takeover proposal with respect to Endurance was made or proposed to Endurance, any of its subsidiaries or any of their respective representatives, or such a takeover proposal was publicly announced or made known, from and after the date of the merger agreement and prior to the Endurance special general meeting, and such takeover proposal was not publicly withdrawn at least thirty days prior to, in the case of (i) under the immediately following sub-bullet, the Endurance special general meeting or, in the case of (ii) under the immediately following sub-bullet, the date on which a breach described in the seventh bullet under “—Termination of the Merger Agreement” beginning on page 134 occurs;

•	the merger agreement is terminated by (i) either party pursuant to the provisions described under the fifth bullet under “—Termination of the Merger Agreement” beginning on page 134 or (ii) by Endurance pursuant to the provisions described under the seventh bullet under “—Termination of the Merger Agreement” beginning on page 134; and

•	within 12 months after the date of such termination, Endurance enters into a contract providing for the implementation of, or consummates, a takeover proposal with respect to Endurance (whether or not such takeover proposal is the same takeover proposal described under the first sub-bullet of this sixth bullet under “—Expenses and Termination Fee”), except that for purposes of this bullet only, each reference in the definition of “takeover proposal” to “15%” is replaced with a reference to “35%”.

In addition, Montpelier or Endurance, as applicable, will be obligated to pay the other party the reimbursable expenses:

•	within two business days following termination of the merger agreement by either party pursuant to, if Montpelier is the party against whom the reimbursable expenses are sought, the provision described in the fourth bullet under “—Termination of the Merger Agreement” beginning on page 134 or pursuant to, if Endurance is the party against whom the reimbursable expenses are sought, the provision described in the fifth bullet under “—Termination of the Merger Agreement” beginning on page 134; or

•	within two business days following termination of the merger agreement by such other party pursuant to, if Montpelier is the party against whom the reimbursable expenses are sought, the provision described in the sixth bullet under “—Termination of the Merger Agreement” beginning on page 134 or pursuant to, if Endurance is the party against whom the reimbursable expenses are sought, the provision described in the seventh bullet under “—Termination of the Merger Agreement” beginning on page 134.

In no event will either of Endurance or Montpelier be required to pay an aggregate amount in excess of the termination fee plus reimbursable expenses under the circumstances described under this section “—Expenses and Termination Fee”.

Neither the termination fee nor the reimbursable expenses are intended to constitute either a penalty or liquidated damages. Further, the right of either party to receive, or the receipt of, the termination fee and/or reimbursable expenses does not limit such party’s right to specific performance under the merger agreement. However, the amount of any termination fee or reimbursable expenses previously paid to a party will reduce the amount of damages to which such party may otherwise be entitled under the merger agreement.

Conduct of Business Pending the Completion of the Merger

Each of Endurance and Montpelier has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. In general, except as expressly contemplated or required by the merger agreement, as expressly permitted under the provisions described below, as may have been previously disclosed in writing to the other party as provided in the merger agreement or with the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of Endurance and Montpelier will, and will cause its subsidiaries to, conduct its operations only in the ordinary course of business. Montpelier shall use its commercially reasonable efforts to preserve its business organization and relationship with its regulators, retain the services of its current officers and key employees and preserve the goodwill of its customers, cedents, reinsureds, retrocessionaries, reinsurance brokers, suppliers and other persons with whom it has business relationships.

Each of Endurance and Montpelier has also agreed to the following restrictions relating to the conduct of its and its subsidiaries’ business between the date of the merger agreement and the effective time of the merger (except, in each case, as expressly contemplated or required by the merger agreement or as may have been previously disclosed in writing to the other party as provided in the merger agreement or with the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed in certain instances), which restrictions specifically relate to:

•	changing in any material respect its accounting policies or procedures, except as required by GAAP, applicable statutory accounting principle or by law;

•	amending its organizational documents or its subsidiaries’ organizational documents in a manner that would reasonably be expected to impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by the merger agreement;

•	adopting a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such party or any of its subsidiaries (other than dormant subsidiaries and, in the case of Endurance, with respect to any merger or consolidation, among Endurance and any wholly-owned subsidiary of Endurance or among wholly-owned subsidiaries of Endurance);

•	taking any action that would prevent the merger from constituting a tax-free reorganization under the Code; or

•	authorizing any of, or committing or agreeing to take any of, the foregoing actions.

Endurance and Montpelier have also agreed to the applicable following restrictions relating to the share capital of such party (except, in each case, as expressly contemplated or required by the merger agreement or as may have been previously disclosed in writing to the other party as provided in the merger agreement or with the prior written consent of the other party), which restrictions specifically relate to:

•	with respect to Endurance:

•

issuing, selling or granting any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its shares or other equity or voting interests, or any options, rights or warrants to acquire from Endurance, or that obligate Endurance to issue, any shares of, or other equity or voting interests in, Endurance for less than 7% below the then-current fair market value, except that (i) Endurance is not restricted from issuing, selling or granting any such security or right for the purpose of raising capital during the six month period after a catastrophe event has occurred and (ii) Endurance is not restricted from issuing its ordinary shares or other securities as required pursuant to the vesting, settlement or exercise of Endurance’s equity awards or purchase rights (x) under Endurance’s current Employee Share Purchase Plan (referred to in this joint proxy statement/prospectus as “Endurance’s ESPP”) or, if approved by Endurance shareholders, Endurance’s 2015 Employee Share Purchase Plan (referred to in this joint proxy statement/prospectus as “Endurance’s

2015 ESPP”), (y) under other equity awards or rights with respect to Endurance’s share capital outstanding on the date of the merger agreement in accordance with the terms of the applicable award or right in effect on the date of the merger agreement or (z) granted after the date of the merger agreement in accordance with the merger agreement, including the commencement of any new purchase periods under Endurance’s ESPP or Endurance’s 2015 ESPP;

•	redeeming, purchasing or otherwise acquiring any of its outstanding shares or other equity or voting interests, or any rights, warrants or options to acquire any of its shares or other equity or voting interests, except (i) in accordance with the terms of certain of Endurance’s plans, equity awards or purchase rights under Endurance’s ESPP or Endurance’s 2015 ESPP or (ii) in connection with the satisfaction of tax withholding obligations with respect to Endurance’s equity awards;

•	establishing a record date for, declaring, setting aside for payment or paying any dividend on, or making any other distribution in respect of, any of Endurance’s shares of capital stock or other equity or voting interests, other than Endurance’s quarterly dividends with respect to its ordinary shares, Series A Preferred Shares and Series B Preferred Shares, in each case, in a manner previously disclosed to Montpelier;

•	splitting, combining, subdividing or reclassifying any shares of Endurance’s capital stock or its other equity or voting interests; or

•	authorizing any of, or committing or agreeing to take any of, the foregoing actions; or

•	with respect to Montpelier:

•	issuing, selling or granting any of its shares or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its shares or other equity or voting interests, or any options, rights, warrants or other commitments or agreements to acquire from Montpelier or any of its subsidiaries, or that obligate Montpelier or any of its subsidiaries to issue, any shares, or other equity or voting interests in, or any securities convertible or exchangeable for shares of, or other equity or voting interests in, Montpelier or any of its subsidiaries, except that Montpelier is not restricted from issuing Montpelier common shares or other securities as required pursuant to the vesting, settlement or exercise of the Montpelier Fixed RSUs or Montpelier Variable RSUs outstanding on the date of the merger agreement in accordance with the terms of the applicable award in effect on the date of the merger agreement;

•	redeeming, purchasing or otherwise acquiring prior to maturity any of its outstanding bonds, debentures, notes or other indebtedness, or any of its outstanding shares or other equity or voting interests, or any rights, warrants or options to acquire any of its shares or other equity or voting interests, except (i) in accordance with the terms of certain of Montpelier’s benefit plans, the Montpelier Fixed RSUs and Montpelier Variable RSUs, in each case, as in effect on the date of the merger agreement or (ii) in connection with the satisfaction of tax withholding obligations with respect to such Montpelier Fixed RSUs, Montpelier Variable RSUs or other equity awards;

•	establishing a record date for, declaring, setting aside for payment or paying any dividend on, or making any other distribution in respect of, any of its shares, whether in cash, shares or property or a combination of cash, shares or property, other than (i) Montpelier’s regular quarterly cash distributions in a manner previously disclosed to Endurance and (ii) the special dividend;

•	splitting, combining, subdividing or reclassifying any of its shares or its other equity or voting interests; or

•	authorizing any of, or committing or agreeing to take any of, the foregoing actions.

In addition, Montpelier has agreed to additional specific restrictions relating to the conduct of its and its subsidiaries’ business between the date of the merger agreement and the effective time of the merger, including, but not limited to, the following (except, in each case, as expressly contemplated or required by the merger agreement or as may have been previously disclosed in writing to Endurance as provided in the merger agreement or with the prior written consent of Endurance, such consent not to be unreasonably withheld, conditioned or delayed in certain instances):

•	incurring any indebtedness for borrowed money, issuing or selling any debt securities or warrants or other rights to acquire debt securities of Montpelier or its subsidiaries, guaranteeing any such indebtedness or any debt securities of another person or entering into any “keep well” or other agreement to maintain any financial statement condition of another person, or entering into any swap or hedging transaction or other derivative agreements, other than (i) in the ordinary course of business under the existing credit facilities (as defined in the merger agreement) or replacement facilities (as defined below), (ii) in connection with a refinancing or replacement of such existing credit facilities in an aggregate principal amount or aggregate available amount not to exceed the aggregate availability under such existing credit facilities being refinanced or replaced, on such terms as Montpelier, in consultation with Endurance, determines (such refinancing or replacement facilities being referred to in this joint proxy statement/prospectus as the “replacement facilities”), (iii) other indebtedness incurred in the aggregate not to exceed $5 million at any one time outstanding, (iv) indebtedness incurred solely between Montpelier and any of its subsidiaries or solely between its subsidiaries in the ordinary course of business and (v) any swap or hedging transaction or other derivative arrangements entered into in the ordinary course of business in connection with the investment portfolios of Montpelier and its subsidiaries, consistent with the investment guidelines of Montpelier;

•	(i) making any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business (including between Montpelier and any of its subsidiaries or between subsidiaries of Montpelier in the ordinary course of business) or (ii) making any loans to its directors or officers;

•	adopting or implementing any shareholder rights plan or similar arrangement;

•	making or authorizing capital expenditures outside the ordinary course of business exceeding $4 million in the aggregate;

•	other than transactions solely between Montpelier and its subsidiaries or solely between its subsidiaries, (i) making any acquisition (including by merger or amalgamation) of the capital stock or assets of any other person for consideration in excess of $3 million for any such acquisition or $5 million in the aggregate for all such acquisitions, except acquisitions of investment assets in accordance with Montpelier’s investment guidelines or (ii) selling or leasing to any person any of its properties or assets whose value or purchase price exceeds $3 million, except (w) dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful to the conduct of the business of Montpelier or any of its subsidiaries; (x) transfers among Montpelier and its subsidiaries; (y) leases and subleases of real property owned by Montpelier or its subsidiaries and leases of real property under which Montpelier or any of its subsidiaries is a tenant or subtenant and voluntarily terminates or surrenders such lease; or (z) other transactions in the ordinary course of business or as permitted under Montpelier’s investment guidelines;

•	except as required by any of Montpelier’s existing benefit plans or other written agreement, in each case, in effect on the date of the merger agreement and made available to Endurance or established or amended after the date of the merger agreement in compliance with the merger agreement:

•	increasing the salary or bonus compensation opportunity of any of its or its subsidiaries’ current or former directors, officers or employees;

•	increasing any severance, retention or termination pay of any such individual;

•	establishing, adopting, entering into or amending any such benefit plan or collective bargaining agreement;

•	entering into any employment, consulting, severance or termination agreement with any such individual;

•	hiring any person with aggregate annual compensation in excess of $200,000; or

•	transferring (outside of Montpelier or any of its subsidiaries) or, except for cause (as determined by Montpelier in its reasonable discretion), terminating the employment of any employee of Montpelier or any of its subsidiaries;

•	(i) entering into, materially modifying, terminating, canceling or requesting a material change to any material contract (as defined in the merger agreement), other than in the ordinary course of business, (ii) entering into any contract that would limit or restrict Montpelier, any of its subsidiaries or any of their successors, or any of their respective properties or assets, or that would, after the effective time of the merger, limit or restrict Endurance or its subsidiaries or any of their successors, or any of their respective properties or assets, from engaging or competing in any line of business, in any geographic area or with any person in any material respect, (iii) entering into or modifying any contract of a type that would be required to be disclosed under Item 404 of Regulation S-K of the SEC, which is referred to in the merger agreement as a related party transaction, (iv) entering into any reinsurance contract with a third party outside the ordinary course of business or (v) entering into any material contract relating to the purchase or lease of real property;

•	with respect to Montpelier or any subsidiary of Montpelier incorporated in Bermuda, discontinuing to a jurisdiction outside of Bermuda;

•	granting any lien, other than permitted liens, on any of its material assets, other than to secure indebtedness permitted under the merger agreement;

•	settling any action made or pending against Montpelier or any of its subsidiaries, or any of their officers or directors in their capacities as such, other than the settlement of any action which (i) is solely for monetary damages not to exceed $500,000 individually or $2 million in the aggregate, (ii) is in the ordinary course for ordinary claims under Montpelier’s reinsurance contracts or (iii) would not be reasonably expected to prohibit or restrict Montpelier and its subsidiaries from operating their business in the same manner in all material respects as operated on the date of the merger agreement;

•	except in the ordinary course of business or as otherwise required by applicable law, (i) making, changing or rescinding any material tax election, (ii) extending or waiving any statute of limitations with respect to the assessment, determination or collection of taxes, (iii) settling, resolving or otherwise disposing of any material claim or proceeding relating to taxes or (iv) changing any method of accounting for U.S. federal income or foreign tax purposes;

•	acquiring or disposing of any investment assets in any manner inconsistent with Montpelier’s investment guidelines or amending such investment guidelines other than as required by law;

•	altering or amending in any material respect any existing underwriting, pricing, claim handling, loss control, reserving, investment or actuarial practice guideline or policy or any material assumption underlying an actuarial practice or policy, except as required by GAAP, applicable statutory accounting principle, any governmental authority or applicable laws;

•	other than in the ordinary course of business, abandoning, disposing of, or permitting to lapse any material intellectual property owned by Montpelier or any of its subsidiaries, or disclosing any material trade secret or other material confidential information of Montpelier or any of its subsidiaries in a manner that would result in such information no longer being confidential;

•	making or committing to make any pledge, contribution or gift to any person described in Section 501(c)(3) of the Code;

•	other than in the ordinary course of business, canceling any material indebtedness or waiving any claims or rights of substantial value; or

•	authorizing any of, or committing or agreeing to take any of, the foregoing actions.

Montpelier has also agreed to certain restrictions with respect to its relationship with the Blue Capital entities (as defined below). Specifically, Montpelier has agreed, solely in its capacity as a shareholder of the Blue Capital entities and not in any other capacity, to vote its shares in the Blue Capital entities consistent with such Blue Capital entities operating in accordance with the restrictions imposed on Montpelier as described under the foregoing provisions of this section “—Conduct of Business Pending the Completion of the Merger”. In addition, Montpelier has agreed to the following restrictions with respect to its relationship with the Blue Capital entities (except, in each case, as may have been previously disclosed in writing to Endurance), which restrictions relate to:

•	other than in the ordinary course of business, entering into or materially modifying any contract with any subsidiary of Montpelier that provided advisory services to, or has had a contractual advisory relationship with, Blue Capital Reinsurance Holdings Ltd., Blue Capital Global Reinsurance Fund Limited and Blue Capital Global Reinsurance SA-1 (collectively referred to in this joint proxy statement/prospectus as the “Blue Capital entities”) at any time on or after December 31, 2014;

•	acting in contravention of the underwriting guidelines and investment guidelines established by the Blue Capital entities;

•	redeeming, purchasing, selling, transferring, acquiring or disposing of, or offering to take any such action with respect to, any shares or any securities convertible or exchangeable into or exercisable for any shares or any bonds, debentures, notes or indebtedness of any of the Blue Capital entities held by Montpelier or its subsidiaries;

•	granting any person any right or option to acquire securities of any Blue Capital entity held by Montpelier or its subsidiaries; or

•	entering into any contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of the securities of any Blue Capital entity held by Montpelier or its subsidiaries.

Board of Directors and Management of Endurance Following Completion of the Merger

The composition of the Endurance board of directors and management will not change as a result of the merger except that, unless the merger agreement is terminated or the consummation of the merger does not occur, Endurance will appoint to its board of directors three persons who were, as of the date of the merger agreement, members of the Montpelier board of directors. The three new directors will be determined and approved by Endurance in its sole discretion and the appointment of such three new directors will be subject to a customary vetting process to ensure, among other things, that such persons qualify as “independent” under the rules of the NYSE.

As of the date of this joint proxy statement/prospectus, Endurance has not made a determination as to which three incumbent Montpelier directors Endurance would appoint to its board of directors.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that, from and after the effective time of the merger, the surviving company of the merger will, and Endurance will cause such surviving company to, indemnify and hold harmless, the present and former directors and officers of Montpelier or any of its subsidiaries with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any action based on or arising out of, in whole or in part, (i) the fact that such person is or was a director or officer of Montpelier or such subsidiary or (ii) the acts or omissions of such person in such person’s capacity as a director, officer, employee or agent of Montpelier or such subsidiary or taken at the request of Montpelier or such subsidiary, in each case, at, or at any time prior to, the effective time of the merger (including any action relating in whole or in part to the transactions contemplated by the merger agreement or relating to the enforcement of the indemnification provisions in the merger agreement, as described in this paragraph), to the fullest extent permitted under applicable law.

In addition, for the six year period commencing immediately after the effective time of the merger, the surviving company will maintain in effect Montpelier’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the effective time of the merger with respect to those individuals who, as of the date of the merger agreement, were, and any individual who, prior to the effective time of the merger, becomes, covered by Montpelier’s directors’ and officer’s liability insurance policy. The terms, scope and amount of such insurance coverage will be no less favorable to such individuals than Montpelier’s directors’ and officers’ liability insurance policies as in effect on the date of the merger agreement. However, Endurance may substitute such policies for policies by reputable insurers of at least the same coverage with respect to matters existing or occurring prior to the effective time of the merger, including a “tail” policy. Endurance will not be required to pay an annual premium for the directors’ and officers’ liability insurance in excess of 300% of the annual premium currently paid by Montpelier for such insurance. In addition, Montpelier may, and at the request of Endurance will, prior to the effective time of the merger, purchase for an aggregate amount not in excess of such 300% threshold, a six-year prepaid “tail” policy on terms and conditions providing at least substantially equivalent benefits as the policies maintained by Montpelier as of the date of the merger agreement and covering matters occurring prior to the effective time of the merger, including the transactions contemplated by the merger agreement.

Employee Matters

For a period of one year following the completion of the merger or such shorter period as an employee remains an employee of Endurance (referred to in this joint proxy statement/prospectus as “continuing employees”), Endurance will provide or will cause to provide:

•	each continuing employee with an annual rate of base salary and total direct compensation opportunity (base salary plus target annual incentive compensation plus target long-term incentive compensation) that are each no less favorable than the base salary and total direct target compensation opportunity provided to such continuing employee immediately prior to the completion of the merger;

•	the continuing employees with employee benefits that are no less favorable than those provided to similarly situated employees of Endurance or any of its subsidiaries; and

•	each continuing employee with severance benefits at least equal to and on terms and conditions no less favorable than the severance benefits that are set forth in the merger agreement, which are generally equivalent to those in place at Montpelier immediately prior to the date of the merger agreement.

Endurance and Montpelier have agreed that the annual bonus payable under Montpelier’s 2015 Annual Bonus Plan will be paid, on a pro-rated basis, in the normal course subject to the continuing employee’s continued employment through the date of closing of the merger. The portion of the annual bonus payable under Montpelier’s 2015 Annual Bonus Plan will be paid at target level, pro-rated based on the number of days in 2015 the continuing employee was employed prior to the completion of the merger. If a continuing Montpelier employee is involuntarily terminated by Endurance other than for cause, death or disability, or by the continuing employee for good reason (as defined in Montpelier’s 2012 Long-Term Incentive Plan), then the continuing employee will be entitled to receive such pro-rated bonus in addition to any other severance payments to which such employee may be entitled, subject to the signing of an appropriate waiver in favor of Endurance.

To the extent continuing employees become eligible to participate in any employee benefit plan (including any vacation, paid time-off and severance plans but excluding any equity or equity-based plans) maintained by the surviving company or its subsidiaries following the completion of the merger, the continuing employees’ service with Montpelier or any of its subsidiaries prior to the completion of the merger will be treated as service with the surviving company or its subsidiaries for purposes of determining eligibility to participate, level of benefits and vesting, subject to customary exceptions.

Further, Endurance will use commercially reasonable efforts, or will cause the surviving company to use commercially reasonably efforts, to waive all limitations to preexisting conditions, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the surviving company or its subsidiaries in which the continuing employees will be eligible to participate from and following the completion of the merger and to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each continuing employee during the calendar year in which the merger is completed for purposes of satisfying any applicable deductible or co-payment limitations under the relevant welfare benefit plans.

With respect to any continuing employee whose principal place of employment is outside of the United States, Endurance’s obligations will be modified to the extent necessary to comply with any applicable law that applies in relation to the employment or terms of employment of such continuing employee.

Amendment and Waiver

The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after the receipt of the requisite approval of the Montpelier shareholders of the Montpelier merger proposal and of the Endurance shareholders of the Endurance share issuance proposal, but after the requisite approval of the Montpelier shareholders, no amendment may be made that by law requires further approval by the Montpelier shareholders without such further approval.

At any time prior to the effective time of the merger, Endurance and Montpelier may, subject to applicable law, (i) waive any inaccuracies in the representations and warranties of the other party, (ii) extend the time for performance of any of the obligations or other acts of the other parties or (iii) waive compliance with any of the agreements or conditions contained in the merger agreement.

No Third Party Beneficiaries

While the merger agreement is not intended and will not be construed to create any third-party beneficiaries or confer upon any person other than the parties to the merger agreement any rights, benefits or remedies of any nature whatsoever under or by reason of the merger agreement, it provides a limited exception for each Montpelier shareholder at the effective time of the merger as regards its rights to receive the merger consideration, for each present and former director and officer of Montpelier to continue to have indemnification, advancement of expenses and liability insurance coverage following completion of the transactions as described under “—Indemnification; Directors’ and Officers’ Insurance” beginning on page 143 and for the holders of Montpelier Fixed RSUs and Montpelier Variable RSUs to enforce the treatment of such awards following completion of the transactions as described under “—Treatment of Montpelier Equity Awards” beginning on page 130.

Remedies; Specific Enforcement

Endurance and Montpelier recognized and agreed in the merger agreement that if for any reason any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached or violated, irreparable damage would be caused for which monetary relief would not be an adequate remedy under applicable law. Accordingly, each of the parties to the merger agreement agreed that, in addition to all other remedies to which it may be entitled, each of the parties to the merger agreement is entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof without the necessity of posting a bond or other form of security. The parties agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy.

Representations and Warranties

The merger agreement contains certain customary representations and warranties. Each of Endurance and Montpelier has made representations and warranties regarding, among other things:

•	organization and standing;

•	ownership of subsidiaries;

•	corporate power and authority with respect to the execution, delivery and performance of the merger agreement and the statutory merger agreement, and the due and valid execution and delivery and enforceability of the merger agreement;

•	requisite shareholder approval;

•	board recommendation and approval;

•	capital structure;

•	absence of conflicts with, or violations of, organizational documents, contracts and applicable laws;

•	required regulatory filings and consents and approvals of governmental authorities;

•	absence of any actions since December 31, 2014 through the date of the merger agreement that, if done after execution of the merger agreement, would have resulted in a breach of certain of the restrictive covenants described under “—Conduct of Business Pending the Completion of the Merger” beginning on page 138;

•	absence of any material adverse effect since December 31, 2014;

•	SEC documents, financial statements and internal controls and disclosure controls and procedures;

•	absence of undisclosed liabilities;

•	compliance with applicable laws;

•	tax matters;

•	absence of certain litigation;

•	brokers’ fees payable in connection with the transactions contemplated by the merger agreement;

•	the reorganization treatment of the merger under the Code;

•	possession of, and compliance with, permits;

•	opinions from financial advisors;

•	inapplicability of takeover statutes;

•	insurance and reinsurance subsidiaries;

•	statutory statements and examinations;

•	agreements with insurance regulators; and

•	reserves.

Additional representations and warranties made only by Montpelier relate to:

•	benefits matters and ERISA compliance;

•	labor;

•	investments and derivatives;

•	intellectual property;

•	real property;

•	material contracts;

•	Montpelier reinsurance contracts;

•	the Blue Capital entities;

•	insurance policies; and

•	related party transactions.

Additional representations and warranties made only by Endurance relate to:

•	Merger Sub’s ownership and operations;

•	share ownership in Montpelier;

•	certain agreements between Endurance, Merger Sub or any of their affiliates, on the one hand, and any member of Montpelier’s management or board of directors, on the other hand; and

•	acceleration of compensation and benefits payments.

Montpelier Indentures and Credit Facilities

Endurance has agreed to cause the surviving company in the merger to (i) execute supplemental indentures with respect to Montpelier’s Notes Indenture and Montpelier’s Trust Preferred Indenture (as each are defined in the merger agreement) and (ii) comply with the applicable provisions of Montpelier’s Notes Indenture and Montpelier’s Trust Preferred Indenture.

Montpelier also has agreed to, if requested by Endurance, provide reasonable cooperation to Endurance in arranging for, at the closing of the merger, the termination of existing indebtedness (including of the existing credit facilities) of Montpelier and its subsidiaries, and to use commercially reasonable efforts to cooperate with Endurance in connection with any amendments to Montpelier’s existing credit facilities that Endurance determines are necessary or desirable.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to, among other things:

•	cooperation between Endurance and Montpelier in the preparation of this joint proxy statement/prospectus and the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part;

•	confidentiality and access by Endurance to certain information about Montpelier;

•	each of the parties using its reasonable best efforts to deliver to its and the other party’s outside legal counsel a tax representation letter;

•	consultation between Endurance and Montpelier in connection with public statements with respect to the transactions contemplated by the merger agreement;

•	causing to be exempt under Rule 16b-3 promulgated under the Exchange Act, dispositions of Montpelier equity securities (including derivative securities) pursuant to the transactions contemplated by the merger agreement by each individual who is a director or officer of Montpelier subject to Section 16 of the Exchange Act;

•	each party notifying the other party of any shareholder litigation relating to the transactions contemplated by the merger agreement, and Montpelier giving Endurance the opportunity to participate in the defense and settlement of any shareholder litigation against Montpelier or its directors relating to the merger agreement and the transactions contemplated by the merger agreement;

•	Endurance causing the Endurance ordinary shares issuable pursuant to the merger agreement to be approved for listing on the NYSE, subject to official notice of issuance, prior to the effective time of the merger;

•	Endurance and Montpelier using their respective reasonable best efforts to cause Montpelier’s securities to be de-listed from the NYSE and the BSX and de-registered under the Exchange Act as soon as reasonably practicable after the effective time of the merger; and

•	Following the Montpelier special general meeting and prior to the effective time of the merger, Montpelier declaring, in compliance with Bermuda law, and paying, the special dividend.

Governing Law; Jurisdiction

The merger agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule, except that certain provisions of the merger agreement which relate to the fiduciary duties of directors or officers, statutory duties, obligations and/or statutory provisions, or which arise under, the laws of Bermuda (including those applicable to the merger) will be governed by and in accordance with the laws of Bermuda.

All actions and proceeding arising out of or relating to the interpretation and enforcement of the merger agreement and in respect of the transactions contemplated by the merger agreement will be held and determined in the courts of the State of Delaware or the federal courts of the United States of America located in the State of Delaware, except to the extent any such proceeding mandatorily must be brought in Bermuda.

THE VOTING AGREEMENT

On March 31, 2015, Endurance entered into the voting agreement with the supporting shareholders. The following is a summary of selected material provisions of the voting agreement. This summary is qualified in its entirety by reference to the voting agreement, which is incorporated by reference in its entirety and attached to this joint proxy statement/prospectus as Annex D. The rights and obligations of the parties are governed by the express terms and conditions of the voting agreement and not by this summary or any other information contained in this document. Montpelier shareholders are urged to read the voting agreement carefully and in its entirety as well as this joint proxy statement/prospectus before making any decisions regarding the merger.

Voting

Pursuant to the voting agreement, the supporting shareholders have agreed to vote all of their Montpelier shares (subject to the limitations on voting rights set forth in Section 51 of the Montpelier bye-laws, to the extent applicable):

•	in favor of a proposal to approve the merger, the merger agreement and the statutory merger agreement;

•	at Endurance’s request, subject to certain limitations, in favor of any proposal that the Montpelier board of directors has (i) determined is designed to facilitate the consummation of the merger, (ii) disclosed the determination provided for in the preceding clause (i) in Montpelier’s proxy materials or other written materials disseminated to Montpelier shareholders and (iii) recommended to be adopted by Montpelier shareholders;

•	against any takeover proposal with respect to Montpelier; and

•	against any amendments to Montpelier’s organizational documents (other than as provided for in the merger agreement) or other proposal or transaction involving Montpelier or any of its subsidiaries, in each case, that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect in any manner the merger or the other transactions contemplated by the merger agreement or change, in any manner, the voting rights of any class of share capital of Montpelier.

Grant of Proxy

Each supporting shareholder has irrevocably granted to and appointed Endurance (and up to two of Endurance’s designated representatives), during the term of the voting agreement, as such supporting shareholder’s proxy (with full power of substitution and resubstitution) to attend all annual general meetings or special general meetings of the Montpelier shareholders and to vote such supporting shareholder’s shares at any annual general meeting or special general meeting of the Montpelier shareholders or in any action by written consent of the Montpelier shareholders in lieu of such a meeting.

Termination

The voting agreement will automatically terminate at the first to occur of:

•	a written agreement among Endurance and each supporting shareholder to terminate the voting agreement;

•	the effective time of the merger;

•	the date of any waiver, modification or amendment to the terms of the merger agreement that would reduce the merger consideration (or otherwise alter the mix of merger consideration) payable pursuant to the merger agreement; and

•	the termination of the merger agreement in accordance with its terms.

Transfer Restrictions; Other Proxies

The voting agreement provides that each of the supporting shareholders will not during the term of the voting agreement, subject to limited exceptions:

•	directly or indirectly offer for sale, sell (including any short sale), transfer, pledge, encumber, assign or otherwise dispose of (including by gift) (each referred to in this joint proxy statement/prospectus as a “Transfer”) its Montpelier common shares;

•	enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit- or loss-sharing arrangement) with respect to or related to a Transfer of its Montpelier common shares or consent to the foregoing;

•	grant a proxy or power of attorney with respect to its Montpelier common shares;

•	deposit into voting trust any of its Montpelier common shares; or

•	enter into a voting agreement or arrangement, in each case, with respect to its Montpelier common shares or any other securities convertible into or exercisable for Montpelier common shares.

Governing Law

The voting agreement is governed by Delaware law, except to the extent the laws of Bermuda are mandatorily applicable.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

The following unaudited condensed consolidated pro forma financial information is intended to provide you with information about how the merger might have affected the historical financial statements of Endurance if it had been consummated at an earlier time. The unaudited pro forma consolidated financial statements combine the separate historical consolidated financial information of Endurance and Montpelier after giving effect to the merger, and the assumptions and adjustments described in the accompanying notes to the pro forma financial information. The following unaudited condensed consolidated pro forma financial information does not necessarily reflect the financial position or results of operations that would have actually resulted had the merger occurred as of the dates indicated, nor should they be taken as necessarily indicative of the future financial position or results of operations of Endurance. See the section of this joint proxy statement/prospectus entitled “The Merger” beginning on page 68 for a summary of the proposed business combination contemplated by the merger.

The unaudited condensed consolidated pro forma financial information should be read in conjunction with the Endurance 10-Q, the Endurance 10-K, the Montpelier 10-Q and the Montpelier 10-K, each as filed with the SEC. The unaudited condensed consolidated pro forma financial information gives effect to the merger as if it had occurred on March 31, 2015 for the purposes of the unaudited consolidated pro forma balance sheet at March 31, 2015, and on January 1, 2014 for the purposes of the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2014 and for the three months ended March 31, 2015. The unaudited condensed consolidated pro forma financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the statements of operations only, expected to have a continuing impact on the consolidated results of operations. The unaudited condensed consolidated pro forma financial information does not reflect any synergies that could result from the merger, including cost savings, underwriting improvements, capital efficiencies and enhanced capital management opportunities.

Endurance has not had sufficient time to completely evaluate the tangible and identifiable intangible assets of Montpelier, and Endurance has not completed a formal valuation study at this stage. Accordingly, the unaudited pro forma adjustments, including the allocations of the merger consideration, have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial information.

A final determination of the total consideration and fair values of Montpelier’s assets and liabilities, which cannot be made prior to the completion of the merger, will be based on the actual net tangible and intangible assets of Montpelier that exist as of the date of completion of the merger. Consequently, amounts preliminarily allocated to goodwill and intangible assets could change significantly from those allocations used in the unaudited pro forma condensed consolidated financial information presented below and could result in a material change in amortization of acquired finite lived intangible assets.

Following the merger, Endurance will perform a more comprehensive review of accounting policies of Montpelier, in an effort to determine if differences exist between Endurance’s and Montpelier’s accounting policies and the related financial statement presentation which are not already reflected in the unaudited pro forma condensed consolidated financial information. As a result of that review, Endurance may identify additional differences that, when conformed, could have a material impact on the unaudited pro forma condensed consolidated financial information.

In connection with the plan to integrate the operations of Endurance and Montpelier following the completion of the merger, Endurance anticipates that nonrecurring charges will be incurred. Endurance is not able to determine the timing, nature and amount of these charges as of the date of this joint proxy statement/prospectus. However, these charges will affect the results of operations of Endurance and Montpelier, as well as those of the surviving company following the completion of the merger, in the period in which they are incurred. The unaudited pro forma consolidated financial statements do not include the effects of costs associated with any restructuring or integration activities resulting from the merger, as they are nonrecurring in nature and not factually supportable at the time that the unaudited pro forma consolidated financial statements were prepared.

This pro forma information is subject to risks and uncertainties, including those discussed in the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 25 and specifically as relates to the following:

•	the occurrence of natural or man-made catastrophic events which trigger losses on catastrophe-exposed reinsurance contracts written by Montpelier;

•	changes in the fair value of Montpelier’s investment portfolio due to market volatility;

•	changes in the trading price for Endurance ordinary shares;

•	net cash used or generated in Montpelier’s operations between the signing of the merger agreement and completion of the merger;

•	the timing of the completion of the merger; and

•	other changes in Montpelier’s net assets that occur prior to the completion of the merger, which could cause material differences in the information presented below.

The following table sets forth unaudited condensed consolidated pro forma balance sheet data at March 31, 2015 giving effect to the merger as if it had occurred at March 31, 2015.

	Historical Endurance	Historical Montpelier	Pro Forma Purchase Adjustments	Notes	Pro Forma Consolidated
	(U.S. dollars in millions, except share and per share amounts)
ASSETS
Investments
Fixed maturity investments: available for sale, at fair value	$4,953.9	—	—		$4,953.9
Fixed maturity investments: trading, at fair value	—	1,938.6	(86.9)	(a)	1,851.7
Short-term investments: available for sale, at fair value	2.8	—	—		2.8
Short-term investments: trading, at fair value	—	—	19.4	(b)	19.4
Equity securities: available for sale, at fair value	366.9	—	—		366.9
Equity securities: trading, at fair value	—	184.4	(135.1)	(c)	49.3
Other investments	576.0	606.8	(265.6)	(d)	917.2

Total investments	$5,899.6	$2,729.8	$(468.2)		$8,161.2
Cash and cash equivalents	657.2	616.4	(168.8)	(e)	1,104.8
Restricted cash	—	4.2	(4.2)	(f)	—
Premiums receivable, net	1,446.2	253.8	19.5	(g)	1,719.5
Insurance and reinsurance balances receivable	109.5	—	12.0	(h)	121.5
Deferred acquisition costs	258.8	58.2	(58.2)	(i)	258.8
Prepaid reinsurance premiums	692.5	50.4	(2.5)	(j)	740.4
Reinsurance recoverable on unpaid losses	605.8	48.8	(4.1)	(k)	650.5
Reinsurance recoverable on paid losses	136.6	4.9	(1.3)	(l)	140.2
Accrued investment income	23.2	9.7	—		32.9
Goodwill and intangible assets	151.8	—	284.1	(m)	435.9
Deferred tax asset	43.1	—	3.6	(n)	46.7
Net receivable on sales of investments	86.4	183.1	—		269.5
Other assets	269.4	33.6	(28.3)	(o)	274.7

Total assets	$10,380.1	$3,992.9	$(416.4)		$13,956.6

LIABILITIES
Reserve for losses and loss expenses	$3,621.7	$751.4	$(12.8)	(p)	$4,360.3
Reserve for unearned premiums	1,964.3	350.3	17.4	(q)	2,332.0
Deposit liabilities	13.7	—	—		13.7
Reinsurance balances payable	502.3	67.2	(4.0)	(r)	565.5
Debt	527.8	403.3	18.6	(s)	949.7
Net payable on purchases of investments	163.9	240.3	—		404.2
Investment securities sold short, at fair value	—	169.3	(169.3)	(t)	—
Other liabilities	311.5	42.2	165.9	(u)	519.6

Total liabilities	$7,105.2	$2,024.0	$15.8		$9,145.0

SHAREHOLDERS’ EQUITY
Preferred shares	$17.2	$150.0	$(150.0)	(v)	$17.2
Ordinary/common shares	45.1	0.1	20.6	(w)	65.8
Ordinary/common shares held in treasury at cost	—	(25.6)	25.6	(x)	—
Additional paid-in capital	602.0	742.8	512.5	(y)	1,857.3
Accumulated other comprehensive income	77.8	(6.3)	6.3	(z)	77.8
Retained earnings	2,532.8	832.1	(845.7)	(aa)	2,519.2

Total shareholders’ equity available to the company	3,274.9	1,693.1	(430.7)		4,537.3
Non-controlling interest	—	275.8	(1.5)	(ab)	274.3

Total shareholders’ equity	$3,274.9	$1,968.9	$(432.2)		$4,811.6

Total liabilities and shareholders’ equity	$10,380.1	$3,992.9	$(416.4)		$13,956.6

Basic common/ordinary shares outstanding (in millions)	43.7	43.8	n/a		64.3
Dilutive shares outstanding (in millions)	45.3	45.5	n/a		66.8
Basic book value per share	$65.14	$35.23	n/a		$63.83
Diluted book value per share	$62.79	$33.90	n/a		$61.50

The following table sets forth unaudited condensed consolidated pro forma results of operations for the year ended December 31, 2014 giving effect to the merger as if it had occurred at January 1, 2014.

	Historical Endurance	Historical Montpelier	Pro Forma Purchase Adjustments	Notes	Pro Forma Consolidated
	(U.S. dollars in millions, except share and per share amounts)
Revenues
Gross premiums written	$2,894.1	$740.3	$(6.2)	(ac)	$3,628.2
Ceded premiums written	(959.9)	(89.4)	6.2	(ad)	(1,043.1)

Net premiums written	1,934.2	650.9	—		2,585.1
Change in unearned premiums	(70.2)	(5.7)	—		(75.9)

Net premiums earned	1,864.0	645.2	—		2,509.2
Net investment income	131.5	46.8	(24.3)	(af)	154.0
Net realized and unrealized gains	14.3	5.4	(10.0)	(ag)	9.7
Net loss from derivative instruments	—	(18.6)	18.6	(ah)	—
Net impairment losses recognized in earnings	(0.6)	—	—		(0.6)
Other underwriting loss	(5.8)	—	(0.5)	(ai)	(6.3)
Other revenues	—	2.9	(2.9)	(aj)	—

Total Revenues	$2,003.4	$681.7	$(19.1)		$2,666.0

Expenses
Net losses and loss expenses	970.2	189.6	(2.2)	(ak)	1,157.6
Acquisition expenses	319.5	110.2	—		429.7
General and administrative expenses	313.5	123.7	—		437.2
Amortization of intangibles	6.5	—	27.7	(al)	34.2
Net foreign exchange losses (gains)	3.8	(9.4)	1.9	(am)	(3.7)
Interest expense	41.0	18.9	0.9	(an)	60.8
Other expenses	—	3.4	(3.4)	(ao)	—

Total expenses	1,654.5	436.4	24.9		2,115.8

Income before income taxes	348.9	245.3	(44.0)		550.2
Income tax (expense) benefit	(0.4)	2.7	—		2.3

Net income	348.5	248.0	(44.0)		552.5
Net income attributable to non-controlling interest	—	(24.1)	—		(24.1)

Net income available to the company	348.5	223.9	(44.0)		528.4
Preferred dividends	(32.8)	(13.3)	13.3	(ap)	(32.8)

Net income available to ordinary/common and participating ordinary/common shareholders	$315.7	$210.6	$(30.7)		$495.6

Per share data
Weighted average number of common shares and ordinary/common share equivalents outstanding (in millions)
Basic	43.4	45.6	n/a		64.1

Diluted	43.4	45.6	n/a		64.1

Basic earnings per share	$7.07	$4.48	n/a		$7.50

Diluted earnings per share	$7.06	$4.48	n/a		$7.49

The following table sets forth unaudited condensed consolidated pro forma results of operations for the quarter ended March 31, 2015 giving effect to the merger as if it had occurred at January 1, 2014.

	Historical Endurance	Historical Montpelier	Pro Forma Purchase Adjustments	Notes	Pro Forma Consolidated
	(U.S. dollars in millions, except share and per share amounts)
Revenues
Gross premiums written	$1,301.4	$253.4	$19.4	(ac)	$1,574.2
Ceded premiums written	(536.5)	(48.2)	0.5	(ad)	(584.2)

Net premiums written	764.9	205.2	19.9		990.0
Change in unearned premiums	(375.1)	(54.5)	(19.9)	(ae)	(449.5)

Net premiums earned	389.8	150.7	—		540.5
Net investment income	41.9	9.8	(2.2)	(af)	49.5
Net realized and unrealized gains	18.2	13.8	(5.1)	(ag)	26.9
Net loss from derivative instruments	—	(3.5)	3.5	(ah)	—
Net impairment losses recognized in earnings	(0.6)	—	—		(0.6)
Other underwriting income (loss)	2.4	—	(3.4)	(ai)	(1.0)
Other Revenues	—	1.4	(1.4)	(aj)	—

Total Revenues	$451.7	$172.2	$(8.6)		$615.3

Expenses
Net losses and loss expenses	171.9	47.7	(0.6)	(ak)	219.0
Acquisition expenses	82.1	27.6	—		109.7
General and administrative expenses	67.1	28.9	—		96.0
Amortization of intangibles	1.6	—	6.9	(al)	8.5
Net foreign exchange losses (gains)	7.6	(6.2)	0.4	(am)	1.8
Interest expense	9.1	4.7	0.2	(an)	14.0
Other expense	—	(4.8)	(4.8)	(ao)	—

Total expenses	339.4	107.5	2.1		449.0

Income before income taxes	112.3	64.7	(10.7)		166.3
Income tax expense	(3.8)	(1.0)	—		(4.8)

Net income	108.5	63.7	(10.7)		161.5
Net income attributable to non-controlling interest	—	(8.3)	—		(8.3)

Net income available to the company	108.5	55.4	(10.7)		153.2
Preferred dividends	(8.2)	(3.3)	3.3	(ap)	(8.2)

Net income available to ordinary/common and participating ordinary/common shareholders	$100.3	$52.1	$(7.4)		$145.0

Per share data
Weighted average number of ordinary/common shares and ordinary/common share equivalents outstanding (in millions)
Basic	43.5	43.7	n/a		64.2

Diluted	43.7	43.7	n/a		64.4

Basic earnings per share	$2.24	$1.15	n/a		$2.18

Diluted earnings per share	$2.23	$1.15	n/a		$2.18

Note 1  Pro Forma Basis of Presentation

The unaudited condensed consolidated pro forma financial information gives effect to the merger as if it had occurred at March 31, 2015 for the purposes of the unaudited condensed consolidated pro forma balance sheet at March 31, 2015, and on January 1, 2014 for the purposes of the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2014 and the three months ended March 31, 2015. The unaudited condensed consolidated pro forma information has been prepared using Endurance’s historical consolidated financial statements and Montpelier’s historical consolidated financial statements after giving effect to the completion of the merger and the assumptions and adjustments described in the accompanying notes. The unaudited condensed consolidated pro forma information does not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions.

The unaudited condensed consolidated pro forma financial information is prepared in conformity with GAAP. The merger will be accounted for under the acquisition method of accounting in accordance with ASC 805 with Endurance as the acquiring entity. In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

Under ASC 805, all of the Montpelier assets acquired and liabilities assumed in this business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Changes in deferred tax asset valuation allowances and income tax uncertainties, if any, after the completion of the merger will generally affect income tax expense. Subsequent to the completion of the merger, Endurance and Montpelier will finalize an integration plan, which may affect how the assets acquired including intangible assets, will be utilized by Merger Sub as the surviving company.

A final determination of the total consideration and estimated fair value of Montpelier’s assets and liabilities, including the fair value of the estimated identifiable intangible assets, cannot be made prior to the completion of the merger, and will be based on the actual net tangible and intangible assets of Montpelier that exist as of the date of completion of the merger. Consequently, the estimated fair value adjustments, and amounts preliminarily allocated to goodwill, could change significantly from the allocations used in the unaudited condensed consolidated pro forma financial statements. Endurance has not had sufficient time to complete a formal valuation study of Montpelier’s assets and liabilities, including identifiable intangible assets, at this stage and as the determination of the fair value of Montpelier’s assets and liabilities, including the fair value of identifiable intangible assets, will not be made until the completion of the merger, Endurance does not expect to complete a formal valuation study until the first reporting period subsequent to completion of the merger. Accordingly, the unaudited condensed consolidated pro forma financial statements, including the allocations of the merger consideration, have been made based on estimates. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Endurance believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the merger contemplated based on information available to Endurance at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited condensed consolidated pro forma financial statements.

In connection with the plan to integrate the operations of Endurance and Montpelier following the completion of the merger, Endurance anticipates that nonrecurring charges will be incurred. Endurance is not able to determine the timing, nature and amount of these charges as of the date of this joint proxy statement/prospectus. However, these charges will affect the results of operations of Endurance and Montpelier, as well as those of the surviving company following the completion of the merger, in the period in which they are incurred. The unaudited condensed consolidated financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the merger as they are nonrecurring in nature and not factually supportable at the time that the unaudited condensed consolidated financial statements were prepared.

Unless otherwise indicated, pro forma adjustments are assumed to have no tax impact as the underlying corporate entity generating the adjustment is domiciled in Bermuda and not subject to corporate tax.

The unaudited condensed consolidated pro forma financial information is not intended to reflect the results of operations or the financial position that would have resulted had the merger been effected on the dates indicated and if the companies had been managed as one entity. The unaudited condensed consolidated pro forma financial information should be read in conjunction with the Endurance 10-Q, the Endurance 10-K, the Montpelier 10-Q and the Montpelier 10-K, as filed with the SEC. Please see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 202.

Note 2  Total Consideration

Upon completion of the merger, each Montpelier common share (other than shares owned by Montpelier as treasury shares and any Montpelier shares owned by Endurance, Merger Sub or any other direct or indirect wholly-owned subsidiary of Endurance), will be canceled and converted into the right to receive 0.472 of an Endurance ordinary share, in each case less applicable withholding taxes and plus cash in lieu of any fractional Endurance ordinary shares. In addition, the merger agreement provides that, following the date of approval of the merger agreement, the statutory merger agreement and the merger by Montpelier shareholders and prior to the effective time of merger, Montpelier will, in compliance with Bermuda law, declare and pay, without interest, a special dividend of $9.89 per Montpelier common share to the holders of record of outstanding Montpelier common shares as of a record date for the special dividend to be set by Montpelier’s board of directors in consultation with Endurance. In addition, an amount equal to the special dividend of $9.89 will be paid to Montpelier employees and directors who hold restricted share units.

The value of the total consideration will change as the market price of Endurance ordinary shares fluctuates during the period between the date on which the merger agreement was executed and the date on which the merger is completed, and thereafter, and may therefore be different from the prices set forth below at the effective time of the merger.

The share price for Endurance ordinary shares used in determining the estimated total consideration is based on the closing price of Endurance ordinary shares on the NYSE on May 1, 2015 of $60.55. The total consideration is calculated as follows:

Calculation of Total Consideration

Total Consideration

As at May 1, 2015
(U.S. dollars in thousands, except share and per share amounts)
Estimated number of Montpelier common shares to be canceled on merger	43,799,253
Montpelier common shares indirectly held by Endurance canceled immediately prior to the merger	(100)

43,799,153
Exchange ratio	0.472

Total Endurance ordinary shares to be issued	20,673,200
Endurance ordinary share closing price on May 1, 2015	$60.55

Total value of Endurance ordinary shares to be issued	$1,251,762

Fair value of Montpelier restricted share units attributable to service period prior to merger date	$24,256

Special Dividend
Estimated Montpelier common shares and restricted share units eligible for special dividend	45,516,524
Special dividend per Montpelier common share and restricted share unit	$9.89

Total special dividend consideration	$450,158

Total Consideration	$1,726,176

Note 3  Total Consideration Allocation

Under the acquisition method of accounting, the total consideration is allocated to the acquired tangible and identifiable intangible assets and assumed liabilities of Montpelier based on their estimated fair values as of the closing of the merger. The excess of the total consideration paid over the fair value of assets acquired and liabilities assumed is recorded as goodwill.

The allocation of the estimated total consideration is preliminary because the merger has not yet been completed. The allocation is based on estimates, assumptions, valuations and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the total consideration allocation reflected in the unaudited pro forma adjustments will remain preliminary until management determines the final total consideration and the fair values of assets acquired and liabilities assumed. The final determination of the total consideration allocation is anticipated to be completed as soon as practicable after the completion of the merger and will be based on the value of the Endurance ordinary share price at the closing of the merger and on the fair values of Montpelier’s assets acquired and liabilities assumed at the closing of the merger. The final amounts allocated to Montpelier’s assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited condensed consolidated pro forma financial statements.

Total Consideration Allocation

(U.S. dollars in millions)
Montpelier shareholders’ equity attributable to controlling interests as of March 31, 2015	$1,693.1
Cash and cash equivalents (estimated Montpelier transaction costs)	(18.0)
Liquidation value of Montpelier preferred shares as of March 31, 2015	(156.0)

Adjusted shareholders’ equity of Montpelier	$1,519.1

Adjustments for fair value, by applicable balance sheet caption:
Assets:
Deferred acquisition costs	$(58.2)
Other assets	(12.7)

$(70.9)

Liabilities:
Reserve for losses and loss expenses	$11.0
Debt	(18.6)

$(7.6)

Equity:

Non-continuing interest	$1.5

Adjustments for fair value of the identifiable intangible assets:
Identifiable indefinite lived intangible assets (licenses and asset management agreements)	$54.5
Identifiable finite lived intangible assets (broker relationships, renewal rights, value of business acquired, trademarks and trade names, and covenants not to compete)	164.8

$219.3

Estimated fair value of net assets acquired and identifiable intangible assets	$1,661.4
Total consideration	$1,726.2

Estimated total consideration over the fair value of net assets acquired assigned to goodwill	$64.8

As noted above, the Endurance ordinary share price used in the pro forma information was $60.55, the price as of May 1, 2015. The effect of a $1.00 increase (decrease) in the Endurance ordinary share price, would be a $20.7 million increase (decrease) in the market value of the Endurance ordinary shares to be issued by Endurance in the merger, resulting in a $20.7 million increase (decrease) in the total consideration and a corresponding $20.7 million increase (decrease) in the estimated excess total consideration over the fair value of the net assets acquired assigned to goodwill.

Note 4  Unaudited Pro Forma and Merger Accounting Adjustments

The unaudited condensed consolidated pro forma financial information is not necessarily indicative of what the financial position and results of operations actually would have been had the merger been completed at the date indicated and includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of Endurance would have been, nor necessarily indicative of the financial position of the post-merger periods.

The following unaudited pro forma adjustments result from accounting for the merger, including the determination of the fair value of the assets and liabilities. The adjustments below include initial accounting policy conclusions on the treatment of Montpelier’s investments, derivatives and the related realized and unrealized investments gains (losses), and foreign exchange impacts. These conclusions are preliminary and may be subject to change following a full review. The unaudited condensed consolidated pro forma financial information do not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions that may result from the merger.

The descriptions related to the adjustments are as follows:

Unaudited Condensed Consolidated Pro Forma Balance Sheet Adjustments

Increase (decrease) as of March 31, 2015
(U.S. dollars in millions)
Assets:
(a) Adjustments to Fixed maturity investments, trading at fair value:
To reflect the portion of the special dividend paid by Montpelier on closing to the Montpelier shareholders and holders of restricted share units funded through the sale of Fixed maturity investments, trading at fair value	$(49.5)
To reflect reclassification of short-term investments to conform with Endurance presentation.	(19.4)
To reflect the estimated transaction costs to be paid by Montpelier.	(18.0)
(b) Adjustment to reflect reclassification of short-term investments to conform with Endurance presentation.	19.4
(c) Adjustment to reflect the portion of the special dividend paid by Montpelier on closing to Montpelier shareholders and holders of restricted share units funded through the sale of equity securities, trading at fair value	(135.1)
(d) Adjustment to reflect the portion of the special dividend paid by Montpelier on closing to Montpelier’s shareholders and holders of restricted share units funded through the sale of other investments.	(265.6)
(e) Adjustments to cash and cash equivalents:
To reflect the cash resources used to repay the Montpelier preferred shares at the liquidation value of $26.00 per share	(156.0)
To reflect the estimated transaction costs to be paid by Endurance	(17.0)
To reflect reclassification of restricted cash to conform with Endurance presentation.	4.2
(f) Adjustment to reflect reclassification of restricted cash to conform with Endurance presentation.	(4.2)
(g) Adjustments to premiums receivable, net:
To eliminate intercompany balances between Endurance and Montpelier	(0.4)
To reflect reclassification of gross written premium to conform with Endurance presentation	19.9
(h) Adjustment to reclassify balance to insurance and reinsurance balances receivable to conform to Endurance presentation	12.0
(i) Adjustment to reflect deferred acquisition costs at fair value which is estimated to be nil	(58.2)
(j) Adjustment to eliminate intercompany balances between Endurance and Montpelier	(2.5)
(k) Adjustment to eliminate intercompany balances between Endurance and Montpelier	(4.1)
(l) Adjustment to eliminate intercompany balances between Endurance and Montpelier .	(1.3)
(m) Adjustments to goodwill and intangible assets:
To reflect the estimated fair value of identifiable indefinite lived intangible assets resulting from the merger (licenses and asset management agreements)	54.5
To reflect the estimated fair value of identifiable finite lived intangible assets resulting from the merger (broker relationships, renewal rights, value of business acquired, trademarks and trade names, and covenants not to compete (estimated weighted average useful life of 10 years ))	164.8
To reflect goodwill determined as the total consideration paid to effect the merger in excess of the estimated fair value of the net assets acquired	64.8
(n) Adjustment to conform to Endurance presentation	3.6
(o) Adjustments to other assets:
To reflect the elimination of deferred debt issuance costs related to Montpelier’s existing senior notes which have an estimated fair value of nil	(2.0)
To reflect the estimated fair value of Montpelier’s unamortized fixed assets which have an estimated fair value of nil	(5.7)
To reflect the estimated fair value of Montpelier’s goodwill and intangible assets which have an estimated fair value of nil	(5.0)
To reclassify the balance to insurance and reinsurance balances receivable to conform with Endurance presentation	(12.0)
To reclassify the balance to deferred tax asset to conform with Endurance presentation	(3.6)

Total adjustments to assets	$(416.4)

Increase (decrease) as of March 31, 2015
(U.S. dollars in millions)
Liabilities:
(p) Adjustments to reserve for losses and loss expenses:
To reflect Montpelier’s reserve for losses and loss expenses at fair value	$(11.0)
To eliminate intercompany balances between Endurance and Montpelier	(4.2)
To conform to Endurance presentation	2.3
(q) Adjustments to reserve for unearned premiums:
To eliminate intercompany balances between Endurance and Montpelier	(2.5)
To conform to Endurance presentation	19.9
(r) Adjustments to reinsurance balances payable:
To eliminate intercompany balances between Endurance and Montpelier	(1.6)
To conform to Endurance presentation	(2.3)
(s) Adjustment to reflect Montpelier’s debt at fair value	18.6
(t) Adjustment to reflect reclassification of Investment securities sold short to conform to Endurance presentation.	(169.3)
(u) Adjustment to other liabilities:
To reflect transaction costs paid during the three months ended March 31, 2015	(3.4)
To reflect reclassification of Investment securities sold short to conform to Endurance presentation.	169.3

Total adjustments to liabilities	$15.8

Increase (decrease) as of March 31, 2015
(U.S. dollars in millions)
Shareholders’ equity:
(v) Adjustment to eliminate the Montpelier preferred shares outstanding following redemption prior to closing of the merger	$(150.0)
(w) Adjustments to ordinary/common shares:
To reflect the par value of the Endurance ordinary shares issued as part of the merger consideration	20.7
To reflect the elimination of the par value of Montpelier common shares outstanding	(0.1)
(x) Adjustment to reflect the elimination of the cost of Montpelier common shares held as treasury shares	25.6
(y) Adjustments to additional paid-in capital:
To reflect the elimination of Montpelier’s additional-paid in capital on merger	(742.8)
To reflect additional paid in capital from Endurance ordinary shares issued as part of the merger consideration	1,231.0
To reflect additional paid in capital from Montpelier’s restricted share units related to pre-merger service	24.3
(z) Adjustments to reflect the elimination of Montpelier’s accumulated net foreign currency translation losses	6.3
(aa) Adjustments to retained earnings:
To reflect estimated transaction costs to be paid by Endurance	(17.0)
To reflect estimated transaction costs to be paid by Montpelier	(18.0)
To reflect the elimination of Montpelier’s retained earnings, net of adjustments	(729.6)
To reflect loss on early redemption of preferred shares	(6.0)
To reflect write off of Montpelier unamortized debt issuance costs which have an estimated fair value of nil	(2.0)
To reflect write off of Montpelier unamortized fixed assets which have an estimated fair value of nil	(5.7)
To reflect write off of Montpelier deferred acquisition costs which have an estimated fair value of nil	(58.2)
To reflect write off of Montpelier goodwill and intangible assets which have an estimated fair value of nil	(5.0)
To reflect Montpelier’s reserve for losses and loss expenses at fair value	11.0
To reflect Montpelier’s debt at fair value	(18.6)

Increase (decrease) as of March 31, 2015
(U.S. dollars in millions)
To reflect transaction costs paid during the three months ended March 31, 2015	3.4
(ab) Adjustment to write down Montpelier’s non-controlling interest to fair value.	(1.5)

Total adjustments to shareholders’ equity	(432.2)

Total adjustments to liabilities and shareholders’ equity	$(416.4)

Unaudited Condensed Consolidated Pro Forma Results of Operations Adjustments

	Three months ended March 31, 2015	Year ended December 31, 2014
	(U.S. dollars in millions)
Revenues:
(ac) Adjustments to gross premiums written:
To eliminate intercompany transactions between Endurance and Montpelier on gross premiums written	$(0.5)	$(6.2)
To reflect reclassification of gross written premium to conform with Endurance presentation	19.9	—
(ad) To eliminate intercompany transactions between Endurance and Montpelier on ceded premiums written	0.5	6.2
(ae) To reflect reclassification of gross written premium to conform with Endurance presentation	(19.9)	—
(af) Adjustments to net investment income:
To reflect the estimated impact on net investment income due to decreases in fixed maturity investments, trading, equity investments, trading, and other investments, trading, as a result of cash consideration paid by Endurance to Montpelier shareholders to effect the merger, settle transaction costs and liquidate Montpelier preferred shares.	(3.4)	(13.8)
To reflect reclassification of net income (loss) from other investments to conform to Endurance presentation	1.2	(10.5)
(ag) Adjustments to net realized and unrealized gains:
To reflect reclassification of net income (loss) from derivative instruments to conform to Endurance presentation	(3.9)	(20.5)
To reflect reclassification of gains (losses) on foreign exchange forward contracts to Net foreign exchange gains (losses)	(1.2)	10.5
(ah) Adjustment to reclassify balance to net realized and unrealized gains to conform to Endurance presentation	3.5	18.6
(ai) Adjustments to other underwriting income (loss):
To reclassify other revenues to conform to Endurance presentation	1.4	2.9
To reclassify other expenses to conform to Endurance presentation	(4.8)	(3.4)
(aj) Adjustment to reclassify balance to other underwriting income (loss) to conform to Endurance presentation	(1.4)	(2.9)

Total adjustment to revenues	$(8.6)	$(19.1)

Expenses:
(ak) Adjustment to amortize fair value adjustment of Montpelier’s reserves for losses and loss expenses	$(0.6)	$(2.2)
(al) Adjustment to record amortization of intangible assets resulting from the merger	6.9	27.7
(am) Adjustment to reclassify gains (losses) on foreign exchange forward contracts from net realized and unrealized gains (losses) to conform to Endurance presentation	0.4	1.9
(an) Adjustment to reflect change in interest expense due to fair value adjustment on Montpelier’s debt	0.2	0.9
(ao) Adjustment to reclassify balance to other underwriting income (loss) to conform to Endurance presentation	(4.8)	(3.4)

Total adjustments to expenses	$2.1	$24.9

Preferred Dividends:
(ap) Adjustment to eliminate dividend on the Montpelier preferred shares	3.3	13.3

Total adjustments to net income available to common and participating common shareholders	$(7.4)	$(30.7)

Note 5  Earnings per Endurance Ordinary Share

Pro forma earnings per Endurance ordinary share for the three months ended March 31, 2015 and year ended December 31, 2014 have been calculated using Endurance’s historical weighted average Endurance ordinary shares outstanding plus 20,673,200 Endurance ordinary shares assumed to be issued to Montpelier shareholders per the merger agreement and 810,552 Endurance participating restricted share units assumed to be issued to Montpelier employees per the merger agreement. The following table sets forth the calculation of basic and diluted earnings per common share and the calculation of the basic and diluted weighted average common shares for the three months ended March 31, 2015 and year ended December 31, 2014:

	Three months ended March 31, 2015		Year ended December 31, 2014
	Basic	Diluted	Basic	Diluted
	(U.S. dollars in millions, except share and per share data)
Pro forma net income available to Endurance shareholders and participating Endurance shareholders	$145.0	$145.0	$495.6	$495.6
Pro forma amounts allocated to participating Endurance shareholders(1)	(4.7)	(4.7)	(15.7)	(15.7)

Pro forma net income allocated to common shareholders	$140.3	$140.3	$479.9	$479.9

Average Endurance ordinary shares outstanding (in millions):
Historical Endurance ordinary shares	43.5	43.7	43.4	43.4
Endurance ordinary shares issued to Montpelier shareholders as merger consideration	20.7	20.7	20.7	20.7

Pro forma average Endurance ordinary shares outstanding	64.2	64.4	64.1	64.1

Pro forma earnings per Endurance ordinary share	$2.18	$2.18	$7.50	$7.49

(1)	Represents earnings attributable to holders of unvested restricted shares and restricted share units issued under Endurance’s equity compensation plans that are considered participating.

Note 6  Book Value per Endurance Ordinary Share

Pro forma book value per common share as of March 31, 2015 has been calculated using Endurance’s historical Endurance ordinary shares outstanding plus 20,673,200 Endurance ordinary shares assumed to be issued to Montpelier shareholders per the merger agreement. The following table sets forth the calculation of book value per Endurance ordinary share as of March 31, 2015:

	As of March 31, 2015
	Basic	Diluted
	(U.S. dollars in millions, except per share data)
Pro forma total shareholders’ equity	$4,811.6	$4,811.6
Less non-controlling interest	(274.3)	(274.3)

Pro forma total shareholders’ equity available to Endurance	$4,537.3	$4,537.3
Less liquidation value of Endurance preferred shares	(430.0)	(430.0)

Total shareholders’ equity	$4,107.3	$4,107.3

Pro forma basic Endurance ordinary shares	64.3	66.8

Pro forma book value per Endurance ordinary share	$63.83	$61.50

Note 7  Unaudited Pro Forma Debt

The historical and unaudited pro forma debt of Endurance and Montpelier is summarized as follows:

	As of March 31, 2015
	Historical Endurance	Historical Montpelier	Pro Forma
	(U.S. dollars in millions)
7% Senior notes, due 2034	$329.2	$—	$329.2
6.15% Senior notes, due 2015	198.6	—	198.6
4.70% Senior notes, due 2022	—	299.3	317.9
Revolving credit agreement	—	4.0	4.0
Trust indenture	—	100.0	100.0

ENDURANCE SHARE OWNERSHIP INFORMATION

The share ownership tables below contain certain information about shareholders whom Endurance believes are the beneficial owners of more than five percent (5%) of the outstanding Endurance ordinary shares, as well as information regarding share ownership by Endurance’s directors, named executive directors and its directors and named executive officers as a group as of May 21, 2015, unless otherwise indicated. Except as described below, Endurance knows of no person that beneficially owns more than 5% of the outstanding Endurance ordinary shares, based solely upon filings made with the SEC.

Except as otherwise noted below, each person or entity named in the following table has the sole voting and investment power with respect to all Endurance ordinary shares that he, she or it beneficially owns.

Security Ownership of 5% Owners

Name and Address of Beneficial Owner(2)	Number Endurance ordinary shares owned	Percentage of Endurance ordinary shares outstanding(1)
FMR LLC(3)	3,606,854	8.0%
Dimensional Fund Advisors LP(4)	3,559,618	7.9%
The Vanguard Group(5)	2,535,775	5.6%
Champlain Investment Partners, LLC(6)	2,482,915	5.5%

(1)	Based on 45,160,456 Endurance ordinary shares outstanding as of May 21, 2015.

(2)	The address for each beneficial owner is listed in the relevant footnote.

(3)	The information included herein is based on the Schedule 13G/A filed on February 13, 2015 by FMR LLC. FMR LLC’s address is 245 Summer Street, Boston, Massachusetts 02210. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (referred to in this joint proxy statement/prospectus as “Fidelity Funds”) advised by Fidelity Management & Research Company (referred to in this joint proxy statement/prospectus as “FMR Co”), a wholly-owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(4)	The information included herein is based on the Schedule 13G/A filed on February 5, 2015 by Dimensional Fund Advisors LP (referred to in this joint proxy statement/prospectus as “Dimensional”). Dimensional’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746. Dimensional, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts collectively referred to in this joint proxy statement/prospectus as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the ordinary shares that are owned by the Funds and may be deemed to be the beneficial owner of the ordinary shares held by the Funds. However, all ordinary shares described above are owned by the Funds. Dimensional disclaims beneficial ownership of such ordinary shares.

(5)	The information included herein is based on the Schedule 13G/A filed on February 9, 2015 by The Vanguard Group. The address of the beneficial owner is 100 Vanguard Blvd., Malvern, Pennsylvania, 19355. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 26,162 ordinary shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 3,800 ordinary shares as a result of its serving as investment manager of Australian investment offerings.

(6)	The information included herein is based on the Schedule 13G filed on February 4, 2015 by Champlain Investment Partners LLC (referred to in this joint proxy statement/prospectus as “Champlain”). Champlain’s address is 180 Battery Street, Burlington, Vermont 05401.

Security Ownership of Directors and Executive Officers

Name and Address of Beneficial Owner(1)	Number of Endurance options	Number Endurance ordinary shares owned	Total(2)	Percentage of Endurance ordinary shares outstanding
Directors
John T. Baily(3)	—	33,513	33,513	*
Norman Barham	—	27,352	27,352	*
Galen R. Barnes	—	21,352	21,352	*
William H. Bolinder	—	34,281	34,281	*
Philip M. Butterfield		1,669	1,669	*
Steven W. Carlsen	—	51,802	51,802	*
John R. Charman(4)	480,000	1,696,360	2,176,360	4.8%
Susan S. Fleming	—	9,966	9,966	*
Scott D. Moore	—	20,998	20,998	*
William J. Raver	—	17,588	17,588	*
Robert A. Spass(5)	—	146,377	146,377	*
Named Executive Officers
Jerome Faure	—	42,700	42,700	*
Brian W. Goshen	—	16,798	16,798	*
John A. Kuhn	—	77,612	77,612	*
Michael J. McGuire	—	149,377	149,377	*
All directors and named executive officers as a group	480,000	2,347,745	2,827,745	6.3%

*	Less than 1%. On May 21, 2015, there were 45,160,456 ordinary shares outstanding.
(1)	Unless otherwise stated, the address for each beneficial owner is c/o Endurance Specialty Holdings Ltd., Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda.
(2)	Includes the outstanding ordinary shares and assumes the exercise of all options vesting within 60 days of May 21, 2015.
(3)	Includes 4,000 ordinary shares owned by Mr. Baily’s wife.
(4)	Includes 668,603 ordinary shares owned by Dragon Global Holdings Ltd., 158,251 ordinary shares owned by The Fortis Trust and 158,251 ordinary shares owned by The Prometheus Trust. Mr. Charman disclaims ownership of such shares.
(5)	Includes 2,029 ordinary shares owned by Capital Z Partners Management, LLC, an entity in which Mr. Spass owns a non-controlling limited liability interest. Mr. Spass disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.

MONTPELIER SHARE OWNERSHIP INFORMATION

The share ownership tables below contain certain information about shareholders whom Montpelier believes are the beneficial owners of more than five percent (5%) of the outstanding Montpelier common shares, as well as information regarding share ownership by Montpelier’s directors, named executive directors and its directors and executive officers as a group as of April 30, 2015, unless otherwise indicated. In addition, Christopher L. Harris is the beneficial owner of 15,529 preferred shares (series A) of Endurance, and Susan J. Sutherland is the beneficial owner of $25,000 principal amount of Endurance’s 7% notes due July 15, 2034 and 200 preferred shares (series B) of Endurance. Except as described below, Montpelier knows of no person that beneficially owns more than 5% of the outstanding Montpelier common shares, based solely upon filings made with the SEC.

Except as otherwise noted below, each person or entity named in the following table has the sole voting and investment power with respect to all Montpelier common shares that he, she or it beneficially owns.

Security Ownership of 5% Owners

Name and Address of Beneficial Owner	Number of Montpelier common shares owned	Percentage of Montpelier common shares outstanding(1)
Charlesbank Equity Fund VII, Limited Partnership(2)	5,762,000	13.2%
200 Clarendon Street, 54th Floor
Boston, MA 02116

Dimensional Fund Advisors L.P.(3)	4,107,831	9.4%
Building One, 6300 Bee Cave Road
Austin, TX 78746

The Vanguard Group, Inc.(4)	3,422,670	7.8%
100 Vanguard Boulevard
Malvern, PA 19355

BlackRock, Inc.(5)	3,265,571	7.5%
55 East 52nd Street
New York, NY 10022

The London Company(6)	2,856,187	6.5%
1801 Bayberry Court, Suite 301
Richmond, Virginia 23226

LSV Asset Management(7)	2,472,959	5.6%
155 N. Wacker Drive, Suite 4600
Chicago, IL 60606

Allianz Global Investors U.S. Holdings LLC(8)	2,279,957	5.2%
680 Newport Center Drive, Suite 250
Newport Beach, CA 92660

Donald Smith & Co., Inc.(9)	2,266,581	5.2%
152 West 57th Street
New York, NY 10019

(1)	Based on 43,799,253 Montpelier common shares outstanding as of April 30, 2015.
(2)	Information based on a Form 4 filed with the SEC by the supporting shareholders on June 17, 2014. Mr. Eisenson is the CEO and a Managing Director of Charlesbank, the investment advisor to the supporting shareholders. See the section below entitled “Security Ownership of Directors and Executive Officers”. This figure includes restricted share units vesting within sixty days of April 30, 2015.
(3)	Information based on a Schedule 13G/A, as of December 31, 2014, filed with the SEC by Dimensional Fund Advisors L.P. on February 5, 2015.
(4)	Information based on a Schedule 13G/A, as of December 31, 2014, filed with the SEC by The Vanguard Group, Inc. on February 11, 2015.

(5)	Information based on a Schedule 13G, as of December 31, 2014, filed with the SEC by BlackRock, Inc. on February 2, 2015.
(6)	Information based on a Schedule 13G/A, as of December 31, 2014, filed with the SEC by The London Company on February 13, 2015.
(7)	Information based on a Schedule 13G, as of December 31, 2014, filed with the SEC by LSV Asset Management on February 12, 2015.
(8)	Information based on a Schedule 13G, as of December 31, 2014, filed with the SEC by Allianz Global Investors U.S. Holdings LLC on February 13, 2015.
(9)	Information based on a Schedule 13G, as of December 31, 2014, filed with the SEC by Donald Smith & Co., Inc. on February 3, 2015.

Security Ownership of Directors and Executive Officers

Name of Beneficial Owner(1)	Number of Montpelier common shares owned(2)	Percentage of Montpelier common shares outstanding(3)	Number of Montpelier preferred shares owned	Percentage of Montpelier preferred shares outstanding(3)
John G. Bruton	13,500	*	—	—
Richard M.M. Chattock	72,103	*	—	—
Morgan W. Davis	36,340	*	—	—
Michael R. Eisenson(4)	5,762,500	13.2%	—	—
Christopher L. Harris	508,321	1.2%	5,000	*
Henry R. Keizer	5,800	*	3,700	*
Nicholas C. Marsh	4,600	*	—	—
Michael S. Paquette	121,520	*	—	—
William Pollett	81,648	*	—	—
Christopher T. Schaper	96,672	*	—	—
John F. Shettle, Jr.	18,965	*	—	—
Candace L. Straight	16,216	*	—	—
Susan J. Sutherland	9,500	*	2,700	*
Anthony Taylor	664,050	1.5%	42,000	*
Ian M. Winchester	48,800	*	9,500	*
All directors, director nominees and executive officers as a group (15 persons)	7,625,864	17.4%	62,900	1.0%

*	Represents less than 1.0% of the outstanding Montpelier common shares and Montpelier preferred shares. Beneficial ownership is determined in accordance with Rule 13d-3(d)(1) of the 1934 Act, meaning that Restricted Share Units vesting within sixty days of such date are deemed to be Montpelier common shares outstanding for computing the percentage held by each person or entity listed, but are not deemed outstanding for computing the percentage held by any other person or entity.
(1)	The address of each of the beneficial owners identified is Montpelier House, 94 Pitts Bay Road, Pembroke HM08, Bermuda.
(2)	These figures include restricted share units vesting within sixty days of April 30, 2015.
(3)	Based on 43,799,253 Montpelier common shares and 6,000,000 Montpelier preferred shares outstanding as of April 30, 2015.
(4)	Mr. Eisenson is the CEO and a Managing Director of Charlesbank, the investment advisor to the supporting shareholders (the registered owners of these Montpelier common shares). Mr. Eisenson serves as the representative of the supporting shareholders on the board of directors of Montpelier and disclaims beneficial ownership of these Montpelier common shares, except to the extent of his pecuniary interest therein.

DESCRIPTION OF ENDURANCE SHARE CAPITAL

The following description of the material terms of Endurance’s share capital is a summary only and is not a complete description of such terms. Following completion of the merger, the rights of the holders of Endurance ordinary shares will be governed by the Companies Act, the memorandum of association of Endurance (referred to in this joint proxy statement/prospectus as the “Endurance charter”) and the Endurance bye-laws. Copies of the Endurance charter and the Endurance bye-laws have been filed as Exhibits to Endurance’s Annual Report on Form 10-K for the year ended December 31, 2014 and are incorporated by reference into this joint proxy statement/prospectus. See also “Where You Can Find More Information” beginning on page 202. Endurance and Montpelier urge you to read the Endurance charter and the Endurance bye-laws carefully and in their entirety.

General

Under the Endurance charter, Endurance is currently authorized to issue 120 million ordinary shares, par value $1.00 per ordinary share, and 17.2 million preferred shares, par value $1.00 per preferred share. Of its authorized preferred shares, Endurance has previously designated 8 million shares as its 7.75% Non-Cumulative Preferred Shares Series A and 9.2 million shares as its 7.5% Non-Cumulative Preferred Shares Series B (together referred to in this joint proxy statement/prospectus as the “Endurance preferred shares”).

As of May 26, 2015, there were 45,160,146 Endurance ordinary shares and 17.2 million Endurance preferred shares issued and outstanding. Endurance may redeem all but not less than all of the Endurance preferred shares before their respective redemption dates at a redemption price of $26.00 per share, plus any declared and unpaid dividends to the date of redemption, if Endurance is required to submit a proposal to the holders of the Endurance preferred shares concerning an amalgamation, consolidation, merger, similar corporate transaction or change in Bermuda law.

Ordinary Shares

Voting Rights

Subject to the voting cutback provisions contained in bye-law 63 of the Endurance bye-laws, each holder of an Endurance ordinary share has one vote per Endurance ordinary share held of record on the applicable record date on all matters voted upon by the shareholders of Endurance. See the section of this joint proxy statement/prospectus entitled “Comparison of Rights of Shareholders of Endurance and Montpelier” beginning on page 171 for additional information on voting rights of Endurance ordinary shares.

Dividend Rights

Under Bermuda law, shareholders are entitled to receive dividends, when and as declared by a company’s board of directors, out of any funds of the company legally available for the payment of such dividends, subject to any preferred dividend right of any holders of any preference shares from time to time. Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that:

•	the company is, or would be, after the payment is made, unable to pay its liabilities as they become due; or

•	the realizable value of the company’s assets would be less than its liabilities.

Under the Endurance bye-laws, the board of directors has the power to declare dividends or distributions out of contributed surplus, and to determine that any dividend shall be paid in cash or shall be satisfied in paying up in full shares to be issued to the shareholders credited as fully paid or partly paid or partly in one way or partly in the other. The board of directors may also pay any fixed cash dividend whenever the position of the company justifies such payment.

The terms of the Endurance preferred shares prohibit dividends from being declared or paid on Endurance ordinary shares unless the full dividends for the latest completed dividend period on all outstanding Endurance preferred shares have been declared and paid.

Liquidation Rights

Subject to the rights of holders of Endurance preferred shares, in the event of a liquidation, dissolution or winding up of Endurance, the holders of Endurance ordinary shares will be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of Endurance legally available for distribution to shareholders.

Other Rights

Holders of Endurance ordinary shares are not entitled to preemptive rights with respect to any shares which may be issued, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to Endurance ordinary shares.

Exchange Listing

The Endurance ordinary shares and Endurance preferred shares are both traded on the NYSE under the symbols “ENH”, “ENHpA” and “ENHpB”, respectively.

Transfer Agent and Registrar

The transfer agent and registrar for Endurance ordinary shares is Computershare.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF ENDURANCE AND MONTPELIER

This section describes the material differences between the rights of Montpelier shareholders prior to the consummation of the merger, and the rights of Endurance shareholders. As both Montpelier and Endurance are governed by Bermuda law, these differences in shareholders’ rights result from the differences between the respective governing corporate documents of Montpelier and Endurance.

Each of Montpelier and Endurance is a Bermuda exempt limited liability company subject to the Companies Act. Montpelier shareholders’ rights are currently governed by Montpelier’s memorandum of association and the Montpelier bye-laws. Endurance shareholders’ rights are currently governed by the Endurance charter and the Endurance bye-laws.

The following description summarizes the material differences that may affect the rights of Montpelier shareholders and Endurance shareholders, but does not purport to be a complete summary of all those differences, or a complete description of the specific provisions referred to in this summary. The following description is qualified, except where otherwise provided, by reference to the Montpelier memorandum of association and the Montpelier bye-laws and the Endurance charter and the Endurance bye-laws. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Shareholders should read carefully the relevant portions of the Companies Act and Montpelier’s and Endurance’s respective memorandum of association and bye-laws. Copies of the documents referred to in this summary may be obtained as described in the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 202.

The comparison of shareholder rights below is subject to such preferred, deferred, qualified or other special rights or such restrictions, whether in regard to dividend, return, of capital or otherwise of the holders of preferred shares in each of Montpelier and Endurance as set out in the relevant certificate of designation, preference and rights or equivalent in respect of such preferred shares.

	MONTPELIER	ENDURANCE
Authorized Capital

Montpelier currently has authorized share capital of $2,000,000 consisting of (i) 6,000,000 8.875% Non-cumulative Preferred Shares Series A of par value 1/6th cent per share; and (ii) 1,200,000,000 common shares of par value 1/6th cent per share.

As of close of business on May 26, 2015, there were issued and outstanding (i) 6,000,000 Montpelier preferred shares, and (ii) 43,799,253 Montpelier common shares (excluding 1,314,588 Montpelier common shares held in treasury at cost). Additionally, as of May 26, 2015, 1,692,038 Montpelier common shares were reserved for issuance under Montpelier equity plans (assuming target payout for Montpelier Variable RSUs vesting in 2015). Upon the exercise or settlement of all of Montpelier’s outstanding equity awards that will settle in shares, there would be 45,491,291 issued and outstanding Montpelier common

Endurance currently has authorized share capital of $120,000,000 consisting of (i) 8,000,000 Series A preferred shares of par value $1.00 per Series A preferred share, (ii) 9,200,000 Series B preferred shares of par value $1.00 per Series B preferred share, and (iii) 120,000,000 ordinary shares of par value US $1.00 per ordinary share.

As of close of business on May 26, 2015, there were issued and outstanding (i) 8,000,000 Series A preferred shares, (ii) 9,200,000 Series B preferred shares, and (iii) 45,160,146 Endurance ordinary shares.

	MONTPELIER	ENDURANCE
shares and 6,000,000 issued and outstanding Montpelier preferred shares.

Voting Rights

Each Montpelier shareholder is entitled to one vote per share, subject to the Montpelier bye-laws, the rights attaching to each class of share and the voting restrictions set out below.

The Montpelier bye-laws provide that, if any person beneficially owns or is deemed to beneficially own directly, indirectly or constructively (within the meaning of Section 958 of the Code) (referred to in this section of this joint proxy statement/prospectus as “Montpelier Controlled Shares”), more than 9.5% of Montpelier common shares, the voting rights attached to such Montpelier common shares will be reduced, subject to the Montpelier bye-laws, by whatever means necessary so that after such reduction the votes conferred by the Montpelier Controlled Shares of such person shall constitute 9.5% of the total voting power of all shares entitled to vote at any election of general directors.

In addition, the Montpelier bye-laws provide that each Montpelier shareholder shall deliver notice to Montpelier within 10 days following the date that such shareholder acquires actual knowledge that it is a U.S. Person (meaning (i) an individual who is a citizen or resident of the United States; (ii) a corporation, partnership or other entity treated as a corporation or partnership for United States federal tax purposes that is created in, or organised under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source; (iv) a “U.S. Trust” (as defined in the Code) or (v) any entity treated as one of the foregoing (under any

Each Endurance shareholder is entitled to one vote per share, subject to the Endurance bye-laws, the rights attaching to each class of share and the voting restrictions set out below.

The Endurance bye-laws provide that if the votes conferred by those shares that such person is deemed to own directly or indirectly (within the meaning of section 958(a) of the Code) or, in the case of any U.S. Person (meaning a “United States person” as such term is defined in section 957(c) of the Code) (referred to in this section of this joint proxy statement/prospectus as “Endurance Controlled Shares”) of any person would otherwise cause such person to be treated as a 9.5% shareholder, the votes conferred by the shares of such person’s Control Group (as defined in the Endurance bye-laws) are hereby reduced (and shall automatically reduce in the future) by whatever amount is necessary so that after any such reduction the votes conferred by the Endurance Controlled Shares of such person shall not exceed 9.5% (or such other percentage as determined under the Endurance bye-laws) of the total voting power of all of the shares entitled to vote on the matter in question.

	MONTPELIER	ENDURANCE

provision of the Code) that owns, directly or indirectly, Montpelier Controlled Shares in excess of 9.0% or more of Montpelier or its affiliates).

Dividend Rights

Under Bermuda law, a company may pay dividends on its issued and outstanding shares in accordance with the company’s bye-laws and the rights attaching to the company’s shares. Dividends may be declared by a company’s board of directors, out of any funds of the company legally available for the payment of such dividends, subject to any preferred dividend right of any holders of any preference shares from time to time.

Under the Companies Act, a company may not make a dividend or distribution out of contributed surplus if there are reasonable grounds for believing that: (i) the company is or would, after the payment, be unable to pay its liabilities as they become due; or (ii) the realizable value of the company’s assets would thereby be less than its liabilities.

Subject to the Montpelier bye-laws and in accordance with the Companies Act, the Montpelier board of directors may declare a dividend to be paid to the Montpelier shareholders, in proportion to the number of shares held by them. Such dividends may be paid in cash, or wholly or partly in specie in which case the board may fix the value for distribution in specie of any assets.

Under the Montpelier bye-laws, notwithstanding any provision of the Montpelier bye-laws, the Montpelier board of directors may fix any date as the record date for determining the shareholders entitled to receive any dividend.

The Endurance bye-laws provide that the Endurance board of directors may from time to time declare dividends, or distributions out of contributed surplus, to be paid to the Endurance shareholders according to their rights and interests including such interim dividends as appear to the Endurance board of directors to be justified by the position of Endurance.

The Endurance board of directors, in its discretion, may determine that any dividend shall be paid in cash or shall be satisfied in paying up in full shares in Endurance to be issued to the shareholders credited as fully paid or partly paid in one way and partly the other. The Endurance board of directors may also, in addition to its other powers, direct payment or satisfaction of any dividend, or distribution out of contributed surplus wholly or in part by the distribution of specific assets, and in particular of paid-up shares or debentures of any other company.

The Endurance bye-laws provide that no dividend, distribution or other moneys payable by Endurance on or in respect of any share shall bear interest against Endurance.

The provisions of the Endurance bye-laws relating to the fixing of a record date are broadly similar to the provisions in the Montpelier bye-laws.

The provisions in the Endurance bye-laws in respect of setting aside sums prior to any declaration of any dividend are broadly similar to those contained in the Montpelier bye-laws.

	MONTPELIER	ENDURANCE

Before declaring a dividend, the Montpelier board of directors may from time to time set aside out of the surplus or profits of Montpelier, such sum as it thinks proper as reserves, which shall at the discretion of the Montpelier board of directors, be applicable for any purpose of Montpelier and pending such application may, also at such discretion, either be employed in the business of Montpelier or be invested in such investments as the Montpelier board of directors may from time to time think fit. The Montpelier board of directors may also without placing the same to reserve carry forward any sums which it may think it prudent not to distribute.

Any unclaimed dividend or distribution for a period of 6 years from the date of declaration of such dividend or distribution shall be forfeited and shall revert to Endurance.
Issue of shares

Subject to the restrictions, if any, that are provided for in the Montpelier bye-laws, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of Montpelier shares, the Montpelier board of directors will have the power to issue any unissued shares of Montpelier on such terms and conditions as it may determine, and any shares or class of shares may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Montpelier board of directors may determine.

Subject to the provisions of the Endurance bye-laws, the unissued shares of Endurance shall be at the disposal of the Endurance board of directors, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times, and for such consideration as the Endurance board of directors may determine.

The Endurance bye-laws provide that subject to any special rights conferred on the holders of any shares or class of shares, any Endurance share may be issued with or have attached thereto such preferred, deferred, qualified or other special rights or such restrictions, whether in regard to dividend, voting return of capital or otherwise, as Endurance may by resolution of the Endurance shareholders determine or, if there has not been any such determination or so far as the same shall not make specific provision, as the Endurance board of directors may determine.

	MONTPELIER	ENDURANCE
Pre-emptive rights

Under Bermuda law, no shareholder has a pre-emptive right to subscribe for additional issues of a company’s shares unless, and to the extent that, the right is expressly granted to the shareholder under the bye-laws of the company or under any contract between the shareholder and the company.

The Montpelier bye-laws are silent with respect to pre-emptive rights for shareholders.

The Endurance bye-laws are also silent with respect to pre-emptive rights for shareholders.

Repurchase of shares

Under the Companies Act, a company limited by shares, or other company having a share capital, may, if authorised to do so by its memorandum of association or bye-laws, purchase its own shares.

In accordance with the Montpelier bye-laws, the Montpelier board of directors may exercise all of the powers of the company to purchase or acquire all or any part of its own shares in accordance with the Companies Act upon such terms as the Montpelier board of directors may in its discretion determine. Further Montpelier may acquire its own shares as treasury shares in accordance with the Companies Act on such terms as the Montpelier board of directors shall thing fit.

The Endurance bye-laws contain substantially similar provisions in respect of repurchase of its own shares as the Montpelier bye-laws.

Restrictions on transfers

The Montpelier board of directors may refuse to recognize any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Montpelier board of directors may reasonably require to show the right of the transferor to make the transfer. Shares may also be transferred without a written instrument if transferred by an appointed agent or otherwise in accordance with the Companies Act.

The Montpelier board of directors shall not register a transfer unless all

The Endurance board of directors may, in its absolute discretion and without assigning any reason therefor, decline to register any transfer of share which is not a fully paid share.

The Endurance board of directors may also refuse to recognize any instrument of transfer unless it is duly stamped and lodged with Endurance, accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Endurance board of directors may reasonably require to show the right of the transferor to make the transfer. Shares may also be transferred

	MONTPELIER	ENDURANCE

applicable consents, authorizations and permissions of any governmental body or agency in Bermuda, the United States or any other applicable regulator of any other applicable jurisdiction with respect thereto have been obtained (if required). The Montpelier board of directors may, in its absolute discretion and without assigning any reason therefor, decline to register: (i) a transfer of shares not made in conformity with the terms of the Montpelier bye-laws; or (ii) any transfer of any shares which is not a fully paid share.

The Montpelier board of directors may decline to register a transfer of shares if the board determined in good faith based on an opinion of counsel if: (i) such transfer is likely to expose Montpelier to adverse tax consequences; or (ii) registration of such transfer under the U.S. Securities Act of 1933 or under any blue sky or other United States state securities laws or under the laws of any jurisdiction is required and such registration has not been duly effected.

If the Montpelier board of directors refuses to register a transfer of any share the secretary must send to the transferor and transferee notice of the refusal within 30 days after the date on which the transfer was lodged with Montpelier.

without a written instrument if transferred in accordance with the Companies Act.

The Endurance board of directors may decline to register a transfer (a) unless the instrument of transfer is in respect of only one class of shares, (b) unless the instrument of transfer is in favour of less than five persons jointly, or (c) unless all applicable consents, authorizations and permissions of any governmental body or agency in Bermuda or any other applicable jurisdiction required have been obtained (if required).

If the Endurance board of directors refuses to register a transfer of any share the secretary must send to the transferee notice of the refusal within 30 days after the date on which the transfer was lodged with Endurance.

Appraisal / Dissenters’ Rights	Under Bermuda law, a dissenting shareholder of an amalgamating or merging company who did not vote in favour of the amalgamation or merger and does not believe it has been offered fair value for its shares may within one month of the giving of the notice sent to each shareholder calling the meeting at which the amalgamation or merger was decided upon apply to the Bermuda Court to appraise the fair value of its shares.	Endurance is also subject to the same appraisal rights under the Companies Act.

	MONTPELIER	ENDURANCE

Where the Bermuda Court has appraised any such shares and the amalgamation or merger has been consummated before the appraisal then, within one month of the Bermuda Court appraising the value of the shares, the amalgamated company or the surviving company shall be entitled to either: (i) pay to any shareholder an amount equal to the value of its shares as appraised by the Bermuda Court; or (ii) terminate the amalgamation or merger agreement in accordance with the Companies Act.

Where the Bermuda Court has appraised the fair value of any shares and the amalgamation or merger has proceeded prior to the appraisal then, within one month of the Bermuda Court appraising the value of the shares, if the amount (if any) paid to the dissenting shareholder for his or her shares is less than that appraised by the Bermuda Court, the amalgamated or surviving company will pay to such shareholder the difference between the amount paid to such shareholder and the value appraised by the Bermuda Court.

There shall be no right of appeal from an appraisal by the Bermuda Court. The costs of any application to the Bermuda Court to appraise the fair value of any shares shall be in the discretion of the Bermuda Court.

Number of Directors	The Montpelier board of directors must consist of at least 5 and no more than 15 directors, the exact number to be fixed from time to time by resolution of the board or by a vote of the shareholders at a general meeting. Directors shall be divided into three classes as equally as possible (Class A, Class B and Class C) with each class holding office for a term expiring at the annual general meeting of the shareholders in the third year following the year of their election.	The Endurance board of directors must consist of at least 2 and no more than 20 directors, the exact number to be fixed from time to time by resolution of the board, provided that if no such resolution shall be in effect the number of directors shall be 12. Starting with the 2013 annual general meeting each director shall serve until his successor is elected and qualified at the first annual general meeting after such director was last appointed. Any director that was elected for a

	MONTPELIER	ENDURANCE
three year term prior to the 2013 annual general meeting shall serve until his successor is elected and qualified at the annual general meeting to be held in the year such director’s three year term was originally scheduled to expire.

Nomination and Election of Directors

The Montpelier board of directors will be elected or appointed, except in the case of a casual vacancy, at each annual general meeting or any special general meeting called for that purpose.

Only persons who are proposed or nominated in accordance with the Montpelier bye-laws will be eligible for election as directors. Any shareholder of the Montpelier board of directors may propose any person for election as a director.

When any person is to be proposed for election as a director by a shareholder, notice must be given to the company of the intention to propose him and his willingness to serve as a director.

Where a shareholder nominates a director for election:

(a)    At an annual general meeting, notice must be given no less than 90 days and no more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not more than 30 days before or more than 90 days after such anniversary, the notice must be given not earlier than the 120th day prior to such annual general meeting and not later than the later of (i) the 90th day prior to such annual general meeting and (ii) the 10th date following the date on which notice of the annual general meeting was

The Endurance board of directors will be elected or appointed, except in the case of a casual vacancy, at each annual general meeting or any special general meeting called for that purpose.

Only persons who are proposed or nominated in accordance with the Endurance bye-laws will be eligible for election as directors. Any shareholder or the Endurance board of directors may propose any person for election as a director.

When any person is to be proposed for election as a director by a shareholder, notice must be given to Endurance of the intention to propose him and his willingness to serve as a director.

If a shareholder desires to nominate one or more individuals for election as directors at any general meeting duly called for the election of directors, written notice of the shareholder’s intent to make such a nomination must be given no less than 120 days and no more than 150 days before the first anniversary of the date of the notice convening Endurance’s last annual general meeting for the prior year.

	MONTPELIER	ENDURANCE

posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made; and

(b)    At a special general meeting, notice must be given no earlier than 120 days prior to such special general meeting and not later than 90 days prior to such special general meeting and the 10th day following the date on which notice of the special general meeting and the Montpelier board of directors’ proposed nominees for director were posted to shareholders or the date on which disclosure of the date of the special general meeting and the proposed nominees were made public.

Where persons are validly proposed for re-election or election as directors, the persons receiving a majority of votes cast will be elected as directors.

Where persons are validly proposed for re-election or election as directors, each director shall be elected by a simple majority of the votes cast, except at a general meeting where the secretary determined that the number of director nominees exceeds the number of directors to be elected, in which event each director will be elected by a plurality of votes.

Term of Office	Each class of directors of Montpelier will hold office for a term expiring at the annual general meeting of the Montpelier shareholders held in the third year following the year of their election. All directors will be elected to a class of directors and shall serve until their successors are duly elected and qualified or until their earlier death, disqualification, resignation or removal.	The Endurance bye-laws provide that beginning with the 2013 annual general meeting, all directors will be elected to serve until his successor is elected and qualified at the first annual general meeting (or special general meeting called pursuant to the Endurance bye-laws) after such director was elected or appointed. Any director elected for a three-year term prior to the 2013 annual general meeting shall serve until his successor is elected and qualified at the annual general meeting to be held in the year such director’s three year term was originally scheduled to expire (or earlier special general meeting called pursuant to the Endurance bye-laws).

Removal and suspension of Directors	The Montpelier bye-laws provide that, subject to anything to the contrary contained in the Montpelier bye-laws, the shareholders may remove a director at any annual general meeting	The Endurance bye-laws provide that shareholders may remove a director at any special general meeting called for that purpose by a majority.

	MONTPELIER	ENDURANCE

or special general meeting convened and held in accordance with the Montpelier bye-laws by majority vote after giving effect to any reduction in voting power required under the Montpelier bye-laws, but only for cause (cause being wilful misconduct, fraud, gross negligence, embezzlement or any other criminal conduct or any physical or mental disability that would substantially impair the ability of the director to function in that capacity).

The notice of a meeting convened for the purpose of removing a director must contain a statement of intention to do so and be served on such director not less than 14 days before the meeting.

The director subject to removal will be entitled to be heard on the motion for his removal.

The notice of a meeting convened for the purpose of removing a director must contain a statement of intention to do so and be served on such director not less than 14 days before the meeting.

The director subject to removal will be entitled to be heard on the motion for his removal.

Alternate Directors	Under the Montpelier bye-laws, Montpelier shall only have alternate directors if approved by the Montpelier board of directors and the Montpelier shareholders in a general meeting.

Under the Endurance bye-laws, any director may appoint and remove his own alternate by delivery of a written notice of appointment or removal notice to the secretary at Endurance’s registered office.

Every person acting as an alternate director shall (except as regards powers to appoint an alternate and remuneration) be subject in all respects to the provisions of those Endurance bye-laws relating to the directors and shall alone be responsible to Endurance for his acts and defaults and shall not be deemed to be agent of or for any director for whom he is alternate.

An alternate director is entitled to receive notice of all meetings of the Endurance board of directors and to attend and vote at any such meeting at which a director for whom such alternate director was appointed in the alternative is not personally present

	MONTPELIER	ENDURANCE
and generally to perform at such meeting all the functions of such director for whom such alternate director was appointed.

Vacancies on the Board

Without prejudice to the power of the Montpelier shareholders by resolution to appoint any person to be a director in accordance with the Montpelier bye-laws, the Montpelier board of directors have the power to appoint any person as a director to fill a vacancy on the Montpelier board of directors, so long as a quorum of directors remains in office, shall have the power from time to time and at any time, by the affirmative vote of at least a majority of the directors then in office, to appoint any person as a director to fill any vacancy on the Montpelier board of directors.

The Montpelier bye-laws provide that the office of a director will be vacated if the director is (a) removed from office for cause pursuant to the Montpelier bye-laws or is prohibited from being a director by law; (b) is or becomes bankrupt, or makes any arrangement or composition with his creditors generally; (c) is or becomes of unsound mind or dies; or (d) resigns his office by notice in writing to Montpelier.

Without prejudice to the power of Endurance by resolution of the shareholders in pursuance of any of the provisions of the Endurance bye-laws to elect any person to be a director, the Endurance board of directors of directors, so long as a quorum of the directors remains in office, shall have the power at any time and from time to time to appoint any individual to be a director so as to fill a casual vacancy. A director so appointed shall fill the vacancy arising and shall hold office for the balance of the term of such vacant position or until such director’s successor is elected or appointed or such director’s office is otherwise vacated.

Compensation of Directors	The Montpelier bye-laws provide that the remuneration and benefits (if any) of the directors, including without limitation, participation in any share option or incentive plan and loans in connection therewith, shall only be permitted to the extent permitted under applicable law, and shall be determined by the Montpelier board of directors and shall be deemed to accrue from day to day.	The Endurance bye-laws provide that the amount, if any, of the directors’ fees shall from time to time be determined by the Endurance board of directors and in the absence of a determination to the contrary such fees shall be deemed to accrue from day to day.

Written Consent by Shareholders	Subject to the provisions of the Montpelier bye-laws, anything which may be done by resolution of the Montpelier shareholders in any general meeting or by resolution of a	The Endurance bye-laws provide that anything which may be done by resolution in general meeting may be done by resolution in writing signed by all the Endurance shareholders.

MONTPELIER	ENDURANCE

meeting of any class of the Montpelier shareholders may, without a meeting be done by resolution in writing.

Notice of any written resolution shall be given, and a copy of the resolution will be circulated, to all Montpelier shareholders who would be entitled to attend a meeting and vote on the resolution. The accidental omission to give notice to or non-receipt of notice by a person entitled to receive notice does not invalidate the passing of resolution.

A resolution in writing:

•       is passed when it is signed by the Montpelier shareholders who at the date that the notice is given represent such majority of votes as would be required if the resolution was voted on at a meeting of the Montpelier shareholders at which all such Montpelier shareholders would be entitled to attend the meeting and vote on the resolution;

•       may be signed by any number of counterparts;

•       is as valid as if it had been passed by Montpelier in general meeting or by a meeting of the relevant class of Montpelier shareholders; and

•       made in accordance with the Montpelier bye-laws will constitute minutes for the purposes of the Companies Act.

Written resolutions may not be passed to remove an auditor or a director from office before the expiry of his term of office.

The effective date of the resolution is the date when the resolution is signed by the last Montpelier shareholder whose signature results in the necessary voting majority being achieved.

Otherwise the provisions of the Endurance bye-laws relating written resolutions of the shareholders are materially similar to those contained in the Montpelier bye-laws.

	MONTPELIER	ENDURANCE
Annual General Meetings

The annual general meeting of Montpelier will be held in each year at such time and place as the president or the chairman or any two directors or any director and the secretary or the Montpelier board of directors shall appoint.

No annual general meeting shall take place in the United States or in the United Kingdom.

The annual general meeting of Endurance will be held in each year in accordance with the Companies Act at such time and place as the Endurance board of directors shall appoint.

Special General Meetings

The president or the chairman or any two directors or any director and the secretary or the Montpelier board of directors may convene a special general meeting whenever in their judgment such a meeting is necessary.

The Montpelier board will, on the requisition of shareholders holding at the date of the deposit of the requisition of not less than one-tenth of the paid-up share capital of Montpelier as at the date of the deposit carrying the right to vote at general meetings of Montpelier, forthwith proceed to convene a special general meeting of Montpelier.

No special general meeting shall take place in the United States or in the United Kingdom.

The Endurance board of directors may, whenever it thinks fit, and shall, when required by the Companies Act, convene a special general meeting of Endurance.

The Endurance bye-laws are silent as to regarding requisition of a special general meeting by shareholders and, as such, the Endurance shareholders may requisition the holding of a general meeting in accordance with the Companies Act. The process described in the Montpelier bye-laws is similar to that set out in the Companies Act.

Shareholder Proposals

Under Bermuda law, shareholders may, at their own expense (unless the company otherwise resolves), as set out below, require a company to give notice of any resolution that shareholders can properly propose at the next annual general meeting and/or to circulate a statement (of not more than 1,000 words) in respect of any matter referred to in a proposed resolution or any business to be conducted at that general meeting.

The number of shareholders necessary for such a request is either the number of shareholders representing not less than one-twentieth of the total voting

The same Companies Act provisions on shareholder proposals are applicable to Endurance.

	MONTPELIER	ENDURANCE

rights of all the shareholders having at the date of the request a right to vote at the meeting to which the request relates, or not less than 100 shareholders.

Notice and Record Date of Shareholder Meetings

At least fifteen days’ notice of an annual general meeting or special general meeting shall be given to each shareholder stating the date, place and time at which the meeting is to be held. In respect of an annual general meeting, such notice shall state that the election of the Montpelier directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting. In respect of a special general meeting, the notice shall state the general nature of the business to be considered at the meeting.

The Montpelier board of directors may fix any date as the record date for determining the shareholders entitled to receive notice of and to vote at any general meeting of Montpelier.

Under the Endurance bye-laws an annual general meeting or a special general meeting shall be called by not less than ten days’ notice in writing.

The Endurance bye-laws are comparable to the Montpelier bye-laws regarding notice of record date of shareholder meetings in all material respects.

Quorum

At any general meeting of Montpelier at least two shareholders present in person and representing in excess of 50% of all of the issued and outstanding shares in Montpelier which have voting rights attached to them shall form a quorum for the transaction of business. If Montpelier has only one shareholder at any time, one shareholder present in person or by proxy will form a quorum for the transaction of business at any general meeting of Montpelier held during such time.

If within 30 minutes from the time appointed for the meeting a quorum is not present, then, the meeting will stand adjourned to the same time and place one week later or such other day, time and place as the secretary may determine.

Save as otherwise provided in the Endurance bye-laws, at any general meeting of Endurance at least four Endurance shareholders present in person and representing in person or by proxy and representing in excess of 50% of the aggregate voting power of Endurance will form a quorum for the transaction of business. If Endurance has only one shareholder at any time, one shareholder present in person or by proxy will form a quorum for the transaction of business at any general meeting of Endurance held during such time.

If within 15 minutes (or such longer time as the chairman of the meeting may determine to wait) from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on requisition of the shareholders, the meeting will be

	MONTPELIER	ENDURANCE
dissolved, and, in any other case, the meeting will stand adjourned to the time and place as the chairman of the meeting may determine. Endurance shall not give less than ten days’ notice of any meeting so adjourned through want of quorum.

Proxies

A shareholder may appoint a proxy by an instrument appointing a proxy in writing in substantially the form as the Montpelier board of directors may determine from time to time.

A person so authorised as a proxy or representative shall be entitled to exercise the same power on behalf of the grantor of the authority as the grantor could exercise and the grantor shall for the purposes of the Montpelier bye-laws be deemed to be present in person at any such meeting if a person so authorised is present at the meeting.

The appointment of a proxy must be received by Montpelier at the registered office (or at such other place or in such manner as is specified in the notice convening the meeting or in any notice of any adjournment or, in either case or the case of a written resolution, in any document sent therewith) prior to the meeting at which the person named in the appointment proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, before the time appointed for the taking of the poll or, in the case of a written resolution, prior to the effective date of the written resolution and an appointment of proxy which is not received in the manner so permitted will be invalid.

The Endurance bye-laws are comparable to the Montpelier bye-laws regarding voting rights and proxies in all material respects.

Approval of Certain Transactions	Amalgamations and Mergers: Under Bermuda law, the amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger	The same Companies Act provisions on the approval of certain transactions are applicable to Endurance. The Endurance bye-laws provide that a merger or amalgamation must be

MONTPELIER	ENDURANCE

agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at a meeting of shareholders is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company.

The Montpelier bye-laws provide that a merger or amalgamation must be approved by a majority (subject to the voting restrictions contained in the Montpelier bye-laws) of the total number of shares entitled to vote at a meeting of the shareholders. Notwithstanding the above, in the case of a merger or amalgamation where any shareholder does not have the same right to receive the same consideration as all other shareholders in such transaction, such transaction must be approved by the affirmative vote of at least two-thirds, subject to any voting adjustment in accordance with the Montpelier bye-laws of the total number of shares entitled to vote at a meeting of the Montpelier shareholders.

For purposes of approval of an amalgamation or merger, all shares, whether or not otherwise entitled to vote, carry the right to vote. A separate vote of a class of shares is required if the rights of such class would be altered by virtue of the amalgamation or merger. Any shareholder who does not vote in favour of the amalgamation or merger and who is not satisfied that he or she has been offered fair value for his or her shares may, within one month of receiving the company’s notice of shareholder meeting to consider the amalgamation or merger, apply to the Bermuda Court to have the fair value approved by a resolution of at least a majority of all votes cast at such meeting.

The Endurance bye-laws are silent on whether shareholder approval is required for a sale, lease or transfer of substantially all of Endurance’s assets.

	MONTPELIER	ENDURANCE

of his shares appraised. No appeal will lie from an appraisal by the Bermuda Court. The costs of any application to the court will be in the discretion of the Bermuda Court.

Sale of Assets: The Companies Act is silent on whether a company’s shareholders are required to approve a sale, lease or exchange of all or substantially all of a company’s property and assets. Bermuda law does require, however, that shareholders approve certain forms of mergers and reconstructions.

The Montpelier bye-laws provide that a sale, lease or transfer of substantially all of Montpelier’s assets must be approved by a resolution of the majority of the votes attaching to all shares in issue entitling the holder to attend and vote on such resolution, except, in the case where any shareholder does not have the same right to receive the same consideration as all other shareholders in such transaction, such transaction must be approved by the affirmative vote of at least two-thirds, subject to the adjustment of voting provisions contained in the Montpelier bye-laws, of the total number of shares entitled to vote at any meeting of the Montpelier shareholders.

Takeover: Bermuda does not have any takeover regulations applicable to shareholders of Bermuda companies.

Amendments to the Memorandum of Association	Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters a company’s business objects may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.	The same amendment to the memorandum of association process under Bermuda law is applicable to Endurance.

	MONTPELIER	ENDURANCE
Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof or the holders of not less than 20% of the debentures entitled to object to amendments to the memorandum of association have the right to apply to the Bermuda Court for an annulment of any amendment to the memorandum of association adopted by shareholders at any general meeting. This does not apply to an amendment that alters or reduces a company’s share capital as provided in the Companies Act. Upon such application, the alteration will not have effect until it is confirmed by the Bermuda Court. An application for an annulment of an amendment to the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Shareholder Inspection of Corporate Records

Under Bermuda law, shareholders of the general public have the right to inspect a company’s public documents available at the office of the Bermuda Registrar of Companies, which will include a company’s memorandum of association (including its objects and powers) and any alterations to its memorandum of association, including any increase or reduction of the company’s authorized capital.

Registered shareholders have the additional right to inspect the bye-laws, minutes of general meetings and audited financial statements of a company, which must be presented to the annual general meeting of shareholders. A company’s register of

The same shareholder inspection of corporate records process under Bermuda law is applicable to Endurance.

	MONTPELIER	ENDURANCE

shareholders is also open to inspection by shareholders, and to shareholders of the public, without charge. The register of shareholders is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of shareholders for not more than 30 days in a year). A company is required to maintain a share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside Bermuda.

A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours in any business day by shareholders of the public without charge.

Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Personal Liability of Directors

The Companies Act provides that the business of a company is to be managed and conducted by the board of directors. Under Bermuda law, at common law, shareholders of a board of directors owe fiduciary and other duties to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

•       a duty to act in good faith in the best interests of the company;

•       a duty not to make a personal profit from opportunities that arise from the office of director;

•       a duty to avoid conflicts of interest; and

•       a duty to exercise powers for the proper purpose for which such powers were intended.

The same provisions of the Companies Act regarding personal liability of directors are applicable to Endurance.

MONTPELIER	ENDURANCE

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•       to act honestly and in good faith with a view to the best interests of the company;

•       to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances; and

•       to disclose any interest in any material contract or proposed material contract or person that is party to a material contract or proposed material contract to the board of the company at the first opportunity.

In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

Section 281 of the Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he or she has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his or her appointment, he or she ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers.

	MONTPELIER	ENDURANCE
Indemnification

Bermuda law permits a company to indemnify its directors, officers and auditors with respect to any loss arising or liability attaching to such person by virtue of any rule of law concerning any negligence, default, breach of duty or breach of trust of which the directors, officers or auditors may be guilty in relation to the company or any of its subsidiaries; provided that the company may not indemnify a director, officer or auditor against any liability arising out of his or her fraud or dishonesty. Bermuda law also permits a company to indemnify its directors, officers and auditors against liability incurred by them in defending any civil or criminal proceedings in which judgment is given in their favour or in which they are acquitted, or when the Bermuda Court grants relief to them under Section 281 of the Companies Act. Bermuda law permits a company to advance moneys to directors, officers and auditors to defend civil or criminal proceedings against them on condition that these moneys are repaid if the allegation of fraud or dishonesty is proved.

Section 98A of the Companies Act permits companies to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty or breach of trust in relation to the company or any subsidiary thereof, whether or not the company may otherwise indemnify such officer or director.

In accordance with the provisions in the Montpelier bye-laws, Montpelier agrees to indemnify and secured harmless out of the assets of Montpelier its directors, officers and employees who have acted in good faith in relation to any of the affairs for Montpelier from and against all

The same indemnification provisions under Bermuda law are applicable to Endurance.

The Endurance bye-laws are comparable to the Montpelier bye-laws regarding voting indemnification in all material respects.

	MONTPELIER	ENDURANCE
actions, costs, charges, losses, damages and expense that they may incur by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trust, including without limitation, any acts taken or omitted with regard to subsidiary companies of Montpelier except that such indemnity shall not extend to any matter prohibited by the Companies Act, as set out above.

Derivative Shareholder Suits

The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many United States jurisdictions.

The Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the company’s name to remedy a wrong done to the company where the act complained of is alleged to be beyond its corporate power or is illegal or would result in the violation of its memorandum of association or bye-laws. Furthermore, consideration would be given by the Bermuda Court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of shareholders than that which actually approved it or where a power vested in the board of directors has been exercised for an improper purpose.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda Court, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or

The Bermuda law position on derivative shareholders suits is equally applicable to Endurance.

The Endurance bye-laws are comparable to the Montpelier bye-laws regarding waiver of claims in all material respects.

	MONTPELIER	ENDURANCE

ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Each Montpelier shareholder agrees to waive any claim or right of action it might have, whether individually or by or in the right of Montpelier, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for Montpelier, however, such waiver does not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.

Conflict of Interest Transactions

The Montpelier bye-laws provide that any director or any director’s firm, partner or company with whom any director is associated, may act in any capacity (other than its auditor) for, be employed by or render services to Montpelier and such director or such director’s firm, partner or company will be entitled to remuneration as if such director were not a director.

The Montpelier bye-laws also provide that a director who is directly or indirectly interested in a contract or proposed contract or arrangement with Montpelier will declare the nature of such interest. A director may not vote in respect of any contract or proposed contract or arrangement in which the following are interested: (i) the director; (ii) the director’s affiliates (except for Montpelier or any company identified by the Montpelier board of directors); or (iii) a person who employs or has employed the director within the preceding 12 months.

The Endurance bye-laws are similar to the Montpelier bye-laws with respect of conflict of interest transactions in all material respects, except that the Endurance bye-laws do not restrict a director who discloses from voting on the resolution.

	MONTPELIER	ENDURANCE
Squeeze-Out Proceedings

An acquiring party is generally able to compulsorily acquire the common shares of minority holders in the following ways:

•       By a Bermuda Court approved scheme of arrangement under Section 99 of the Companies Act. Schemes may be transfer schemes or cancellation schemes but, unlike a transfer scheme, a cancellation scheme requires the company to pass a solvency test or obtain the agreement of all its creditors to the scheme. In either case, dissenting shareholders do not have express statutory appraisal rights but the Bermuda Court will only sanction a scheme if it is fair. Shares owned by the offeror can be voted to approve the scheme but the Bermuda Court will be concerned to see that the shareholders approving the scheme are fairly representative of the general body of shareholders.

         Any scheme must be approved by a majority in number representing three quarters in value of the shareholders present and voting either in person or by proxy at the requisite special general meeting. If there are dissenting shareholders who hold more than 10% of the shares, the Bermuda Court might be persuaded not to exercise its discretion to sanction the scheme on the ground that the scheme constitutes a takeover within Section 102 of the Companies Act and requires a 90% acceptance.

•       A Bermuda company may effect a squeeze-out of a minority shareholder in a Bermuda company by way of a general offer followed by a squeeze-out under Section 102 of the

The same squeeze-out proceedings under Bermuda law are applicable to Endurance.

MONTPELIER	ENDURANCE

Companies Act. Broadly, if the offer is approved by the holders of 90% in value of the shares which are the subject of the offer, the offeror can compulsorily acquire the shares of dissenting shareholders. Shares owned by the offeror or its subsidiary or their nominees at the date of the offer do not, however, count towards the 90%. If the offeror or any of its subsidiaries or any nominee of the offeror, or any of its subsidiaries together already own more than 10% of the shares in the subject company at the date of the offer, the offeror must offer the same terms to all holders of the same class and the holders who accept the offer, besides holding not less than 90% in value of the shares, must also represent no less than 75% in number of the holders of those shares, although the additional restrictions should not apply if the offer is made by a subsidiary of a parent (where the subsidiary does not own more than 10% of the shares of the subject company) even where the parent owns more than 10% of the shares of the subject company, provided that the subsidiary and the parent are not nominees.

•       The 90% must be obtained within 4 months after the making of the offer and, once obtained, the compulsory acquisition may be commenced within 2 months of the acquisition of 90%. Dissenting shareholders do not have express appraisal rights but are entitled to seek relief (within one month of the compulsory acquisition notice) from the Bermuda Court which has power to make such orders as it thinks fit.

	MONTPELIER	ENDURANCE

•       By the holders of 95% or more of the shares or any class of shares serving notice on the remaining shareholders or class of shareholders under Section 103 of the Companies Act. Dissenting shareholders have a right to apply to the Bermuda Court within one month of the compulsory acquisition notice to have the value of their shares appraised by the Bermuda Court but these appraisal rights differ from the appraisal rights in a merger, in that under Section 103 of the Companies Act, if one dissenting shareholder applies to court and is successful in obtaining a higher valuation, that valuation must be paid to all shareholders being squeezed out.

Anti-Takeover Provisions	There are no specific Bermuda law anti-takeover provisions applicable to Montpelier.	There are no specific Bermuda law anti-takeover provisions applicable to Endurance.

Listing	Montpelier common shares are currently traded on the NYSE under the symbol “MRH” and on the BSX under the symbol “MRH.BH”. Montpelier preferred shares are currently traded on the NYSE under the symbol “MRHpA” and on the BSX under the symbol “MRHPFD.BH”.	Endurance ordinary shares are traded on the NYSE under the symbol “ENH”.

LEGAL MATTERS

The validity of the Endurance ordinary shares issuable in the merger will be passed upon for Endurance by ASW Law Limited. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Endurance by Skadden and for Montpelier by Cravath.

EXPERTS

Endurance

The consolidated financial statements of Endurance appearing in the Endurance 10-K (including schedules appearing therein), and the effectiveness of Endurance’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young Ltd., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Montpelier

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated into this joint proxy statement/prospectus by reference to Montpelier Re Holdings Ltd.’s Annual Report on Form 10-K/A for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers Ltd., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SHAREHOLDER PROPOSALS

Endurance

Endurance has scheduled its 2015 Annual General Meeting of Shareholders for May 20, 2015.

To be considered for inclusion in Endurance’s proxy statement for the 2016 annual general meeting of shareholders, shareholder proposals must be in writing and received by Endurance no later than December 11, 2015. In order to be included in the Endurance sponsored proxy materials, shareholder proposals will need to comply with Rule 14a-8 under the Exchange Act. If an Endurance shareholder does not comply with Rule 14a-8, Endurance will not be required to include the shareholder proposal in the proxy statement and the proxy card Endurance will mail to its shareholders for its 2016 annual general meeting. Shareholder proposals should be sent to Endurance’s Secretary at Endurance Specialty Holdings Ltd., Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda, Attention: Secretary.

Endurance shareholders may also make proposals, including director nominations, that are not intended to be included in Endurance’s proxy statement for the 2016 annual general meeting so long as the proposals comply with its bye-laws. Under the Endurance bye-laws, shareholder nominations and proposals may be voted on at an annual general meeting of shareholders only if the nominations and proposals are made pursuant to written notice timely given to Endurance’s Secretary and accompanied by certain information as described in its bye-laws.

To be timely, a shareholder’s written notice must be delivered to Endurance’s Secretary no earlier than November 11, 2015 and no later than December 11, 2015.

Montpelier

If the merger agreement, the statutory merger agreement and the merger are approved by the requisite vote of the Montpelier shareholders and the merger is completed, Montpelier will be merged with and into Merger Sub and cease to exist and, consequently, will not hold an annual general meeting in 2015.

If the merger is not completed for any reason, Montpelier will hold an annual general meeting of its shareholders in 2015.

In order to be included in Montpelier’s proxy statement and form of proxy for the 2015 annual general meeting, shareholder proposals will need to comply with Rule 14a-8 under the Exchange Act. If a shareholder does not comply with Rule 14a-8 under the Exchange Act, Montpelier will not be required to include the shareholder proposal in the proxy statement and the form of proxy Montpelier will mail to its shareholders for its 2015 annual general meeting. Any proposal of a Montpelier shareholder intended to be presented at the Montpelier’s 2015 annual general meeting should have been received by Montpelier no later than November 27, 2014, in order for the proposal to be considered for inclusion in Montpelier’s proxy statement and form of proxy for its 2015 annual general meeting. However, if Montpelier’s 2015 annual general meeting occurs on or after June 16, 2015, Montpelier will provide a revised deadline for submitting shareholder proposals for consideration for inclusion in Montpelier’s proxy statement and form of proxy for its 2015 annual general meeting in one of its Quarterly Reports on Form 10-Q or other public notice to its shareholders.

Montpelier shareholders may also make proposals, including director nominations, which are not intended to be included in Montpelier’s proxy statement and form of proxy for the 2015 annual general meeting so long as the proposals comply with the Montpelier bye-laws. Under the Montpelier bye-laws, shareholder nominations and proposals may be voted on at an annual general meeting of shareholders only if the proposals are made pursuant to written notice timely given to Montpelier’s Secretary and accompanied by certain information as described in the Montpelier bye-laws. To be timely, a shareholder’s written notice should have been delivered to Montpelier’s Secretary not less than 90 days nor more than 120 days prior to May 16, 2015. However, if the date of the 2015 annual general meeting is advanced by more than 30 days, or delayed by more than 90 days, from such date, notice must be delivered not earlier that the 120th day prior to the 2015 annual general meeting and not later than the close of business on the later of the 90th day prior to the 2015 annual general meeting and the 10th day following the day on which the date of the 2015 annual general meeting is first publicly announced by Montpelier. If a shareholder proposal is introduced at the 2015 annual general meeting without being included in Montpelier’s proxy statement and form of proxy and the relevant Montpelier shareholder has not notified Montpelier of the proposal in accordance with Rule 14a-4(c)(1) of the Exchange Act by February 10, 2015, or, if Montpelier’s 2015 annual general meeting occurs on or after June 16, 2015, a reasonable time before Montpelier sends its proxy materials for the 2015 annual general meeting to the Montpelier shareholders, then such proxies received by Montpelier for its 2015 annual general meeting will be voted by the persons named therein as proxies in their discretion with respect to such shareholder proposal. To date, Montpelier has not received any shareholder proposals.

Shareholder proposals should be sent to Montpelier’s corporate offices at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda, Attention: Secretary.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to shareholders residing at the same address, unless shareholders have notified Endurance or Montpelier of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to in this joint proxy statement/prospectus as “householding”, potentially provides extra convenience for shareholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of this joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact Endurance or Montpelier at the applicable address identified in this paragraph below. Each of Endurance and Montpelier will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Endurance Specialty Holdings Ltd., Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda, Attention: Secretary, Phone: +1-441-278-0400 or to Montpelier Re Holdings Ltd., Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda, Attention: Secretary, Phone: +1-441-296-5550.

WHERE YOU CAN FIND MORE INFORMATION

Endurance and Montpelier each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Endurance and Montpelier, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Endurance’s or Montpelier’s website for more information about Endurance or Montpelier, respectively. Endurance’s website is www.endurance.bm. Montpelier’s website is www.montpelierre.bm. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

Endurance has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the Endurance ordinary shares to be issued to Montpelier shareholders in the merger. The registration statement, including the attached exhibits, contains additional relevant information about Endurance ordinary shares and Montpelier common shares. The rules and regulations of the SEC allow Endurance and Montpelier to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Endurance and Montpelier to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below. This joint proxy statement/prospectus also contains summaries of certain provisions contained in some of the Endurance or Montpelier documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Some documents or information, such as that called for by Item 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Endurance and Montpelier have previously filed with the SEC. These documents contain important information about the companies, their respective financial condition and other matters.

Endurance SEC Filings (File No. 1-31599)	Period or File Date
Annual Report on Form 10-K	Form 10-K for the year ended December 31, 2014, filed February 27, 2015

Quarterly Report on Form 10-Q	Form 10-Q for the quarter ended March 31, 2014, filed on May 12, 2014 and Form 10-Q for the quarter ended March 31, 2015, filed on May 6, 2015

Current Reports on Form 8-K	Filed on March 3, 2015, March 6, 2015, March 31, 2015, April 1, 2015, May 4, 2015 and May 8, 2015

Proxy Statement on Schedule 14A	Filed on April 9, 2015

The description of Endurance ordinary shares set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions.

Montpelier SEC Filings (File No. 001-31468)	Period or File Date
Annual Report on Form 10-K and 10-K/A	Form 10-K for the year ended December 31, 2014, filed February 25, 2015, and Form 10-K/A for the year ended December 31, 2014, filed March 31, 2015

Quarterly Report on Form 10-Q	Form 10-Q for the quarter ended March 31, 2014, filed on May 8, 2014 and Form 10-Q for the quarter ended March 31, 2015, filed on May 4, 2015

Current Reports on Form 8-K	Filed on March 31, 2015, April 1, 2015 and May 15, 2015

In addition, Endurance and Montpelier incorporate by reference any future filings they make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Endurance special general meeting and the Montpelier special general meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Endurance or Montpelier, as applicable, will provide you with copies of these documents, without charge, upon written or oral request to:

Endurance Specialty Holdings Ltd. Care of Georgeson Inc. 480 Washington Boulevard, 26th Floor Jersey City, NJ 07310 (800) 248-7690	Montpelier Re Holdings Ltd. Care of Georgeson Inc. 1290 Avenue of the Americas, 9th Floor New York, NY 10104 (866) 391-6921

In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [●], 2015. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither Endurance’s mailing of this joint proxy statement/prospectus to Endurance shareholders or Montpelier shareholders nor the issuance by Endurance of Endurance ordinary shares in the merger will create any implication to the contrary.

This document contains a description of the representations and warranties that each of Montpelier and Endurance made to the other in the merger agreement. Representations and warranties made by Montpelier, Endurance and other applicable parties are also set forth in contracts and other documents that are attached or filed as exhibits to this document or are incorporated by reference into this document. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Endurance, Montpelier or their businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

By and Among

MONTPELIER RE HOLDINGS LTD.

ENDURANCE SPECIALTY HOLDINGS LTD.

and

MILLHILL HOLDINGS LTD.

Dated as of March 31, 2015

Exhibit A	Statutory Merger Agreement

Schedule 6.01(c)	Required Regulatory Approvals

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of March 31, 2015, among MONTPELIER RE HOLDINGS LTD., a Bermuda exempted company (the “Company”), ENDURANCE SPECIALTY HOLDINGS LTD., a Bermuda exempted company (“Parent”), and MILLHILL HOLDINGS LTD., a Bermuda exempted company and a direct, wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS the Board of Directors of each of the Company, Parent and Merger Sub (i) have unanimously approved and adopted the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein and in the Statutory Merger Agreement, merge with and into Merger Sub, with Merger Sub surviving such merger (the “Merger”), (ii) have determined that the terms of this Agreement and the Statutory Merger Agreement are in the best interests of and fair to the Company, Parent or Merger Sub, as applicable, and their respective shareholders, and (iii) have declared the advisability of this Agreement, the Statutory Merger Agreement and the Merger;

WHEREAS the Board of Directors of the Company has unanimously recommended approval of the Merger, the Statutory Merger Agreement and this Agreement by the Company’s shareholders;

WHEREAS the Board of Directors of Parent has unanimously recommended approval of the issuance of Parent Shares in connection with the Merger (the “Parent Share Issuance”);

WHEREAS the Company intends to declare and pay the Special Dividend immediately prior to the Effective Time, payable to holders of record of the Company Shares as of the Special Dividend Record Date;

WHEREAS the Company shall redeem the Company Preferred Shares in accordance with the terms of the Certificate of Designation governing the Company Preferred Shares as described more fully in Section 5.22 of this Agreement prior to the Company Shareholders Meeting;

WHEREAS it is intended that for U.S. federal income tax purposes the Merger will qualify as a reorganization under Section 368(a) of the Code, this Agreement will constitute a plan of reorganization, and each of Parent, the Company and Merger Sub will be a party to such reorganization within the meaning of Section 368(b) of the Code;

WHEREAS concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent to enter into this Agreement, the shareholders of the Company named therein have entered into an agreement with Parent (the “Voting Agreement”) pursuant to which such Persons have agreed to vote all of their respective Company Shares and Company Preferred Shares in favor of, and to otherwise support, the Merger and the other Transactions and to vote against certain Takeover Proposals; and

WHEREAS the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 Merger. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, and pursuant to Section 104H of the Companies Act 1981 of Bermuda, as amended (the “Bermuda Companies Act”), at the Effective Time, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall thereupon cease, and Merger Sub shall be the surviving company in the Merger (such surviving company, the “Surviving Company”).

Section 1.02 Merger Effective Time. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, the Company, Parent and Merger Sub will (a) on the Closing Date, execute and deliver the Statutory Merger Agreement, (b) on or prior to the Closing Date, cause an application for registration of the Surviving Company (the “Merger Application”) to be executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 108(2) of the Bermuda Companies Act and (c) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”) on the Closing Date at the time of day mutually agreed upon by the Company and Parent and set forth in the Merger Application. The Merger shall become effective upon the issuance of the Certificate of Merger by the Registrar or such other date as the Certificate of Merger shall provide. The Company, Parent and Merger Sub agree that they will request that the Registrar provide in the Certificate of Merger that the effective date of the Merger be the Closing Date (the “Effective Time”).

Section 1.03 Effects of Merger. From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and Section 109(2) of the Bermuda Companies Act.

Section 1.04 Memorandum of Association and Bye-Laws of the Surviving Company. At the Effective Time, the memorandum of association and bye-laws of Merger Sub immediately prior to the Effective Time shall be the memorandum of association and bye-laws of the Surviving Company until thereafter changed or amended as provided therein or pursuant to applicable Law (in each case, subject to Section 5.08 hereof).

Section 1.05 Board of Directors and Officers of Surviving Company. The directors of Merger Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 1.06 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Appleby (Bermuda) Limited, Canon’s Court, 22 Victoria Street, Hamilton, Bermuda at 10:00 a.m., Bermuda time, on a date to be specified by the Company and Parent, which date shall be as soon as reasonably practicable (but in any event no later than the third business day) following the satisfaction or (to the extent permitted by applicable Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions at such time), or at such other place, time and date as shall be agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

ARTICLE II

EFFECT ON THE SHARE CAPITAL OF THE CONSTITUENT ENTITIES; PAYMENT OF CONSIDERATION

Section 2.01 Effect of Merger on the Share Capital of Merger Sub and the Company. At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Company, Parent, Merger Sub or any holder of any common shares, par value 1/6 cent per share, of the Company (“Company Shares”) or any shares, par value $1.00 per share, of Merger Sub (“Merger Sub Shares”):

(a) Share Capital of Merger Sub. Each issued and outstanding Merger Sub Share shall be converted into and become one (1) duly authorized, validly issued, fully paid and nonassessable common share, par value $1.00 per share, of the Surviving Company (the “Surviving Company Shares”).

(b) Cancelation of Treasury Shares and Parent-Owned Shares; Treatment of Shares Held by Company Subsidiaries. All Company Shares that are owned by the Company as treasury shares and any Company Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired automatically and shall cease to exist and no consideration shall be delivered in exchange therefor. Each Company Share owned by any direct or indirect wholly owned Subsidiary of the Company shall not represent the right to receive the Merger Consideration and shall instead convert into one (1) Surviving Company Share.

(c) Conversion of Company Shares. Subject to Section 2.01(b), Section 2.02(d) and Section 2.05, each Company Share that is issued and outstanding immediately prior to the Effective Time shall automatically be canceled and converted into and shall thereafter represent the right to receive 0.472 (the “Exchange Ratio”) duly authorized, validly issued, fully paid and nonassessable ordinary shares, par value $1.00 per share, of Parent (such shares, “Parent Shares”, and such share consideration, the “Merger Share Consideration”) and any cash paid in lieu of fractional Parent Shares in accordance with Section 2.02(d) (the “Merger Consideration”). Subject to Section 2.05, as of the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be canceled, retired and shall cease to exist, and each holder of a certificate previously evidencing any Company Shares (each, a “Certificate”) or uncertificated Company Shares represented by book-entry (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except (i) the right to receive the Merger Consideration pertaining to the Company Shares represented by such Certificate or Book-Entry Share, as applicable, to be paid in consideration therefor, in accordance with Section 2.02(b), (ii) the right to the Special Dividend (to the extent such Person held such Company Share as of the Special Dividend Record Date and the Special Dividend has not been paid prior to the Effective Time) and (iii) the right to receive other dividends and distributions in accordance with this Article II, in each case without interest.

(d) Company Preferred Shares. In connection with the Merger, the date on which the Company’s 8.875% non-cumulative preferred shares Series A (the “Company Preferred Shares”) become redeemable pursuant to Section 7(a)(1) of the Certificate of Designation governing the Company Preferred Shares (the “Certificate of Designation”) shall be accelerated to the Effective Time. As a result of this requirement, the Company has determined to exercise its option to redeem all of the Company Preferred Shares in accordance with Section 7(a)(2) of the Certificate of Designation as described more fully in Section 5.22 of this Agreement.

Section 2.02 Exchange Fund. (a) Paying Agent. At or prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment and delivery of the aggregate Merger Consideration in accordance with this Article II and, in connection therewith, shall at or prior to the Closing Date enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent (i) a number of certificated Parent Shares or Parent Shares in book-entry form sufficient to pay the aggregate Merger Share Consideration and (ii) an amount in cash sufficient to pay, to the extent then determinable, cash payable in lieu of fractional shares pursuant to Section 2.02(d) (such shares and cash, and cash referred to in the immediately following sentence, being hereinafter referred to as the “Exchange Fund”). From time to time as necessary and determinable, Parent shall promptly deposit or cause to be deposited with the Paying Agent additional cash sufficient to pay the cash payable in lieu of fractional shares pursuant to Section 2.02(d) and any dividends and other distributions payable pursuant to Section 2.02(c) or 2.02(e). Pending its disbursement in accordance with this Section 2.02, the Exchange Fund shall be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion. Any and all interest earned on the funds in the Exchange Fund shall be paid by the Paying Agent to Parent. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any former holder of Company Shares to receive cash payable in lieu of fractional shares pursuant to Section 2.02(d) and any dividends or other distributions payable pursuant to Section 2.02(c) or 2.02(e) pertaining thereto as provided herein.

(b) Letter of Transmittal; Exchange of Certificates. As soon as practicable after the Effective Time (but in no event later than three (3) business days after the Effective Time), the Surviving Company or Parent shall cause the Paying Agent to mail to each holder of a Certificate or Book-Entry Share a form of letter of transmittal (which shall be in such form and have such other customary provisions as the Surviving Company may specify, subject to the Company’s reasonable approval (to be sought prior to the Effective Time)), together with instructions thereto, setting forth, inter alia, the procedures by which holders of Certificates or Book-Entry Shares may receive the Merger Consideration and any dividends or other distributions to which they are entitled pursuant to this Article II. Notwithstanding anything in this Agreement to the contrary, holders of Book-Entry Shares shall not be required to deliver a Certificate but may, if required by the Paying Agent, be required to deliver an executed letter of transmittal to the Paying Agent in order to receive the Merger Consideration such holder is entitled to pursuant to this Article II. Upon the completion of such applicable procedures by a holder and the surrender of such holder’s Certificates or Book-Entry Shares, the Paying Agent shall deliver to such holder (A) a certificate or book-entry representing that number of whole Parent Shares (rounded down to the nearest whole Parent Share (taking into account all Certificates and Book-Entry Shares held by such holder)) that such holder has the right to receive pursuant to the provisions of this Article II and (B) if applicable, (x) cash in an amount (subject to Section 2.02(i)) equal to the cash in lieu of fractional shares that such holder has the right to receive pursuant to Section 2.02(d) plus (y) any dividends or other distributions that such holder has the right to receive pursuant to Section 2.02(c) or 2.02(e), and such surrendered Certificates or Book-Entry Shares shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name a Certificate surrendered is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment (1) shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder or (2) shall have established to the reasonable satisfaction of the Surviving Company that such Tax either has been paid or is not applicable. Until satisfaction of the applicable procedures contemplated by this Section 2.02 and subject to Section 2.05, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and any dividends or other distributions pertaining to the Company Shares formerly represented by such Certificate or Book-Entry Share as contemplated by this Article II. No interest shall be paid or shall accrue on the Merger Consideration payable pursuant to this Article II.

(c) Share Register; No Further Ownership Rights in Company Shares. The Merger Consideration paid and payments (if any) made pursuant to Section 2.02(e) in respect of each Company Share upon surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares previously represented by such Certificates or Book-Entry Shares, subject, however, to (i) Section 2.05 and (ii) the Surviving Company’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared by the Company on Company Shares not in violation of the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time (which may include, for avoidance of doubt, the Special Dividend). At the Effective Time, the share register of the Company shall be closed and thereafter there shall be no further registration of transfers on the share register of the Surviving Company of Company Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Company Shares formerly represented by Certificates or Book-Entry Shares immediately prior to the Effective Time shall cease to have any rights with respect to such underlying Company Shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.02(g), if, at any time after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fraction of a Parent Share may be issued in connection with the Merger and no dividends or other distributions with respect to Parent Shares shall be payable on or with respect to any fractional share and no such fractional share will entitle the owner thereof to vote or to any rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, any holder of Company Shares or Share Units who would otherwise have been entitled to a fraction of a

Parent Share shall be paid cash, without interest, in an amount equal to the product of (i) the fractional share interest to which such holder would otherwise be entitled under this Article II multiplied by (ii) the Average Parent Share Price.

(e) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to any Parent Shares that the holder thereof has the right to receive upon the surrender thereof until the holder of such Certificate or Book-Entry Share shall surrender such Certificate or Book-Entry Share in accordance with this Article II. Subject to any applicable state, federal or other abandoned property, escheat or similar Law, following surrender of any such Certificate or Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) at the time of such surrender, in addition to all other amounts to which such holder is entitled under this Article II, the amount of dividends or other distributions payable with respect to such whole shares of Parent Shares that such holder is entitled to pursuant to this Article II with a record date after the Effective Time and paid with respect to Parent Shares prior to such surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Shares that such holder is entitled to pursuant to this Article II.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate (other than Certificates representing Dissenting Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration and any dividends or other distributions to be paid in respect of the Company Shares formerly represented by such Certificate as contemplated by this Article II.

(g) Termination of Exchange Fund. At any time following the first anniversary of the Closing Date, the Surviving Company shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) that had been made available to the Paying Agent and which has not been disbursed to former holders of Company Shares, and thereafter such former holders shall be entitled to look only to Parent and the Surviving Company for, and Parent and the Surviving Company shall remain liable to the extent required by applicable Law for, payment of their claims of the Merger Consideration and any dividends or other distributions pertaining to their former Company Shares that such former holders have the right to receive pursuant to the provisions of this Article II. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, immediately prior to such time, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(h) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Company or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(i) Withholding Taxes. Parent, the Surviving Company and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required or permitted to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of other applicable Tax or other Laws. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to or on behalf of the Person in respect of which such deduction and withholding was made.

Section 2.03 Company Equity Awards. (a) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, the Compensation and Nominating Committee of the Board of Directors of the Company or any duly-authorized committee thereof administering the Company Share Plans) shall adopt such resolutions and take such other actions to adjust the terms of all Share Units to provide that, immediately following the Effective Time, each Share Unit that is subject solely to time-based vesting requirements and not performance-based vesting requirements (a “Company Fixed RSU”) and each Share Unit that is not a Company Fixed RSU (a “Company Variable RSU”), in each case, that is outstanding immediately prior to the Effective Time shall be converted into a restricted share unit with respect to a number of Parent Shares (rounded down to the nearest whole Parent Share) equal to (i) the Exchange Ratio multiplied by (ii) the number of Company Shares subject to such Share Unit immediately prior to the Effective Time (the “Adjusted Share Unit”); provided, that in the case of any Company Variable RSU, for purposes of clause (ii) above, the number of Company Shares in respect of such Company Variable RSU immediately prior to the Effective Time shall be deemed to be the greater of (A) the number of Company Shares determined using the Company’s actual performance as of the last completed calendar quarter prior to the Effective Time, as determined by the Compensation and Nominating Committee of the Board of Directors of the Company prior to the Effective Time after reasonable consultation with Parent, and (B) the target number of Company Shares subject to such Company Variable RSU as set forth on Schedule 2.03(a). Except as provided in this Section 2.03(a), each Adjusted Share Unit shall otherwise be subject to the same terms and conditions as were applicable under the related Share Unit immediately prior to the Effective Time (including, for the avoidance of doubt, the ability to satisfy any required withholding obligations upon vesting and settlement of such Adjusted Share Unit through net settlement, and except that the performance-based vesting requirements applicable to a Company Variable RSU immediately prior to the Effective Time shall not apply from and after the Effective Time and each such Company Variable RSU shall be treated as a Company Fixed RSU).

(b) Dividend Equivalent Payment. As of immediately prior to the Effective Time, the holder of each Share Unit shall be entitled to an amount in cash, without interest, equal to any accrued dividend equivalent payments, plus the Special Dividend, and any other extraordinary cash dividends, pursuant to the applicable Share Unit agreement or any action taken in compliance with this Agreement by the Board of Directors of the Company (or, if appropriate, the Compensation and Nominating Committee of the Board of Directors of the Company or any duly-authorized committee thereof administering the Company Share Plans) under the applicable Company Share Plan that remain unpaid as of immediately prior to the Effective Time (the “Share Unit Consideration”).

(c) Rights of Share Unit Holders. Following the Effective Time, the holders of Share Units shall have the right to enforce, and shall be beneficiaries with respect to, the provisions of Sections 2.03(a), 2.03(b) and 2.04.

(d) Parent Actions. As of the Effective Time, Parent shall reserve for future issuance a number of Parent Shares at least equal to the number of Parent Shares that will be subject to the Adjusted Share Units. Not later than the Closing Date, Parent shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Parent Shares subject to such Adjusted Share Units and shall distribute a prospectus relating to such Form S-8, and Parent shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of such prospectus) for so long as such Adjusted Share Units remain outstanding. With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Parent shall use its reasonable best efforts to administer any Adjusted Share Unit in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent such Adjusted Share Unit complied with such rule prior to the Merger.

(e) Company Actions. Prior to the Effective Time, the Company shall use its reasonable best efforts to take any such actions with respect to the Company Share Plans as are necessary to give effect to the transactions contemplated by this Section 2.03.

Section 2.04 Payments with Respect to Company Equity Awards. (a) Promptly after the Effective Time (but in any event, no later than thirty (30) days following the Effective Time), the Surviving Company shall pay through its payroll systems the Share Unit Consideration due pursuant to Section 2.03(b) to the holders of Share Units.

(b) Withholding. Payment of the Share Unit Consideration pursuant to Section 2.03 shall be subject to withholding in accordance with Section 2.02(i).

Section 2.05 Shares of Dissenting Holders. (a) At the Effective Time, all Dissenting Shares shall be canceled and, unless otherwise required by applicable Law, converted into the right to receive the Merger Consideration such holder is entitled to receive, and any holder of Dissenting Shares shall, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “Appraised Fair Value”) is greater than the Merger Consideration, be entitled to receive such difference from the Company by payment made within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.

(b) In the event that a holder fails to exercise, effectively withdraws or otherwise waives any right to appraisal (each, an “Appraisal Withdrawal”) such holder’s Dissenting Shares shall be canceled and converted as of the Effective Time into the right to receive the Merger Consideration for each such Dissenting Share.

(c) The Company shall give Parent (i) written notice of (A) any demands for appraisal of Dissenting Shares, Appraisal Withdrawals and any other instruments, notices, petitions or other written communication received by the Company in accordance with this Section 2.05 and (B) to the extent that the Company has Knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Company in any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, offer to settle or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act. Payment of any amount payable to holders of Dissenting Shares shall be the obligation of the Surviving Company.

Section 2.06 Adjustments. Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the outstanding Parent Shares or Company Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as (A) set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth on one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (i) filed with, or furnished to, the SEC since January 1, 2014 by the Company and publicly available prior to the date of this

Agreement (the “Company Filed SEC Documents”) or (ii) solely with respect to representations and warranties relating to Blue Capital Reinsurance Holdings Ltd., a Bermuda exempted limited liability company (“BCRH”), or any of its Subsidiaries, filed with, or furnished to, the SEC by BCRH since January 1, 2014 and publicly available prior to the date of this Agreement, in the case of each of the foregoing clauses (i) and (ii), other than disclosure contained in the “Risk Factors” or “Forward Looking Statements” sections of such documents or that otherwise constitute risk factors or forward looking statements of risks generally faced by participants in the industries in which the Company or BCRH operates without disclosure of specific facts and circumstances:

Section 3.01 Organization; Standing. (a) The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of Bermuda. The Company has all requisite power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate its assets and properties, except (other than with respect to the due incorporation and valid existence of the Company) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A true and complete copy of each of the Company Organizational Documents is included in the Company Filed SEC Documents. The Company is not in violation of the Company Organizational Documents and no Subsidiary of the Company is in violation of any of its organizational documents, except as would not be material to the Company and its subsidiaries taken as a whole.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except as would not be material to the Company and its Subsidiaries taken as a whole.

Section 3.02 Capitalization. (a) The authorized share capital of the Company consists of 1,200,000,000 Company Shares and 6,000,000 preferred shares, par value 1/6 cent per share. At the close of business on March 27, 2015 (the “Capitalization Date”), (i) 43,799,253 Company Shares (excluding any treasury shares which may be deemed to be issued) and 6,000,000 Company Preferred Shares were issued and outstanding, (ii) 1,314,588 Company Shares were held by the Company and its Subsidiaries as treasury shares, (iii) 1,302,811 Company Shares were issuable in respect of outstanding Company Fixed RSUs and (iv) 828,920 Company Shares were issuable in respect of outstanding Company Variable RSUs (assuming attainment of all applicable performance goals at the maximum level for payout). Since the Capitalization Date through the date of this Agreement, other than in connection with the vesting or settlement of Share Units in accordance with their terms, neither the Company nor any of its Subsidiaries has (1) issued any Company Securities or incurred any obligation to make any payments based on the price or value of any Company Securities or dividends paid thereon that were outstanding as of the Capitalization Date, other than dividend equivalents with respect to Share Units, or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of the Company’s capital stock. Section 3.02(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, on a holder-by-holder basis, of the following information: the number of Company Shares subject to any outstanding Company Fixed RSUs, the number of Company Shares subject to any outstanding Company Variable RSUs at target level and maximum level, the grant dates and the vesting schedules.

(b) Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon. Other than the Share Units, there are no outstanding agreements or instruments of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities) or that grant any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. Except as described in this Section 3.02, no direct or indirect Subsidiary of the Company owns any Company Shares. None of the Company or any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. No holder of securities in the Company or any of its Subsidiaries has any right to have such securities registered by the Company or any of its Subsidiaries. All outstanding Company Shares and Company Preferred Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(c) The Company Shares and the Company Preferred Shares constitute the only outstanding classes of securities of the Company or its Subsidiaries registered under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”).

(d) Section 3.02(d) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each Subsidiary of the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (except for directors’ qualifying shares or the like) are owned, directly or indirectly, beneficially and of record, by the Company free and clear of all Liens and material transfer restrictions, except for such Liens and transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding share of capital stock of each Subsidiary of the Company that is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary of the Company. None of the Subsidiaries of the Company has any outstanding equity compensation plans relating to the capital stock of, or other equity or voting interests in, any Subsidiary of the Company. Other than with respect to the Trust Preferred Securities, neither the Company nor any of its Subsidiaries has any obligation to make any payments based on the price or value of any securities of any Subsidiary of the Company or dividends paid thereon.

(e) Section 3.02(e) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all of the shares of capital stock of, or other equity or voting interests in, each Blue Capital Entity that are owned, directly or indirectly, beneficially and of record, by the Company or by any Subsidiary of the Company (the “Blue Capital Securities”). All of the Blue Capital Securities are owned by the Company or its Subsidiaries, as applicable, free and clear of all Liens and material transfer restrictions other than transfer restrictions, of general applicability as may be provided under the Securities Act or other applicable securities Laws.

Section 3.03 Authority; Noncontravention; Voting Requirements. (a) The Company has all necessary power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Statutory Merger Agreement, and the consummation by the Company of the Transactions, have been duly and unanimously authorized and approved by the Board of Directors of the Company, and, except for obtaining the Company Shareholder Approval, executing and delivering the Statutory Merger Agreement and filing the Merger Application with the Registrar pursuant to the Bermuda Companies Act, no other action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Statutory Merger Agreement and the consummation by the Company of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Board of Directors of the Company has unanimously (i) determined that the Merger Consideration constitutes fair value for each Company Share in accordance with the Bermuda Companies Act, (ii) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company and its shareholders, (iii) approved this Agreement, the Statutory Merger Agreement and the Transactions and (iv) resolved, subject to Section 5.02, to recommend approval of the Merger, this Agreement and the Statutory Merger Agreement to the holders of Company Shares (such recommendation, the “Company Board Recommendation”). The Board of Directors of the Company has directed that the Merger, this Agreement and the Statutory Merger Agreement be submitted to the holders of Company Shares for their approval.

(c) Neither the execution and delivery of this Agreement or the Statutory Merger Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) contravene, conflict with or violate any provision (A) of the Company Organizational Documents or (B) of the similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming (A) compliance with the matters set forth in Section 4.03(b) (other than Section 4.03(b)(ii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 4.03(b)), (B) that the actions described in Section 3.03(a) have been completed, (C) that the authorizations, consents and approvals referred to in Section 3.04 and the Company Shareholder Approval are obtained and (D) that the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (A) through (D), prior to the Effective Time, (x) violate any Law applicable to the Company or any of its Subsidiaries, (y) violate or constitute a breach of or default (with or without notice or lapse of time or both) under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of the assets or properties of the Company or its Subsidiaries, as applicable, are bound, or give rise to any right to terminate, cancel, amend, modify or accelerate the Company’s or, if applicable, any of its Subsidiaries’, rights or obligations under any such Contract or (z) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (i)(B) and clause (ii), as would not reasonably be expected to have a Material Adverse Effect.

(d) Subject to the voting cutback provisions contained in bye-law 51(1) of the Company Bye-Laws and the Preferred Share Redemption occurring prior to the Company Shareholders Meeting, the affirmative vote (in person or by proxy) of the holders of more than 50% of the Company Shares entitled to vote at the Company Shareholders Meeting in favor of the approval of this Agreement, the Merger and the Statutory Merger Agreement (the “Company Shareholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries that is necessary to approve this Agreement, the Statutory Merger Agreement and the Merger.

Section 3.04 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the Securities and Exchange Commission (the “SEC”) of the Joint Proxy Statement/Prospectus, (b) the filing of the registration statement on Form S-4 pursuant to which Parent Shares issued in the Merger will be registered under the Securities Act (the “Registration Statement”) with the SEC in accordance with the Securities Act and the declaration of effectiveness of the Registration Statement, (c) compliance with the rules and regulations of the NYSE (including the approval of the listing of Parent Shares to be issued in the Merger) and the BSX, (d) the filing of (i) the Merger Application with the Registrar pursuant to the Bermuda Companies Act and (ii) appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (e) filings required under, and compliance with other applicable requirements of, the HSR Act, and such other consents, approvals, filings, authorizations, declarations or registrations as are required to be made or obtained under any non-U.S. Antitrust Laws, (f) compliance with any applicable state securities or blue sky laws, (g) approvals and filings under all applicable Insurance Laws as set forth in Section 3.04 of the Company Disclosure Schedule (the “Company Insurance Approvals”) and (h) the Parent Insurance Approvals (assuming the accuracy of the representations and warranties made in Section 4.04(g) and the completeness of Section 4.04 of the Parent Disclosure Schedule), no consent or approval of, or filing, license, permit or authorization, declaration or registration with, or notification to, or waiver from, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations, registrations, notifications or waivers that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05 Company SEC Documents; Undisclosed Liabilities; Internal Controls. (a) The Company has timely filed with the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2013 (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) or their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding written comments from the SEC with respect to Company SEC Documents.

(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c) Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its

Subsidiaries as of December 31, 2014, included in the Company Filed SEC Documents, (ii) incurred after December 31, 2014, in the ordinary course of business, (iii) as provided by this Agreement or otherwise incurred in connection with the Transactions in compliance with the terms of this Agreement or (iv) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations of the SEC promulgated thereunder (collectively, the “Sarbanes-Oxley Act”) that are applicable to the Company; and (ii) the rules and regulations of the NYSE and the BSX that are applicable to the Company. With respect to each Company SEC Document on Form 10-K or 10-Q, each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15(d) under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to such Company SEC Documents.

(e) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Joint Proxy Statement/Prospectus shall, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders of the Company and to the shareholders of Parent, at the time of any amendment thereof or supplement thereto and at the time of the Company Shareholders Meeting and the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) the Registration Statement shall, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or the Registration Statement.

(f) No material weaknesses exist with respect to the internal control over financial reporting of the Company that would be required to be disclosed by the Company pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC that have not been disclosed in the Company SEC Documents as filed with or furnished to the SEC prior to the date of this Agreement. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company, as appropriate, to allow timely decisions regarding required disclosure. The Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company, (A) all significant deficiencies and material weaknesses in the design and operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has provided or made available to Parent correct and complete copies of any such disclosure contemplated by clauses (A) and (B) of the immediately preceding sentence made by management to the Company’s independent auditors and the audit committee of the Board of Directors of the Company since December 31, 2014.

Section 3.06 Absence of Certain Changes. Since December 31, 2014, (a) through the date of this Agreement (i) except for the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related thereto, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business and (ii) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would have resulted in a breach of clause (i), (ii), (v), (vi), (vii), (viii), (xiv), (xv), (xvi) or (xviii) of Section 5.01(a) had the restrictions thereunder been in effect since December 31, 2014, and (b) there has not been any event, circumstance, development, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.07 Legal Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (a) pending or, to the Knowledge of the Company, threatened legal or administrative proceeding, suit, arbitration, action, claim, dispute, hearing, charge, complaint, indictment, litigation or, to the Knowledge of the Company, investigation against the Company or any of its Subsidiaries, or (b) outstanding injunction, order, judgment, ruling, decree or writ imposed upon the Company or any of its Subsidiaries or any director or officer of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person for whom the Company or any of its Subsidiaries may be liable as an indemnifying party or otherwise, in each case, by or before any Governmental Authority.

Section 3.08 Compliance with Laws; Permits. The Company and each of its Subsidiaries are, and since January 1, 2013, have been, in compliance with all federal, national, provincial, state, local or multinational laws, statutes, common laws, ordinances, codes, rules, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law, Permits, regulations, decrees, codes or executive orders enacted, issued, adopted, promulgated or applied by or on behalf of any Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company, each of its Subsidiaries and, to the Knowledge of the Company, each of the Blue Capital Entities, holds, and since January 1, 2013, has held, all licenses, franchises, permits, certificates, approvals, authorizations and registrations from Governmental Authorities necessary for the Company, each such Subsidiary and each such Blue Capital Entity, as applicable, to own, lease and operate its properties and assets and necessary for the lawful conduct of their respective businesses as each such business is now being, or at such time was, conducted (collectively, “Permits”), and all such Permits are in full force and effect, except where the failure to hold the same or the failure of the same to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, the Company and each of its Subsidiaries is in compliance in all material respects with (i) the Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations promulgated thereunder (the “FCPA”), (ii) the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention and (iii) the United Kingdom Bribery Act of 2010, as amended, and any rules and regulations promulgated thereunder (the “UK Bribery Act”).

Section 3.09 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them. All such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate, and all Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP and Applicable SAP.

(b) As of the date of this Agreement, the Company has not received written notice of any pending audits, examinations, investigations, claims or other proceedings in respect of any Taxes or Tax Returns of the Company or any of its Subsidiaries.

(c) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(d) None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of applicable Law).

(e) No deficiency for any Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn or that have been adequately reserved.

(f) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(g) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or comparable provision of any other applicable Tax Law.

(h) The Company and each of its Subsidiaries have withheld all amounts required to have been withheld by them in connection with amounts paid or owed to (or any benefits or property provided to) any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate taxing authority or set aside in accounts for such purpose. The Company and each of its Subsidiaries have reported such withheld amounts to the appropriate taxing authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under Law.

(i) Neither the Company nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement (other than indemnities included in ordinary course employment contracts or leases) that will require the Company or any of its Subsidiaries to make any payment of any Tax of another Person (other than the Company or any of its Subsidiaries) after the Closing Date.

(j) Neither the Company nor any of its Subsidiaries (i) has granted any power of attorney that is in force with respect to any matters relating to any Taxes, (ii) has applied for a ruling from a taxing authority relating to any material Taxes that has not been granted or has proposed to enter into an agreement with a taxing authority that is pending, or (iii) has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) or been issued any private letter rulings, technical advance memoranda or similar agreement or rulings by any taxing authority.

(k) Neither the Company nor any of its Subsidiaries is now or has been in the past five years a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(l) None of the Subsidiaries of the Company has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return except for a group in which all or some of the Subsidiaries of the Company were the only members. Neither the Company nor any of its Subsidiaries has any liability for any Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. law, or as a transferee or successor, or by operation of Law.

(m) No claim in writing has been made by any Governmental Authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that the Company or its Subsidiaries is or may be subject to Tax in that jurisdiction.

(n) Neither the Company nor any of its Subsidiaries organized outside of the United States has ever received a claim or other notification in writing from any Governmental Authority that it is, or has been, engaged in a trade or business in the United States within the meaning of Section 864(b) of the Code or has, or had, a permanent establishment in the United States within the meaning of the tax treaty between Bermuda and the United States.

(o) Neither the Company nor any of its Subsidiaries organized outside of the United Kingdom has or has ever had a permanent establishment in the United Kingdom for United Kingdom Tax purposes.

(p) Each of the Company and its Subsidiaries and their respective officers, directors, agents and employees are in substantial compliance with any and all tax operating guidelines of the Company or any of its Subsidiaries.

(q) As of the date of this Agreement, none of the Company or any of its Subsidiaries has taken or failed to take any action, or has Knowledge of any facts or circumstances, that would prevent the Merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code.

(r) For purposes of this Agreement, (A) “Tax” means all federal, national, provincial, state or local taxes, charges, fees, levies or other similar assessments or liabilities in the nature of taxes, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by a Governmental Authority, together with any interest, penalties, assessments or additions to tax imposed by any Governmental Authority and (B) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a Governmental Authority in connection with Taxes or any amendment thereof.

Section 3.10 Employee Benefits. (a) Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material Company Plan. With respect to each material Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the plan document, including any amendments thereto, other than any document that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent summary plan description for each material Company Plan for which such summary plan description is required by applicable Law, (iii) each insurance or group annuity contract or other funding vehicle and (iv) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto (if any).

(b) Each Company Plan has been operated and administered in compliance with its terms and applicable Laws, other than instances of noncompliance that would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries. Each Company Pension Plan that, as of the date of this Agreement, is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to cause the loss of any such qualification status of any such Company Pension Plan, except where such loss of qualification status would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

(c) The Company does not maintain or contribute to a plan subject to Title IV of ERISA or Section 412 of the Code, including any “single employer” defined benefit plan, any “multiemployer plan” (each, as defined in Section 4001 of ERISA), or any “multiple employer plan” (as defined in Section 413(c) of the Code). In addition, during the last six years, no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any trade or business, whether or not incorporated, that together with the Company would be deemed a single employer within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”) that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability.

(d) Except as required under applicable Law, no Company Plan provides health, medical, dental or life insurance benefits following retirement or other termination of employment (i) to any director or executive officer and (ii) other than as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, to any Company Employee other than an executive officer.

(e) To the Knowledge of the Company, there are no material pending claims against the Company or any of its Subsidiaries with respect to any Company Plan, by or on behalf of any employee, former employee or beneficiary covered under any such Company Plan (other than routine claims for benefits).

(f) Except as otherwise provided under this Agreement, the consummation of the Transactions will not, either alone or in combination with another event, (i) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former director, officer or employee of the Company or any of its Subsidiaries (whether by virtue of any termination, severance, change of control or similar benefit or otherwise), (ii) entitle any current or former director, officer or employee of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (iii) cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan or (iv) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Effective Time.

Section 3.11 Labor Matters. (a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, labor agreement or other labor-related agreement with a labor union, labor organization, trades council, works council or similar organization, (b) to the Knowledge of the Company, there are (i) no labor organizing activities or representation or certification demands, petitions or proceedings by any labor organization, labor union, trades council, works council or group of employees of the Company or any of its Subsidiaries to organize or represent any employees of the Company or any of its Subsidiaries, and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union, labor organization, trades council, works council or similar organization, and (ii) no labor union, labor organization, trades council, works council or similar organization or group of employees that represents or claims to represent employees of the Company or any of its Subsidiaries, (c) there is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown, work stoppage, material unfair labor practice charge, material grievance or material arbitration against or affecting the Company or any of its Subsidiaries, (d) the Company and its Subsidiaries are not and have not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required to maintain an affirmative action plan and (e) to the Knowledge of the Company, (i) no employee of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to any third party and (ii) no employee or former employee of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to the Company or any of its Subsidiaries.

Section 3.12 Investments; Derivatives. (a) The Company has provided Parent with a correct and complete list of all bonds, stocks, mortgage loans and other investments that were carried on the books and records of the Company and its Subsidiaries as of December 31, 2014 (such bonds, stocks, mortgage loans and other investments, together with all bonds, stocks, mortgage loans and other investments acquired by the Company and its Subsidiaries between such date and the date of this Agreement, the “Investment Assets”). Except for Investment Assets sold in the ordinary course of business, in compliance with the Investment Guidelines or as permitted or otherwise contemplated by this Agreement, each of the Company and its Subsidiaries, as applicable, has good and marketable title to all of the Investment Assets it purports to own, free and clear of all Liens except Permitted Liens. A copy of the Company’s policies with respect to the investment of the Investment Assets is set forth in Section 3.12 of the Company Disclosure Schedule (the “Investment Guidelines”), and the composition of the Investment Assets complies in all material respects with, and the Company and its Subsidiaries have complied in all material respects with, the Investment Guidelines. The Blue Capital Advisory Entities have complied in all material respects with the investment guidelines of the Blue Capital Entities.

(b) To the Knowledge of the Company, the Investment Assets comply in all material respects with, and the acquisition thereof complied in all material respects with, any and all investment restrictions under applicable Law.

(c) To the Knowledge of the Company, as of the date of this Agreement, none of the Investment Assets are subject to any capital calls or similar liabilities, or any restrictions or suspensions on redemptions, “lock-ups”, “gates”, “side pockets”, stepped-up fee provisions or other penalties or restrictions relating to withdrawals or redemptions, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Each agreement with each investment manager or investment advisor, in each case that is not a Subsidiary of the Company, providing services to the Company or any of its Subsidiaries was entered into, and the performance of each investment manager is evaluated, in a commercially reasonable, arms-length manner.

Section 3.13 Intellectual Property. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no claims against the Company or any of its Subsidiaries are pending or, to the Knowledge of the Company, threatened (i) challenging the ownership, enforceability, scope, validity or use by the Company or any of its Subsidiaries of any Intellectual Property or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the Intellectual Property rights of any Person.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) to the Knowledge of the Company, no Person is misappropriating, violating or infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or a Subsidiary of the Company and (ii) to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual Property rights of any other Person.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries have taken reasonable measures to protect the (A) information technology systems owned or controlled by the Company or such Subsidiary and used in the course of the operations of its business, and (B) personal information gathered, used or held for use by the Company or such Subsidiary in the course of the operations of its business, and (ii) to the Knowledge of the Company, there has not been any unauthorized disclosure or use of, or access to, any such personal information or breach of security of such information technology systems.

Section 3.14 Anti-Takeover Provisions. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or similar statute or regulation (each, a “Takeover Law”) applies to the Company with respect to this Agreement or the Merger.

Section 3.15 Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company or one of its Subsidiaries has a good and valid leasehold interest in each material Company Lease, free and clear of all Liens (other than Permitted Encumbrances) and (b) none of the Company or any of its Subsidiaries has received written notice of any material default under any agreement evidencing any Lien or other agreement affecting any material Company Lease, which default continues on the date of this Agreement. Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property.

Section 3.16 Contracts. (a) Except for (x) this Agreement, (y) each Company Plan and (z) the contracts filed as exhibits to the Company Filed SEC Documents, Section 3.16(a) of the Company Disclosure Schedule sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Company Plans) that:

(i) are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) with respect to a joint venture, partnership or other similar agreement or arrangement, relate to the formation or management of any such partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) provide for Indebtedness of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $10 million, other than any Indebtedness between or among any of the Company and any of its Subsidiaries and other than any letters of credit;

(iv) have been entered into since January 1, 2014, and involve the acquisition from another Person or disposition to another Person of capital stock or other equity interests of another Person or of a business, in each case, for aggregate consideration under such Contract in excess of $10 million (excluding, for the avoidance of doubt, acquisitions or dispositions of investments made pursuant to the Investment Guidelines, or of supplies, products, properties or other assets in the ordinary course of business or of supplies, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or any of its Subsidiaries);

(v) prohibit the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Subsidiaries, prohibit the pledging of the capital stock of the Company or any wholly owned Subsidiary of the Company or prohibit the issuance of any guarantee by the Company or any wholly owned Subsidiary of the Company;

(vi) are with any financial advisor of the Company or any of its Subsidiaries relating to the Transactions;

(vii) contain provisions that prohibit the Company or any of its Subsidiaries or any Person that controls, or is under common control with, the Company from competing in any material line of business or grant a right of exclusivity to any Person which prevents the Company or any Subsidiary or Affiliate of the Company from entering any material territory, market or field or freely engaging in business anywhere in the world, other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than ninety (90) days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty;

(viii) pursuant to which the Company or any of its Subsidiaries (A) is granted or obtains any right to use any material Intellectual Property (other than Contracts granting rights to use common or industry standard commercially available business infrastructure and administrative software (e.g., database, enterprise resource planning, business management planning, desktop and similar software) and commercially available, off-the-shelf software (including “shrink-wrap” or “click-wrap” agreements)), or (B) grants an exclusive license to, or option to acquire, any Intellectual Property owned by the Company or any of its Subsidiaries that is material to the conduct of the businesses of the Company and its Subsidiaries as currently conducted (excluding licenses granted to third parties in the ordinary course of business);

(ix) involve or would reasonably be expected to involve aggregate payments or receipts by or to it and/or its Subsidiaries in excess of $3 million in any twelve-month period, other than those terminable on less than ninety (90) days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty (excluding insurance policies, reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements);

(x) include an indemnification obligation of the Company or any of its Subsidiaries with a maximum potential liability in excess of $3 million; or

(xi) would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the Company’s ability to consummate the Transactions or Parent’s ability to own and/or conduct the business of the Company or any of its Subsidiaries after the Effective Time.

(b) (i) The Company has previously made available true and complete copies of each Material Contract as of the date of this Agreement, (ii) each Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not reasonably be expected to have a Material Adverse Effect, (iii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect, (iv) neither the Company nor any of its Subsidiaries has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such default would not reasonably be expected to have a Material Adverse Effect and (v) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Material Contract, except as would not reasonably be expected to have a Material Adverse Effect.

Section 3.17 Insurance Subsidiaries.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Subsidiary of the Company that conducts the business of insurance or reinsurance (each, a “Company Reinsurance Subsidiary”) is (i) duly licensed or authorized as an insurance company or reinsurance company, as applicable, in its jurisdiction of organization and (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance or reinsurance, as applicable, in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Blue Capital Advisory Entity is (i) duly licensed or authorized to conduct its advisory business, as applicable, in its jurisdiction of organization and (ii) duly licensed, authorized or otherwise eligible to transact its advisory business in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its advisory business as currently conducted.

Section 3.18 Statutory Statements; Examinations. (a) Except for any failure to file or submit the same that has been cured or resolved to the satisfaction of the applicable Insurance Regulator, since January 1, 2014, each of the Company Reinsurance Subsidiaries has filed or submitted all material annual, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certifications, in each case, required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance or reinsurance, as applicable (collectively, the “Company Statutory Statements”).

(b) The Company has delivered or made available to Parent, to the extent permitted by applicable Law and to the extent required to be filed with the applicable Insurance Regulator as of the date of this Agreement, true and complete copies of all material Company Statutory Statements as of December 31, 2013 and December 31, 2014, and for the annual periods then ended, each in the form filed with the applicable Insurance Regulator. The financial statements included in such Company Statutory Statements were prepared in accordance with Applicable SAP, applied on a consistent basis during the periods involved, and fairly present in all material respects the statutory financial position of the relevant Company Reinsurance Subsidiary as of the respective dates thereof and the results of operations and changes in capital and surplus (or stockholders’ equity, as applicable) of such Company Reinsurance Subsidiary for the respective periods then ended. Such Company Statutory Statements complied in all material respects with all applicable Insurance Laws when filed or submitted and no material violation or deficiency has been asserted in writing (or, to the Knowledge of the Company, orally) by any Insurance Regulator with respect to any of such Company Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.

(c) The Company has delivered or made available to Parent, to the extent permitted by applicable Law, true and complete copies of all material examination reports (and has notified Parent of any pending material examinations) of any Insurance Regulators received by it on or after January 1, 2013, through the date of this Agreement, relating to the Company Reinsurance Subsidiaries. All material deficiencies or violations noted in such examination reports have been cured or resolved to the satisfaction of the applicable Insurance Regulator. Without limiting the generality of the foregoing, as of the date of this Agreement, there are no unpaid claims or assessments made in writing or, to the Knowledge of the Company, as of the date of this Agreement, threatened in writing against the Company or any of its Subsidiaries by any insurance guaranty associations or similar organizations in connection with such association’s or other organization’s insurance guaranty fund, other than unpaid claims or assessments (A) disclosed, provided for, reflected in, reserved against or otherwise described in the Company Statutory Statements provided or made available to Parent or (B) that are immaterial to the Company and its Subsidiaries, taken together as a whole.

(d) Since December 31, 2013, no material fine or penalty has been imposed on any Company Reinsurance Subsidiary by any Insurance Regulator.

Section 3.19 Agreements with Insurance Regulators. (a) Except as required by applicable Insurance Laws and the insurance and reinsurance Permits maintained by the Company Reinsurance Subsidiaries, there is no (i) written agreement, memorandum of understanding, commitment letter or similar undertaking with any Insurance Regulator that is binding on the Company or any Company Reinsurance Subsidiary, or (ii) order or directive by, or supervisory letter or cease-and-desist order from, any Insurance Regulator that is binding on the Company or any Company Reinsurance Subsidiary and (b) neither the Company nor any of the Company Reinsurance Subsidiaries have adopted any board resolution at the request of any Insurance Regulator, in the case of each of clauses (a) and (b), that (A) limits in any material respect the ability of any Company Reinsurance Subsidiary to issue or enter into Company Reinsurance Contracts or other reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements, (B) requires the divestiture of any material investment of any Company Reinsurance Subsidiary, (C) limits in any material respect the ability of any Company Reinsurance Subsidiary to pay dividends or (D) requires any material investment of any Company Reinsurance Subsidiary to be treated as a non-admitted asset (or the local equivalent).

Section 3.20 Insurance, Reinsurance and Retrocession. As of the date of this Agreement, (a) each insurance policy, reinsurance or retrocession treaty or agreement, slip, binder, cover note or other similar arrangement pursuant to which any Company Reinsurance Subsidiary is a party (the “Company Reinsurance Contracts”), is valid and binding on the applicable Company Reinsurance Subsidiary, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not reasonably be expected to have a Material Adverse Effect, (b) the applicable Company Reinsurance Subsidiary, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Company Reinsurance Contract, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect, (c) none of the Company Reinsurance Subsidiaries has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of such Company Reinsurance Subsidiary under any Company Reinsurance Contract, except where such default would not reasonably be expected to have a Material Adverse Effect, (d) to the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute, a default on the part of any counterparty under such Company Reinsurance Contract, except as would not reasonably be expected to have a Material Adverse Effect, (e) none of the Company Reinsurance Subsidiaries is and, to the Knowledge

of the Company, no counterparty to a Company Reinsurance Contract is, insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and (f) there are no disputes under any Company Reinsurance Contract, except as would not reasonably be expected to have a Material Adverse Effect.

Section 3.21 Blue Capital Agreements. As of the date of this Agreement, (a) each agreement pursuant to which any Blue Capital Advisory Entity is a party (the “Blue Capital Advisory Contracts”) is valid and binding on the applicable Blue Capital Advisory Entity, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) the applicable Blue Capital Advisory Entity, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Blue Capital Advisory Contract, except where such noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (c) none of the Blue Capital Advisory Entities has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of such Blue Capital Advisory Entity under any Blue Capital Advisory Contract, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (d) to the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute, a default on the part of any counterparty under such Blue Capital Advisory Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (e) none of the Company Reinsurance Subsidiaries is and, to the Knowledge of the Company, no counterparty to a Blue Capital Advisory Contract is, insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and (f) there are no disputes under any Blue Capital Advisory Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.22 Reserves. (a) The insurance policy reserves for claims, losses (including incurred, but not reported, losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of each Company Reinsurance Subsidiary contained in its Company Statutory Statements (i) were, except as otherwise noted in the applicable Company Statutory Statement, determined in all material respects in accordance with generally accepted actuarial standards; (ii) were computed on the basis of methodologies consistent with those used in computing the corresponding reserves in prior fiscal years, except as otherwise noted in the financial statements and the notes thereto included in such Company Statutory Statements; and (iii) satisfied the requirements of all applicable Insurance Laws in all material respects.

(b) As of the date of this Agreement, with respect to the Company Reinsurance Subsidiaries, the Company has made available to Parent true and complete copies of all material actuarial reports in the Company’s possession and prepared by actuaries, independent or otherwise, that cover periods beginning on or after January 1, 2013. The information and data furnished by the Company and the Company Reinsurance Subsidiaries to its independent actuaries in connection with the preparation of such actuarial reports were accurate in all material respects for the periods covered in such reports.

Section 3.23 Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all insurance policies maintained by the Company and its Subsidiaries of which the Company or any of its Subsidiaries is the beneficiary are in full force and effect and all premiums due and payable thereon have been paid and (b) neither the Company nor any of its Subsidiaries is in breach or default of any of the insurance policies or has taken any action or failed to take any action which, with notice or lapse of time, would constitute such a breach or default or permit termination or modification of any of the insurance policies.

Section 3.24 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Credit Suisse Securities (USA) LLC (“Credit Suisse”), dated the date of this Agreement, to the effect that, as of such date, subject to the various assumptions, qualifications and limitations set forth therein, the

Merger Consideration, together with the Special Dividend, is fair, from a financial point of view, to the holders (other than Excluded Persons as defined therein) of Company Shares. It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and may not be relied on by Parent or Merger Sub for any purpose.

Section 3.25 Brokers and Other Advisors. Except for Credit Suisse, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.26 Related Party Transactions. Since December 31, 2012, there have been no transactions or Contracts, and there currently are no proposed transactions or Contracts, between the Company and any of its Subsidiaries, on the one hand, and any director, officer or employee of the Company or any of its Subsidiaries, on the other hand, of a type that would be required to be, but has not been, disclosed under Item 404 of Regulation S-K of the SEC (such transactions, “Related Party Transactions”).

Section 3.27 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, (b) any judgment based on actuarial principles, practices or analyses by any Person or as to the future satisfaction or outcome of any assumption or otherwise concerning reserves for losses, loss adjustment expenses or uncollectible reinsurance or (c) any oral or written information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as (A) set forth in the disclosure schedule delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Schedule”) (it being understood that any information set forth on one section or subsection of the Parent Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC since January 1, 2014 by Parent and publicly available prior to the date of this Agreement (the “Parent Filed SEC Documents”), other than disclosure contained in the “Risk Factors” or “Forward-Looking Statements” sections of such Parent Filed SEC Documents or that otherwise constitute risk factors or forward looking statements of risks generally faced by participants in the industries in which Parent operates without disclosure of specific facts and circumstances:

Section 4.01 Organization; Standing. (a) Parent is an exempted company duly organized, validly existing and in good standing under the Laws of Bermuda and Merger Sub is an exempted company duly organized, validly existing and in good standing under the Laws of Bermuda. Each of Parent and Merger Sub has all requisite power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate its assets and properties, except (other than with respect to the due organization and valid existence of Parent and Merger Sub) as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of Parent’s and Merger Sub’s certificates or articles of incorporation, code of regulations, bye-laws or comparable governing documents, each as amended to the date of this Agreement, and the Parent Organizational Documents are included in the Parent Filed SEC Documents. Parent is not in violation of the Parent Organizational Documents and no Subsidiary of Parent is in violation of any of its organizational documents, except as would not be material to Parent and its Subsidiaries taken as a whole.

(b) Each of Parent’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except as would not be material to Parent and its Subsidiaries taken as a whole.

Section 4.02 Capitalization. (a) The authorized capital stock of Parent consists of 120,000,000 Parent Shares, 8,000,000 Series A Preferred Shares, par value $1.00 per share (the “Series A Preferred Shares”), and 9,200,000 Series B Preferred Shares, par value $1.00 per share (the “Series B Preferred Shares”). As of the Capitalization Date, (i) 45,120,686 Parent Shares (excluding any treasury shares which may be deemed to be issued), 8,000,000 Series A Preferred Shares and 9,200,000 Series B Preferred Shares were issued and outstanding, (ii) 22,464,281 Parent Shares were held by Parent and its Subsidiaries as treasury shares and (iii) the number of Parent Shares in respect of the Parent Stock Plans and any equity based awards granted thereunder or otherwise are as set forth on Section 4.02(a) of the Parent Disclosure Schedule. Since the Capitalization Date through the date of this Agreement, other than in connection with the vesting, settlement or exercise of Parent Equity Awards or the exercise of purchase rights under the Parent ESPP, neither Parent nor any of its Subsidiaries has (I) issued any Parent Securities or incurred any obligation to make any payments based on the price or value of any Parent Securities or dividends paid thereon that were outstanding as of the Capitalization Date or (II) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of Parent’s capital stock.

(b) Except as described in this Section 4.02, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, Parent, (ii) no outstanding securities of Parent convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, Parent, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from Parent, or that obligate Parent to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, Parent (collectively, “Parent Rights”), (iv) no obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, Parent (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Parent Securities”) and (v) no other obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of any Parent Securities or dividends paid thereon. There are no outstanding agreements or instruments of any kind that obligate Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities (or obligate Parent to grant, extend or enter into any such agreements relating to any Parent Securities) or that grant any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Parent Securities. Except as described in this Section 4.02, no direct or indirect Subsidiary of Parent owns any Parent Shares. None of Parent or any Subsidiary of Parent is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Parent Securities or any other agreement relating to the disposition, voting or dividends with respect to any Parent Securities. All outstanding Parent Shares, Series A Preferred Shares and Series B Preferred Shares, and all Parent Shares that may be issued upon the vesting, settlement or exercise of Parent Equity Awards or purchase under the Parent ESPP, have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(c) The Parent Shares, the Series A Preferred Shares and the Series B Preferred Shares constitute the only outstanding classes of securities of Parent or its Subsidiaries registered under the Exchange Act.

(d) All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent (except for directors’ qualifying shares or the like) are owned, directly or indirectly, beneficially and of record, by Parent free and clear of all Liens and material transfer restrictions, except for such Liens and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding share of capital stock of each Subsidiary of Parent that is held, directly or indirectly, by Parent, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary of Parent, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary of Parent. None of the Subsidiaries of Parent has any outstanding equity compensation plans relating to the capital stock of, or other equity or voting interests in, any Subsidiary of Parent. Neither Parent nor any of its Subsidiaries has any obligation to make any payments based on the price or value of any securities of any Subsidiary of Parent or dividends paid thereon.

Section 4.03 Authority; Noncontravention; Voting Requirements. (a) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, the Statutory Merger Agreement and, subject to obtaining the Parent Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Statutory Merger Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly and unanimously authorized and approved by the Boards of Directors of Parent and Merger Sub, and except for obtaining the Parent Shareholder Approval, no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Statutory Merger Agreement and the consummation by Parent and Merger Sub of the Transactions, other than executing and delivering the Statutory Merger Agreement, the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act and the approval of this Agreement by Parent in its capacity as sole shareholder of Merger Sub (which approval shall be provided by the written consent of Parent immediately following execution of this Agreement). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Board of Directors of each of Parent and Merger Sub has unanimously (i) determined that the Merger Consideration constitutes fair value for each Company Share in accordance with the Bermuda Companies Act, (ii) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, Parent and Merger Sub and their respective shareholders and (iii) adopted resolutions that have approved and declared advisable this Agreement, the Statutory Merger Agreement and the Merger, and such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(b) Neither the execution and delivery of this Agreement or the Statutory Merger Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) contravene, conflict with or violate any provision of the certificate or articles of incorporation, code of regulations, bye-laws, memorandum of association or other comparable charter or organizational documents of (A) Parent or Merger Sub or (B) any of Parent’s other Subsidiaries or (ii) assuming (A) compliance with the matters set forth in Section 3.03(c) (other than Section 3.03(c)(ii)(A)) (and assuming the accuracy of the representations and warranties made in Section 3.03(c)), (B) that the actions described in Section 4.03(a) have been completed, (C) that the authorizations, consents and approvals referred to in Section 4.04 and, in the case of Merger Sub, the approval of this Agreement, the Statutory Merger Agreement and the Merger by Parent in its capacity as sole shareholder of Merger Sub are obtained and (D) that the filings referred to in Section 4.04 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (A) through (D), prior to the Effective Time, (x) violate any Law applicable to Parent or any of its Subsidiaries, (y) violate or constitute a breach or default (with or without notice or lapse of time or both) under any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party or by which any of the assets or properties of Parent or its Subsidiaries, as applicable, are bound, or give rise to any right to terminate, cancel, amend, modify or accelerate Parent’s or any of its Subsidiaries’ rights or obligations under any such Contract or (z) result in the creation of any Lien on any properties or assets of Parent or any of its Subsidiaries except, in the case of clause (i)(B) and clause (ii), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Subject to the voting cutback provisions contained in bye-law 63 of the Parent Bye-Laws, the affirmative vote (in person or by proxy) of the holders of a majority of the votes of the Parent Shares cast to approve the Parent Share Issuance (the “Parent Shareholder Approval”) is the only vote of the holders of the Parent Shares necessary to consummate the Transactions. The approval of this Agreement, the Merger and the Statutory Merger Agreement by Parent in its capacity as sole shareholder of Merger Sub (which approval shall be provided by the written consent of Parent as contemplated by Section 5.13) is the only vote or approval of the holders of any class or series of capital stock of Merger Sub that is necessary to approve this Agreement, the Statutory Merger Agreement and the Merger.

(d) The Board of Directors of Parent has unanimously (i) determined that the Merger and Parent Share Issuance, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company and its shareholders, (ii) approved this Agreement, the Statutory Merger Agreement, the Transactions and the Parent Share Issuance and (iii) resolved, subject to Section 5.03(c), to recommend approval of the Parent Share Issuance (such recommendation, the “Parent Board Recommendation”).

Section 4.04 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Joint Proxy Statement/Prospectus, (b) the filing of the Registration Statement with the SEC in accordance with the Securities Act and the declaration of effectiveness of the Registration Statement, (c) compliance with the rules and regulations of the NYSE (including the approval of the listing of Parent Shares to be issued in the Merger), (d) the filing of (i) the Merger Application with the Registrar pursuant to the Bermuda Companies Act and (ii) appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (e) filings required under, and compliance with other applicable requirements of, the HSR Act, and such other consents, approvals, filings, authorizations, declarations or registrations as are required to be made or obtained under any non-U.S. Antitrust Laws, (f) compliance with any applicable state securities or blue sky laws, (g) approvals and filings under all applicable Insurance Laws as set forth in Section 4.04 of the Parent Disclosure Schedule (the “Parent Insurance Approvals”) and (h) the Company Insurance Approvals (assuming the accuracy of the representations and warranties made in Section 3.04(g) and the completeness of Section 3.04 of the Company Disclosure Schedule), no consent or approval of, or filing, license, permit or authorization, declaration or registration with, or notification to, or waiver from, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations, registrations, notifications or waivers that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.05 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding shares of capital stock of Merger Sub, free and clear of all Liens. Merger Sub was formed solely for the purpose of engaging in the Transactions, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any business activities other than those relating to the Transactions.

Section 4.06 Parent SEC Documents; Undisclosed Liabilities; Internal Controls. (a) Parent has timely filed with the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2014 (collectively, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) or their respective SEC filing dates (in the case of all other Parent SEC Documents), the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding written comments from the SEC with respect to Parent SEC Documents.

(b) The consolidated financial statements of Parent (including all related notes or schedules) included or incorporated by reference in the Parent SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c) Neither Parent nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of Parent (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of Parent and its Subsidiaries as of December 31, 2014, included in the Parent Filed SEC Documents, (ii) incurred after December 31, 2014, in the ordinary course of business, (iii) as provided by this Agreement or otherwise incurred in connection with the Transactions in compliance with the terms of this Agreement or (iv) as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act that are applicable to Parent and (ii) the rules and regulations of the NYSE. With respect to each Parent SEC Document on Form 10-K or 10-Q, each of the principal executive officer and the principal financial officer of Parent has made all certifications required by Rule 13a-14 or 15(d) under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to such Parent SEC Documents.

(e) None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in (i) the Joint Proxy Statement/Prospectus shall, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders of the Company and to the shareholders of Parent, at the time of any amendment thereof or supplement thereto and at the time of the Company Shareholders Meeting and the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) the Registration Statement shall, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or the Registration Statement.

(f) No material weaknesses exist with respect to the internal control over financial reporting of Parent that would be required to be disclosed by Parent pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC that have not been disclosed in the Parent SEC Documents as filed with or furnished to the SEC prior to the date of this Agreement. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to ensure that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Parent, as appropriate, to allow timely decisions regarding required disclosure. Parent has disclosed, based on its most recent evaluation, to Parent’s outside auditors and the audit committee of the Board of Directors of Parent, (A) all significant deficiencies and material weaknesses in the design and operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has provided or made available to the Company correct and complete copies of any such disclosure contemplated by clauses (A) and (B) of the immediately preceding sentence made by management to Parent’s independent auditors and the audit committee of the Board of Directors of Parent since December 31, 2014.

Section 4.07 Absence of Certain Changes. Since December 31, 2014, (a) through the date of this Agreement (i) except for the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related thereto, the business of Parent and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business and (ii) neither Parent nor any of its Subsidiaries has taken any action or failed to take any action that would have resulted in a breach of clause (i) or (ii) of Section 5.01(c) had the restrictions thereunder been in effect since December 31, 2014 and (b) there has not been any event, circumstance, development, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.08 Legal Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) pending or, to the Knowledge of Parent and Merger Sub, threatened legal or administrative proceeding, suit, arbitration, action, claim, dispute, hearing, charge, complaint, indictment, litigation or, to the Knowledge of Parent and Merger Sub, investigation against Parent or any of its Subsidiaries or (b) outstanding injunction, order, judgment, ruling, decree or writ imposed upon Parent or any of its Subsidiaries or any director or officer of Parent or any of its Subsidiaries for whom Parent or any of its Subsidiaries may be liable as an indemnifying party or otherwise, in each case, by or before any Governmental Authority.

Section 4.09 Compliance with Laws; Permits. Parent and each of its Subsidiaries are, and since January 1, 2013 have been, in compliance with all Laws applicable to Parent or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries hold, and since January 1, 2013, have held, all Permits necessary for Parent and each such Subsidiary, as applicable, to own, lease and operate its properties and assets and necessary for the lawful conduct of their respective businesses, and all such Permits are in full force and effect, except where the failure to hold the same or the failure of the same to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, Parent and each of its Subsidiaries is in compliance in all material respects with (i) the FCPA, (ii) the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention and (iii) the UK Bribery Act.

Section 4.10 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) Parent and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate.

(b) All Taxes owed by Parent and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP and Applicable Parent SAP.

(c) As of the date of this Agreement, Parent has not received written notice of any pending audits, examinations, investigations, claims or other proceedings in respect of any Taxes or Tax Returns of Parent or any of its Subsidiaries.

(d) There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Permitted Liens.

(e) None of Parent or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of applicable Law).

(f) No deficiency for any Tax has been asserted or assessed by any Governmental Authority in writing against Parent or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn or that have been adequately reserved.

(g) Neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(h) Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or comparable provision of any other applicable Tax Law.

(i) Parent and each of its Subsidiaries have withheld all amounts required to have been withheld by them in connection with amounts paid or owed to (or any benefits or property provided to) any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate taxing authority or set aside in accounts for such purpose. Parent and each of its Subsidiaries have reported such withheld amounts to the appropriate taxing authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under Law.

(j) Merger Sub has filed, or shall file as promptly as practicable after the date of this Agreement, an election on IRS Form 8832 to be treated as a disregarded entity for U.S. federal income tax purposes and has requested, or shall request, in writing on such IRS Form 8832 that such election be effective as of the date of the formation of Merger Sub.

(k) As of the date of this Agreement, none of Parent or any of its Subsidiaries has taken or failed to take any action, or has Knowledge of any facts or circumstances, that would prevent the Merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code.

Section 4.11 Anti-Takeover Provisions. No Takeover Law applies to Parent with respect to this Agreement or the Merger.

Section 4.12 Reinsurance Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Subsidiary of Parent that conducts the business of insurance or reinsurance (each, a “Parent Reinsurance Subsidiary”) is (i) duly licensed or authorized as an insurance company or reinsurance company, as applicable, in its jurisdiction of organization and (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance or reinsurance, as applicable, in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted.

Section 4.13 Statutory Statements; Examinations. (a) Except for any failure to file or submit the same that has been cured or resolved to the satisfaction of the applicable Insurance Regulator, since January 1, 2014, each Parent Reinsurance Subsidiary has filed or submitted all material annual, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certifications, in each case, required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance or reinsurance, as applicable (collectively, the “Parent Statutory Statements”).

(b) Parent has delivered or made available to the Company, to the extent permitted by applicable Law and to the extent required to be filed with the applicable Insurance Regulator as of the date of this Agreement, true and complete copies of all material Parent Statutory Statements as of December 31, 2013 and December 31, 2014, and for the annual periods then ended, each in the form filed with the applicable Insurance Regulator. The financial statements included in such Parent Statutory Statements were prepared in accordance with Applicable Parent SAP, applied on a consistent basis during the periods involved, and fairly present in all material respects the statutory financial position of the relevant Parent Reinsurance Subsidiary as of the respective dates thereof and the results of operations and changes in capital and surplus (or stockholders’ equity, as applicable) of such Parent Reinsurance Subsidiary for the respective periods then ended. Such Parent Statutory Statements complied in all material respects with all applicable Insurance Laws when filed or submitted and no material violation or deficiency has been asserted in writing (or, to the Knowledge of Parent, orally) by any Insurance Regulator with respect to any of such Parent Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.

(c) Parent has delivered or made available to the Company, to the extent permitted by applicable Law, true and complete copies of all material examination reports (and has notified the Company of any pending material examinations) of any Insurance Regulators received by it on or after January 1, 2013, through the date of this Agreement, relating to the Parent Reinsurance Subsidiaries. All material deficiencies or violations noted in such examination reports have been cured or resolved to the satisfaction of the applicable Insurance Regulator. Without limiting the generality of the foregoing, as of the date of this Agreement, there are no unpaid claims or assessments made in writing or, to the Knowledge of Parent, as of the date of this Agreement, threatened in writing against Parent or any of its Subsidiaries by any insurance guaranty associations or similar organizations in connection with such association’s or other organization’s insurance guaranty fund, other than unpaid claims or assessments (A) disclosed, provided for, reflected in, reserved against or otherwise described in Parent Statutory Statements provided or made available to the Company or (B) that are immaterial to Parent and its Subsidiaries, taken together as a whole.

(d) Since December 31, 2013, no material fine or penalty has been imposed on any Parent Reinsurance Subsidiary by any Insurance Regulator.

Section 4.14 Agreements with Insurance Regulators. (a) Except as required by applicable Insurance Laws and the insurance and reinsurance Permits maintained by the Parent Reinsurance Subsidiaries, there is no (i) written agreement, memorandum of understanding, commitment letter or similar undertaking with any Insurance Regulator that is binding on Parent or any Parent Reinsurance Subsidiary, or (ii) order or directive by, or supervisory letter or cease-and-desist order from, any Insurance Regulator that is binding on Parent or any Parent Reinsurance Subsidiary and (b) neither Parent nor any of the Parent Reinsurance Subsidiaries have adopted any board resolution at the request of any Insurance Regulator, in the case of each of clauses (a) and (b), that (A) limits in any material respect the ability of (1) any Parent Reinsurance Subsidiary that conducts the business of reinsurance to issue or enter into any material reinsurance or retrocession treaty or agreement, slip, binder, cover note or other similar arrangement pursuant to which any such Parent Reinsurance Subsidiary is the cedent or other reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements or (2) any Parent Reinsurance Subsidiary that conducts the business of insurance to issue or enter into any material policy, slip, binder, certificate or other agreement of insurance issued or distributed by any such Parent Reinsurance Subsidiary in any jurisdiction or other insurance policies, slips, binders, certificates or other similar arrangements, (B) requires the divestiture of any material investment of any Parent Reinsurance Subsidiary, (C) limits in any material respect the ability of any Parent Reinsurance Subsidiary to pay dividends or (D) requires any material investment of any Parent Reinsurance Subsidiary to be treated as a non-admitted asset (or the local equivalent).

Section 4.15 Reserves. (a) The insurance policy reserves for claims, losses (including incurred, but not reported, losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of each Parent Reinsurance Subsidiary contained in its Parent Statutory Statements (i) were, except as otherwise noted in the applicable Parent Statutory Statement, determined in all material respects in accordance with generally accepted actuarial standards; (ii) were computed on the basis of methodologies consistent with those used in computing the corresponding reserves in prior fiscal years, except as otherwise noted in the financial statements and the notes thereto included in such Parent Statutory Statements; and (iii) satisfied the requirements of all applicable Insurance Laws in all material respects.

(b) As of the date of this Agreement, with respect to the Parent Reinsurance Subsidiaries, Parent has made available to the Company true and complete copies of all material actuarial reports in Parent’s possession and prepared by actuaries, independent or otherwise, that cover periods beginning on or after January 1, 2013. The information and data furnished by Parent and the Parent Reinsurance Subsidiaries to its independent actuaries in connection with the preparation of such actuarial reports were accurate in all material respects for the periods covered in such reports.

Section 4.16 Opinion of Parent Financial Advisor. The Board of Directors of Parent has received the opinion of Morgan Stanley & Co. LLC, dated on or about the date of this Agreement, to the effect that, as of such date, subject to the various assumptions, qualifications and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair to Parent from a financial point of view. It is agreed and understood that such opinion is for the benefit of the Board of Directors of Parent and may not be relied on by the Company for any purpose.

Section 4.17 Certain Arrangements. As of the date of this Agreement, except for the Voting Agreement, there are no Contracts or other arrangements or understandings (whether oral or written) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written) (a) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or Board of Directors, on the other hand, that relate in any way to the Company or any of its Subsidiaries or the Transactions or (b) pursuant to which any shareholder of the Company or holder of a Share Unit would be entitled to receive consideration of a different amount or nature than the Merger Consideration or Share Unit Consideration, as the case may be, or pursuant to which any shareholder of the Company agrees to vote to approve the Merger and this Agreement or agrees to vote against any Superior Proposal.

Section 4.18 Brokers and Other Advisors. Except for Morgan Stanley & Co. LLC and Jefferies LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.

Section 4.19 Ownership of Company Shares and Company Preferred Shares. Except for the Voting Agreement, none of Parent, Merger Sub or any of their Affiliates beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date beneficially own, any Company Shares or any Company Preferred Shares, or is a party, or will prior to the Closing Date become a party, to any Contract, other arrangement or understanding (whether written or oral) (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any Company Shares or any Company Preferred Shares.

Section 4.20 Acceleration of Compensation and Benefits Payments. Except as otherwise provided under this Agreement, the consummation of the Transactions will not, either alone or in combination with another event, (a) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former director, officer or employee of Parent or any of its Subsidiaries (whether by virtue of any termination, severance, change of control or similar benefit or otherwise), (b) entitle any current or former director, officer or employee of Parent or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (c) cause Parent to transfer or set aside any assets to fund any benefits under any Parent Plan or (d) limit or restrict the right to amend, terminate or transfer the assets of any Parent Plan on or following the Effective Time.

Section 4.21 No Other Representations or Warranties. Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent nor Merger Sub nor any other Person makes or has made any express or implied representation or warranty to the Company or any of its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses, (b) any judgment based on actuarial principles, practices or analyses by any Person or as to the future satisfaction or outcome of any assumption or otherwise concerning reserves for losses, loss adjustment expenses or uncollectible reinsurance or (c) any oral or written information presented to the Company or any of its Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or the course of the Transactions.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.01 Conduct of Business. (a) Except as expressly contemplated or required by this Agreement or as described in Section 5.01(a) of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its operations only in the ordinary course of business. To the extent consistent with the foregoing, the Company shall, and shall cause each of its Subsidiaries to, use its and their commercially reasonable efforts to preserve intact its business organization and relationship with its regulators, retain the services of its current officers and key employees and preserve the goodwill of its customers, cedents, reinsureds, retrocessionaires, reinsurance brokers, suppliers and other Persons with whom it has business relationships. Without limiting the generality of the foregoing, and except as expressly contemplated or required by this Agreement or as described in Section 5.01(a) or Section 5.01(b) of the Company Disclosure Schedule, during such period, the Company shall not, and shall not permit any of its Subsidiaries to, take any of the following actions without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed with respect to matters set forth in clauses (ii), (iii), (v) through (viii), (xi), (xiii) through (xx) and, solely with respect to the foregoing clauses, (xxi) of this Section 5.01(a)):

(i) Share Capital. (A) Issue, sell or grant any of its shares or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its shares or other equity or voting interests, or any options, rights, warrants or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any shares, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of, or other equity or voting interests in, the Company or any of its Subsidiaries; provided that the Company may issue Company Shares or other securities as required pursuant to the vesting, settlement or exercise of Share Units outstanding on the date of this Agreement in accordance with the terms of the applicable award in effect on the date of this Agreement, (B) redeem, purchase or otherwise acquire prior to maturity any of its outstanding bonds, debentures, notes or other Indebtedness, or any of its outstanding shares or other equity or voting interests, or any rights, warrants or options to acquire any of its shares or other equity or voting interests, except (x) pursuant to the Company Share Plans and the Share Units, in each case, as in effect on the date of this Agreement or (y) in connection with the satisfaction of Tax withholding obligations with respect to Share Units or other equity awards, (C) in the case of the Company, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of its shares or other equity or voting interests, whether in cash, shares or property or a combination thereof, in each case, other than (x) regular quarterly cash distributions as set forth on Section 5.01(a)(i) of the Company Disclosure Schedule and (y) the Special Dividend or (D) split, combine, subdivide or reclassify any of its shares or other equity or voting interests;

(ii) Indebtedness; Guarantees. Incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), or enter into any swap or hedging transaction or other derivative agreements, other than (A) Indebtedness incurred in the ordinary course of business under the Existing Credit Facilities or the Replacement Facilities, (B) Indebtedness incurred in connection with the refinancing or replacement of the Existing Credit Facilities in an aggregate principal amount or aggregate available amount not to exceed the aggregate availability under the Existing Credit Facility being refinanced or replaced, on such terms as shall be determined by the Company in consultation with Parent (such refinancing or replacement facilities, the “Replacement Facilities”), (C) other indebtedness incurred in the aggregate not to exceed $5 million at any one time outstanding, (D) Indebtedness incurred solely between the Company and any of its Subsidiaries or solely between its Subsidiaries in the ordinary course of business and (E) any swap or hedging transaction or other derivative agreements entered into in the ordinary course of business in connection with the investment portfolios of the Company and its Subsidiaries, consistent with the Investment Guidelines;

(iii) Loans. (A) Make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business (including between the Company and any of its Subsidiaries or between Subsidiaries of the Company in the ordinary course of business) or (B) make any loans to its directors or officers;

(iv) Shareholder Rights Plan. Adopt or implement any shareholder rights plan or similar arrangement;

(v) Capital Expenditures. Make or authorize capital expenditures outside the ordinary course of business exceeding $4 million in the aggregate;

(vi) Acquisitions and Dispositions. Other than transactions solely between the Company and its Subsidiaries or solely between its Subsidiaries, (A) make any acquisition (including by merger or amalgamation) of the capital stock or assets of any other Person for consideration in excess of $3 million for any such acquisition or $5 million in the aggregate for all such acquisitions, except as permitted by Section 5.01(a)(xvi) or (B) sell or lease to any Person, in a single transaction or series of related transactions, any of its properties or assets whose value or purchase price exceeds $3 million, except (w) dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (x) transfers among the Company and its Subsidiaries, (y) leases and subleases of real property owned by the Company or its Subsidiaries and leases of real property under which the Company or any of its Subsidiaries is a tenant or a subtenant and voluntary terminations or surrenders of such leases or (z) other transactions in the ordinary course of business or as permitted by Section 5.01(a)(xvi);

(vii) Compensation and Benefits. Except as required pursuant to the terms of any Company Plan or other written agreement, in each case, in effect on the date of this Agreement and made available to Parent or established or amended after the date of this Agreement in compliance with this Agreement, (A) grant to any current or former director, officer or employee of the Company or any Subsidiary of the Company any increase in salary or bonus compensation opportunity, (B) grant to any current or former director, officer or employee of the Company or any Subsidiary of the Company any increase in severance, retention or termination pay, (C) establish, adopt, enter into or amend any Company Plan or collective bargaining agreement, (D) enter into any employment, consulting, severance or termination agreement with any current or former director, officer or employee of the Company or any Subsidiary of the Company, (E) hire any person with aggregate annual compensation in excess of $200,000 or (F) transfer (outside of the Company or any Subsidiary of the Company) or, except for cause (as determined by the Company in its reasonable discretion), terminate the employment of any employee of the Company or any Subsidiary of the Company;

(viii) Accounting. Change in any material respect its accounting policies or procedures, except insofar as may be required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, (B) by Applicable SAP or (C) by Law, including Regulation S-X under the Securities Act;

(ix) Company Organizational Documents. (A) Amend the Company Organizational Documents or (B) amend the comparable organizational documents of any Subsidiary in a manner that would reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Transactions (with respect to both clauses (A) and (B), whether by merger, amalgamation, consolidation or otherwise);

(x) Liquidation. Adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than dormant Subsidiaries);

(xi) Contracts. (A) Enter into or materially modify any Material Contract, other than in the ordinary course of business, (B) enter into any Contract that would limit or otherwise restrict the Company, any of its Subsidiaries or any of their successors, or any of their respective properties or assets, or that would, after the Effective Time, limit or otherwise restrict Parent or any of its Subsidiaries (including the Surviving Company) or any of their successors, or any of their respective properties or assets, from engaging or competing in any line of business, in any geographic area or with any Person in any material respect, (C) enter into or modify any Contract constituting or relating to a Related Party Transaction, (D) enter into any Contract providing reinsurance to any third party outside the ordinary course of business, (E) terminate, cancel or request any material change in any Material Contract other than in the ordinary course of business or (F) enter into any material contract relating to the purchase or lease of real property;

(xii) Bermuda. In relation to the Company and any Subsidiary incorporated in Bermuda, discontinue to a jurisdiction outside of Bermuda;

(xiii) Liens. Grant any Lien (other than Permitted Liens) on any of its material assets other than to secure Indebtedness permitted under Section 5.01(a)(ii);

(xiv) Actions. Settle any Action, in each case made or pending against the Company or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of Actions which, in any event (A) is solely for monetary damages for an amount not to exceed $500,000 for any such settlement individually or $2,000,000 in the aggregate, (B) in the ordinary course for ordinary course claims under Company Reinsurance Contracts or (C) would not be reasonably expected to prohibit or restrict the Company and its Subsidiaries from operating their business in the same manner in all material respects as operated on the date of this Agreement;

(xv) Tax. Except in the ordinary course of business or as otherwise required by applicable Law, (A) make, change or rescind any material election in respect of Taxes, (B) extend or waive, or agree to extend or waive, any statute of limitation with respect to the assessment, determination or collection of Taxes, (C) settle, resolve or otherwise dispose of any material claim or proceeding relating to Taxes or (D) change any method of accounting for U.S. federal income or foreign tax purposes;

(xvi) Investment Assets. Acquire or dispose of any Investment Assets in any manner inconsistent with the Investment Guidelines, or amend, modify or otherwise change the Investment Guidelines in any material respect, other than as required by applicable Law;

(xvii) Tax-Free Reorganization. Take any action or cause any action to be taken (including any action otherwise permitted by this Section 5.01(a)) that would prevent the Merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code;

(xviii) Underwriting; Claims; Actuarial. Alter or amend in any material respect any existing underwriting, pricing, claim handling, loss control, reserving, investment or actuarial practice, guideline or policy or any material assumption underlying an actuarial practice or policy, except as may be required by GAAP, Applicable SAP, any Governmental Authority or applicable Laws;

(xix) Intellectual Property. Abandon, dispose of, or permit to lapse any material Intellectual Property owned by the Company or its Subsidiaries, or disclose any material trade secret or other material confidential information of the Company or any of its Subsidiaries in a manner that would result in the loss of confidentiality thereof, in each case other than in the ordinary course of business;

(xx) Charitable Contributions. Make or commit to make any pledge, contribution or gift to any Person described in Section 501(c)(3) of the Code;

(xxi) Waivers of Rights. Cancel any material Indebtedness or waive any claims or rights of substantial value, in each case other than in the ordinary course of business; or

(xxii) Related Actions. Authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(b) The Company shall not (i) enter into or materially modify any Blue Capital Advisory Contract, other than in the ordinary course of business, (ii) act in contravention to the underwriting guidelines and investment guidelines established for the Blue Capital Entities, (iii) redeem, purchase, sell, transfer or otherwise acquire or dispose of, or offer to purchase, redeem, sell, transfer or otherwise acquire or dispose of, directly or indirectly, any shares or any securities convertible or exchangeable into or exercisable for any shares or any bonds, debentures, notes or other indebtedness of any Blue Capital Entity held by the Company or its Subsidiaries, (iv) grant any Person any right or option to acquire any securities of any Blue Capital Entity held by the Company or its Subsidiaries or (v) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of the securities of any Blue Capital Entity held by the Company or its Subsidiaries. The Company shall, solely in its capacity as a shareholder and not in any other capacity, vote its shares in the Blue Capital Entities (as and when a vote of the Blue Capital Entities is taken on any matter) consistent with such Blue Capital Entities operating in accordance with Section 5.01(a) (as if such provision was applicable to the Blue Capital Entities).

(c) Except as expressly contemplated or required by this Agreement or as described in Section 5.01(c) of the Parent Disclosure Schedule, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), unless the Company otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, conduct its operations in all material respects in the ordinary course of business. Without limiting the generality of the foregoing, and except as expressly contemplated or required by this Agreement or as described in Section 5.01(c) of the Parent Disclosure Schedule, during such period, Parent shall not, and shall not permit any of its Subsidiaries to, take any of the following actions without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed with respect to matters set forth in clauses (ii), (v) and, solely with respect to the foregoing clauses, (vi) of this Section 5.01(c)):

(i) Share Capital. (A) Issue, sell or grant any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its shares or other equity or voting interests, or any options, rights or warrants to acquire from Parent, or that obligate Parent to issue, any shares of, or other equity or voting interests in, Parent for less than 7% below the then-current fair market value (as determined in good faith by Parent); provided that notwithstanding the foregoing limitation, Parent may issue, sell or grant any such security or right for the purpose of raising capital at any time during the six (6)-month period following the occurrence of a catastrophe event (so long as such capital raise is reasonably related to the occurrence of such catastrophe event as determined by Parent in good faith); provided, further, that Parent may issue Parent Shares or other securities as required pursuant to the vesting, settlement or exercise of Parent Equity Awards or purchase rights (x) under the Parent ESPP or the 2015 Parent Employee Share Purchase Plan, subject to approval by Parent’s shareholders (the “2015 Parent ESPP”), (y) under other equity awards or Parent Rights outstanding on the date of this Agreement in accordance with the terms of the applicable award or Parent Right in effect on the date of this Agreement or (z) granted after the date of this Agreement in accordance with this Agreement (including this Section 5.01(c)), including the commencement of any new purchase periods under the Parent ESPP or the 2015 Parent ESPP, (B) redeem, purchase or otherwise acquire any of its outstanding shares or other equity or voting interests, or any rights, warrants or options to acquire any of its shares or other equity or voting interests, except (x) pursuant to the Parent Plans, Parent Equity Awards, purchase rights under the Parent ESPP, the 2015 Parent ESPP or other equity awards or (y) in connection with the satisfaction of Tax withholding obligations with respect to Parent Equity Awards or other equity awards, (C) in the case of Parent, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests, other than Parent’s quarterly dividends per Parent Share, Series A Preferred Share and Series B Preferred Share, in each case, as set forth in Section 5.01(c)(i) of the Parent Disclosure Schedule or (D) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests, except, in the case of each of clauses (A) through (C), as required pursuant to the terms of any Parent Plan or other written agreement, in each case, in effect on the date of this Agreement and made available to the Company;

(ii) Accounting. Change in any material respect its accounting policies or procedures, except insofar as may be required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, (B) by Applicable SAP or (C) by Law, including Regulation S-X under the Securities Act;

(iii) Parent Organizational Documents. (A) Amend the Parent Organizational Documents or (B) amend the comparable organizational documents of any Subsidiary in a manner that would reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Transactions (with respect to both clauses (A) and (B), whether by merger, amalgamation, consolidation or otherwise);

(iv) Liquidation. Adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries (other than dormant Subsidiaries or, with respect to any merger or consolidation, other than among Parent and any wholly owned Subsidiary of Parent or among wholly owned Subsidiaries of Parent);

(v) Tax-Free Reorganization. Take any action or cause any action to be taken (including any action otherwise permitted by this Section 5.01(c)) that would prevent the Merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code; or

(vi) Related Actions. Authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(d) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations.

(e) Subject to Section 5.03(c), neither Parent nor Merger Sub shall knowingly take, or permit any of its respective Subsidiaries or its or their respective directors, officers or employees to take, and each shall instruct its respective advisors (acting on behalf of Parent or any of its Subsidiaries) not to take, any action that would reasonably be expected to prevent or materially impede or materially delay the consummation of the Transactions, or result in any transaction that (if consummated) would reasonably be expected to prevent or materially impede or materially delay the consummation of the Transactions.

Section 5.02 No Solicitation by the Company; Change in Recommendation. (a) The Company shall, and shall cause each of its Subsidiaries and other Representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with respect to a Takeover Proposal that are ongoing on or prior to the date of this Agreement and shall promptly request from each Person that has executed a confidentiality agreement with the Company within the two-year period prior to and ending on the date of this Agreement in connection with its consideration of making a Takeover Proposal (an “Existing Confidentiality Agreement”) that it promptly return or destroy (as provided in the terms of the applicable Existing Confidentiality Agreement) any non-public information concerning the Company or any of its Subsidiaries previously furnished or made available to such Person or any of its Representatives by or on behalf of the Company or its Representatives. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 5.02 and shall be liable for any action taken by any Representative of the Company that, if taken by the Company, would constitute a breach of this Section 5.02. Upon becoming aware of any action by any Representative of the Company that would constitute a breach of this Section 5.02 if taken by the Company, the Company shall stop any such Representative from continuing to take such action, directly or indirectly.

(b) Subject to Section 5.02(c), from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VII, the Company (including, as applicable, the Board of Directors of the Company) shall not, and shall cause each of its Subsidiaries and Representatives not to, directly or indirectly:

(i) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any inquiries or requests for information regarding, or the making of any proposal or offer that constitutes or would reasonably be expected to result in, a Takeover Proposal;

(ii) amend, waive or fail to enforce any standstill or confidentiality obligation of any Person under any Existing Confidentiality Agreement (other than Parent and its Subsidiaries);

(iii) engage in, continue or otherwise participate in any discussions (except to notify a Person of the existence of the provisions of this Section 5.02) or negotiations with, or furnish or disclose any non-

public information relating to the Company or any of its Subsidiaries to, any Person in connection with, or for the purpose of encouraging or facilitating, a Takeover Proposal;

(iv) (A) withdraw or withhold the Company Board Recommendation, (B) modify, qualify or amend the Company Board Recommendation in any manner adverse to Parent, (C) fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus, (D) approve, endorse or recommend any Takeover Proposal or refrain from recommending against any Takeover Proposal that is a tender offer or exchange offer within ten (10) business days after the commencement of such tender offer or exchange offer or (E) fail to publicly reaffirm the Company Board Recommendation within five (5) business days of a written request by Parent to make such public reaffirmation following the receipt by the Company of a public Takeover Proposal (other than in the case of a Takeover Proposal in the form of a tender offer or exchange offer) that has not been withdrawn; provided that Parent may make any such request only once in any ten (10) day period (each, an “Adverse Recommendation Change”); or

(v) enter into or publicly propose to enter into any letter of intent, agreement or agreement in principle with respect to a Takeover Proposal, other than an Acceptable Confidentiality Agreement.

(c) Notwithstanding anything in the foregoing to the contrary, (1) the Company and its Representatives may contact any Person making a Takeover Proposal delivered to the Company after the date of this Agreement and that did not result from any breach of this Section 5.02 solely to clarify the terms and conditions thereof, to request that any Takeover Proposal made orally be made in writing and to negotiate an Acceptable Confidentiality Agreement and (2) subject to the Company’s compliance with the provisions of this Section 5.02, including (in the case of a Takeover Proposal) the execution and delivery of an Acceptable Confidentiality Agreement, the Company and its Representatives and the Board of Directors of the Company shall be permitted to, at any time prior to obtaining the Company Shareholder Approval, in response to a bona fide written Takeover Proposal that was delivered to the Company after the date of this Agreement and did not result from any breach of this Section 5.02 or, in the case of clause (iii), in response to a Company Intervening Event, take the actions set forth in this Section 5.02(c):

(i) engage in discussions or negotiations with the Person (and its Representatives) who has made such Takeover Proposal regarding such Takeover Proposal, if the Board of Directors of the Company determines (A) in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (B) after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to violate the fiduciary duties of the Board of Directors of the Company under Bermuda Law;

(ii) furnish or disclose any information relating to the Company or any of its Subsidiaries to the Person who has made such Takeover Proposal (and its Representatives), if the Board of Directors of the Company determines (A) in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (B) after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to violate the fiduciary duties of the Board of Directors of the Company under Bermuda Law, but only so long as the Company has caused such Person to enter into an Acceptable Confidentiality Agreement; provided that all such information (other than non-intentional, immaterial omissions therefrom) has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person; or

(iii) make an Adverse Recommendation Change if (A) in the case of a Takeover Proposal, the Board of Directors of the Company determines (1) in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal and (2) after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to violate the fiduciary duties of the Board of Directors of the Company under Bermuda Law; provided, however, that (y) the Board of Directors of the Company shall not make such an Adverse

Recommendation Change until after the third business day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of such Superior Proposal that is the basis of the proposed action by the Board of Directors of the Company (it being understood and agreed that any material amendment to the terms of such Superior Proposal shall require a new Notice of Superior Proposal and a new three (3) business day period) and (z) during such period following Parent’s receipt of a Notice of Superior Proposal, in determining whether to make an Adverse Recommendation Change, (I) the Company shall have offered to negotiate with (and, if accepted, shall have, and shall have caused its Representatives to have, negotiated in good faith with) Parent and its Representatives with respect to any revisions to the terms and conditions of this Agreement proposed by Parent as would enable the Company to proceed with the Merger and the other Transactions without making an Adverse Recommendation Change and (II) the Board of Directors of the Company shall have determined, after considering the results of such negotiations and the revised proposals made by Parent, if any, after consultation with its financial advisor and outside legal counsel, that the Superior Proposal giving rise to such Notice of Superior Proposal continues to be a Superior Proposal; or (B) a Company Intervening Event has occurred and the Board of Directors of the Company determines, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to violate the fiduciary duties of the Board of Directors of the Company under Bermuda Law; provided, however, that the Board of Directors of the Company shall not make such an Adverse Recommendation Change until after the second business day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company intends to take such action, and specifying the reasons therefor. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to relieve the Company of its obligation to submit to a vote of the Company’s shareholders the approval of this Agreement and the Statutory Merger Agreement, in order to obtain the Company Shareholder Approval at the Company Shareholders Meeting.

For the avoidance of doubt, the actions permitted by this Section 5.02(c) may be taken only in response to a bona fide written Takeover Proposal that was delivered to the Company after the date of this Agreement and that did not result from any breach of this Section 5.02, or to a Company Intervening Event, and not for any other reason.

(d) The Company shall notify Parent promptly (and in no event later than twenty-four (24) hours after receipt by, or communication to, the Company or its Representatives) upon receipt of any Takeover Proposal or inquiry, indication, proposal or offer by any Person that would reasonably be expected to result in a Takeover Proposal. The Company shall provide Parent promptly with the identity of such Person, a description of the terms of such Takeover Proposal, inquiry, indication, proposal or offer, and provide to Parent promptly (and in no event later than twenty-four (24) hours after receipt by, or communication to, the Company or its Representatives) unredacted copies of all material correspondence or other material written documentation with respect thereto (and written summaries of any material oral communications). The Company shall keep Parent reasonably informed on a prompt basis of the status of any such Takeover Proposal, inquiry, indication, proposal or offer.

(e) Notwithstanding anything to the contrary in this Agreement, the Board of Directors of the Company shall be permitted to (i) disclose to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act and (ii) make such other public disclosure if it determines, after consultation with outside legal counsel, that the failure to do so would be reasonably likely to violate the fiduciary duties of the Board of Directors of the Company under Bermuda Law; it being understood, however, that this Section 5.02(e) shall not be deemed to permit the Board of Directors of the Company to make an Adverse Recommendation Change or take any of the actions referred to in clause (iii) of Section 5.02(c) except, in each case, to the extent expressly permitted by Section 5.02(c). Any public disclosure by the Company or the Board of Directors of the Company or any committee thereof relating to a Takeover Proposal shall be deemed to be an Adverse Recommendation Change by the Board of Directors of the Company, unless the Board of Directors of the Company reaffirms the Company Board Recommendation in such disclosure.

(f) Notwithstanding anything to the contrary in this Agreement, the Board of Directors of Parent shall be permitted to (i) disclose to the shareholders of Parent a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act and (ii) make such other public disclosure if it determines, after consultation with outside legal counsel, that the failure to do so would be reasonably likely to violate the fiduciary duties of the Board of Directors of Parent under Bermuda Law; it being understood, however, that this Section 5.02(f) shall not be deemed to permit the Board of Directors of Parent to make a Parent Adverse Recommendation Change or take any of the actions referred to in Section 5.03(b) except, in each case, to the extent expressly permitted by Section 5.03(c). Any public disclosure by Parent or the Board of Directors of Parent or any committee thereof relating to a Parent Takeover Proposal shall be deemed to be a Parent Adverse Recommendation Change by the Board of Directors of Parent, unless the Board of Directors of Parent reaffirms the Parent Board Recommendation in such disclosure.

Section 5.03 Preparation of Joint Proxy/Prospectus; Shareholders Meetings. (a) The Company and Parent shall cooperate in preparing and shall cause to be filed with the SEC a mutually acceptable joint proxy statement/prospectus relating to the matters to be submitted to the shareholders of the Company at the Company Shareholders Meeting and to the shareholders of Parent at the Parent Shareholders Meeting (such joint proxy statement/prospectus, including any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and Parent shall prepare, together with the Company, and file the Registration Statement (of which the Joint Proxy Statement/Prospectus shall form a part) with respect to the issuance of Parent Shares in connection with the Transactions. Each of the Company and Parent shall take all actions reasonably necessary to prepare and file the Joint Proxy Statement/Prospectus and the Registration Statement as promptly as reasonably practicable following the date of this Agreement (and, in any event, both the Company and Parent shall use their respective reasonable best efforts to file the Joint Proxy Statement/Prospectus and the Registration Statement within thirty (30) days following the date of this Agreement). In addition, each of the Company and Parent shall:

(i) use reasonable best efforts to respond to comments received from the SEC on the Joint Proxy Statement/Prospectus and to have the Registration Statement declared effective by the SEC, to keep the Registration Statement effective as long as is necessary to consummate the Transactions, and to mail the Joint Proxy Statement/Prospectus to their respective shareholders as promptly as reasonably practicable after the Registration Statement is declared effective. The Company and Parent shall, as promptly as reasonably practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus or the Registration Statement received from the SEC on or after the date of this Agreement;

(ii) cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Registration Statement prior to filing such with the SEC with respect to the filings made on or after the date of this Agreement, and each party will provide the other party with a copy of all such filings made with the SEC. None of the information supplied or to be supplied by Parent or the Company for inclusion or incorporation by reference in the (A) Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) Joint Proxy Statement/Prospectus will, at the date of mailing to shareholders and at the times of the meetings of shareholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that, in each case of (A) and (B), neither party shall be responsible or liable for any statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference therein;

(iii) cause the Joint Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder, except that no representation or warranty shall be made by either such party with respect to statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or the Registration Statement;

(iv) use reasonable best efforts to take any action required to be taken under any applicable securities Laws in connection with the Merger, and each party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action;

(v) advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Shares issuable in connection with the Transactions for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement; and

(vi) promptly notify the other party if at any time prior to the Effective Time it discovers any information relating to either of the parties, or their respective Affiliates, officers or directors, which should be set forth in an amendment or supplement to either the Joint Proxy Statement/Prospectus or the Registration Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the case of the Joint Proxy Statement/Prospectus, in light of the circumstances under which they were made, not misleading, and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of Parent and the Company, to the extent required by Law.

(b) Parent shall take all action necessary to call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of obtaining the Parent Shareholder Approval (the “Parent Shareholders Meeting”), and in any event within forty five (45) days following the date on which the Registration Statement becomes effective. Subject to Section 5.03(c), (x) Parent shall use its reasonable best efforts to solicit and secure the Parent Shareholder Approval in accordance with applicable legal requirements and (y) the Board of Directors of Parent shall include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus. Subject to Section 5.03(c), from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VII, the Board of Directors of Parent shall not (A) withdraw or withhold the Parent Board Recommendation, (B) modify, qualify or amend the Parent Board Recommendation in any manner adverse to the Company, (C) fail to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus, (D) approve, endorse or recommend any Parent Takeover Proposal or refrain from recommending against any Parent Takeover Proposal that is a tender offer or exchange offer within ten (10) business days after the commencement of such tender offer or exchange offer or (E) fail to publicly reaffirm the Parent Board Recommendation within five (5) business days of a written request by the Company to make such public reaffirmation following the receipt by Parent of a public Parent Takeover Proposal (other than in the case of a Parent Takeover Proposal in the form of a tender offer or exchange offer) that has not been withdrawn; provided that the Company may make any such request only once in any ten (10) day period (each, a “Parent Adverse Recommendation Change”). Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to relieve Parent of its obligation to submit to a vote of Parent’s shareholders the approval of the Parent Share Issuance, in order to obtain the Parent Shareholder Approval at the Parent Shareholders Meeting.

(c) Notwithstanding anything in the foregoing to the contrary, the Board of Directors of Parent shall be permitted to, at any time prior to obtaining the Parent Shareholder Approval, make a Parent Adverse Recommendation Change if (and only if) a Parent Intervening Event has occurred and the Board of Directors of Parent determines, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to violate the fiduciary duties of the Board of Directors of Parent under Bermuda Law; provided, however, that the Board of Directors of Parent shall not make such a Parent Adverse Recommendation Change until after the second business day following the Company’s receipt of written notice from Parent advising the Company that the Board of Directors of Parent intends to take such action, and specifying the reasons therefor.

(d) The Company shall take all action necessary to call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of obtaining the Company Shareholder Approval (the “Company Shareholders Meeting”), and in any event within forty five (45) days following the date on which the Registration Statement becomes effective. Subject to Section 5.02(c)(iii), (i) the Company shall use its reasonable best efforts to solicit and secure the Company Shareholder Approval in accordance with applicable legal requirements and (ii) the Board of Directors of the Company shall include the Company Board Recommendation in the Joint Proxy Statement/Prospectus.

(e) The Company hereby acknowledges that, pursuant to the Voting Agreement, each of the shareholders of the Company party thereto has irrevocably granted to and appointed Parent and up to two (2) of Parent’s designated representatives as such shareholder’s proxy to vote all of the Company Shares (subject to the limitations on voting rights set forth in Section 51(1) of the Company Bye-Laws) held by such shareholder at the Company Shareholders Meeting, solely on the matters and in the manner specified in such Voting Agreement. The Company further agrees that during the Voting Period (as defined in the Voting Agreement), it shall recognize the grant of any such proxy and the exercise thereof by Parent or one of its designated representatives in accordance with the terms thereof at any meeting of the shareholders of the Company (including the Company Shareholders Meeting and any adjournment, reconvenement or postponement thereof), subject to applicable Law. The Company shall implement the voting cutback provisions of Section 51(1) of the Company Bye-Laws consistent with past practice in connection with the determination of the Company Shareholder Approval.

(f) Notwithstanding anything to the contrary contained in this Agreement, the Company or Parent may adjourn, recess, reconvene or postpone the Company Shareholders Meeting or Parent Shareholders Meeting, as applicable, (i) after consultation with the other party, to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the shareholders of such party within a reasonable amount of time in advance of the Company Shareholders Meeting or the Parent Shareholders Meeting, as applicable, or (ii) after consultation with the other party, if as of the time for which the Company Shareholders Meeting or Parent Shareholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient Company Shares or Parent Shares, as applicable, present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the such meeting.

(g) Parent and the Company shall coordinate and each shall use its commercially reasonable efforts to cause the Parent Shareholders Meeting and the Company Shareholders Meeting to be held on the same date.

(h) Parent and the Company may determine, after consultation with each other, that Parent shall file a proxy statement for the Parent Shareholders Meeting and Parent and the Company shall file a combined proxy statement/prospectus for the Company Shareholders Meeting rather than the Joint Proxy Statement/Prospectus, in which case each of the references in this Agreement to the Joint Proxy Statement/Prospectus shall refer to the proxy statement for the Parent Shareholders Meeting and the combined proxy statement/prospectus for the Company Shareholders Meeting with all necessary changes being made.

Section 5.04 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including (A) taking all such actions contemplated by the terms of the Statutory Merger Agreement, (B) otherwise preparing and filing promptly all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (C) executing and delivering any additional instruments necessary to consummate the Transactions, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, including any such approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations required with respect to the Company Insurance Approvals, the Parent Insurance Approvals and under applicable Antitrust Laws, (iii) take all steps that are necessary, proper or advisable to avoid any Actions by any Governmental Authorities with respect to this Agreement or the Transactions and (iv) defend or contest in good faith any Action by any third party (excluding any Governmental Authority), whether judicial or administrative, challenging this Agreement or that would otherwise prevent or materially delay the consummation of the Transactions; provided, that nothing in this Section 5.04 or otherwise in this Agreement or the Statutory Merger Agreement shall require (and reasonable best efforts or commercially reasonable efforts shall in no event require) Parent or any of its Affiliates to (x) litigate any Action by or on behalf of any Governmental Authority seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions or (y) take or refrain from or to agree to the taking or refraining from any action (including any amendment, waiver or termination of any agreement, including this Agreement) or to permit or suffer to exist any restriction, condition, limitation or requirement that would or would reasonably be expected to result, individually or in the aggregate, in a Burdensome Condition; provided, further, that without the prior written consent of Parent, the Company and its Affiliates shall not take or refrain from or agree to the taking or refraining from any action (including any amendment, waiver or termination of any agreement, including this Agreement) or to permit or suffer to exist any restriction, condition, limitation or requirement that would or would reasonably be expected to result, individually or in the aggregate, in a Burdensome Condition.

(b) Subject to the terms and conditions of this Agreement, the Company and Parent shall each use its reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(c) Without limiting the general applicability of Section 5.04(a), each of the Company and Parent shall, in consultation and cooperation with the other and as promptly as practicable following the date of this Agreement, file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice the notification and report form, if any, required under the HSR Act with respect to the Transactions, (ii) all appropriate documents, forms, filings or submissions required under any non-U.S. Antitrust Laws and (iii) with applicable Insurance Regulators, all documents, forms, filings or other submissions required under applicable Insurance Laws with respect to the Transactions. Any such filings shall be in material compliance with the requirements of applicable Law. Each of the parties shall, in connection with the efforts referenced in Section 5.04(a), (i) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any documents, forms, filings or submissions contemplated by the first sentence of this Section 5.04(c), (ii) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any communication with, and any inquiries or requests for additional information from, any Governmental Authority regarding the Transactions, and permit the other party to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other party in connection with, any such filings, submissions, communications, inquiries or requests, (iii) unless prohibited by applicable Law or by the applicable Governmental Authority, and to the extent reasonably practicable, (A) not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of the Transactions without the other party, (B) give the other party reasonable prior notice of any such meeting or substantive conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Authority from participating in or attending any such meeting or engaging in any such substantive conversation, to the extent permitted by applicable Law or such Governmental Authority, keep such party apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or any of the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority and (E) furnish the other party with copies of all substantive filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff, on the other hand, with respect to this Agreement and the Transactions (excluding any personally sensitive information) and (iv) comply with any inquiry or request from any Governmental Authority as promptly as reasonably practicable, with respect to this Agreement and the Transactions. The parties agree not to extend, directly or indirectly, any waiting period under any applicable Antitrust Law or enter into any agreement with a Governmental Authority to delay in any material respect or not to consummate the Merger or any of the other Transactions, except with the prior written consent of the other parties hereto, which shall not be unreasonably withheld, conditioned or delayed in the context of seeking such a delay.

Section 5.05 Transfer Taxes. All transfer, real estate transfer, documentary, stamp, recording, sales, use and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by Parent or the Surviving Company and, prior to the Effective Time, the Company shall cooperate with Parent in preparing, executing and filing any applicable Tax Returns with respect to such Transfer Taxes.

Section 5.06 Public Announcements; Other Communications. Parent and the Company shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and except (a) for any matters referred to in Section 5.02 with respect to the Company and (b) for any matters referred to in Section 5.03 with respect to Parent. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto. Notwithstanding the foregoing, the parties shall have no consultation or other obligation pursuant to this Section 5.06 with respect to any press release or other public statements related to any actual or contemplated litigation between or among the parties to this Agreement. The Company will consult with Parent prior to making any substantive internal announcements or other substantive communications to its employees or other constituents with respect to this Agreement or the Transactions and will give good faith consideration to reasonable comments proposed by Parent.

Section 5.07 Access to Information; Confidentiality. (a) Subject to applicable Law, upon reasonable notice, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, Contracts and records and the Company shall furnish promptly to Parent and Parent’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request; provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided further, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party, waive the protection of an attorney-client privilege or other legal privilege or expose the Company to risk of liability for disclosure of sensitive or personal information. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, Contract or obligation or risk waiver of such privilege. All requests for information made pursuant to this Section 5.07 shall be directed to the Person designated by the Company. Until the Effective Time, the information provided will be subject to the terms of the letter agreement dated as of December 17, 2014 by and between the Company and Parent (as may in the future be amended from time to time, the “Confidentiality Agreement”).

(b) Parent shall not be deemed to violate any of its obligations under the Confidentiality Agreement as a result of performing any of its obligations under this Agreement.

Section 5.08 Indemnification and Insurance. (a) From and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee), to the fullest extent permitted under applicable Law; provided that no Indemnitee shall be indemnified against any liability which by virtue of any rule of law attaches to such Indemnitee in respect of any fraud or dishonesty of which such Indemnitee may be guilty in relation to the Company, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Organizational Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification between the Company and any Indemnitee. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause, unless otherwise required by Law, the memorandum of association and bye-laws of the Surviving Company to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Organizational Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the Effective Time, Parent shall cause the Surviving Company to advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.08 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.08) as incurred to the fullest extent permitted under applicable Law; provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be determined that such person is not entitled to be indemnified pursuant to this Section 5.08(a).

(b) None of Parent or the Surviving Company shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.08 (each, a “Claim”) for which indemnification has been sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Company and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) For the six-year period commencing immediately after the Effective Time, the Surviving Company shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy); provided, however, that, if the annual premium for such insurance shall exceed 300% of the current annual premium (such 300% threshold, the “Maximum Premium”), then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium not in excess of the Maximum Premium. The Company may in consultation with Parent, and at the request of Parent shall, prior to the Effective Time, purchase, for an aggregate amount not to exceed the aggregate Maximum Premium for six years, a six-year prepaid “tail” policy on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions. If such prepaid “tail” policy has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.08(c) and the Surviving Company shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d) The provisions of this Section 5.08 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Organizational Documents, by contract or otherwise. The obligations of Parent and the Surviving Company under this Section 5.08 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.08 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.08 applies shall be third-party beneficiaries of this Section 5.08).

(e) In the event that Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and is not the continuing or Surviving Company or entity of such consolidation, amalgamation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations thereof set forth in this Section 5.08.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to or in substitution for any such claims under such policies.

Section 5.09 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.10 Employee Matters. (a) Subject to applicable Law, for a period of one (1) year following the Effective Time or such shorter period as a Company Employee remains an employee of Parent or its Subsidiaries following the Effective Time (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Company (or in the case of a transfer of all or substantially all the assets and business of the Surviving Company, its successors and assigns) to provide, to each individual who is employed by the Company or any of its

Subsidiaries immediately prior to the Effective Time (each, a “Company Employee”), an annual rate of base salary and total direct target compensation opportunity (base salary plus target annual incentive compensation plus target long-term incentive compensation) that are each no less favorable than the base salary and total direct target compensation opportunity provided to such Company Employee by the Company and any of its Subsidiaries immediately prior to the Effective Time. During the Continuation Period, Parent shall provide, or shall cause the Surviving Company to provide, the Company Employees with employee benefits that are no less favorable than those provided to similarly situated employees of Parent or any of its Subsidiaries.

(b) Without limiting the generality of Section 5.10(a), Parent shall provide to each Company Employee who terminates employment during the Continuation Period severance benefits at least equal to and on terms and conditions no less favorable than the severance benefits and terms and conditions as set forth on Section 5.10(b) of the Company Disclosure Schedule.

(c) With respect to all employee benefit plans of the Surviving Company and its Subsidiaries, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans but excluding any equity or equity-based plans), for purposes of determining eligibility to participate, level of benefits and vesting, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary as of the Effective Time in accordance with past practice) shall be treated as service with the Surviving Company or any of its Subsidiaries (or in the case of a transfer of all or substantially all the assets and business of the Surviving Company, its successors and assigns); provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(d) Without limiting the generality of Section 5.10(a), Parent shall use commercially reasonable efforts to, or shall cause the Surviving Company to use commercially reasonable efforts to, (i) waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Surviving Company or any of its Subsidiaries in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time and (ii) recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(e) For the avoidance of doubt, for purposes of any Company Plan containing a definition of “change in control” or “change of control”, the occurrence of the Closing shall be deemed to constitute a “change in control” or “change of control”.

(f) With respect to any Company Employee whose principal place of employment is outside of the United States, Parent’s obligations under this Section 5.10 shall be modified to the extent necessary to comply with any applicable Law that applies in relation to the employment or terms of employment of such Company Employee.

(g) Parent shall, or shall cause the Surviving Company to, provide each Company Employee continuing employment following the Effective Time a payment with respect to such Company Employee’s annual bonus under the Company’s annual bonus plan in respect of the Company’s fiscal year 2015 in accordance with the terms set forth in Section 5.10(g) of the Company Disclosure Schedule.

(h) This Section 5.10 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement and nothing in this Section 5.10 or any other provision of this Agreement, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit the ability of the Company or any of its Affiliates, or Parent or any of its Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement or (iii) is intended to or shall confer upon any current (including any Company Employee) or former employee of the Company or any of its Subsidiaries any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

Section 5.11 Notification of Certain Matters; Shareholder Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Actions commenced or, to such party’s Knowledge, threatened against such party which relates to this Agreement or the Transactions. The Company shall give Parent the opportunity to participate in the defense and settlement of any shareholder litigation against the Company or its directors relating to this Agreement or the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent.

Section 5.12 Supplemental Indentures. (a) Concurrently with the Closing, Parent shall cause the Surviving Company to (i) issue and cause to be executed by the requisite parties a supplemental indenture pursuant to each of (x) Section 11.1 of that certain Indenture, dated as of July 15, 2003, between the Company and The Bank of New York, as trustee and predecessor to The Bank of New York Mellon Trust Company, National Association, as supplemented by the First Supplemental Indenture, dated as of July 30, 2003, among the Company and The Bank of New York, as predecessor to The Bank of New York Mellon Trust Company, National Association, as further supplemented by the Second Supplemental Indenture, dated as of October 5, 2012, among the Company and The Bank of New York Mellon Trust Company, National Association (the “Notes Indenture”) and (y) Section 8.1 of that certain Junior Subordinated Indenture, dated as of January 6, 2006, between the Company and Wilmington Trust Company, as trustee (the “Trust Preferred Indenture”) and (ii) comply with the applicable provisions of the Notes Indenture and the Trust Preferred Indenture, including the delivery of any opinion of counsel required thereby. For the avoidance of doubt, the term “Transactions” shall include such supplemental indentures.

(b) The Company shall cooperate with and provide assistance to Parent in connection with subsection (a) of this Section 5.12, including executing and delivering any officer’s certificates of the Company reasonably requested by Parent.

Section 5.13 Voting Matters. (a) Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Company Shares beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted or to provide a consent, in favor of the approval of this Agreement, the Statutory Merger Agreement and the Merger at any meeting of shareholders of the Company at which this Agreement, the Statutory Merger Agreement and the Merger shall be submitted for approval and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of the Company by consent in lieu of a meeting).

(b) The Company shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Parent Shares beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted or to provide a consent, in favor of the approval of the Parent Share Issuance at any meeting of shareholders of Parent at which the Parent Share Issuance shall be submitted for approval and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of Parent by consent in lieu of a meeting).

(c) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 106 of the Bermuda Companies Act and in its capacity as the sole shareholder of Merger Sub, a written consent approving this Agreement, the Statutory Merger Agreement and the Transactions.

Section 5.14 Stock Exchange Listing. Parent shall cause the Parent Shares to be issued in the Merger to be approved for listing on NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 5.15 Stock Exchange De-listing. Parent and the Company shall use their respective reasonable best efforts to cause the Company’s securities to be de-listed from the NYSE and the BSX and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

Section 5.16 Tax Representation Letters. Parent will use its reasonable best efforts to deliver to Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent (“Parent’s Counsel”), and Cravath, Swaine & Moore LLP, counsel to the Company (“Company’s Counsel”), a tax representation letter dated as of the Closing Date (and, if requested, dated as of the date the Registration Statement will have been declared effective by the SEC) and signed by an officer of Parent and Merger Sub, containing representations of Parent and Merger Sub. The Company will use its reasonable best efforts to deliver to Parent’s Counsel and Company’s Counsel tax representation letters dated as of the Closing Date (and, if requested, dated as of the date the Registration Statement will have been declared effective by the SEC) and signed by an officer of the Company, containing representations of the Company. In regards to the two (2) previous sentences, the parties shall reasonably cooperate to enable Parent’s Counsel to render the opinion described in Section 6.02(d) and Company’s Counsel to render the opinion described in Section 6.03(d).

Section 5.17 Credit Facility Matters. If requested by Parent, the Company shall provide reasonable cooperation to Parent and Merger Sub in arranging for, at the Closing, the termination of existing indebtedness (including of the Existing Credit Facilities) of the Company and its Subsidiaries and the procurement of customary payoff letters in connection therewith. In the event that Parent determines in its reasonable discretion that it is necessary or desirable to obtain amendments to any of the Existing Credit Facilities on or prior to the Closing Date in order to, among other things, permit the consummation of the Transactions, then the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to cooperate, and to cause its Representatives to cooperate, with Parent in connection with the arrangement and consummation of any such amendments to the Existing Credit Facilities; provided, that, (a) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries prior to the Closing Date, (b) the Company shall not be required to incur any liability under any such amendments to the Existing Credit Facilities prior to the Closing Date unless contingent upon the occurrence of the Closing, (c) such amendments do not constitute a significant modification within the meaning of Treasury Regulations Section 1.1001-3 unless contingent upon the occurrence of the Closing and (d) the Closing shall in no event be conditioned or contingent upon any amendments to the Existing Credit Facilities.

Section 5.18 Special Dividend. (a) Following the Company Shareholder Approval at the Company Shareholders Meeting and prior to the Effective Time, the Company shall declare, in compliance with Bermuda law, a special dividend of $9.89 per Company Share (the “Special Dividend”) payable to holders of record of outstanding Company Shares as of a record date for the Special Dividend set by the Board of Directors of the Company in consultation with Parent (the “Special Dividend Record Date”). The Company shall cause the Special Dividend to be paid, in compliance with Bermuda law, without interest, immediately prior to the Effective Time.

(b) If, between the date of this Agreement and the Effective Time, the number of outstanding Company Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, then the Special Dividend shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction; provided that nothing in Section 5.18(a) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(c) The Company shall cause Montpelier Reinsurance Ltd. or another Subsidiary of the Company to (i) prepare and file all necessary or appropriate applications or filings with the Bermuda Monetary Authority (if applicable) in connection with the issuance of any dividend or distribution required to be paid by such company in order to fund the Special Dividend (including any application required pursuant to Section 31B of the Insurance Act 1978 (as amended)) and any related transfer of funds to the Company and (ii) pay a dividend or otherwise transfer funds to the Company in an amount sufficient for the payment of the Special Dividend. To the extent necessary and permitted by applicable Law, the Company will consult and reasonably cooperate with Parent regarding the payment of the Special Dividend, including with respect to sources of funds (including the sale or liquidation of any investments) used to pay the Special Dividend and setting the Special Dividend Record Date.

Section 5.19 Dividends. Parent and the Company shall coordinate the declaration, setting of record dates and payment dates of dividends on Company Shares and Parent Shares so that holders of Company Shares do not receive dividends on both Company Shares and Parent Shares received in the Transactions in respect of any calendar quarter or fail to receive a dividend on either the Company Shares or the Parent Shares received in connection with the Transactions in respect of any calendar quarter. For the avoidance of doubt, the purpose of this Section 5.19 is to ensure that the holders of the Company Shares and Parent Shares each receive the same number of quarterly dividends after execution of this Agreement and prior to the Effective Time with respect to such shares.

Section 5.20 Waiver of Standstill Provision. The Company hereby irrevocably waives application of the standstill provisions of the Confidentiality Agreement with respect to Parent and its Representatives. The Company acknowledges and agrees that the standstill provisions of the Confidentiality Agreement shall be deemed to be deleted from the Confidentiality Agreement and will have no further force and effect. Except as explicitly provided herein, the terms of the Confidentiality Agreement remain in full force and effect.

Section 5.21 Directors of Parent. Parent shall appoint to the Board of Directors of Parent three (3) persons who are, as of the date hereof, members of the Board of Directors of the Company, which three (3) persons shall be determined and approved by Parent in its sole discretion (such appointment being subject to customary vetting process and that such persons continue to qualify as “independent” under the rules of the NYSE). Such persons shall serve on the Board of Directors of Parent until the earlier of their resignation or removal or until their respective successors are duly elected or appointed, in each case, with effect immediately after the Effective Time. For the avoidance of doubt, Parent shall have no obligation to comply with this Section 5.21 if this Agreement is terminated or if the Closing does not occur.

Section 5.22 Redemption of Preferred Shares.

(a) The Company shall, as provided by the Certificate of Designation, (i) file with its corporate records the certificate referenced in the second paragraph of Section 7(a)(1) of the Certificate of Designation, (ii) send (including by means of DTC electronic notice) the notice of redemption contemplated by Section 7(c) of the Certificate of Designation (the “Notice of Redemption”) and the certificate referenced in the second paragraph of Section 7(a)(1) of the Certificate of Designation to each holder of Company Preferred Shares as soon as practicable after (but in any case within two (2) business days of) the mailing of the Joint Proxy Statement/Prospectus, (iii) set aside for the benefit of the holders of Company Preferred Shares $26.00 per Company Preferred Share, plus all declared and unpaid dividends thereon, if any, to the date of redemption, without interest on such unpaid dividends, pursuant to Section 7(e) of the Certificate of Designation and (iv) redeem all outstanding Company Preferred Shares thirty (30) days after the notice of redemption is sent to the holders of Company Preferred Shares pursuant to Section 7(a)(2) of the Certificate of Designation (the “Preferred Share Redemption Date”) and in any case prior to the Company Shareholders Meeting (the “Preferred Share Redemption”).

(b) The Company shall cause Montpelier Reinsurance Ltd. or another Subsidiary of the Company to (i) prepare and file all necessary or appropriate applications or filings with the Bermuda Monetary Authority (if applicable) in connection with the issuance of any dividend or distribution required to be paid by such company in order to fund the Preferred Share Redemption (including any application required pursuant to Section 31B of the Insurance Act 1978 (as amended)) and any related transfer of funds to the Company and (ii) pay a dividend or otherwise transfer funds to the Company in an amount sufficient for the payment of the Preferred Share Redemption. To the extent necessary and permitted under applicable Law, the Company will consult and reasonably cooperate with Parent regarding the payment of the Preferred Share Redemption, including with respect to sources of funds (including the sale or liquidation of any investments) used to pay the Preferred Share Redemption and setting the Preferred Share Redemption record date.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Parent Shareholder Approval. The Parent Shareholder Approval shall have been obtained.

(c) Required Regulatory Approvals. The authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations or terminations of waiting periods required from, any Governmental Authorities set forth in Schedule 6.01(c) shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the expiration or termination of all such waiting periods being referred to as the “Required Regulatory Approvals”), and all such Required Regulatory Approvals shall be in full force and effect.

(d) No Injunctions or Restraints. No injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining or otherwise prohibiting consummation of the Merger.

(e) Stock Exchange Listing. The Parent Shares to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f) Registration Statement Effectiveness. The Registration Statement shall have been declared effective by the SEC under the Securities Act, no stop order by the SEC suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending.

(g) Payment of Special Dividend. The Company shall have funded the amount of the Special Dividend to be paid to the holders of Company Shares in accordance with Section 5.18.

Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.06(b) shall be true and correct as of the date of this Agreement and as of the Closing Date, (ii) set forth in Section 3.02(a), Section 3.02(b), Section 3.02(d), Section 3.03(a), Section 3.03(d), Section 3.14 and Section 3.25 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those Sections specifically identified in clause (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with their respective obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement there shall not have been any effect, change, circumstance, development, event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(d) Opinion of Counsel. Parent shall have received an opinion of Parent’s Counsel, in form and substance reasonably satisfactory to Parent, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, to the effect that (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Parent, the Company and Merger Sub will be a party to such reorganization and (ii) Parent will be treated, in respect of any shareholder who will own after the Merger less than 5% of the issued and outstanding Parent Shares (as determined under Treasury Regulation Section 1.367(a)-3(b)(1)(i)), as a corporation under Section 367(a) of the Code (the “Parent Tax Opinion”). In rendering such opinion, Parent’s Counsel may require and rely upon representations contained in tax representation letters of Parent, the Company and others.

(e) Receipt of Company Tax Opinion. Parent shall have received a copy of the Company Tax Opinion.

(f) No Burdensome Condition. The Required Regulatory Approvals shall have been filed or obtained or shall have occurred, as applicable, in each case, without the imposition of a Burdensome Condition.

Section 6.03 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) set forth in Section 4.07(b) shall be true and correct as of the date of this Agreement and as of the Closing Date, (ii) set forth in Section 4.02(a), Section 4.02(b), Section 4.02(d), Section 4.03(a), Section 4.03(c), Section 4.11 and Section 4.18 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those Sections specifically identified in clause (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with their respective obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an officer of Parent to such effect.

(c) No Parent Material Adverse Effect. Since the date of this Agreement there shall not have been any effect, change, circumstance, development event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

(d) Opinion of Counsel. The Company shall have received an opinion of Company’s Counsel, in form and substance reasonably satisfactory to the Company, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, to the effect that (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Parent, the Company and Merger Sub will be a party to such reorganization, and (ii) Parent will be treated, in respect of any shareholder who will own after the Merger less than 5% of the issued and outstanding Parent Shares (as determined under Treasury Regulation Section 1.367(a)-3(b)(1)(i)), as a corporation under Section 367(a) of the Code (the “Company Tax Opinion”). In rendering such opinion, Company’s Counsel may require and rely upon representations contained in tax representation letters of Parent, the Company and others.

(e) Receipt of Tax Opinion. The Company shall have received a copy of the Parent Tax Opinion.

Section 6.04 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in Section 6.01 or Section 6.03 to be satisfied if such failure was primarily caused by the failure of the Company to perform in all material respects any of its obligations under this Agreement, including to use its reasonable best efforts to consummate the Transactions as required by and subject to the terms and conditions of this Agreement. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 6.01 or Section 6.02 to be satisfied if such failure was primarily caused by the failure of Parent or Merger Sub to perform in all material respects any of its obligations under this Agreement, including to use its reasonable best efforts to consummate the Transactions as required by and subject to the terms and conditions of this Agreement.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval or the Parent Shareholder Approval (except as otherwise expressly noted):

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors;

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before October 31, 2015 (as such date may be extended pursuant to the first proviso to this Section 7.01(b)(i), the “Walk-Away Date”); provided, however, that if on such date the condition precedent to the consummation of the Merger and the other Transactions contemplated hereby set forth in Section 6.01(c) or Section 6.02(f) shall not have been satisfied but all other conditions precedent to the consummation of the Merger and the other Transactions contemplated hereby have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing are capable of being satisfied on that date), then the Walk-Away Date shall automatically be extended to December 31, 2015; provided, further, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the breach in any material respect by such party of its representations and warranties set forth in this Agreement or the failure in any material respect of such party to perform any of its obligations under this Agreement, including to use its reasonable best efforts to consummate the Transactions as required by and subject to the terms and conditions of this Agreement, has been a primary cause of or resulted in the failure of the Merger to be consummated on or before such date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii) if any Restraint having the effect set forth in Section 6.01(d) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have performed in all material respects its obligations under this Agreement, including to use its reasonable best efforts to prevent the entry of and to remove such Restraint in accordance with its obligations under this Agreement;

(iii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(iv) if the Parent Shareholder Approval shall not have been obtained at the Parent Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent:

(i) if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement (other than Section 5.02 (No Solicitation), which is addressed in Section 7.01(c)(ii)), which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured prior to the Walk-Away Date, or if capable of being cured, has not been cured by the Company within thirty (30) days after the Company’s receipt of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c)(i) and the basis for such termination (or in any event has not been cured by the Walk-Away Date); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in material breach of any of its material representations, warranties, covenants or agreements hereunder; or

(ii) prior to the satisfaction of the condition set forth in Section 6.01(a), if (A) the Board of Directors of the Company makes an Adverse Recommendation Change, (B) there shall have occurred any material breach of Section 5.02 (No Solicitation) by the Company, any Subsidiary of the Company or any Representative of the Company or (C) the Board of Directors of the Company has publicly proposed to do any of the foregoing; or

(d) by the Company:

(i) if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is incapable of being cured prior to the Walk-Away Date, or if capable of being cured, has not been cured by Parent or Merger Sub within thirty (30) days after Parent’s receipt of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination (or in any event has not been cured by the Walk-Away Date); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its material representations, warranties, covenants or agreements hereunder; or

(ii) prior to the satisfaction of the condition set forth in Section 6.01(b), if the Board of Directors of Parent makes or publicly proposes to make a Parent Adverse Recommendation Change.

Section 7.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 7.02, Section 7.03, Article VIII, the Confidentiality Agreement and the Parent Confidentiality Agreement, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective directors, officers and Affiliates, except (a) as liability may exist pursuant to the provisions specified in the immediately preceding parenthetical that survive such termination and (b) that no such termination shall relieve any party from liability for any willful and material breach by such party of any representation, warranty, covenant or agreement set forth in this Agreement or fraud.

Section 7.03 Termination Fee. (a) The Company shall pay, or cause to be paid, to Parent, by wire transfer of immediately available funds an amount equal to:

(i) $73.25 million (the “Termination Fee”) plus Expenses, if:

(A) this Agreement is terminated by Parent pursuant to Section 7.01(c)(ii) (in which case payment shall be made within two (2) business days of such termination);

(B) (1) a Takeover Proposal shall have been made or proposed to the Company, any Company Subsidiary or any of their respective Representatives, or otherwise publicly announced or made known, from and after the date of this Agreement and prior to the Company Shareholders Meeting (which Takeover Proposal has not been publicly withdrawn at least ninety (90) days prior to the Walk-Away Date), (2) prior to the Walk-Away Date, the Required Regulatory Approvals shall have been obtained (assuming the Company is in compliance with its obligations pursuant to Section 5.04), (3) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) and (4) within twelve (12) months following the date of such termination, the Company enters into a Contract providing for the implementation of, or consummates, a Takeover Proposal (whether or not such Takeover Proposal is the same Takeover Proposal referred to in clause (1) and deeming, for purposes of this Section 7.03(a)(i)(B)(4) only, each reference in the definition of “Takeover Proposal” to “15%” to be “35%”), in which case payment shall be made within two (2) business days of the earliest of (x) the date on which the Company enters into such a Contract and (y) the date on which any such Takeover Proposal is implemented or consummated;

(C) (1) a Takeover Proposal shall have been made or proposed to the Company, any Company Subsidiary or any of their respective Representatives, or otherwise publicly announced or made known, from and after the date of this Agreement and prior to the Company Shareholders Meeting (which Takeover Proposal has not been publicly withdrawn at least thirty (30) days prior to the Company Shareholders Meeting), (2) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(iii) and (3) within twelve (12) months following the date of such termination, the Company enters into a Contract providing for the implementation of, or consummates, a Takeover Proposal (whether or not such Takeover Proposal is the same Takeover Proposal referred to in clause (1) and deeming, for purposes of this Section 7.03(a)(i)(C)(3) only, each reference in the definition of “Takeover Proposal” to “15%” to be “35%”)), in which case payment shall be made within two (2) business days of the earliest of (x) the date on which the Company enters into such a Contract and (y) the date on which any such Takeover Proposal is implemented or consummated; or

(D) (1) a Takeover Proposal shall have been made or proposed to the Company, any Company Subsidiary or any of their respective Representatives, or otherwise publicly announced or made known, from and after the date of this Agreement and prior to the Company Shareholders Meeting (which Takeover Proposal has not been publicly withdrawn at least thirty (30) days prior to the date on which a breach described in Section 7.01(c)(i) occurs), (2) this Agreement is terminated by Parent pursuant to Section 7.01(c)(i) and (3) within twelve (12) months following the date of such termination, the Company enters into a Contract providing for the implementation of, or consummates, a Takeover Proposal (whether or not such Takeover Proposal is the same Takeover Proposal referred to in clause (1) and deeming, for purposes of this Section 7.03(a)(i)(D)(3) only, each reference in the definition of “Takeover Proposal” to “15%” to be “35%”)), in which case payment shall be made within two (2) business days of the earliest of (x) the date on which the Company enters into such a Contract and (y) the date on which any such Takeover Proposal is implemented or consummated; and

(ii) Expenses if:

(A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(iii) (in which case payment shall be made within two (2) business days of such termination); or

(B) this Agreement is terminated by Parent pursuant to Section 7.01(c)(i) (in which case payment shall be made within two business days of such termination).

For the avoidance of doubt, in no event shall the Company be required to pay an aggregate amount in excess of the Termination Fee plus Expenses pursuant to this Section 7.03(a).

(b) Parent shall pay, or cause to be paid, to the Company, by wire transfer of immediately available funds an amount equal to:

(i) the Termination Fee plus Expenses, if:

(A) this Agreement is terminated by the Company pursuant to Section 7.01(d)(ii) (in which case payment shall be made within two business days of such termination);

(B) (1) a Parent Takeover Proposal shall have been made or proposed to Parent, any Subsidiary of Parent or any of their respective Representatives, or otherwise publicly announced or made known, from and after the date of this Agreement and prior to the Parent Shareholders Meeting (which Parent Takeover Proposal has not been publicly withdrawn at least ninety (90) days prior to the Walk-Away Date), (2) prior to the Walk-Away Date, the Required Regulatory Approvals shall have been obtained (assuming Parent is in compliance with its obligations pursuant to Section 5.04), (3) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) and (4) within twelve (12) months following the date of such termination, Parent enters into a Contract providing for the implementation of, or consummates, a Parent Takeover Proposal (whether or not such Parent Takeover Proposal is the same Parent Takeover Proposal referred to in clause (1) and deeming, for purposes of this Section 7.03(b)(i)(B)(4) only, each reference in the definition of “Parent Takeover Proposal” to “15%” to be “35%”), in which case payment shall be made within two (2) business days of the earliest of (x) the date on which Parent enters into such a Contract and (y) the date on which any such Parent Takeover Proposal is implemented or consummated;

(C) (1) a Parent Takeover Proposal shall have been made or proposed to Parent, any Subsidiary of Parent or any of their respective Representatives, or otherwise publicly announced or made known, from and after the date of this Agreement and prior to the Parent Shareholders Meeting (which Parent Takeover Proposal has not been publicly withdrawn at least thirty (30) days prior to the Parent Shareholders Meeting), (2) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(iv) and (3) within twelve (12) months following the date of such termination, Parent enters into a Contract providing for the implementation of, or consummates, a Parent Takeover Proposal (whether or not such Parent Takeover Proposal is the same Parent Takeover Proposal referred to in clause (1) and deeming, for purposes of this Section 7.03(b)(i)(C)(3) only, each reference in the definition of “Parent Takeover Proposal” to “15%” to be “35%”), in which case payment shall be made within two (2) business days of the earlier of (x) the date on which Parent enters into such a Contract and (y) the date on which any such Parent Takeover Proposal is implemented or consummated; or

(D) (1) a Parent Takeover Proposal shall have been made or proposed to Parent, any Subsidiary of Parent or any of their respective Representatives, or otherwise publicly announced or made known, from and after the date of this Agreement and prior to the Parent Shareholders Meeting (which Parent Takeover Proposal has not been publicly withdrawn at least thirty (30) days prior to the date on which a breach described in Section 7.01(d)(i) occurs), (2) this Agreement is terminated by the Company pursuant to Section 7.01(d)(i) and (3) within twelve (12) months following the date of such termination, Parent enters into a Contract providing for the implementation of, or consummates, a Parent Takeover Proposal (whether or not such Parent Takeover Proposal is the same Parent Takeover Proposal referred to in clause (1) and deeming, for purposes of this Section 7.03(b)(i)(D)(3) only, each reference in the definition of “Parent Takeover Proposal” to “15%” to be “35%”)), in which case payment shall be made within two (2) business days of the earliest of (x) the date on which Parent enters into such a Contract and (y) the date on which any such Parent Takeover Proposal is implemented or consummated; and

(ii) Expenses if:

(A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(iv) (in which case payment shall be made within two (2) business days of such termination); or

(B) this Agreement is terminated by the Company pursuant to Section 7.01(d)(i) (in which case payment shall be made within two (2) business days of such termination).

For the avoidance of doubt, in no event shall Parent be required to pay an aggregate amount in excess of the Termination Fee plus Expenses pursuant to this Section 7.03(b).

(c) Except as set forth in this Section 7.03, all expenses incurred in connection with this Agreement and the Transactions shall be paid in accordance with the provisions of Section 8.14.

(d) Each of the parties hereto acknowledges that the agreements contained in this Section 7.03 are an integral part of the Transactions, and that without these agreements, the other parties hereto would not enter into this Agreement; accordingly, if a party (the “Breaching Party”) fails to timely pay any amount due pursuant to this Section 7.03, and, in order to obtain the payment, another party hereto commences an Action which results in a judgment against the Breaching Party for the payment set forth in this Section 7.03, the Breaching Party shall pay such other party for its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(e) The parties acknowledge and agree that neither the Termination Fee nor the Expenses shall constitute either a penalty or liquidated damages, and the right of either party to receive, or the receipt of, the Termination Fee and/or Expenses shall not limit or otherwise affect such party’s right to specific performance as provided in Section 8.08 prior to the effective termination of this Agreement or any right (if any) a party may have pursuant to Section 7.02(a) or Section 7.02(b); provided, that the amount of any damages recovered pursuant to Section 7.02(a) or Section 7.02(b) by a party shall be reduced by the amount of any Termination Fee or Expenses previously paid to such party.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 No Survival of Representations and Warranties. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Article II, Section 5.08 and Section 5.10 shall survive the Effective Time. No other representations, warranties, covenants or agreements in this Agreement shall survive the Effective Time.

Section 8.02 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval or the Parent Shareholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Merger and this Agreement by the shareholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval.

Section 8.03 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing). Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.04 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two (2) sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.

Section 8.05 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 8.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the exhibits and schedules attached hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement and the Parent Confidentiality Agreement, (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter hereof and thereof and (b) are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for, if the Effective Time occurs, (i) the right of the holders of Company Shares to receive the Merger Consideration payable in accordance with Article II and (ii) the provisions set forth in Section 5.08 of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.03 without notice or liability to any other Person. Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.07 Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely in that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent any provisions of this Agreement which relate to the exercise of a director’s or officer’s fiduciary duties, statutory duties, obligations and/or statutory provisions, or which arise under, the Laws of Bermuda (including those applicable to the Merger) shall be governed by and in accordance with the Laws of Bermuda.

(b) All actions and proceedings arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated by this Agreement (except to the extent any such proceeding mandatorily must be brought in Bermuda) shall be heard and determined in the courts of the State of Delaware or the federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding. The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any action or proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.11 of this Agreement. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 8.08 Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement, subject to the terms and conditions of this Agreement. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of the Company or Parent to cause the Merger to be consummated on the terms and subject to the conditions set forth in this Agreement) in the Chosen Courts, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.09 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

Section 8.10 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

Section 8.11 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed by email), emailed (which is confirmed by facsimile) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to it at:

Endurance Specialty Holdings Ltd.

Waterloo House

100 Pitts Bay Road

Pembroke HM08

Bermuda

Attention: John V. Del Col

Facsimile: 441-278-0401

Email: jdelcol@endurance.bm

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Todd Freed

Facsimile: 212-735-2000

Email: todd.freed@skadden.com

Attention: Richard J. Grossman

Facsimile: 212-735-2000

Email: richard.grossman@skadden.com

If to the Company, to:

Montpelier Re Holdings Ltd.

Montpelier House

94 Pitts Bay Road

Pembroke HM 08, Bermuda

Attention: Jonathan B. Kim

Fax: 441-296-5551

Email: Jonathan.Kim@montpelierre.bm

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Eric L. Schiele

Facsimile: 212-474-3700

Email: eschiele@cravath.com

Attention: Craig F. Arcella

Facsimile: 212-474-3700

Email: carcella@cravath.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.12 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate to attempt to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.13 Definitions. (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acceptable Confidentiality Agreement” means any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that any such confidentiality agreement shall contain standstill restrictions at least as restrictive as those contained in the Confidentiality Agreement, except that no such standstill will contain any “fall-away” or similar type of provision, notwithstanding the “fall-away” provision contained in the Confidentiality Agreement.

“Action” means legal actions, causes of action, claims, demands, controversies, disputes, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable non-U.S. antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Parent SAP” means, with respect to any Parent Reinsurance Subsidiary, the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the applicable Insurance Regulator under applicable Insurance Law.

“Applicable SAP” means, with respect to any Company Reinsurance Subsidiary, the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the applicable Insurance Regulator under applicable Insurance Law.

“Average Parent Share Price” means the volume weighted average trading price of the Parent Shares on the NYSE (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the Company and Parent) for the 20 consecutive trading days ending on the date immediately preceding the Effective Time.

“Blue Capital Advisory Entities” means any Subsidiary of the Company that provided advisory or other services to, or has had a contractual advisory relationship with, the Blue Capital Entities at any time on or after December 31, 2014.

“Blue Capital Entities” means Blue Capital Reinsurance Holdings Ltd., Blue Capital Global Reinsurance Fund Limited and Blue Capital Global Reinsurance SA-1.

“BSX” means the Bermuda Stock Exchange.

“Burdensome Condition” means any condition, limitation, restriction or requirement that if implemented or effected, would result in a Parent Material Adverse Effect or a Material Adverse Effect (determined without giving effect to the exclusions set forth in the definition of each of such terms).

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or Bermuda are authorized or required by Law to be closed.

“Company Bye-Laws” means the Company’s Amended and Restated Bye-Laws, as amended to the date of this Agreement.

“Company Charter” means the Company’s Amended Memorandum of Association, as amended to the date of this Agreement.

“Company Intervening Event” means a material event or circumstance that was not known to the Board of Directors of the Company on the date of this Agreement (or if known, the consequences of which were not known to the Board of Directors of the Company as of the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the Board of Directors of the Company prior to the Company Shareholder Approval; provided, however, that in no event shall any Takeover Proposal or any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal constitute a Company Intervening Event.

“Company Lease” means any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Organizational Documents” means the Company Charter and the Company Bye-Laws.

“Company Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA covering current or former directors, officers or employees of the Company or any of its Subsidiaries that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to, other than any such employee pension benefit plan required by applicable Law.

“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former directors, officers or employees of the Company or any of its Subsidiaries, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) a Company Pension Plan, (iii) a share option, share purchase, share appreciation right or other share-based compensation agreement, program or plan, (iv) an individual employment, consulting, severance, retention or other similar agreement between such person and the Company or any of its Subsidiaries or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance, retention or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to, other than, in each case, any such plan, program, policy, agreement or other arrangement required by applicable Law or that is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

“Company Share Plans” means the Montpelier 2007 Long-Term Incentive Plan, dated May 23, 2007, as amended August 1, 2010, and the Montpelier 2012 Long-Term Incentive Plan, dated May 18, 2012.

“Covered Proposal” means a Takeover Proposal, substituting “75%” for each occurrence of “15%” in the definition of “Takeover Proposal”.

“Dissenting Shares” means Company Shares held by a holder of Company Shares who did not vote in favor of the Merger and who complies with all of the provisions of the Bermuda Companies Act concerning the right of holders of Company Shares to require appraisal of their Company Shares pursuant the Bermuda Companies Act.

“Encumbrance” means any mortgage, deed of trust, lease, license, condition, covenant, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, third-party right or encumbrance of any kind or nature.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Existing Credit Facilities” means: (i) that certain credit agreement, dated as of May 2, 2014, by and among Blue Capital Reinsurance Holdings Ltd., as borrower, the guarantors from time to time party to the Guaranty Agreement (as defined therein), the lenders from time to time party thereto and Royal Bank of Canada, as administrative agent; (ii) that certain credit agreement, dated as of May 15, 2014, by and among Blue Capital Global Reinsurance Fund Limited, as borrower, the Company, as guarantor, and Barclays Bank PLC, as lender; (iii) that certain standing agreement for letters of credit, dated as of October 7, 2005, by and between Montpelier Reinsurance Ltd., as applicant, and the Bank of New York, as bank; and (iv) that certain letter of credit reimbursement and pledge agreement, dated as of October 31, 2012, between the Montpelier Reinsurance Ltd., as company, and Barclays Bank PLC, as issuer.

“Expenses” means all documented out-of-pocket expenses (including fees and expenses of counsel, accountants, investment bankers, experts and consultants of the reimbursed party) incurred by the reimbursed party or on its behalf in connection with or related to the evaluation, authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Merger, the solicitation of shareholder approvals, the filing of any required notices under the HSR Act or other Antitrust Laws or Insurance Laws, any filing with, and obtaining of any necessary action or non-action, consent or approval from, any Governmental Authority, engaging the services of the Paying Agent, obtaining third party consents, any other filings with the SEC and all other matters in connection with the Merger and the other Transactions; it being understood that in no event shall such documented out-of-pocket expenses exceed $9.15 million.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, arbitral body or self-regulated entity, tribunal, commission or authority or other legislative, executive or judicial governmental entity, whether federal, national, provincial, state, local, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Insurance Law” means all Laws applicable to the business of insurance or the regulation of insurance companies, whether federal, national, provincial, state, local, foreign or multinational, and all applicable orders, directives of, and market conduct recommendations resulting from market conduct examinations of, Insurance Regulators.

“Insurance Regulators” means all Governmental Authorities regulating the business of insurance under Insurance Laws.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to: any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application and patent right; any trademark, servicemark, trade name, business name and brand name, including any and all goodwill associated therewith; any copyright and database rights; any internet domain name; and any trade secret, know-how and other information of a proprietary nature.

“IRS” means the Internal Revenue Service.

“Knowledge” means, (i) with respect to the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.13 of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.13 of the Parent Disclosure Schedule.

“Liens” means any pledges, liens, claims, options, charges, mortgages, Encumbrances or security interests of any kind or nature.

“Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, (a) has a material adverse effect on the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (b) would prevent or materially delay the consummation of the Merger and the other Transactions or prevent or materially impair or materially delay the ability of the Company to perform its obligations hereunder; provided, however, that, for purposes of clause (a) only, none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur: to the extent any effect, change, event or occurrence that results from (i) changes or conditions generally affecting the property catastrophe, specialty and individual risk insurance and/or reinsurance industries and/or reinsurance-linked securities management industry in the geographic regions in which the Company and its Subsidiaries operate or underwrite insurance or reinsurance or manage reinsurance risk, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in any jurisdiction, (iii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, (iv) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism (including cyber-terrorism) or man-made disaster, or any escalation or worsening of any such hostilities, acts of war (whether or not declared), sabotage, terrorism or man-made disaster, (v) any volcano, tsunami, pandemic, hurricane, tornado, windstorm, flood, earthquake or other natural disaster, (vi) the execution and delivery of this Agreement or the public announcement or pendency of the Transactions, including the impact thereof on the relationships of the Company or any of its Subsidiaries with employees, customers, brokers, agents, financing sources, business partners, regulators or reinsurance providers, and including any lawsuit, action or other proceeding with respect to the Transactions, (vii) any change or announcement of a potential change, in and of itself, in the Company’s or any of its Subsidiaries’ credit, financial strength or claims paying ratings or the ratings of any of the Company’s or its Subsidiaries’ businesses, (viii) any change, in and of itself, in the market price, credit ratings or trading volume of the Company’s or any of its Subsidiaries’ securities or (ix) any change in applicable Law, regulation,

GAAP (or authoritative interpretation thereof) or in Applicable SAP, including accounting and financial reporting pronouncements by the SEC and the Financial Accounting Standards Board (it being understood that the exceptions in clauses (iii), (vii) and (viii) shall not prevent or otherwise affect a determination that the underlying cause of any such failure or change referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (i) through (ix) hereof) is a Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clause (i), (ii), (iv), (v) or (ix) may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other similarly-sized participants engaged primarily in the property catastrophe, specialty and individual risk insurance and reinsurance industry and reinsurance-linked securities management industry operating in the geographic regions in which the Company and its Subsidiaries operate or underwrite insurance or reinsurance or manage reinsurance risk (in which case the disproportionate effect or effects may be taken into account in determining whether or not a Material Adverse Effect has occurred).

“NYSE” means the New York Stock Exchange.

“Parent Bye-Laws” means the Amended and Restated Bye-Laws of Parent, as amended to the date of this Agreement.

“Parent Charter” means the Memorandum of Association of Parent, as from time to time amended.

“Parent Confidentiality Agreement” means the letter agreement dated as of March 24, 2015, by and between the Company and Parent, as may in the future be amended from time to time.

“Parent Equity Awards” means outstanding Parent Options, Parent Restricted Shares and Parent RSUs.

“Parent ESPP” means the Parent Employee Share Purchase Plan.

“Parent Intervening Event” means a material event or circumstance that was not known to the Board of Directors of Parent on the date of this Agreement (or if known, the consequences of which were not known to the Board of Directors of Parent as of the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the Board of Directors of Parent prior to the Parent Shareholder Approval, including any Parent Takeover Proposal (other than any Parent Takeover Proposal that, if consummated, would reasonably be expected to result in another Person (or the shareholders of another Person) acquiring, directly or indirectly, less than 35% of the aggregate voting power of Parent (without taking into account the voting cutback provisions of bye-law 63 of the Parent Bye-Laws) or the surviving entity in a merger involving Parent or the resulting direct or indirect parent of Parent or such surviving entity in any such transaction, which shall not constitute a Parent Intervening Event).

“Parent Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, (a) has a material adverse effect on the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole or (b) would prevent or materially delay the consummation of the Merger and the other Transactions or prevent or materially impair or materially delay the ability of Parent to perform its obligations hereunder; provided, however, that, for purposes of clause (a) only, none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Parent Material Adverse Effect has occurred or may occur: to the extent any effect, change, event or occurrence that results from (i) changes or conditions generally affecting the industry in which Parent and its Subsidiaries operate or underwrite insurance or reinsurance in the geographic regions in which Parent and its Subsidiaries operate or underwrite insurance or reinsurance, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in any jurisdiction, (iii) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, (iv) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism (including cyber-terrorism) or man-made disaster, or any escalation or worsening of any such hostilities, acts of war (whether or not declared), sabotage, terrorism or man-made disaster, (v) any volcano, tsunami, pandemic, hurricane, tornado, windstorm, flood, earthquake or other natural disaster, (vi) the execution and delivery of this Agreement or the public announcement or pendency of the Transactions, including the impact thereof on the relationships of Parent or any of its Subsidiaries with employees, customers, brokers, agents, financing sources, business partners, regulators or reinsurance providers, and including any lawsuit, action or other proceeding with respect to the Transactions, (vii) any change or announcement of a potential change, in and of itself, in Parent’s or any of its Subsidiaries’ credit, financial strength or claims paying ratings or the ratings of any of Parent’s or its Subsidiaries’ businesses, (viii) any change, in and of itself, in the market price, credit ratings or trading volume of Parent’s or any of its Subsidiaries’ securities or (ix) any change in applicable Law, regulation, GAAP (or authoritative interpretation thereof) or in Applicable Parent SAP, including accounting and financial reporting pronouncements by the SEC and the Financial Accounting Standards Board (it being understood that the exceptions in clauses (iii), (vii) and (viii) shall not prevent or otherwise affect a determination that the underlying cause of any such failure or change referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (i) through (ix) hereof) is a Parent Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clause (i), (ii), (iv), (v) or (ix) may be taken into account in determining whether or not there has been a Parent Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to other similarly-sized participants engaged primarily in the insurance and reinsurance industries operating in the geographic regions in which Parent and its Subsidiaries operate or underwrite insurance or reinsurance (in which case the disproportionate effect or effects may be taken into account in determining whether or not a Parent Material Adverse Effect has occurred).

“Parent Option” means an option to purchase Parent Shares granted pursuant to the Parent 2007 Equity Incentive Plan.

“Parent Organizational Documents” means the Parent Charter and the Parent Bye-Laws.

“Parent Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA covering current or former directors, officers or employees of Parent or any of its Subsidiaries that is sponsored, maintained or contributed to by Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries contributes or is obligated to contribute to, other than any such employee pension benefit plan required by applicable Law.

“Parent Plan” means each plan, program, policy, agreement or other arrangement covering current or former directors, officers or employees of Parent or any of its Subsidiaries, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) a Parent Pension Plan, (iii) a share option, share purchase, share appreciation right or other share-based compensation agreement, program or plan, (iv) an individual employment, consulting, severance, retention or other similar agreement between such person and Parent or any of its Subsidiaries or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance, retention or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries contributes or is obligated to contribute to, other than, in each case, any such plan, program, policy, agreement or other arrangement required by applicable Law or that is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

“Parent Restricted Share” means a Parent Share granted pursuant to the Parent 2007 Equity Incentive Plan that is subject to certain vesting and forfeiture provisions.

“Parent RSU” means a right to obtain the value of a Parent Share either in the form of a Parent Share, cash, other property, or a combination thereof, pursuant to the Parent 2007 Equity Incentive Plan.

“Parent Stock Plans” means the Parent 2007 Equity Incentive Plan, as amended, and the Parent Employee Share Purchase Plan.

“Parent Takeover Proposal” means any inquiry, proposal or offer from any Person (other than the Company and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) sale, lease, exchange, transfer, reinsurance transaction or other disposition of 15% or more of the fair market value of the assets of Parent and its Subsidiaries, taken as a whole, (ii) sale of shares or other securities representing 15% or more of the share capital of Parent, including by way of a tender offer or exchange offer or (iii) merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Parent or any of its Subsidiaries pursuant to which such Person (or the shareholders of any Person) would acquire, directly or indirectly, 15% or more of the aggregate voting power of Parent (without taking into account the voting cutback provisions of bye-law 63 of the Parent Bye-Laws) or the surviving entity in a transaction involving Parent or the resulting direct or indirect parent of Parent or such surviving entity in any such transaction, in each case, other than the Transactions.

“Permitted Encumbrances” means (i) easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (ii) zoning, entitlement, building and other land-use regulations imposed by Governmental Authorities having jurisdiction over such real property and (iii) Permitted Liens.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (iii) Liens securing payment, or any obligation, of the applicable Person or its Subsidiaries with respect to outstanding Indebtedness so long as there is no default under such Indebtedness, (iv) Liens granted in the ordinary course of the insurance or reinsurance business of the applicable Person or its Subsidiaries on cash and cash equivalent instruments or other investments, including Liens granted (A) in connection with (1) pledges of such instruments or investments to collateralize letters of credit delivered by the applicable Person or its Subsidiaries, (2) the creation of trust funds for the benefit of ceding companies, (3) underwriting activities of the applicable Person or its Subsidiaries, (4) deposit liabilities, (5) statutory deposits, (6) ordinary-course securities lending and short-sale transactions and (B) with respect to investment securities held in the name of a nominee, custodian or other record owner, (v) pledges or deposits by the applicable Person or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (vi) gaps in the chain of title evident from the records of the relevant Governmental Authority maintaining such records, (vii) licenses granted to third parties in the ordinary course of business by the applicable Person or its Subsidiaries, (viii) in the case of the Company and its Subsidiaries, Liens created by or through the actions of Parent or any of its Affiliates, (ix) Liens discharged at or prior to the Effective Time, (x) transfer restrictions imposed by Law and (xi) such other Liens, Encumbrances or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, Encumbrance or imperfection.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Subsidiaries, controlled Affiliates and other representatives.

“Share Unit” means a right to obtain the value of a Company Share either in the form of a Company Share, cash, other property, or a combination thereof, pursuant to the Company Share Plans.

“Statutory Merger Agreement” means the Statutory Merger Agreement in the form attached hereto as Exhibit A to be executed and delivered by the Company, Parent and Merger Sub as provided by the terms hereof.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Superior Proposal” means a bona fide written Covered Proposal that did not result from a breach of Section 5.02, which the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel), and taking into account all legal, regulatory, financial, financing and other aspects of the Covered Proposal deemed relevant by the Board of Directors of the Company (including payment of any termination fee) (a) is on terms and conditions more favorable from a financial point of view to the shareholders of the Company than those contemplated by this Agreement, (b) the conditions to the consummation of which are all reasonably capable of being satisfied and (c) for which financing, to the extent required, is then fully committed.

“Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) sale, lease, exchange, transfer, reinsurance transaction or other disposition of 15% or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole, (ii) sale of shares or other securities representing 15% or more of the share capital of the Company, including by way of a tender offer or exchange offer or (iii) merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries pursuant to which such Person (or the shareholders of any Person) would acquire, directly or indirectly, 15% or more of the aggregate voting power of the Company (without taking into account the voting cutback provisions of bye-law 51 of the Company Bye-Laws) or the surviving entity in a transaction involving the Company or the resulting direct or indirect parent of the Company or such surviving entity in any such transaction, in each case, other than the Transactions.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger.

“Trust Preferred Securities” means the $100 million of capital securities due 2036 of Montpelier Capital Trust III.

(b) The following terms are defined in the section of this Agreement set forth after such term below:

Terms Not Defined in Section 8.13(a)	Section
2015 Parent ESPP	Section 5.02(b)(iv)
Adjusted Share Unit	Section 2.03(a)
Adverse Recommendation Change	Section 5.02(b)(iv)
Agreement	Preamble
Appraisal Withdrawal	Section 2.05(b)
Appraised Fair Value	Section 2.05(a)
Bankruptcy and Equity Exception	Section 3.03(a)
BCRH	Article III
Bermuda Companies Act	Section 1.01
Blue Capital Advisory Contracts	Section 3.21
Blue Capital Securities	Section 3.02(e)
Book-Entry Share	Section 2.01(c)
Breaching Party	Section 7.03(d)
Capitalization Date	Section 3.02(a)
Certificate	Section 2.01(c)
Certificate of Designation	Section 2.01(d)
Certificate of Merger	Section 1.02
Chosen Courts	Section 8.07(b)
Claim	Section 5.08(b)
Closing	Section 1.06
Closing Date	Section 1.06
Code	Section 2.02(i)
Company	Preamble
Company Board Recommendation	Section 3.03(b)
Company Disclosure Schedule	Article III
Company Employee	Section 5.10(a)
Company Filed SEC Documents	Article III
Company Fixed RSU	Section 2.03(a)
Company Insurance Approvals	Section 3.04
Company Preferred Shares	Section 2.01(d)
Company Reinsurance Contracts	Section 3.20
Company Reinsurance Subsidiary	Section 3.17(a)
Company SEC Documents	Section 3.05(a)
Company Securities	Section 3.02(b)
Company Shareholder Approval	Section 3.03(d)
Company Shareholders Meeting	Section 5.03(d)
Company Shares	Section 2.01
Company Statutory Statements	Section 3.18(a)
Company Tax Opinion	Section 6.03(d)
Company Variable RSU	Section 2.03(a)
Company’s Counsel	Section 5.16
Confidentiality Agreement	Section 5.07(a)
Continuation Period	Section 5.10(a)
Contract	Section 3.03(c)
Credit Suisse	Section 3.24
Effective Time	Section 1.02
ERISA Affiliate	Section 3.10(c)
Exchange Act	Section 3.02(c)
Exchange Fund	Section 2.02(a)

Terms Not Defined in Section 8.13(a)	Section
Exchange Ratio	Section 2.01(c)
Existing Confidentiality Agreement	Section 5.02(a)
FCPA	Section 3.08
Indebtedness	Section 5.01(a)(ii)
Indemnitee	Section 5.08(a)
Indemnitees	Section 5.08(a)
Investment Assets	Section 3.12(a)
Investment Guidelines	Section 3.12(a)
Joint Proxy Statement/Prospectus	Section 5.03(a)
Laws	Section 3.08
Material Contract	Section 3.16(a)
Maximum Premium	Section 5.08(c)
Merger	Recitals
Merger Application	Section 1.02
Merger Consideration	Section 2.01(c)
Merger Share Consideration	Section 2.01(c)
Merger Sub	Preamble
Merger Sub Shares	Section 2.01
Notes Indenture	Section 5.12(a)
Notice of Redemption	Section 5.22(a)
Notice of Superior Proposal	Section 5.02(c)(iii)
Parent	Preamble
Parent Adverse Recommendation Change	Section 5.03(b)
Parent Board Recommendation	Section 4.03(d)
Parent Disclosure Schedule	Article IV
Parent Filed SEC Documents	Article IV
Parent Insurance Approvals	Section 4.04
Parent Material Adverse Effect	Section 6.03(a)
Parent Reinsurance Subsidiary	Section 4.12
Parent Rights	Section 4.02(b)
Parent SEC Documents	Section 4.06(a)
Parent Securities	Section 4.02(b)
Parent Share Issuance	Recitals
Parent Shareholder Approval	Section 4.03(c)
Parent Shareholders Meeting	Section 5.03(b)
Parent Shares	Section 2.01(c)
Parent Statutory Statements	Section 4.13(a)
Parent Tax Opinion	Section 6.02(d)
Parent’s Counsel	Section 5.16
Paying Agent	Section 2.02(a)
Permits	Section 3.08
Preferred Share Redemption	Section 5.22
Preferred Share Redemption Date	Section 5.22(a)
Registrar	Section 1.02
Registration Statement	Section 3.04
Related Party Transactions	Section 3.26
Replacement Facilities	Section 5.01(a)(ii)
Required Regulatory Approvals	Section 6.01(c)
Restraints	Section 6.01(d)
Sarbanes-Oxley Act	Section 3.05(d)
SEC	Section 3.04

Terms Not Defined in Section 8.13(a)	Section
Securities Act	Section 3.02(d)
Series A Preferred Shares	Section 4.02(a)
Series B Preferred Shares	Section 4.02(a)
Share Unit Consideration	Section 2.03(b)
Special Dividend	Section 5.18(a)
Special Dividend Record Date	Section 5.18(a)
Surviving Company	Section 1.01
Surviving Company Shares	Section 2.01(a)
Takeover Law	Section 3.14
Tax	Section 3.09(r)
Termination Fee	Section 7.03(a)(i)
Transactions	Section 5.12(a)
Transfer Taxes	Section 5.05
Trust Preferred Indenture	Section 5.12(a)
UK Bribery Act	Section 3.08
Voting Agreement	Recitals
Walk-Away Date	Section 7.01(b)(i)

Section 8.14 Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the other Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise explicitly set forth in this Agreement.

Section 8.15 Interpretation. (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The phrase “ordinary course of business” shall be construed to be followed by the phrase “consistent with past practice” regardless of whether such phrase is expressed. The phrase “provided or made available” with respect to the Company or any of its Subsidiaries shall be construed to mean posted and accessible to Parent in the “Project Blue Sky VDR” datasite operated by Merrill Corporation, and which has been posted to such datasite prior to the execution and delivery of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein, provided that with respect to agreements and instruments, any such amendment, modification or supplement made after the date of this Agreement shall be made in accordance with Section 5.01(a). Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a business day, the party having such right or duty shall have until the next business day to exercise such right or discharge such duty.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(The remainder of the page is intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MONTPELIER RE HOLDINGS LTD.

By:	/s/ Christopher Harris
Name: Christopher Harris
Title: Chief Executive Officer & President Montpelier Re Holdings Ltd.

ENDURANCE SPECIALTY HOLDINGS LTD.

By:	/s/ John V. Del Col
Name: John V. Del Col
Title: General Counsel & Secretary

MILLHILL HOLDINGS LTD.

By:	/s/ John V. Del Col
Name: John V. Del Col
Title: Vice President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Dated [●], 2015

MONTPELIER RE HOLDINGS LTD.

and

MILLHILL HOLDINGS LTD.

and

ENDURANCE SPECIALTY HOLDINGS LTD.

STATUTORY MERGER

AGREEMENT

THIS MERGER AGREEMENT dated [●] is made

BETWEEN:

(1)	MONTPELIER RE HOLDINGS LTD., a company registered in Bermuda under number [●] as an exempted company having its registered office at [●] (the “Company”);

(2)	MILLHILL HOLDINGS LTD., a company registered in Bermuda under number [●] as an exempted company having its registered office at [●] (“Merger Sub”); and

(3)	ENDURANCE SPECIALTY HOLDINGS LTD., a company registered in Bermuda under number [●] as an exempted company having its registered office at [●] (“Parent”).

WHEREAS:

(1)	Merger Sub is a direct, wholly owned subsidiary of Parent.

(2)	The Company and Merger Sub have agreed to merge pursuant to Section 104H of the Companies Act (as defined below) and Merger Sub will survive as a Bermuda exempted company on the terms hereinafter appearing.

(3)	This Agreement is the “Statutory Merger Agreement” as referred to in the Agreement and Plan of Merger (as defined below).

(4)	Pursuant to the terms of the Agreement and Plan of Merger, the shareholders of Parent and the Company have approved the Merger and this Agreement.

(5)	Pursuant to the terms of the Agreement and Plan of Merger, Parent, as the sole shareholder of Merger Sub, has approved the Merger and this Agreement.

IT IS HEREBY AGREED as follows:

1.	Definitions

1.1	Unless the context otherwise requires, the following words and expressions have the following meanings in this Agreement:

“Agreement and Plan of Merger” means the agreement and plan of merger dated as of March 31, 2015 and made among the Company (1), Parent (2) and Merger Sub (3) relating to, inter alia, the Merger;

“Companies Act” means the Companies Act 1981 (as amended) of Bermuda;

“Excluded Shares” means all Company Shares that are owned by (i) the Company as treasury shares and (ii) Parent, Merger Sub or any other direct or indirect Subsidiary of Parent, in each case, immediately prior to the Effective Time; and

“Merger Conditions” means the conditions to the Closing set out in Article VI in the Agreement and Plan of Merger.

1.2	All capitalized terms used but not otherwise defined in this Statutory Merger Agreement have the respective meanings ascribed to such terms in the Agreement and Plan of Merger.

2.	Effectiveness of the Merger

2.1	The parties to this Agreement agree that, on the terms and subject to the conditions of this Agreement and the Agreement and Plan of Merger and in accordance with the Companies Act, at the Effective Time, the Company shall be merged with and into Merger Sub with Merger Sub surviving such Merger and continuing as the surviving Bermuda exempted company and the Company shall cease to exist and shall be struck off the Register of Companies in Bermuda.

2

2.2	The Merger shall be conditional on:

2.2.1	the satisfaction (or, if capable of waiver, waiver in accordance with the terms of the Agreement and Plan of Merger) on or before the Walk-Away Date of each of the Merger Conditions; and

2.2.2	the issuance of the Certificate of Merger by the Registrar of Companies.

2.3	The Merger shall become effective at the time and date shown on the Certificate of Merger issued by the Registrar of Companies in Bermuda.

3.	Name

The Surviving Company shall be named [●].

4.	Memorandum of Association

The memorandum of association of the Surviving Company shall be in the form of the memorandum of association of Merger Sub immediately prior to the Effective Time.

5.	Bye-laws

The bye-laws of the Surviving Company shall be in the form of the bye-laws of Merger Sub immediately prior to the Effective Time.

6.	Directors

6.1	The names and addresses of the persons proposed to be the inaugural directors of the Surviving Company, being the directors of Merger Sub immediately prior to the Effective Time, are as follows:

[●]

[●]

[●]

[●]

6.2	Those individuals identified above shall hold office as directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, in accordance with the Companies Act and the bye-laws of the Surviving Company.

6.3	The management and supervision of the business and affairs of the Surviving Company shall be under the control of the directors of the Surviving Company from time to time subject to the provisions of the Companies Act and the bye-laws of the Surviving Company.

7.	Effect of Merger on Share Capital of Merger Sub

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any share capital of Merger Sub or the Company, each issued and outstanding Merger Sub Share shall be converted into and become one duly authorized, validly issued, fully paid and non-assessable Surviving Company Share.

3

8.	Effect of Merger on Share Capital of the Company

8.1	At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any share capital of Merger Sub or the Company:

8.1.1	each Company Share that is owned by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be converted into and become one duly authorized, validly issued, fully paid and non-assessable Surviving Company Share;

8.1.2	each Excluded Share shall be canceled automatically and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor; and

8.1.3	subject to clause 8.3, each other Company Share that is issued and outstanding immediately prior to the Effective Time shall automatically be canceled and converted into and shall thereafter represent the right to receive the Merger Consideration on the terms and subject to the conditions of the Agreement and Plan of Merger, and all such Company Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate or Book-Entry Share shall cease to have any rights with respect thereto, except (i) the right to receive the Merger Consideration pertaining to the Company Shares represented thereby to be paid in consideration therefor, (ii) the right to the Special Dividend (to the extent such Person held such Company Shares as of the Special Dividend Record Date and the Special Dividend has not been paid prior to the Effective Time) and (iii) the right to receive other dividends and distributions, in each case, in accordance with the terms and subject to the conditions of the Agreement and Plan of Merger and, in each case, without interest.

8.3	At the Effective Time, each Dissenting Share shall be canceled and, unless otherwise required by applicable law, converted into the right to receive the Merger Consideration, and any holder of Dissenting Shares shall, in the event that the Appraised Fair Value is greater than the Merger Consideration, be entitled to receive such difference from the Company by payment made within thirty days after such Appraised Fair Value is finally determined by the Supreme Court of Bermuda (the “Court”) under Section 106(6) of the Companies Act. In the event of an Appraisal Withdrawal with regards to a holder of Dissenting Shares, such holder’s Dissenting Shares shall be canceled and converted as of the Effective Time into the right to receive the Merger Consideration for each such Dissenting Share.

9.	Miscellaneous

9.1	Nothing in this Agreement shall be construed as creating any partnership or agency relationship between any of the parties.

9.2	This Agreement and the documents referred to in this Agreement constitute the entire agreement between the parties with respect to the subject matter of and transaction referred to herein and therein and supersede any previous arrangements, understandings and agreements between them relating to such subject matter and transactions.

9.3	Any variation of this Agreement shall be in writing and signed by or on behalf of all parties.

9.4	Any waiver of any right under this Agreement shall only be effective if it is in writing, and shall apply only in the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived. No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law shall constitute a waiver of such right or remedy or prevent any future exercise in whole or in part thereof. No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

9.5	Unless specifically provided otherwise, rights arising under this Agreement shall be cumulative and shall not exclude rights provided by law.

9.6	This Agreement shall terminate upon the earliest to occur of: (i) agreement in writing between Parent, Merger Sub and the Company at any time prior to the Effective Time; and (ii) automatically upon

4

termination of the Agreement and Plan of Merger in accordance with its terms. Without prejudice to any liability of any party in respect of any antecedent breach hereof or any accrued rights of any party hereto or the provisions of the Agreement and Plan of Merger, if this Agreement is terminated pursuant to this clause 9.6, there shall be no other liability between Parent or Merger Sub, on the one hand, and the Company, on the other hand, pursuant hereto.

9.7	This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other parties, it being understood that all parties need not sign the same counterpart. Such counterpart executions may be transmitted to the parties by facsimile or electronic transmission, which shall have the full force and effect of an original signature.

9.8	The provisions of this Agreement shall not be deemed to modify, add to or amend the provisions of the Agreement and Plan of Merger. In the event of any conflict or inconsistency between the terms of this Agreement and the Agreement and Plan of Merger, the Agreement and Plan of Merger shall prevail.

9.9	Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, which may be granted or withheld in the sole discretion of the other parties. Any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

10.	Notices

All notices, requests and other communications to any party given under this Agreement shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to it at:

Endurance Specialty Holdings Ltd.
Waterloo House
100 Pitts Bay Road
Pembroke HM08
Bermuda

Attention: [●]
Facsimile: [●]
Email: [●]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036

Attention:	[●]
Facsimile:	[●]
Email:	[●]

5

and

ASW Law Limited
Crawford House
50 Cedar Avenue
Hamilton HM11
Bermuda

Attention: [●]
Facsimile: [●]
Email: [●]

If to the Company, to:

Montpelier Re Holdings Ltd.
Montpelier House
94 Pitts Bay Road
Pembroke HM 08, Bermuda

Attention: [●]
Facsimile: [●]
Email: [●]

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019

Attention: [●]
Facsimile: [●]
Email: [●]

and

Appleby (Bermuda) Limited
Canon’s Court
22 Victoria Street
Hamilton HM 12
Bermuda

Attention: [●]
Facsimile: [●]
Email: [●]

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

11.	Governing law

This Agreement shall be governed by, and construed in accordance with, the laws of Bermuda, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.

6

The parties to this Agreement hereby irrevocably agree that the Court shall have exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceedings (“Proceedings”) which may arise out of or in connection with this Agreement and waive any objection to Proceedings in the Court on the grounds of venue or on the basis that the Proceedings have been brought in an inconvenient forum.

7

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

SIGNED for and on behalf of	SIGNED for and on behalf of
ENDURANCE SPECIALTY HOLDINGS LTD.	MILLHILL HOLDINGS LTD.

By:	By:

Name:	Name:

Title:	Title:

SIGNED for and on behalf of
MONTPELIER RE HOLDINGS LTD.

By:

Name:

Title:

8

Annex B

CREDIT SUISSE SECURITIES (USA) LLC
Eleven Madison Avenue	Phone +1 212 325 2000
New York, NY 10010-3629	www.credit-suisse.com

March 31, 2015

Board of Directors

Montpelier Re Holdings Ltd.

Montpelier House

94 Pitts Bay Road

Pembroke, Bermuda HM08

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of common stock, par value 1/6 cent per share (“Company Shares”), of Montpelier Re Holdings Ltd. (the “Company”), other than Charlesbank Equity Fund VII, Limited Partnership and its affiliated investment funds (collectively, the “Excluded Persons”), of the Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of March 31, 2015 (the “Merger Agreement”), by and among the Company, Endurance Specialty Holdings Ltd. (“Parent”) and Millhill Holdings Ltd., a direct, wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides for, among other things, the merger (the “Merger”) of the Company with and into Merger Sub pursuant to which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding Company Share, subject to Section 2.01(b), Section 2.02(d) and Section 2.05 of the Merger Agreement, will be cancelled and converted into the right to receive 0.4720 ordinary shares, par value $1.00 per share (“Parent Shares”), of Parent and any cash paid in lieu of fractional Parent Shares in accordance with Section 2.02(d) of the Merger Agreement (collectively, the “Merger Consideration”). In addition, the Merger Agreement provides that each holder of Company Shares as of the Special Dividend Record Date will be entitled to a special dividend of $9.89 per Company Share (the “Special Dividend” and, together with the Merger Consideration, the “Consideration”) immediately prior to the Effective Time. Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

In arriving at our opinion, we have reviewed the execution version of the Merger Agreement, dated March 31, 2015, drafts of certain related agreements, including the execution version of the Voting Agreement, by and among Parent and certain shareholders of the Company, dated as of March 31, 2015, and certain publicly available business and financial information relating to the Company and Parent. We have also reviewed certain other information relating to the Company and Parent, including financial forecasts relating to the Company and Parent, provided to or discussed with us by the Company and Parent, and have met with the managements of the Company and Parent to discuss the business and prospects of the Company and Parent, respectively. We have also considered certain financial and stock market data of the Company and Parent, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the Company and Parent, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

Board of Directors Montpelier Re Holdings Ltd. March 31, 2015 Page 2

In connection with our review, we have not independently verified any of the foregoing information, and we have assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company (“Company Projections”) and Parent (“Parent Projections”) that we have, at the direction of the Company’s management, used in our analyses, the managements of the Company and Parent have advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Parent as to the future financial performance of the Company and Parent, respectively. We have been advised that the Company Projections have been prepared by the Company’s management reflecting various assumptions, including but not limited to assumptions regarding the financial implications of future catastrophic loss events. Management of the Company has advised us and, at its direction we have assumed, that the Company Projections and the Parent Projections are a reasonable basis on which to evaluate the Company and Parent, and we express no view or opinion with respect to, and we assume no responsibility for, the Company Projections, the Parent Projections or the assumptions upon which they are based. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal (including any actuarial appraisal) of the assets or liabilities (contingent or otherwise) of the Company or Parent. We are not actuaries, and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions. We did not make any analysis of, and do not express any opinion as to, the adequacy of the reserves of the Company or Parent, and we have assumed, with your consent, that the reserves reflected on the Company’s and Parent’s audited balance sheets as of December 31, 2014 reflect their respective management’s best currently available estimate and judgment as to the amount of reserves needed for the operation of the respective businesses of the Company and Parent in the ordinary course of business. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and actuarial advisors with respect to legal, tax, regulatory and actuarial matters.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Shares of the Consideration and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the Merger to, or any consideration to be received in connection therewith by, the holders of any other class of securities, including the Company’s 8.875% non-cumulative preferred shares Series A, and the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. The issuance of this opinion was approved by our authorized internal committee. We have not undertaken, and are no under obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise.

Board of Directors Montpelier Re Holdings Ltd. March 31, 2015 Page 3

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of Parent Shares actually will be when issued to the holders of Company Shares pursuant to the Merger or the prices at which Parent Shares will trade at any time. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided investment banking and other financial services to the Company, Parent and their respective affiliates for which we and our affiliates have received compensation. We and our affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to the Company, Parent and their respective affiliates for which we and our affiliates have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company (in its capacity as such) in connection with its consideration of the Merger and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger or otherwise.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of Company Shares, other than the Excluded Persons.

Very truly yours,
CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Alejandro Przygoda
Managing Director

Annex C

March 27, 2015

Board of Directors

Endurance Specialty Holdings Ltd.

Waterloo House

100 Pitts Bay Road

Pembroke HM 08, Bermuda

Members of the Board:

We understand that Montpelier Re Holdings Ltd. (the “Company”), Endurance Specialty Holdings Ltd. (the “Buyer”) and MilIhill Holdings Ltd., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated March 26, 2015 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of the Company with and into Acquisition Sub, with Acquisition Sub surviving such Merger. Pursuant to the Merger, each outstanding common share, par value 1/6 cent per share (the “Company Shares”) of the Company, other than shares held in treasury or held by any direct or indirect wholly owned subsidiary of the Company, the Buyer, Acquisition Sub or any other direct or indirect wholly owned subsidiary of the Buyer, or as to which dissenters’ rights have been perfected, will be converted into the right to receive 0.472 ordinary shares (the “Exchange Ratio”), par value $1.00 per share, of the Buyer (the “Buyer Shares”). We also understand that the Company will declare and pay a special dividend of $9.89 per Company Share at or prior to closing of the Merger, as more fully described in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

3)	Reviewed certain financial projections prepared by the managements of the Company and the Buyer, respectively;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of the Buyer;

5)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

6)	Discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Buyer;

7)	Reviewed the pro forma impact of the Merger on the Buyer’s earnings per share, consolidated capitalization and financial ratios;

8)	Reviewed the reported prices and trading activity for the Company Shares and the Buyer Shares;

9)	Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Shares and the Buyer Shares with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

10)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

12)	Reviewed the Merger Agreement and certain related documents; and

13)	Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Buyer of the future financial performance of the Company and the Buyer. In addition, we have assumed, that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, except to the extent that any deviations would not have a material impact on the opinion expressed herein. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, regulatory or actuarial advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their respective legal, tax, regulatory and actuarial advisors with respect to legal, tax, regulatory and actuarial matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of the Company Shares in the transaction. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. We are not experts in the evaluation of reserves for property and casualty insurance losses and loss adjustment expepses and have not made an independent evaluation of the adequacy of the reserves of the Company or the Buyer. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of the losses and loss adjustment expense of reserves of the Company or the Buyer. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Buyer in connection with this transaction and will receive a fee for our services, which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Buyer and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Buyer and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be disclosed pursuant to the terms of the engagement letter, dated March 24, 2015, between Buyer and Morgan Stanley & Co. LLC. In addition, this opinion does not in any manner address the prices at which the Buyer Shares will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Buyer or the Company should vote at the shareholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

Very truly yours,
MORGAN STANLEY & CO. LLC

By:	/s/ Jared Abbey
Jared Abbey Managing Director

Annex D

EXECUTION VERSION

VOTING AGREEMENT

BY AND BETWEEN

ENDURANCE SPECIALTY HOLDINGS LTD.

AND

CHARLESBANK EQUITY FUND VII, LIMITED PARTNERSHIP

CB OFFSHORE EQUITY FUND VII, L.P.

CB PARALLEL FUND VII, LIMITED PARTNERSHIP

CHARLESBANK COINVESTMENT PARTNERS, LIMITED PARTNERSHIP

CHARLESBANK EQUITY COINVESTMENT FUND VII, LIMITED PARTNERSHIP

Dated as of March 31, 2015

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of March 31, 2015, by and between Endurance Specialty Holdings Ltd., a Bermuda exempted company (“Parent”) and Charlesbank Equity Fund VII, Limited Partnership, CB Offshore Equity Fund VII, L.P., CB Parallel Fund VII, Limited Partnership, Charlesbank Coinvestment Partners, Limited Partnership and Charlesbank Equity Coinvestment Fund VII, Limited Partnership (each a “Shareholder” and collectively, the “Shareholders”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (as defined in Rule 13d-3 of the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) of the number of common shares, par value 1/6 cent per share (the “Company Shares”), of Montpelier Re Holdings Ltd., a Bermuda exempted company (the “Company”), set forth opposite such Shareholder’s name on Schedule I hereto (such Company Shares, together with any other Company Shares over which such Shareholder acquires beneficial ownership (including pursuant to Section 3.1(b)) during the period from the date hereof through the termination of this Agreement, are collectively referred to herein as the “Subject Shares”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and Millhill Holdings Ltd., a Bermuda exempted company and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company will, subject to the terms and conditions set forth in the Merger Agreement and the Statutory Merger Agreement, merge with and into Merger Sub with Merger Sub surviving such merger (the “Merger”), so that immediately following the Merger, the successor-in-interest to the Company will be a wholly owned Subsidiary of Parent;

WHEREAS, the Company’s shareholders will be required to approve the Merger, the Merger Agreement and the Statutory Merger Agreement as a condition to the Merger being consummated; and

WHEREAS, as an inducement to Parent’s willingness to enter into the Merger Agreement, Parent and the Shareholders are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II

VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.1 Agreement to Vote the Subject Shares During the Voting Period. Each Shareholder hereby agrees that, during the period from the date hereof through the termination of this Agreement pursuant to Section 6.1 (the “Voting Period”), at any duly called Annual General Meeting or Special General Meeting of the shareholders of the Company (or any adjournment, reconvening or postponement thereof), and in any action by written consent of the shareholders of the Company in lieu of such a meeting, such Shareholder shall, if such a meeting is held, appear at such meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all its Subject Shares subject to the limitations on voting rights set forth in Section 51(1) of the Company Bye-Laws to the extent applicable (the “Voting Rights Cut-Back”):

(a) in favor of a proposal to approve the Merger, the Merger Agreement and Statutory Merger Agreement;

(b) at the request of Parent, in favor of any proposal that the Board of Directors of the Company has (i) determined is designed to facilitate the consummation of the Merger, (ii) disclosed the determination provided for in clause (i) in the Company’s proxy materials or other written materials disseminated to the shareholders of the Company and (iii) recommended to be adopted by the shareholders of the Company; provided, however, that the foregoing shall not require such Shareholder to vote in favor of any waiver, modification or amendment to the terms of the Merger Agreement, or any other agreement or arrangement that would have the effect of waiving, amending or modifying the Merger Agreement, that would (x) reduce the Merger Consideration (or otherwise alter the mix of Merger Consideration) payable pursuant to the Merger Agreement as in effect on the date hereof or (y) otherwise be less favorable in any material respect to such Shareholder than the Merger Agreement as in effect on the date hereof;

(c) against any Takeover Proposal; and

(d) against any amendments to the Company Organizational Documents (other than as may be provided for in the Merger Agreement) or other proposal or transaction involving the Company or any of its Subsidiaries, in each case, that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect in any manner the Merger or the other transactions contemplated by the Merger Agreement or change, in any manner, the voting rights of any class of share capital of the Company.

Section 2.2 Grant of Irrevocable Proxy.

(a) In furtherance of Section 2.1 of this Agreement, subject to Section 2.2(b) hereof and the proviso set forth below, each Shareholder hereby irrevocably grants to and appoints Parent and up to two (2) of Parent’s designated representatives (the “Authorized Parties”), and each of them individually, as such Shareholder’s proxy (with full power of substitution and resubstitution) for and in the name, place and stead of such Shareholder, to attend all Annual General Meetings or Special General Meetings of the shareholders of the Company and to vote the Subject Shares at any Annual General Meeting or Special General Meeting of the shareholders of the Company (or any adjournment, recess, reconvening or postponement thereof) or in any action by written consent of the shareholders of the Company in lieu of such a meeting, in each case, during the Voting Period, and solely on the matters and in the manner specified in Section 2.1 hereof (the “Proxy”); provided, that in the case of any Annual General Meeting or Special General Meeting of the shareholders of the Company during the Voting Period at which a matter described in Section 2.1 is to be considered, such Shareholder’s grant of the Proxy contemplated by this Section 2.2(a) shall be effective if, and only if, such Shareholder has not delivered to the Secretary of the Company at least seven (7) business days prior to such meeting a duly executed proxy card previously approved by Parent voting such Shareholder’s Subject Shares in the manner specified in Section 2.1. For the avoidance of doubt, the Proxy shall be effective for all actions by written consent of the shareholders of the Company during the Voting Period with respect to the matters set forth in Section 2.1.

(b) It is hereby agreed that the Authorized Parties will use any Proxy granted by any Shareholder in accordance with applicable Law and will only vote the Subject Shares subject to such Proxy with respect to the matters and in the manner specified in Section 2.1. Subject to the foregoing sentence, following the grant of the Proxy pursuant to Section 2.2(a), the vote of an Authorized Party shall control in any conflict between the vote by an Authorized Party of such Subject Shares and any other vote by such Shareholder of its Subject Shares during the Voting Period.

(c) Each Shareholder hereby affirms that any Proxy granted pursuant to this Section 2.2 is given by such Shareholder in connection with, and in consideration of, the execution of the Merger Agreement by Parent, and that any such Proxy will be given to secure the performance of the duties of such Shareholder under this Agreement.

(d) Any Proxy granted pursuant to this Section 2.2 by such Shareholder shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Shareholder to the extent inconsistent with the Proxy granted pursuant to this Agreement. Any Proxy granted hereunder shall terminate, and any underlying appointment shall automatically be revoked and rescinded and of no force and effect, upon the termination of this Agreement in accordance with its terms.

(e) Each Shareholder hereby acknowledges that the Company has agreed, pursuant to Section 5.03(d) of the Merger Agreement, to recognize the Proxy at any Annual General Meeting or Special General Meeting of the shareholders of the Company during the Voting Period or in any action by written consent of the shareholders of the Company executed during the Voting Period. Each Shareholder hereby further agrees that it will not intentionally take any action or fail to take any action with the primary purpose of causing Parent to fail to recognize such Proxy.

ARTICLE III

COVENANTS

Section 3.1 Subject Shares.

(a) Each Shareholder agrees that during the Voting Period it shall not, without Parent’s prior written consent, (i) directly or indirectly (A) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit- or loss-sharing arrangement) with respect to or related to any or all of the Subject Shares or (B) consent to or approve any of the foregoing in this clause (i) or (ii) grant any proxies or powers of attorney with respect to, or deposit into a voting trust or enter into a voting arrangement, whether by proxy, voting agreement or otherwise with respect to, or related to any or all of the Subject Shares or agree, commit or enter into any understanding to enter into any such voting trust, voting arrangement, proxy or voting agreement; provided, that such Shareholder may Transfer any of its Subject Shares or any interest contained therein to any Affiliate of such Shareholder; provided, however, that (x) the effectiveness of any such Transfer shall be conditioned on the transferee agreeing in writing (in form and substance reasonably acceptable to Parent) to be bound by the provisions of this Agreement and (y) any such Transfer shall not relieve such Shareholder from any liability or obligations hereunder.

(b) In the event of a stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, or other receipt of Company Shares by any Shareholder, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares initially subject to this Agreement as well as all such additional Company Shares acquired or received by such Shareholder in connection with any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction referred to above and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction or otherwise acquired or received.

(c) Each Shareholder agrees, during the Voting Period, to notify Parent of the number of any new Company Shares or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Article II acquired or otherwise obtained by such Shareholder, if any, from and after the date hereof.

Section 3.2 Non-Solicitation. During the Voting Period, each Shareholder shall, and shall cause its Representatives to, comply with the covenants set forth in Section 5.02(a) of the Merger Agreement (subject to any exceptions therein) applicable to the Company as if such covenants were applicable to such Shareholder. For the avoidance of doubt, in no event shall any Shareholder be liable for the Termination Fee, Expenses or any other amounts payable pursuant to the Merger Agreement.

Section 3.3 Shareholder’s Capacity; Shareholder Designees. All agreements and understandings made herein shall be made solely in a Shareholder’s capacity as a holder of the Subject Shares and not in any other capacity. For the avoidance of doubt, the parties acknowledge and agree that (a) each Shareholder is represented on the Company’s Board of Directors and agree that the designee of such Shareholder on the Company’s Board of Directors (the “Shareholder Designee”) shall be free to act in his capacity as a director of the Company in accordance with such director’s fiduciary duties under Bermuda Law, including with respect to any vote cast or written consent given in his capacity as a director of the Company on any matter, (b) nothing herein shall prohibit or restrict the Shareholder Designee from taking any action in his capacity as a director in facilitation of the exercise of such director’s fiduciary duties under Bermuda Law to the extent permitted by Section 5.02 of the Merger Agreement and (c) no action taken by the Shareholder Designee acting solely in his capacity as a director of the Company, including any vote cast or written consent given in his capacity as a director of the Company on any matter, shall be deemed to be a breach by such Shareholder of this Agreement.

Section 3.4 Waiver of Appraisal and Dissenters Rights. Each Shareholder (a) hereby irrevocably and unconditionally waives, and agrees to prevent the exercise of, any and all rights to require appraisal of its Subject Shares pursuant to Bermuda Law or otherwise to dissent from the Merger and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging breach of fiduciary duty of any Person in connection with the negotiation and entry into the Merger Agreement.

Section 3.5 Further Assurances. Each Shareholder shall, from time to time, perform or cause to be performed such further acts and to execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as are necessary to vest in Parent the power to carry out and give effect to the provisions of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Each Shareholder hereby represents and warrants to Parent as follows:

Section 4.1 Due Organization and Authorization. Such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such Shareholder have been duly authorized by all necessary action on the part of such Shareholder and no other action on the part of such Shareholder is necessary to authorize the execution, delivery and performance by such Shareholder of this Agreement. This Agreement has been duly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

Section 4.2 Ownership of Shares. Schedule I hereto sets forth opposite such Shareholder’s name the number of Company Shares over which such Shareholder has legal and beneficial ownership as of the date hereof. As of the date hereof, such Shareholder is the lawful owner of the Company Shares denoted as being legally and beneficially owned by such Shareholder on Schedule I hereto and has the sole power to vote or cause to be voted such Company Shares or shares power to vote or cause to be voted such Company Shares solely with one or more other Shareholders, in each case, subject to the Voting Rights Cut-Back. As of the date hereof, such

Shareholder does not own or hold any right to acquire any additional shares of any class of share capital of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company other than the Subject Shares. Such Shareholder has good and valid title to the Company Shares denoted as being legally and beneficially owned by such Shareholder on Schedule I hereto, free and clear of any and all Liens of any nature or kind whatsoever, other than (i) those created by this Agreement or (ii) those imposed under applicable securities Law.

Section 4.3 No Conflicts. Other than, in the case of clauses (a) and (b)(iv) below, compliance by such Shareholder with the applicable requirements of the Exchange Act, (a) no filing with any Governmental Authority, and no authorization, consent or approval of any other Person is necessary for the execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby and (b) none of the execution, delivery and performance of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof shall (with or without notice or lapse of time or both) (i) contravene, conflict with or violate the organizational documents of such Shareholder, (ii) violate or constitute a breach or default under any of the terms, conditions or provisions, or give rise to any right to terminate, amend, modify or accelerate such Shareholder’s rights or obligations under any contract, understanding, agreement or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of the Subject Shares or its assets may be bound, (iii) result in the creation of any Lien on any properties or assets of such Shareholder or (iv) violate any applicable Law, except as would not reasonably be expected to materially impair such Shareholder’s ability to perform its obligations under this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to each Shareholder as follows:

Section 5.1 Due Organization and Authorization. Parent is a Bermuda exempted company duly organized and validly existing under the Laws of Bermuda. Parent has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary action on the part of Parent and no other action on the part of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by such Shareholder, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

Section 5.2 No Conflicts. Other than, in the case of clauses (a) and (b)(iv) below, compliance by Parent with the applicable requirements of the Exchange Act, (a) no filing with any Governmental Authority, and no authorization, consent or approval of any other Person is necessary for the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (b) none of the execution, delivery and performance of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (with or without notice or lapse of time or both) (i) contravene, conflict with or violate the organizational documents of Parent, (ii) violate or constitute a breach or default under any of the terms, conditions or provisions, or give rise to any right to terminate, amend, modify or accelerate the Parent’s rights or obligations under any contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or its assets may be bound, (iii) result in the creation of any Lien on any properties or assets of Parent or (iv) violate any applicable Law, except as would not reasonably be expected to materially impair Parent’s ability to perform its obligations under this Agreement.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement shall automatically terminate, and none of Parent or the Shareholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) a written agreement among Parent and each Shareholder to terminate this Agreement; (b) the Effective Time; (c) the date of any waiver, modification or amendment to the terms of the Merger Agreement that would reduce the Merger Consideration (or otherwise alter the mix of Merger Consideration) payable pursuant to the Merger Agreement as in effect on the date hereof; and (d) the termination of the Merger Agreement in accordance with its terms. The termination of this Agreement shall not prevent a party hereto from seeking any remedies (at law or in equity) against the other party hereto or relieve such party from liability for such party’s intentional and material breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of Article VII shall survive the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Publication. Each Shareholder hereby permits Parent and the Company to publish and disclose publicly (including in any documents and schedules filed with a Governmental Authority) such Shareholder’s identity and ownership of Company Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement as reasonably determined by Parent to be required under applicable Law or under the rules and regulations of the NYSE.

Section 7.2 Fees and Expenses. Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into and performance under this Agreement and the consummation of the transactions contemplated hereby and by the Merger Agreement.

Section 7.3 Amendments, Waivers, etc. No provision of this Agreement may be amended, changed, supplemented or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto. No provision of this Agreement may be waived, except upon the execution and delivery of a written agreement executed by the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to demand compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.4 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed by email), emailed (which is confirmed by facsimile) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent, to it at:

Endurance Specialty Holdings Ltd.
Waterloo House
100 Pitts Bay Road
Pembroke HM08
Bermuda
Attention: John V. Del Col
Facsimile: 441-278-0401
Email: jdelcol@endurance.bm

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:	Todd Freed
Facsimile:	212-735-2000
Email:	todd.freed@skadden.com

Attention:	Richard J. Grossman
Facsimile:	212-735-2000
Email:	richard.grossman@skadden.com

and if to any Shareholder, to it at the address set forth in Schedule I, or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 7.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.6 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate to attempt to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 7.7 Entire Agreement; Assignment. This Agreement, together with the Merger Agreement, constitutes the entire agreement between Parent, on the one hand, and the Shareholders, on the other hand, with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Parent, on the one hand, and the Shareholders, on the other hand, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties; provided, however, that Parent may assign this Agreement to any Affiliate of Parent or any successor-in-interest, by operation of law or otherwise.

Section 7.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.9 Interpretation. When a reference is made in this Agreement to an Article, a Section or Schedule, such reference shall be to an Article of, a Section of or Schedule to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a Person are also to its permitted assigns and successors. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a business day, the party having such right or duty shall have until the next business day to exercise such right or discharge such duty.

Section 7.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely in that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the Laws of Bermuda are mandatorily applicable.

Section 7.11 Specific Performance; Submission to Jurisdiction.

(a) The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 7.11(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Parent nor the Shareholders would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 7.11 shall not be required to post any bond or provide other security in connection with any such order or injunction.

(b) All actions and proceedings arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated by this Agreement (except to the extent any such proceeding mandatorily must be brought in Bermuda) shall be heard and determined in the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding. The consents to jurisdiction and venue set forth in this Section 7.11(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any action or proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 7.4 or Schedule I of this Agreement, as applicable. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 7.12 No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between each Shareholder and Parent and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

Section 7.13 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party hereto.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ENDURANCE SPECIALTY HOLDINGS LTD.

By:	/s/ John V. Del Col
Name: John V. Del Col
Title: General Counsel & Secretary

CHARLESBANK EQUITY FUND VII, LIMITED PARTNERSHIP

By:	Charlesbank Capital Partners, LLC, its adviser

By:	/s/ Tami E. Nason
Name: Tami E. Nason
Title: General Counsel

CB OFFSHORE EQUITY FUND VII, L.P.

By:	Charlesbank Capital Partners, LLC, its adviser

By:	/s/ Tami E. Nason
Name: Tami E. Nason
Title: General Counsel

CB PARALLEL FUND VII, LIMITED PARTNERSHIP

By:	Charlesbank Capital Partners, LLC, its adviser

By:	/s/ Tami E. Nason
Name: Tami E. Nason
Title: General Counsel

[Signature Page to Voting Agreement]

CHARLESBANK COINVESTMENT PARTNERS, LIMITED PARTNERSHIP

By:	Charlesbank Capital Partners, LLC, its general partner

By:	/s/ Tami E. Nason
Name: Tami E. Nason
Title: General Counsel

CHARLESBANK EQUITY COINVESTMENT FUND VII, LIMITED PARTNERSHIP

By:	Charlesbank Capital Partners, LLC, its adviser

By:	/s/ Tami E. Nason
Name: Tami E. Nason
Title: General Counsel

[Signature Page to Voting Agreement]

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the company’s bye-laws or in a contract or arrangement between the company and the director, indemnifying a director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

The Endurance bye-laws provide for the indemnification of Endurance’s officers and directors, members of a (duly constituted) committee, any resident representative and any liquidator, manager or trustee for the time being acting in relation to the affairs of Endurance (and their respective heirs, executors and administrators), each referred to as an indemnified person, against all actions, costs, charges, liabilities, loss, damage or expense to the full extent permitted by Bermuda law (including but not limited to liabilities under contract, tort, fiduciary duties and statute or any applicable foreign law or regulation and all reasonable legal and other costs, including defense costs incurred in defending any legal proceeding, whether civil or criminal, and expenses properly payable), incurred or suffered by such party by reason of any act done, conceived in or omitted in the conduct of Endurance’s business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act as in effect from time to time in Bermuda.

In addition, each shareholder and Endurance agree to waive any claim or right of action he or it may have at any time, whether individually or by or in the right of Endurance, against any indemnified person on account of any action taken by such person or the failure of such person to take any action in the performance of his duties with or for Endurance; provided that such waiver shall not extend to any claim or right of action that would render it void pursuant to the Companies Act as in effect from time to time in Bermuda, that arises out of fraud or dishonesty on the part of such indemnified person or with respect to the recovery of any gain, personal profit or advantage to which such indemnified person is not legally entitled.

Item 21.	Exhibits and Financial Statements

The exhibits listed below in the “Exhibit Index” are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

Item 22.	Undertakings

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

II-1

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pembroke, Bermuda, on May 22, 2015.

ENDURANCE SPECIALTY HOLDINGS LTD.

By:	/s/ John V. Del Col

Name:	John V. Del Col
Title:	Executive Vice President, General Counsel & Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and as on the date indicated.

Name	Title	Date

* Name: John R. Charman	Chairman and Chief Executive Officer	May 22, 2015

* Name: Michael J. McGuire	Chief Financial Officer	May 22, 2015

* Name: John T. Baily	Director	May 22, 2015

* Name: Norman Barham	Director	May 22, 2015

* Name: Galen R. Barnes	Director	May 22, 2015

* Name: William H. Bolinder	Director	May 22, 2015

* Name: Philip M. Butterfield	Director	May 22, 2015

Name	Title	Date

* Name: Steven W. Carlsen	Director	May 22, 2015

* Name: Susan S. Fleming	Director	May 22, 2015

* Name: Scott D. Moore	Director	May 22, 2015

* Name: William J. Raver	Director	May 22, 2015

* Name: Robert A. Spass	Director	May 22, 2015

* Name: Daniel S. Lurie	Authorized Representative in the United States	May 22, 2015

/s/ John V. Del Col Name: John V. Del Col	Attorney-in-fact	May 22, 2015

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of March 31, 2015, by and among Endurance Specialty Holdings Ltd., Millhill Holdings Ltd. and Montpelier Re Holdings Ltd. (included as Annex A to this joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference) (Schedules and exhibits have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K and are not filed herewith. The registrant hereby agrees to furnish a copy of any omitted schedules or exhibits to the U.S. Securities and Exchange Commission upon request.)

3.1	Memorandum of Association of Endurance (incorporated herein by reference to Exhibit 3.1 to Amendment No. 1 to Endurance’s Registration Statement on Form S-1 filed on January 28, 2003)

3.2	Amended and Restated Bye-laws of Endurance, dated as of May 8, 2013 (incorporated herein by reference to Exhibit 3.1 to Endurance’s Current Report on Form 8-K filed on May 9, 2013)

4.1	Specimen Endurance Ordinary Share Certificate (incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to Endurance’s Registration Statement on Form S-1 filed on February 10, 2003)

4.2	Certificate of Deposit of Memorandum of Increase of Share Capital of Endurance (incorporated herein by reference to Exhibit 3.2 to Endurance’s Annual Report on Form 10-K for the Year Ended December 31, 2003)

5.1	Opinion of ASW Law Limited regarding the validity of the Endurance Specialty Holdings Ltd. ordinary shares to be issued pursuant to the merger**

10.1	Voting Agreement, dated as of March 31, 2015, by and among Endurance Specialty Holdings Ltd., and Charlesbank Equity Fund VII, Limited Partnership, CB Offshore Equity Fund VII, L.P., CB Parallel Fund VII, Limited Partnership, Charlesbank Coinvestment Partners, Limited Partnership and Charlesbank Equity Coinvestment Fund VII, Limited Partnership (included as Annex D to this joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference).

21.1	Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 21.1 to Endurance’s Annual Report on Form 10-K for the Year Ended December 31, 2014)

23.1	Consent of ASW Law Limited (included in the opinion filed as Exhibit 5.1 to the Registration Statement No. 333-204091 on From S-4)

23.2	Consent of Ernst & Young Ltd., independent registered public accounting firm of Endurance Specialty Holdings Ltd.*

23.3	Consent of PricewaterhouseCoopers Ltd., independent registered public accounting firm of Montpelier Re Holdings Ltd.*

24.1	Power of Attorney**

99.1	Form of Proxy Card of Endurance Specialty Holdings Ltd.*

99.2	Form of Proxy Card of Montpelier Re Holdings Ltd.*

99.3	Consent of Credit Suisse Securities (USA) LLC*

99.4	Consent of Morgan Stanley & Co. LLC*

*	Filed herewith.
**	Filed previously.